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As filed with the Securities and Exchange Commission on June 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZORAN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (I.R.S. Employer Incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	94-2794449 (State or other jurisdiction of Identification Number)

3112 Scott Boulevard
Santa Clara, CA 95054
(408) 919-4111
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant's Principal Executive Offices)

Levy Gerzberg
Zoran Corporation
President and Chief Executive Officer
3112 Scott Boulevard
Santa Clara, CA 95054
(408) 919-4111
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Dennis C. Sullivan Paul A. Blumenstein Jim Schumacher Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301 (650) 833-2000	John L. Eisel Donald E. Figliulo Charles C. Kim Wildman, Harrold, Allen & Dixon 225 West Wacker Drive Chicago, IL 60606 (312) 201-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Oak Technology, Inc. with and into a subsidiary of the Registrant pursuant to the Agreement and Plan of Reorganization, dated as of May 4, 2003, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock ($0.001 par value)	18,012,111	N/A	$335,498,545.00	$27,141.83

(1)
Based upon the maximum number of shares of common stock of Zoran Corporation that may be issued pursuant to the merger, calculated as the sum of (a) the product of (i) 56,495,836, the aggregate number of shares of common stock of Oak Technology, Inc. outstanding on June 9, 2003 and issuable pursuant to Oak's employee stock purchase plan prior to the date the merger is expected to be completed and (ii) an exchange ratio of 0.2323 and (b) the product of (i) 14,665,851, the aggregate number of shares of Oak common stock issuable pursuant to options outstanding on June 9, 2003 and (ii) an exchange ratio of 0.3333.

(2)
Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on $6.13, the average of the high and low per share prices of Oak common stock on The NASDAQ National Market on June 9, 2003.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Zoran may not sell these securities until the registration statement is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 10, 2003.

To the stockholders of Zoran Corporation and Oak Technology, Inc.:

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        We are pleased to inform you that the boards of directors of Zoran Corporation and Oak Technology, Inc. have unanimously approved the merger of Oak Technology, Inc. with and into a wholly-owned subsidiary of Zoran. If the proposed merger is completed, each outstanding share of Oak common stock will be converted into the right to receive (i) 0.2323 of a share of Zoran common stock, and (ii) $1.78 in cash. Zoran stockholders will continue to own their existing shares. Zoran common stock is listed on The NASDAQ National Market under the symbol "ZRAN."

        We cannot complete the merger unless the stockholders of both Zoran and Oak approve proposals relating to the merger. The stockholders of Zoran will vote to approve the issuance of shares of Zoran common stock in the merger at Zoran's 2003 annual meeting of stockholders, and the stockholders of Oak will vote to approve the merger and the adoption of the merger agreement at a special meeting of the stockholders being held for that purpose.

        After careful consideration, the boards of directors of both companies have determined that the merger is fair and in the best interests of each company's stockholders and recommend that the stockholders of their companies vote FOR the merger proposals and related matters. This joint proxy statement/prospectus provides you with detailed information about the merger and the other matters to be voted on at the stockholders' meetings. We urge you to read this joint proxy statement/prospectus carefully in its entirety, including the risk factors beginning on page 19, before you vote.

        The dates, times and places of the stockholders' meetings are as follows:

For Zoran stockholders:	For Oak stockholders:
[Date, Time]	[Date, Time]
Zoran Corporation	Oak Technology, Inc.
3112 Scott Boulevard	1390 Kifer Road
Santa Clara, CA 95054	Sunnyvale, CA 94086

        Your vote is very important, regardless of the number of shares that you own. Please mark, sign and return the enclosed proxy card promptly so that your shares of common stock are voted at the Zoran annual meeting if you are a Zoran stockholder, or at the Oak special meeting if you are an Oak stockholder. We request that you do this even if you plan to attend your respective meeting. If you are an Oak stockholder and you do not return your proxy card, the effect will be a vote against the matters presented at the special meeting of the Oak stockholders unless you attend the meeting and vote for such matters. If you are a holder of record of either Zoran or Oak common stock, you may attend your respective meeting in person and vote your shares.

        We strongly support the combination of Oak and Zoran and join with our boards of directors in recommending that you vote FOR the proposals presented to you for approval.

Levy Gerzberg	Young K. Sohn
President and Chief Executive Officer	Chairman of the Board, President and
Zoran Corporation	Chief Executive Officer
Oak Technology, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated            , 2003, and is first being mailed to stockholders of Zoran and Oak on or about            , 2003.

Zoran Corporation
3112 Scott Boulevard
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF ZORAN STOCKHOLDERS
, 2003 AT 2:00 P.M.

To the stockholders of Zoran Corporation:

        The annual meeting of stockholders of Zoran Corporation will be held on                        , 2003 at 2:00 p.m., local time, at Zoran's offices located at 3112 Scott Boulevard, Santa Clara, California, for the following purposes:

  1.
  To consider and vote upon a proposal to issue shares of Zoran common stock in connection with the merger of Oak Technology, Inc. with and into a wholly-owned subsidiary of Zoran.

  2.
  To elect six persons to serve as directors of Zoran.

  3.
  To consider and vote upon an amendment to Zoran's certificate of incorporation to increase the number of authorized shares of Zoran common stock from 55,000,000 to 105,000,000.

  4.
  To consider and vote upon an amendment to the Zoran 1995 Employee Stock Purchase Plan to increase the number of shares of Zoran common stock authorized for issuance thereunder.

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as Zoran's independent accountants for the year ending December 31, 2003.

  6.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Zoran common stock at the close of business on June 30, 2003, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. As of that date, there were                        shares of Zoran common stock outstanding. Each share of Zoran common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders entitled to vote at the annual meeting will be available at the meeting and for ten days prior to the meeting, during ordinary business hours, at Zoran's principal offices located at 3112 Scott Boulevard, Santa Clara, California. You should contact the Secretary of Zoran if you wish to receive the list of stockholders.

        Your vote is very important, regardless of the number of shares that you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

                      By Order of the Board of Directors
                      of Zoran Corporation

                      Dennis C. Sullivan
                       Secretary

Santa Clara, California
                        , 2003

Oak Technology, Inc.
1390 Kifer Road
Sunnyvale, CA 94086

NOTICE OF SPECIAL MEETING OF OAK STOCKHOLDERS
                        , 2003 AT 9:00 A.M.

To the stockholders of Oak Technology, Inc.:

        We will hold a special meeting of the stockholders of Oak Technology, Inc. on                        , 2003 at 9:00 a.m. local time, at Oak's offices located at 1390 Kifer Road, Sunnyvale, California, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Zoran Corporation, a wholly-owned subsidiary of Zoran and Oak Technology, Inc., and approve the merger contemplated by that agreement. In the merger:

  •
  Oak will merge with and into Zoran's subsidiary, which will be the surviving corporation in the merger; and

  •
  each outstanding share of Oak common stock will be converted into the right to receive (i) 0.2323 of a share of Zoran common stock and (ii) $1.78 in cash.

  2.
  To transact such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Oak common stock at the close of business on June 30, 2003, the record date, are entitled notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. As of that date, there were                        shares of Oak common stock outstanding. Each share of Oak common stock is entitled to one vote on each matter properly brought before the meeting. A majority of all outstanding shares is required to approve the merger agreement. A list of stockholders entitled to vote at the special meeting will be available at the meeting and for ten days prior to the meeting, during normal business hours, at Oak's principal offices located at 1390 Kifer Road, Sunnyvale, California 94086. You should contact the Secretary of Oak if you wish to review the list of stockholders.

        Your vote is very important, regardless of the number of shares that you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or you do not instruct your broker or bank how to vote, it will have the same effect as voting against the proposed merger.

                      By Order of the Board of Directors
                      of Oak Technology, Inc.

                      David J. Power
                       Vice President, General Counsel and Secretary

Sunnyvale, California
                        , 2003

i

THE MERGER AGREEMENT AND RELATED AGREEMENTS	84
The Merger	84
Certificate of Incorporation and Bylaws	84
Zoran Board of Directors	84
Conversion of Shares of Oak Common Stock	84
No Fractional Shares	84
Oak Stock Options	85
Oak Employee Stock Purchase Plan	86
Representations and Warranties	86
Selected Covenants and Agreements	87
No Solicitation by Zoran or Oak	88
Indemnification and Insurance	89
Termination of Oak 401(k) Plan	90
Conditions	90
Termination	91
Termination Fees	92
Amendment and Waiver	93
Employment and Related Agreements	93
Voting Agreements	96
ZORAN BUSINESS	98
Company Overview	98
Industry Background	98
Zoran Solutions	100
Strategy	101
Markets and Applications	102
Image and Video Technology	103
Audio Technology	105
Products	106
Customers	108
Research and Development	108
Sales and Marketing	109
Backlog	110
Manufacturing	110
Competition	111
Proprietary Rights and Licenses	112
Employees	113
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZORAN	114
Overview	114
Recent Developments	115
Critical Accounting Policies and Estimates	115
Results of Operations	117
Liquidity and Capital Resources	119
ZORAN MANAGEMENT	121

OAK BUSINESS	122
General	122
Target Markets and Products	122
Oak's Manufacturing and Design Methodology	125
Marketing and Customers	126
Competition	128
Research and Development	129
Proprietary Rights and Licenses	130
Employees	131
Legal Proceedings	131
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OAK	134
General	134
Recent Developments	135
Results of Operations	136
Liquidity and Capital Resources	144
Critical Accounting Policies	146
OAK MANAGEMENT	148
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY OAK MANAGEMENT	151
DESCRIPTION OF ZORAN CAPITAL STOCK	153
Common Stock	153
Preferred Stock	153
COMPARISON OF RIGHTS OF ZORAN STOCKHOLDERS AND OAK STOCKHOLDERS	154
Common Stock	154
Preferred Stock	154
Size of the Board of Directors; Classification of the Board	154
Removal of Directors	154
Filling Vacancies on the Board of Directors	155
Special Meetings	155
Limitation on Business Transacted at Special Meetings	155
Limitation on Stockholders Action by Written Consent	155
Advance Notice Provisions for Stockholder Nominations and Proposals	156
Amendment of Bylaws and Certificate	157
State Anti-Takeover Statutes	158
Limitation of Liability of Directors	158
Indemnification of Directors and Officers	158
Stockholder Rights Plans	159
PROPOSAL 2: ELECTION OF DIRECTORS OF ZORAN	160
General	160
Nominees and Directors	160
Board Composition Following the Merger	161
Board Meetings and Committees	162
Board of Directors Recommendation	163

PROPOSAL 3: APPROVAL OF AMENDMENT TO ZORAN'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	164
Background	164
Purpose and Effect of the Amendment	164
Vote Required and Board of Directors Recommendation	165
PROPOSAL 4: APPROVAL OF AMENDMENT TO ZORAN'S 1995 EMPLOYEE STOCK PURCHASE PLAN	166
Summary of the 1995 Employee Stock Purchase Plan, as Amended	166
Summary of Federal Income Tax Consequences of the Purchase Plan	168
Required Vote and Board of Directors Recommendation	169
PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR ZORAN CORPORATION	170
Vote Required and Board of Directors Recommendation	170
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY ZORAN MANAGEMENT	171
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	172
ZORAN EXECUTIVE COMPENSATION	173
Summary of Cash and Certain Other Compensation	173
Option Grants	174
Option Exercises and Fiscal 2002 Year-End Values	175
Employment Contracts and Termination of Employment and Change-in-Control Arrangements	175
Compensation of Zoran Directors	176
ZORAN EQUITY COMPENSATION PLAN INFORMATION	176
Material Features of the 2000 Option Plan	177
REPORT OF THE ZORAN COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	178
Compensation Philosophy	178
Forms of Compensation	178
2002 Compensation	179
REPORT OF THE ZORAN AUDIT COMMITTEE	180
ZORAN STOCK PRICE PERFORMANCE	181
OTHER BUSINESS	182
EXPERTS	182
LEGAL MATTERS	182
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	183
STOCKHOLDER PROPOSALS	184
WHERE YOU CAN FIND MORE INFORMATION	185

v

QUESTIONS AND ANSWERS ABOUT THE ZORAN/OAK MERGER

Q:    Why are Zoran and Oak proposing the merger?

        A:    The boards of directors of Zoran and Oak believe that the technologies and products of the two companies are complementary and will enable the combined company to design and market a more comprehensive portfolio of digital consumer electronics and imaging products. By integrating the two companies' product lines and offering customers a more comprehensive set of digital consumer electronics and imaging products, especially in the high definition television, or HDTV, market currently addressed by Oak, and the digital video disc, or DVD, market currently addressed by Zoran, the combined company will be well positioned to participate in the high growth digital television market. In addition, the board of directors of each company believes that the two companies' customer bases are complementary, which should enable the combined company to engage in meaningful cross-selling opportunities with existing customers as well as create new customer relationships. The board of directors of Zoran and Oak each believes that, by integrating the two companies' product lines and building on complementary customer relationships, the combined company can become the preferred supplier for customers and, as a result, build both market share and revenue. The board of directors of each company also believes that the combined company will achieve better acceptance in the capital markets due to its increased liquidity, larger float and larger market capitalization than either company currently has on its own, and, as a result, increase stockholder liquidity and stock value and reduce stock volatility. The board of directors of each company also anticipates that the merger will enable the combined company to increase efficiencies in the development of new products by sharing technologies, reduce operational costs due to economies of scale and more efficiently utilize its sales and corporate infrastructure.

Q:    What will the Oak stockholders receive in the merger?

        A:    For each share of Oak common stock they hold, Oak stockholders will be entitled to receive (i) 0.2323 of a share of Zoran common stock and (ii) $1.78 in cash.

Q:    If I am an Oak stockholder, will I be able to trade the stock I receive in the merger?

        A:    The shares of Zoran common stock issued to you in the merger will be freely tradeable, unless you are an affiliate of Oak. Generally, persons who are affiliates of Oak must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Zoran they receive in the merger.

Q:    How will the merger affect Oak stock options?

        A:    Each option to purchase shares of Oak common stock outstanding as of the effective time of the merger will be assumed by Zoran and become exercisable for shares of Zoran common stock after the merger, provided that the per share exercise price of the assumed Oak option, as adjusted in connection with the assumption by Zoran, would not exceed an amount, or "assumption threshold," equal to 105% of the closing sale price of a share of Zoran common stock on the last trading day prior to the completion of the merger. The number of shares of Zoran common stock issuable upon the exercise of each assumed Oak option will be determined by multiplying 0.3333 by the number of shares of Oak common stock underlying the option, with the resulting number being rounded down to the nearest whole number. The per share exercise price of each assumed Oak option will be determined by dividing the aggregate exercise price of the Oak option by the number of shares of Zoran common stock purchasable under such option, as calculated in the previous sentence.

        Under the terms of the merger agreement, Zoran will not assume Oak options that would, following assumption, have a per share exercise price greater than the assumption threshold, and these options will instead terminate and cease to be outstanding in accordance with their terms as of the effective time of the merger. Immediately after the completion of the merger, Zoran will grant each holder of these "underwater" options who remains an employee of the surviving corporation a nonstatutory stock option to purchase shares of Zoran common stock to compensate such holder for the termination of his or her options.

Q:    If I am a Zoran stockholder, what will happen to my shares in the merger?

        A:    Your shares will not be converted in the merger and will continue to be outstanding following the merger.

Q:    What stockholder approvals are needed in connection with the merger?

        A:    For Zoran, the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, on the proposal is required to approve the issuance of the shares of Zoran common stock in connection with the merger. Each holder of Zoran common stock is entitled to one vote per share. Four stockholders of Zoran, Levy Gerzberg, President and Chief Executive Officer of Zoran, Camillo Martino, Executive Vice President and Chief Operating Officer of Zoran, Karl Schneider, Vice President, Finance and Chief Financial Officer of Zoran, and Isaac Shenberg, Senior Vice President, Business and Strategic Development of Zoran, who as of the record date held an aggregate of    % of the outstanding Zoran common stock, are parties to voting agreements with Oak and have agreed, among other things, to vote all of their shares of Zoran common stock in favor of the proposal to issue shares of Zoran common stock in connection with the merger.

        For Oak, the affirmative vote of the holders of a majority of the outstanding shares of Oak common stock is required to adopt and approve the merger agreement. Each holder of Oak common stock is entitled to one vote per share. Four stockholders of Oak, Young K. Sohn, Chairman, President and Chief Executive Officer of Oak, John S. Edmunds, Senior Vice President of Finance and Chief Financial Officer of Oak, Simon P. Dolan, Senior Vice President and General Manager of Imaging Group of Oak, and David J. Power, Vice President, General Counsel and Secretary of Oak, who as of the record date held an aggregate of    % of the outstanding Oak common stock, are parties to voting agreements with Zoran and have agreed, among other things, to vote all of their shares of Oak common stock in favor of the adoption and approval of the merger agreement and approval of the merger.

Q:    What risks should I consider in deciding whether to vote for the merger?

        A:    You should consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 19 of this joint proxy statement/prospectus.

Q:    What are the U.S. federal income tax consequences of the merger to Oak stockholders?

        A:    We expect that the merger will be tax-free to you for U.S. federal income tax purposes, except that you will recognize taxable gain, if any, equal to the lesser of (1) the sum of the fair market value of the shares of Zoran common stock you receive plus the amount of cash you receive, minus the tax basis of your shares of Oak common stock, or (2) the amount of cash you receive.

        For a more detailed description of the tax consequences of the merger, you should review the section of this joint proxy statement/prospectus entitled "The Merger and Related Transactions—U.S. Federal Income Tax Considerations" beginning on page 76. The tax consequences to each Oak stockholder will depend on the facts of that stockholder's own situation. Oak stockholders should consult their own tax advisors to determine their particular tax consequences.

Q:    What do I need to do to cast my vote?

        A:    To vote your shares, you should mail your signed proxy card or instruction form in the enclosed return envelope or vote via the Internet or by telephone as instructed on your enclosed proxy card or instruction form as soon as possible so that your shares may be represented at the Zoran or Oak stockholders' meeting. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the stockholders' meeting.

Q:    What if I don't vote?

        A:    If an Oak stockholder fails to respond, or if such stockholder responds but abstains from voting, it will have the same effect as a vote against the merger. If a Zoran stockholder fails to respond, or if such stockholder responds but abstains from voting, it will not affect the outcome of the vote directly but could affect Zoran's ability to achieve a quorum. If a stockholder of either company responds and does not indicate how he or she wants to vote, the proxy will be counted as a vote in favor of the merger or in favor of the issuance of Zoran common stock in the merger, as the case may be.

Q:    Can I change my vote after I have delivered my proxy?

        A:    Yes. You can change your vote by delivering a signed notice of revocation or a subsequently dated, signed proxy card to the corporate secretary of Zoran or Oak, as the case may be, before the annual or special meeting, as appropriate, via the Internet or by telephone, or by attending the stockholders' meeting and voting in person.

Q:    If I am an Oak stockholder, should I send in my stock certificates now?

        A:    No. You will receive written instructions from the Exchange Agent on how to exchange your Oak stock certificates for shares of Zoran common stock and cash. Please do not send in your stock certificates with your proxy.

Q:    If I am an Oak stockholder, am I entitled to appraisal rights?

        A:    Yes. Under Delaware law, you are entitled to appraisal rights in connection with the merger. For a more detailed description of the appraisal rights and the requirements to perfect such appraisal rights, see the section in this joint proxy statement/prospectus entitled "The Merger and the Related Transactions—Appraisal Rights for Oak Stockholders" beginning on page 81.

Q:    Will I receive dividends on my Zoran shares?

        A:    Zoran historically has not paid dividends on its common stock and has no present plans to do so in the future.

Q:    When do you expect the merger to be completed?

        A:    Zoran and Oak are working to complete the merger as quickly as possible. Provided that the stockholders of both Oak and Zoran approve the merger proposals at their respective meetings, the parties expect to complete the merger promptly following the meetings.

WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

For Zoran stockholders:	For Oak stockholders:
Bonnie McBride	Rick Hoag
HF Global Consulting Group Inc.	Oak Technology, Inc.
22 Cortlandt Street	Investor Relations
New York, NY 10007	1390 Kifer Road
(415) 388-1635	Sunnyvale, CA 94086
email: bmcbride@hfgcg.com	(408) 328-6899
email: investor_relations@oaktech.com

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information in this joint proxy statement/prospectus relating to the proposed merger to be considered by the stockholders of Oak and Zoran at their respective stockholders' meetings, as well as the other matters to be considered at Zoran's annual meeting, and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in their entirety for a more complete understanding of the merger and the related transactions. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A.

PROPOSAL 1:    THE MERGER

        If you are a Zoran stockholder, at the annual meeting of the Zoran stockholders, you will be asked to approve the proposed issuance of shares of Zoran common stock in connection with the merger.

        If you are an Oak stockholder, at the special meeting of the Oak stockholders, you will be asked to approve and adopt the merger agreement and approve the merger.

  The Companies

  Zoran Corporation (see pages 98 through 113)
  3112 Scott Boulevard
  Santa Clara CA 95054
  www.zoran.com
  408-919-4111

        Zoran provides digital solutions-on-a-chip for applications in the growing consumer electronics markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video and imaging applications. Zoran's products are designed to provide benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. With headquarters in the U.S., Zoran also has operations in Canada, China, Hong Kong, Israel, Japan, Korea and Taiwan. Zoran's common stock is traded on The NASDAQ National Market under the ticker symbol "ZRAN."

        Zoran was incorporated in California in 1981 and reincorporated in Delaware in 1986.

  Oak Technology, Inc. (see pages 122 through 133)
  1390 Kifer Road
  Sunnyvale CA 94086
  www.oaktech.com
  408-523-6500

        Oak provides solutions for the storage, manipulation and distribution of digital content, and is committed to driving the emerging world of connected consumer appliances. Oak's products and technologies target two key markets: digital imaging (advanced copiers, printers, faxes, scanners and multi-function peripherals, or MFPs) and digital home entertainment (digital TV, HDTV and personal video recorders, or PVRs). Oak is headquartered in Sunnyvale, California, and has sales offices, design centers and research facilities in Japan, Korea, Taiwan, the U.K., Germany and the U.S. Oak's common stock is traded on The NASDAQ National Market under the symbol "OAKT."

        Oak was incorporated in California in 1987 and reincorporated in Delaware in 1994.

  Overview and Structure of the Merger (see page 47)

        Under the terms of the merger agreement, Oak will merge with and into Zinc Acquisition Corporation, a newly formed and wholly-owned subsidiary of Zoran. Zinc Acquisition Corporation will be the surviving corporation in the merger. Effective upon the filing of the certificate of merger with the Delaware Secretary of State, Zinc Acquisition Corporation intends to change its name to Oak Technology, Inc. and, following the merger, will continue to operate as a wholly-owned subsidiary of Zoran.

  Reasons for the Merger (see pages 53 through 57)

        The Zoran and Oak boards of directors have determined that the merger agreement, including, in the case of Zoran, the issuance of shares of Zoran common stock to Oak stockholders, is in the best interests of their respective stockholders. The board of directors of each company believes that combining Zoran and Oak will create the following benefits:

  •
  increased product offerings in the digital consumer electronics and imaging markets;

  •
  combined technological skills in the consumer home entertainment markets;

  •
  increased manufacturing efficiencies;

  •
  opportunities to accelerate sales growth by selling complementary products to each other's customers; and

  •
  opportunities to reduce overhead and redundant costs to enhance the efficient use of capital.

        To review the reasons for the merger in greater detail, as well as the related risks and uncertainties, see pages 54 through 58.

  The Stockholders' Meetings (see pages 43 through 46)

        Annual Meeting of the Zoran Stockholders.    The Zoran annual meeting will be held at Zoran's corporate headquarters located at 3112 Scott Boulevard, Santa Clara, California 95054 on              , 2003, starting at 2:00 p.m. local time.

        Special Meeting of the Oak Stockholders.    The Oak special meeting will be held at Oak's corporate headquarters located at 1390 Kifer Road, Sunnyvale, California 94086 on                        , 2003, starting at 9:00 a.m. local time.

  Recommendations to Stockholders (see page 53)

  To Zoran Stockholders:

        Zoran's board of directors believes that the merger is in the best interests of Zoran's stockholders and unanimously recommends that Zoran's stockholders vote "FOR" the issuance of shares of Zoran common stock in connection with the merger.

  To Oak Stockholders:

        Oak's board of directors believes that the merger is in the best interests of Oak's stockholders and unanimously recommends that Oak's stockholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger.

  Risks Relating to the Merger (see pages 19 through 42)

        In considering whether to vote your shares in favor of the merger and related matters, stockholders of each of Oak and Zoran should consider various risks relating to the merger, including risks associated with a fixed exchange ratio, risks relating to the integration of the companies, and risks relating to the companies' respective businesses. We urge you to read carefully the risk factors described in the section entitled "Risk Factors" on pages 19 through 42 in making your decision.

  What Oak Stockholders Will Receive in the Merger (see page 84).

        Upon completion of the merger, each outstanding share of Oak common stock will be automatically converted into the right to receive (i) 0.2323 of a share of Zoran common stock and (ii) $1.78 in cash. Oak stockholders will also receive cash as payment for fractional shares resulting from the conversion of the shares of Oak common stock into shares of Zoran common stock.

  Stock Option Plans and Stock Purchase Plan (see pages 85 through 86).

        The merger agreement provides that all options to purchase Oak common stock outstanding under Oak's stock option plans as of the effective time of the merger and that would, upon assumption by Zoran, have a per share exercise price that does not exceed an amount, or the "assumption threshold," equal to 105% of the closing sale price of a share of Zoran common stock on the last trading day prior to the completion of the merger will be assumed by Zoran and converted into options to purchase 0.3333 of a share of Zoran common stock for each share of Oak common stock underlying the Oak option. Any Oak options that would, upon assumption by Zoran, have a per share exercise price exceeding the assumption threshold, will not be assumed by Zoran and instead will terminate and cease to be outstanding in accordance with their terms as of the effective time of the merger. Immediately after completion of the merger, Zoran will grant each holder of such options who remains an employee of the surviving corporation a nonstatutory stock option to purchase a number of shares of Zoran common stock determined by multiplying the number of shares underlying the terminated Oak option by a valuation ratio and by further multiplying the resulting number by 0.3333. You should review the section entitled "The Merger Agreement and Related Agreements—Oak Stock Options" for a more complete description of how options to purchase Oak common stock are being treated in the merger.

        Immediately prior to completion of the merger, Oak will apply any funds credited as of that date under the Oak employee stock purchase plan within each participant's payroll withholding account to the purchase of shares of Oak common stock in accordance with the terms of that plan. Any shares of Oak common stock purchased under the plan will then be converted into shares of Zoran common stock and cash as provided in the merger agreement.

  Stock Ownership Following the Merger (see page 19).

        Based on the number of shares of Oak common stock issued and outstanding on a fully-diluted basis calculated using the treasury stock method as of May 4, 2003, the holders of Oak common stock will own approximately 33.4% of the combined company on a fully diluted basis calculated using the treasury stock method.

  Conditions to Completion of the Merger (see pages 90 through 91).

        The merger will not be completed unless specific conditions are met, including the approval of the merger and related matters by the Oak stockholders and the Zoran stockholders, Zoran's and Oak's respective representations and warranties being true and correct as of the closing, except as would not reasonably be expected to have a material adverse effect on the relevant party or the consummation of the merger, expiration of the waiting period under United States antitrust laws, and Zoran and Oak each having complied in all material respects with their respective obligations under the merger agreement.

  "No Solicitation" Provisions (see pages 88 through 89).

        The merger agreement contains detailed provisions that prohibit both Oak and Zoran from initiating or engaging in discussions with a third party regarding certain extraordinary transactions, including a business combination, sale of substantial assets, or sale of a material number of shares of their capital stock until the completion of the merger or the termination of the merger agreement. The merger agreement does not, however, prohibit the board of directors of either Oak or Zoran from considering and possibly recommending an unsolicited bona fide written superior proposal from a third party in order to comply with its fiduciary duties to its respective company's stockholders.

  Termination of the Merger Agreement (see pages 91 through 92).

        Zoran and Oak can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement in certain other circumstances, including the following:

  •
  the merger is not completed by December 4, 2003, so long as the failure to complete the merger is not the result of the failure by that company to fulfill its obligations under the merger agreement, and provided that this deadline can be extended for up to 90 days if the delay is due to the absence of legal approvals or third-party consents and such approvals or consents can reasonably be expected to be obtained within such 90-day period;

  •
  the other company fails to obtain the requisite approval of its stockholders at its stockholders' meeting;

  •
  the other company materially breaches its representations and warranties or fails to perform its obligations under the merger agreement;

  •
  the other company's board of directors has failed to recommend the merger to its stockholders or has withdrawn or adversely modified its recommendation of the merger; or

  •
  the terminating company's board of directors has determined to recommend an alternative transaction to its stockholders after having made a determination that such transaction constitutes a superior proposal.

  Payment of Termination Fees (see pages 92 through 93).

        The merger agreement provides that each company will pay a termination fee in the amount of $10,740,000 under the following circumstances:

  •
  Oak is required to pay Zoran the termination fee if (1) Zoran terminates the merger agreement because, at the Oak stockholders' meeting, the Oak stockholders do not approve the adoption of the merger agreement and, at the time of the Oak stockholder vote, there is an alternative transaction with respect to Oak that has been publicly announced or disclosed, (2) Zoran terminates the merger agreement because Oak's board of directors has failed to recommend the merger to its stockholders or has withdrawn or adversely modified its recommendation of the merger, or (3) Oak terminates the merger agreement in favor of a superior proposal;

  •
  Zoran is required to pay Oak the termination fee if (1) Oak terminates the merger agreement because, at the Zoran stockholders' meeting, the Zoran stockholders do not approve the issuance of the shares of Zoran common stock in connection with the merger and, at the time of the Zoran stockholder vote, there is an alternative transaction with respect to Zoran that has been publicly announced or disclosed, (2) Oak terminates the merger agreement because Zoran's board of directors has failed to recommend that its stockholders approve the issuance of shares of Zoran common stock in the merger or has withdrawn or adversely modified its recommendation of the merger, or (3) Zoran terminates the merger agreement in favor of a superior proposal.

  Opinions of Financial Advisors (see pages 57 through 73).

        In deciding to approve the merger, the board of directors of each of Zoran and Oak considered, among other things, opinions from their respective financial advisors.

        The board of directors of Zoran received an opinion from Merrill Lynch that, as of the date of the opinion, and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the merger consideration was fair from a financial point of view to Zoran. The board of directors of Oak received an opinion from Morgan Stanley that, as of the date of the opinion, and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the consideration to be received by the holders of Oak common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of these opinions are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively. We urge you to read the opinions carefully.

  Board Composition Following the Merger (see pages 161 through 162)

        The merger agreement provides that Zoran will expand its board of directors to nine members, and will elect three directors of Oak to serve on Zoran's board of directors, effective upon the completion of the merger. David Rynne, Peter Simone and Young Sohn have been designated as the Oak directors who will be elected to Zoran's board.

  Interests of Directors and Executive Officers in the Merger (see pages 73 through 76)

        Some of the directors and executive officers of Oak have interests in the merger that are different from, or in addition to, the interests of the Oak stockholders generally. These interests include, among other things, employment with, or the performance of consulting services for, Zoran, service as directors of the combined company, severance payments in connection with the merger, acceleration of option vesting in connection with the merger, and the right to continued indemnification and insurance coverage by Zoran for acts or omissions occurring prior to the merger.

  Accounting Treatment of the Merger (see page 79)

        Under generally accepted accounting principles, Zoran will account for the merger using the purchase method of accounting. Under the purchase method of accounting, the purchase price recorded by Zoran will be equal to the market value of its common stock issued and the cash paid to the Oak stockholders in connection with the merger and the fair value of the Oak options that will be assumed by Zoran, each determined at the date of the merger, plus the amount of directly related acquisition costs.

  Material U.S. Federal Income Tax Consequences of the Merger (see pages 76 through 79)

        It is a condition to completion of the merger that Zoran and Oak receive opinions from their respective legal counsel that the merger constitutes a "reorganization" within the meaning of the Internal Revenue Code of 1986. If the merger qualifies as a reorganization, Oak stockholders will not recognize any loss for U.S. federal income tax purposes, but will recognize gain, if any (measured by the sum of the fair market value of the shares of Zoran common stock received plus the amount of cash received, minus the tax basis of the shares of Oak common stock exchanged in the merger), but only to the extent of the amount of cash received.

  Regulatory Matters (see pages 79 through 80)

        Under U.S. antitrust laws, Zoran and Oak may not complete the merger until they have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and filed the necessary report forms, and until a required waiting period has ended. Zoran and Oak filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger on May 23, 2003, and the waiting period will expire on June 23, 2003.

        Zoran and Oak must obtain any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of The NASDAQ National Market and make such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Zoran common stock.

  Appraisal Rights (see pages 81 through 83)

        If the merger is consummated, Oak stockholders will be entitled to seek appraisal rights in connection with the merger under Delaware law.

  Completion and Effectiveness of the Merger

        Zoran and Oak will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when Zoran files a certificate of merger with the Delaware Secretary of State. Provided that the stockholders of both Oak and Zoran approve the merger proposals at their respective meetings, Zoran and Oak expect to complete the merger promptly following the meetings.

  Listing of Zoran Common Stock and Delisting and Deregistration of Oak Common Stock (see page 80)

        Application will be made to have the shares of Zoran common stock issued in the merger approved for listing on The NASDAQ National Market, where Zoran's common stock is currently traded under the symbol "ZRAN." If the merger is completed, Oak common stock will cease to be listed on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934, and Oak will cease to file periodic reports with the SEC.

PROPOSAL 2:    ELECTION OF DIRECTORS OF ZORAN (see pages 160 through 163)

        At the Zoran annual meeting, Levy Gerzberg, Uzia Galil, James D. Meindl, James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young will stand for reelection to serve as directors until the next annual meeting of the Zoran stockholders.

PROPOSAL 3:    APPROVAL OF AMENDMENT TO ZORAN'S CERTIFICATE OF INCORPORATION (see pages 164 through 165)

        At the Zoran annual meeting, stockholders will be asked to approve an amendment to Zoran's certificate of incorporation to increase the number of authorized shares of Zoran common stock from 55,000,000 to 105,000,000.

PROPOSAL 4:    APPROVAL OF AMENDMENT TO ZORAN'S 1995 EMPLOYEE STOCK PURCHASE PLAN (see pages 166 through 169)

        At the Zoran annual meeting, stockholders will be asked to approve an amendment to Zoran's 1995 Employee Stock Purchase Plan to increase the number of shares of Zoran common stock authorized for issuance under such plan.

PROPOSAL 5:    RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS OF ZORAN (see page 170)

        At the Zoran annual meeting, stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as Zoran's independent accountants for the year ending December 31, 2003.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

        The following selected historical financial information of Zoran and Oak has been derived from Zoran's and Oak's respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere in this joint proxy statement/prospectus, or incorporated herein by reference. The Zoran and Oak historical financial information as of, and for the interim periods ended, March 31, 2003 and 2002, is unaudited and has been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of management of the respective companies, contains all adjustments, consisting only of normal, recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The selected unaudited pro forma combined financial information of Zoran and Oak is derived from the unaudited pro forma combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with such pro forma statements and the notes thereto. No cash dividends have been declared or paid on either Zoran or Oak common stock.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Financial Statements" beginning on page F-3.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZORAN

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002		2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Product sales	$37,097	$29,105	$141,314		$100,012	$67,782	$52,887	$33,465
Software, licensing and development	736	1,985	7,803		7,697	11,889	8,787	10,760

Total revenues	37,833	31,090	149,117		107,709	79,671	61,674	44,225

Costs and expenses:
Cost of product sales	26,710	18,832	86,904		64,740	37,993	28,523	19,036
Research and development	4,479	5,521	22,083		23,210	18,628	12,651	13,548
Selling, general and administrative	6,942	5,740	24,856		21,330	19,148	14,251	11,551
Merger and related	953	2,445	8,443	(1)	43,233	31,769 (3)	—	—

Total costs and expenses	39,084	32,538	142,286		152,513	107,538	55,425	44,135

Operating income (loss)	(1,251)	(1,448)	6,831		(44,804)	(27,867)	6,249	90
Interest and other income (expense), net	1,571	1,459	439	(4)	10,004	9,229	1,585	1,071

Income (loss) before income taxes	320	11	7,270		(34,800)	(18,638)	7,834	1,161
Provision for income taxes	127	246	1,572		1,265	1,970	1,175	232

Net income (loss)	$193	$(235)	$5,698		$(36,065)	$(20,608)	$6,659	$929

Basic net income (loss) per share	$0.01	$(0.01)	$0.21		$(1.38)	$(0.91)	$0.41	$0.06

Diluted net income (loss) per share	$0.01	$(0.01)	$0.20		$(1.38)	$(0.91)	$0.36	$0.06

Shares used to compute basic net income (loss) per share	27,396	26,774	27,095		26,190	22,605	16,266	15,063

Shares used to compute diluted net income (loss) per share	28,096	26,774	28,629		26,190	22,605	18,374	16,679

		December 31,
	As of March 31, 2003
		2002	2001	2000		1999		1998
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$136,897	$137,075	$110,105	$175,638		$145,632	(2)	$19,175
Working capital	165,295	159,288	130,777	197,719		157,583		30,830
Total assets	344,594	342,616	331,344	359,466	(3)	182,468		49,170
Accumulated deficit	(88,299)	(88,492)	(94,190)	(58,125)		(37,517)		(44,176)
Total stockholders' equity	311,448	311,012	297,838	331,454	(3)	163,445		36,186

(1)
In connection with its adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, on January 1, 2002, Zoran discontinued amortizing goodwill. Annual amortization of goodwill in 2001 and 2000 amounted to $33.5 million and $7.9 million, respectively.

(2)
In December 1999, Zoran completed an offering of its common stock resulting in net proceeds of $112.9 million.

(3)
In connection with the acquisitions of Nogatech, Inc. and PixelCam, Inc. in 2000, Zoran issued common stock and stock options with an aggregate fair value of $188.2 million and recorded net tangible assets of $44.7 million, identifiable intangible assets of $23.2 million and goodwill of $99.5 million. In addition, Zoran wrote-off $21.8 million of in-process research and development during 2000.

(4)
During 2002, Zoran recorded investment impairment charges totalling $6.0 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OAK

	Nine Months Ended March 31,		Year Ended June 30,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Product revenues	$59,407	$89,007	$115,638	$141,294	$65,348	$64,965	$154,290
Software and other revenues	25,067	22,678	30,995	34,889	21,107	6,086	2,816

Total revenues	84,474	111,685	146,633	176,183	86,455	71,051	157,106
Cost of revenues and operating expenses:
Cost of product revenues	29,604	52,862	71,252	85,706	34,577	38,095	80,998
Cost of software and other revenues	5,531	3,078	4,710	6,401	6,343	1,524	1,560
Research and development expenses	46,436	39,167	53,207	50,628	49,151	46,165	49,658
Selling, general, and administrative expenses	27,631	22,517	31,543	36,607	33,159	35,110	30,905
Amortization of intangibles	6,978	9,520	12,566	14,716	10,516	4,942	—
Restructuring and other charges	7,207	2,424	3,213	1,765	3,285	—	1,766
Acquisition related expenses	9,339	—	—	—	10,533	7,161	1,323
Deferred stock compensation	206	—	—	—	—	—	—

Total cost of revenues and operating expenses	132,932	129,568	176,491	195,823	147,564	132,997	166,210
Operating loss	(48,458)	(17,883)	(29,858)	(19,640)	(61,109)	(61,946)	(9,104)
Gain on sale of business unit	—	—	—	—	22,075	—	—
Impairment loss	—	—	(1,581)	(17,371)	—	—	—
Nonoperating income	3,429	5,206	6,619	8,429	6,172	5,530	16,101

Income (loss) before income taxes	(45,029)	(12,677)	(24,820)	(28,582)	(32,862)	(56,416)	6,997
Income taxes (benefit)	1,577	1,576	2,130	2,050	—	(5,747)	1,050

Net income (loss)	$(46,606)	$(14,253)	$(26,950)	$(30,632)	$(32,862)	$(50,669)	$5,947

Net income (loss) per share
Basic	$(0.83)	$(0.26)	$(0.49)	$(0.56)	$(0.71)	$(1.24)	$0.14

Diluted	$(0.83)	$(0.26)	$(0.49)	$(0.56)	$(0.71)	$(1.24)	$0.14

Shares used in computing net income (loss) per share
Basic	55,953	55,042	55,254	54,274	46,057	40,819	41,739

Diluted	55,953	55,042	55,254	54,274	46,057	40,819	42,493

		June 30,
	As of March 31, 2003
		2002	2001	2000	1999	1998
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$67,875	$142,666	$124,082	$120,804	$133,203	$117,225
Working capital	49,300	129,240	129,707	136,610	150,936	144,314
Total assets	164,859	202,876	204,239	236,400	203,841	261,411
Accumulated deficit	(103,017)	(56,411)	(29,461)	1,171	34,033	84,702
Total stockholders' equity	123,137	167,991	177,743	201,310	189,422	241,208

SELECTED UNAUDITED PRO FORMA
COMBINED FINANCIAL DATA
OF ZORAN AND OAK

        The following information has been derived from the unaudited pro forma combined financial statements set forth elsewhere in this joint proxy statement/prospectus and should be read in connection with that information.

        The unaudited pro forma combined financial information illustrates the estimated effects of the merger as if the merger had occurred at January 1, 2002 for the statement of operations information and at March 31, 2003 for the balance sheet information. The unaudited pro forma combined financial information has been prepared based on the purchase method of accounting and does not include the impact of non-recurring charges directly attributable to the merger. The basic and diluted unaudited pro forma per share information for Zoran is based on the weighted average number of outstanding shares of Zoran common stock, adjusted to include the estimated number of shares of Zoran common stock that would be issued in the merger.

        Under the merger agreement, each share of Oak common stock outstanding on the date of consummation will be exchanged for 0.2323 of a share of Zoran common stock plus $1.78 in cash. The estimated purchase price of $446.3 reflected in the unaudited pro forma combined financial statements was computed assuming the acquisition was consummated on June 3, 2003. Neither the final number of Zoran shares to be issued, nor the value of such shares, will be known until the date of consummation of the merger. The actual purchase price will be determined on the basis of the number of shares of Oak common stock outstanding on the date of completion of the merger, the market value of Zoran common stock on that date, the actual number of shares of Zoran common stock issuable upon exercise of the assumed Oak options and the determination of actual direct merger costs.

        The following information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated on January 1, 2002 or March 31, 2003 nor is it necessarily indicative of future operating results or financial position.

	Pro Forma
	Three Months Ended March 31, 2003	Year Ended December 31, 2002
	(in thousands except per share amounts)
Statement of Operations Data
Revenues:
Product sales	$46,502	$177,316
Software, licensing and development	8,748	38,150

Total revenues	55,250	215,466

Costs and expenses:
Cost of revenues	32,390	109,113
Research and development	16,988	74,365
Selling, general and administrative	16,088	61,962
Amortization of intangibles assets	18,478	78,543
Restructuring and other charges	1,982	10,191

Total costs and expenses	85,926	334,174

Operating loss	(30,676)	(118,708)
Impairment loss	—	(1,581)
Interest and other income, net	1,326	704

Loss before income taxes	(29,350)	(119,585)
Provision for income taxes	493	3,882

Net loss	$(29,843)	$(123,467)

Basic net loss per share	$(0.74)	$(3.07)

Diluted net loss per share	$(0.74)	$(3.07)

Shares used to compute basic net loss per share	40,493	40,192

Shares used to compute diluted net loss per share	40,493	40,192

Pro Forma As of March 31, 2003
(in thousands)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$115,032
Working capital	134,717
Total assets	663,575
Accumulated deficit	(138,299)
Total stockholders' equity	583,715

COMPARATIVE PER SHARE DATA

        The following table contains certain historical per share data of Zoran and Oak and combined per share data on a pro forma basis after giving effect to the merger. This data should be read in conjunction with the selected historical consolidated financial information, the unaudited pro forma combined financial information and the separate historical consolidated financial statements of Zoran and Oak and notes thereto, incorporated by reference or included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operating results.

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
HISTORICAL—ZORAN:
Basic net income per share	$0.01	$0.21
Diluted net income per share	0.01	0.20
Book value per share	11.37
	Nine Months Ended March 31, 2003	Year Ended June 30, 2002
HISTORICAL—OAK:
Basic and diluted net loss per share	$(0.83)	$(0.49)
Book value per share	2.03
	Three Months Ended March 31, 2003	Year Ended December 31, 2002
UNAUDITED PRO FORMA COMBINED:
Basic and diluted net loss per share	$(0.74)	$(3.07)
Book value per share	14.41
EQUIVALENT PRO FORMA PER OAK SHARE(1):
Basic and diluted net loss per share	$(0.17)	$(0.71)
Book value per share	3.35

(1)
Equivalent pro forma share amounts are calculated by multiplying the pro forma basic and diluted net loss per share and the book value per share by the exchange ratio of 0.2323. The per share amounts are equated to the respective values for one share of Oak common stock.

MARKET PRICE DATA AND DIVIDEND INFORMATION

        Zoran common stock has been traded on The NASDAQ National Market since December 15, 1995 under the symbol "ZRAN." Oak common stock has been traded on The NASDAQ National Market since February 14, 1995 under the symbol "OAKT."

        The table below contains, for the calendar quarters indicated, the reported high and low sale prices of Zoran common stock (as adjusted for a three-for-two stock split effected in May 2002) and Oak common stock as reported on The NASDAQ National Market. Zoran's fiscal year runs from January 1 through December 31. Oak's fiscal year runs from July 1 through June 30.

	Zoran Common Stock		Oak Common Stock
	High	Low	High	Low
Three months ended:
March 31, 2001	$14.88	$8.54	$10.62	$4.50
June 30, 2001	$20.23	$9.46	$12.09	$4.34
September 30, 2001	$27.80	$10.43	$10.65	$5.52
December 31, 2001	$26.31	$13.03	$14.99	$6.92
March 31, 2002	$30.60	$17.60	$16.67	$11.72
June 30, 2002	$31.93	$17.38	$17.55	$3.77
September 30, 2002	$23.23	$10.06	$6.09	$2.55
December 31, 2002	$24.06	$8.87	$3.72	$1.01
March 31, 2003	$17.48	$10.55	$4.17	$2.65
April 1, 2003 through June 9, 2003	$22.27	$12.56	$6.66	$3.52

Recent Share Price

        On May 2, 2003, the last trading day before the proposed merger was announced, the closing price of Zoran common stock on The NASDAQ National Market was $17.64 per share and the closing price of Oak common stock on The NASDAQ National Market was $4.74 per share. On            , 2003, the last trading day prior to the date of this joint proxy statement/prospectus, the closing price of Zoran common stock on The NASDAQ National Market was $    per share, the closing price of Oak common stock on The NASDAQ National Market was $    per share.

        The information above shows only historical comparisons. We urge you to obtain current market quotations for Zoran common stock and Oak common stock. No assurances can be given as to the market prices of Zoran common stock or Oak common stock at any time before the consummation of the merger or as to the market price of Zoran common stock at any time after the consummation of the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted for decreases in the market price of Zoran common stock, which may occur before the merger becomes effective. In the event the market price of Zoran common stock increases or decreases prior to the consummation of the merger, the value of the Zoran common stock to be received in the merger in exchange for the Oak common stock would correspondingly decrease or increase.

        Following the merger, all Oak common stock will be owned by Zoran, and as a result, Oak common stock will no longer be listed on The NASDAQ National Market.

Dividend Information

        Neither Zoran nor Oak has ever declared or paid cash dividends on its common stock. If the merger is not consummated, Oak anticipates that it would continue its policy of retaining any and all earnings to finance the operation and expansion of its business. Zoran currently anticipates that it will retain all available funds for use in its business and does not anticipate paying any cash dividends in the foreseeable future, whether or not the merger is consummated.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus referring to Zoran and Oak, and they may also be made a part of this joint proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Zoran and Oak, which is known as "incorporation by reference." These statements may include information regarding the period following completion of the merger. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Zoran and Oak, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks described in this joint proxy statement/prospectus under the section entitled "Risk Factors" beginning on page 19. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Neither Zoran nor Oak is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        All subsequent forward-looking statements attributable to Zoran or Oak or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

        The following risk factors should be considered by Oak stockholders in evaluating whether to approve and adopt the merger agreement and approve the merger and by Zoran stockholders in evaluating whether to approve the issuance of shares of Zoran common stock in connection with the merger. Oak stockholders voting in favor of the approval and adoption of the merger agreement will be choosing to exchange your current investment in Oak common stock for an investment in Zoran common stock. An investment in Zoran common stock involves a high degree of risk. In addition to the other information contained in or annexed to this joint proxy statement/prospectus, you should carefully consider the following risk factors.

Risks Relating to the Merger

Changes in stock prices could decrease the value of the Zoran common stock to be issued in the merger.

        Upon completion of the merger, each share of Oak common stock will be converted into the right to receive 0.2323 of a share of Zoran common stock and $1.78 in cash. The exchange ratio for the merger consideration is fixed, and neither the exchange ratio for the stock portion of the merger consideration nor the $1.78 per share cash consideration will be adjusted in the event of any increase or decrease in the market price of either Oak common stock or Zoran common stock. The prices of Zoran common stock and Oak common stock at the closing of the merger might vary from their prices on the date of this joint proxy statement/prospectus and on the date of the stockholders' meetings. These prices might vary because of changes in the business, operations or prospects of Zoran or Oak, investors' assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the perceived prospects of post-merger operations for the combined company, regulatory considerations, general market and economic conditions and other factors. Neither Zoran nor Oak is permitted to abandon the merger nor is Oak permitted to resolicit the vote of its stockholders solely because of changes in the market price of either Zoran common stock or Oak common stock. Therefore, because the market price of Zoran's common stock is subject to fluctuation, the value of the Zoran shares to be received by Oak stockholders in the merger will depend on the market price of Zoran shares at the effective time of the merger and could be substantially less than the value of the Zoran shares at the time the merger agreement was executed.

        The market price of Zoran common stock has historically been highly volatile and may continue to be so in the future. In addition to conditions that affect the market for stocks of technology companies generally, factors such as new product announcements by Zoran or its competitors, quarterly fluctuations in Zoran's operating results and challenges associated with the integration of Oak's business may have a significant impact on the market price of Zoran shares. These conditions could cause the price of Zoran shares to fluctuate substantially over short periods.

The issuance of shares of Zoran common stock in the merger will substantially reduce the percentage interests of current Zoran stockholders.

        Based on the number of shares of Oak common stock issued and outstanding on a fully diluted basis as of May 4, 2003 calculated using the treasury stock method, former Oak stockholders will own approximately 33.4% of the combined company on a fully-diluted basis calculated using the treasury stock method following the completion of the merger. In addition, "underwater" Oak options held by former Oak employees who continue as employees of Zoran will be replaced with newly issued options to purchase Zoran common stock following completion of the merger. The issuance of these shares in connection with the merger will cause a significant reduction in the relative percentage interests of current Zoran stockholders in earnings, voting power, liquidation value and book and market value.

The combined company may not achieve strategic objectives, cost savings and other benefits.

        Both companies expect to realize strategic and other financial and operating benefits as a result of the merger, including, among other things, significant cost savings. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following are factors that may prevent the combined company from realizing these benefits:

  •
  the inability of the combined company to increase product sales;

  •
  unfavorable customer reaction to the combined company's products;

  •
  competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

  •
  the failure of key markets for the combined company's products to develop to the extent or as rapidly as currently expected;

  •
  changes in technology that increase the number of competitors that the combined company faces after the merger or require the combined company to make significant capital expenditures to develop competitive products; and

  •
  the failure to retain key employees.

        Failure to achieve the strategic objectives of the merger could have a material adverse effect on the revenues, the levels of expenses and the operating results of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger. In addition, Zoran and Oak cannot assure you that the growth rate of the combined company will equal the historical growth rate experienced by either Zoran or Oak.

Zoran and Oak may not successfully integrate their businesses and may not realize the anticipated benefits of the merger.

        Achieving the benefits of the merger will depend in substantial part on the successful integration of the two companies' technologies, operations and personnel. Zoran and Oak will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

  •
  demonstrating to the customers of Zoran and Oak that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

  •
  consolidating and rationalizing corporate, IT, engineering and administrative infrastructures;

  •
  integrating product offerings;

  •
  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

  •
  coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

  •
  preserving important relationships of both Zoran and Oak and resolving potential conflicts that may arise.

        The integration of Zoran and Oak will be a complex, time consuming and expensive process and will require significant attention from management and other personnel, which may distract their attention from the day-to-day business of the combined company. The diversion of management's attention and any difficulties associated with integrating Oak into Zoran could have a material adverse effect on the operating results of the combined company after the merger and the value of Zoran shares, and could result in the combined company not achieving the anticipated benefits of the merger. It is not certain that Zoran and Oak can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the business and operating results of the combined company.

To be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

        To be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. Employees of Zoran or Oak may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This potential uncertainty may adversely affect the combined company's ability to attract and retain key personnel. The combined company must also continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger or the loss of key employees due to such uncertainties.

If customers delay or defer purchasing decisions as a result of the merger, the operating results and prospects of the combined company could be adversely affected.

        Oak and Zoran cannot assure you that their customers will continue their current buying patterns. Oak's or Zoran's customers may delay or defer purchasing decisions in response to the announcement of the proposed merger. Any such delay or deferral in purchasing decisions by such customers could have a material adverse effect on the business or operating results of Oak or Zoran, regardless of whether the merger is ultimately completed.

Some of Oak's officers and directors have interests that differ from other stockholders' interests and may influence them to support and approve the merger.

        Some of the officers and directors of Oak have interests in the merger that differ from the interests of other Oak stockholders. For example, Young K. Sohn, Chairman, President and Chief Executive Officer of Oak, John S. Edmunds, Senior Vice President and Chief Financial Officer of Oak, and Simon Dolan, Senior Vice President and General Manager, Imaging Group of Oak, have entered into employment agreements with Zoran. In addition, David Auld, Chief Technical Officer, has also entered into an employment agreement with Zoran. These arrangements include option grants, annual salaries and bonus payments in amounts which may exceed their current arrangements with Oak, together with benefits generally comparable to those available to Zoran's other senior executives. As a result, these officers could be more likely to support the proposal to approve the merger agreement and the merger than if they did not have these interests. In addition, three directors of Oak, David Rynne, Peter Simone and Young Sohn, will join Zoran's board of directors upon completion of the merger. As of the record date, Oak's executive officers, directors and principal stockholders together owned approximately             shares of Oak common stock, which represents approximately      % of all outstanding shares of Oak common stock entitled to vote at the special meeting of Oak stockholders. John S. Edmunds, Senior Vice President and Chief Financial Officer of Oak, Young K. Sohn, Chairman, Chief Executive Officer and President of Oak, Simon Dolan, Senior Vice President and General Manager, Imaging Group of Oak, and David J. Power, Vice President, General Counsel and Secretary of Oak, have entered into voting agreements requiring them to vote in favor of the merger. Oak stockholders should review the section titled "Interests of Certain Persons in the Merger" beginning on page       for a complete description of these employment and consulting arrangements and voting agreements.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company's management is unable to manage the combined organization efficiently, its operating results will suffer.

        Following the merger, the combined company will have approximately 650 employees. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of Zoran's common stock.

Charges to earnings resulting from the merger may adversely affect the market value of Zoran's common stock following the merger.

        In accordance with U.S. generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of Zoran's common stock following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Oak's net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company's results of operations.

Zoran and Oak expect to incur significant costs associated with the merger which could adversely affect future liquidity and operating results.

        Zoran estimates that it will incur transaction costs of approximately $5.5 million associated with the merger, which will be included as a part of the total purchase costs for accounting purposes. Oak estimates that it will incur transaction costs of approximately $5.3 million which will be expensed as incurred. These amounts are estimates and could increase. In addition, Zoran and Oak believe that the combined entity may incur charges to operations, in amounts that are not currently reasonably estimable, in the quarter in which the merger is completed or in subsequent quarters, to reflect costs associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. These significant costs associated with the merger could adversely affect the future liquidity and operating results of the combined company.

Zoran and Oak may be unable to obtain the required regulatory approvals for completing the merger and the merger may not close.

        As a condition to the obligations of Zoran and Oak to complete the merger, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, must have expired or been terminated. In addition to the U.S. regulatory antitrust requirements under the HSR Act, the merger may be subject to foreign antitrust laws or foreign governmental approval requirements, which will require the companies to make filings with applicable foreign governmental authorities. Regulators may require Zoran, Oak or the combined company to agree to operating restrictions, before or after receipt of Oak stockholder approval. If Zoran and Oak decline to agree to such restrictions, the merger might not be completed. If any agreements regarding operating restrictions are required under applicable law or by governmental authorities, under the terms of the merger agreement, neither Zoran nor Oak is obligated to agree to the divestiture of any businesses, product lines or assets. In addition, even if regulatory approvals are obtained, any federal, state or foreign governmental entity or any private person may challenge the merger at any time before or after its completion.

The merger may fail to qualify as a reorganization, resulting in recognition by Oak stockholders of taxable gain or loss in respect of Oak shares.

        Zoran and Oak intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service, or IRS, has not provided a ruling on the matter, each of Zoran and Oak will obtain a legal opinion from its respective tax counsel that the merger will constitute a reorganization for federal income tax purposes. The opinions furnished by Zoran's and Oak's tax counsel will not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Oak stockholders generally would recognize gain or loss on each share of Oak common stock surrendered in an amount equal to the difference between the adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the Zoran common stock received in exchange for that share upon completion of the merger.

Risks Relating to Zoran, Oak and the Combined Company

Zoran's and Oak's quarterly revenues and operating results fluctuate due to a variety of factors, which may result in volatility or a decline in the prices of their stock and of the stock of the combined company.

        Zoran's and Oak's quarterly operating results have varied significantly due to a number of factors, including:

  •
  fluctuation in demand for their products;

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  the timing of new product introductions or enhancements by Zoran, Oak and their competitors;

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  the level of market acceptance of new and enhanced versions of their products and their customers' products;

  •
  the timing or cancellation of large customer orders;

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  the length and variability of the sales cycle for their products;

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  pricing policy changes by Oak and Zoran and their competitors and suppliers;

  •
  the cyclical nature of the semiconductor industry;

  •
  the availability of development funding and the timing of development revenue;

  •
  changes in the mix of products sold;

  •
  seasonality in demand for their products;

  •
  increased competition in product lines, and competitive pricing pressures; and

  •
  the evolving and unpredictable nature of the markets for products incorporating Zoran's and Oak's integrated circuits and embedded software.

        Zoran and Oak expect that their operating results and those of the combined company will continue to fluctuate in the future as a result of these factors and a variety of other factors, including:

  •
  the cost and availability of adequate foundry capacity;

  •
  fluctuations in manufacturing yields;

  •
  changes in or the emergence of new industry standards;

  •
  failure to anticipate changing customer product requirements;

  •
  the loss or gain of important customers;

  •
  product obsolescence; and

  •
  the amount of research and development expenses associated with new product introductions.

        The operating results of Zoran, Oak and the combined company could also be harmed by:

  •
  economic conditions generally or in various geographic areas where they or their customers do business;

  •
  acts of terrorism and international conflicts or crises, such as the recent outbreak of Severe Acute Respiratory Syndrome, or SARS;

  •
  other conditions affecting the timing of customer orders;

  •
  changes in governmental regulations that could affect their products; or

  •
  a downturn in the markets for their customers' products, particularly the consumer electronics market.

        These factors are difficult or impossible to forecast. Zoran and Oak place orders with independent foundries several months in advance of the scheduled delivery date, often in advance of receiving non-cancelable orders from their customers. This limits their ability to react to fluctuations in demand for their products. If anticipated shipments in any quarter are canceled or do not occur as quickly as expected, or if Zoran or Oak fails to foresee a technology change that could render a product obsolete, expense and inventory levels could be disproportionately high. If anticipated license revenues in any quarter are canceled or do not occur, gross margins may be reduced. A significant portion of Zoran's and Oak's expenses are relatively fixed, and the timing of increases in expenses is based in large part on their forecast of future revenues. As a result, if revenues do not meet Zoran's, Oak's and the combined company's expectations, they may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could harm their operating results.

        Product supply and demand fluctuations common to the semiconductor industry are historically characterized by periods of manufacturing capacity shortages immediately followed by periods of overcapacity, which are caused by the addition of manufacturing capacity in large increments. The industry has moved from a period of capacity shortages in 2000 to the current condition of excess capacity. Zoran and Oak cannot predict whether they can or will achieve timely, cost-effective access to that capacity when needed, or if there will be a capacity shortage again in the future.

        As a result of these factors, Zoran's, Oak's and the combined company's operating results may vary significantly from quarter to quarter. Any shortfall in revenues or net income from levels expected by the investment community could cause a decline in the trading prices of these companies' stock.

Zoran's and Oak's customers experience fluctuating product cycles and seasonality, which causes their sales to fluctuate.

        Because the markets that Zoran's and Oak's customers serve are characterized by numerous new product introductions and rapid product enhancements, their operating results may vary significantly from quarter to quarter. During the final production of a mature product, Zoran's and Oak's customers typically exhaust their existing inventory of these companies' products. Consequently, orders for such products may decline in those circumstances, even if the products are incorporated into both mature products and replacement products. A delay in the customer's transition to commercial production of a replacement product would delay Zoran's, Oak's or the combined company's ability to recover the lost sales from the discontinuation of the related mature product. Zoran's and Oak's customers also experience significant seasonality in the sales of their consumer products, which affects their orders of these companies' products. Typically, the second half of the calendar year represents a disproportionate percentage of sales for each company's customers due to the holiday shopping period for consumer electronics products, and therefore, a disproportionate percentage of Zoran's and Oak's sales. Zoran and Oak expect these sales fluctuations to continue for the foreseeable future.

Product supply and demand in the semiconductor industry is subject to cyclical variations.

        The semiconductor industry is subject to cyclical variations in product supply and demand. Downturns in the industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by abrupt fluctuations in product demand, production over-capacity and accelerated decline of average selling prices. In some cases, these downturns have lasted more than one year. A downturn in the semiconductor industry could harm Zoran's, Oak's or the combined company's sales and revenues if demand drops, or their gross margins if average selling prices decline.

Zoran's, Oak's and the combined company's success for the foreseeable future will be dependent on growth in demand for integrated circuits for a limited number of applications.

        In recent years Zoran has derived a substantial majority of its product revenues from the sale of integrated circuits for DVD and digital camera applications. Zoran expects that sales of its products for these applications will continue to account for a significant portion of its revenues for the foreseeable future. Following the recent transfer of its Optical Storage business to Sunplus, Oak's future financial performance will increasingly depend on its ability to successfully develop and market next generation and new products in the digital television, HDTV and digital imaging markets. If the markets for these products and applications decline or fail to develop as expected, or Zoran, Oak or the combined company is not successful in its efforts to market and sell its products to manufacturers who incorporate integrated circuits into these products, its financial results will be harmed.

Zoran's, Oak's and the combined company's financial performance is highly dependent on the timely and successful introduction of new and enhanced products.

        Zoran's, Oak's and the combined company's financial performance depends in large part on its ability to successfully develop and market next-generation and new products in a rapidly changing technological environment. If Zoran, Oak or the combined company fails to successfully identify new product opportunities and timely develop and introduce new products that achieve market acceptance, it may lose its market share and its future revenue and earnings may suffer. In recent years, Zoran's success has been dependent on its successful development and timely introduction of integrated circuits for DVD players, DVD recorders and digital cameras. These markets are characterized by the incorporation of a steadily increasing level of integration and numbers of features on a chip at the same or lower system cost, enabling original equipment manufacturers, or OEMs, to continually improve the features or reduce the prices of the systems they sell. If Zoran or the combined company is unable to continually develop and introduce integrated circuits that feature increasing levels of integration and new features at competitive prices, its operating results will suffer.

        In the consumer electronics market, Oak's performance has been highly dependent upon the successful development and timely introduction of new products and solutions for broadband digital television and HDTV. In the digital office market, Oak's performance depends on its ability to successfully develop embedded image processing system on a chip, or SOC, solutions for the digital office market, in particular, embedded digital color copier technology and image processing chips for a variety of imaging peripherals, including printers and multi-function peripherals, or MFPs. Among other technological changes, embedded PDF and color capability are rapidly emerging as market requirements for printers and other imaging devices. Some of Oak's competitors have the capacity to supply these solutions, and some of their solutions are well received in the marketplace. Oak faces the challenges of developing digital television and HDTV solutions as well as developing imaging products that will require greater color and image complexity capability, including web-based documents, and work with higher-performing devices in networked environments. If Oak or the combined company is unable to meet these challenges with the development of products that can effectively compete in the OEM software and solutions market, its future results of operations could suffer.

Zoran, Oak, and the combined company must keep pace with rapid technological changes and evolving industry standards in their respective markets to remain competitive.

        Zoran's, Oak's and the combined company's success will depend on their ability to anticipate and adapt to changes in technology and industry standards and their customers' changing demands. The consumer electronics market, in particular, is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, short product life cycles and increasing demand for higher levels of integration. Oak's, Zoran's and the combined company's ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving their competitive position and prospects for growth. If new industry standards emerge, the companies' products or the products of their customers could become unmarketable or obsolete, and the companies could lose market share. Oak, Zoran or the combined company could be required to incur substantial unanticipated costs to comply with these new standards.

        Zoran's, Oak's and the combined company's success will also depend on the successful development of new markets and the application and acceptance of new technologies and products in those new markets. For example, Zoran's and the combined company's success will depend on the ability of their customers to develop new products and enhance existing products in the recordable DVD player market. Oak's and the combined company's success will also depend on the ability of their customers to develop new products and enhance existing products for the broadband digital television and HDTV markets and to introduce and promote those products successfully. These markets may not continue to develop to the extent or in the time periods that Zoran and Oak anticipates due to factors outside of Zoran's, Oak's or the combined company's control, such as delays in implementation of FCC 02-320 requiring all new televisions to include a digital receiver. If new markets do not develop as Zoran and Oak anticipate, or if Oak's, and if the merger is completed, the combined company's products do not gain widespread acceptance in these markets, Oak's and the combined company's business, financial condition and results of operations could be materially and adversely affected. The emergence of new markets for Zoran's, Oak's and the combined company's products is also dependent in part upon third parties developing and marketing content in a format compatible with commercial and consumer products that incorporate Zoran's, Oak's and the combined company's products. If content compatible with commercial and consumer products that incorporate Zoran's, Oak's and the combined company's products is not available, manufacturers may not be able to sell products incorporating Zoran's, Oak's and the combined company's products, and Zoran's, Oak's and the combined company's sales to manufacturers would suffer.

Zoran and Oak rely on independent foundries and contractors for the manufacture, assembly and testing of their integrated circuits and other hardware products, and the failure of any of these third parties to deliver products or otherwise perform as requested could damage Zoran's, Oak's or the combined company's relationships with its customers and harm its sales and financial results.

        Zoran and Oak do not operate any manufacturing facilities, and they rely on independent foundries to manufacture substantially all of their products. These independent foundries fabricate products for other companies and may also produce products of their own design. From time to time there are manufacturing capacity shortages in the semiconductor industry. Neither Zoran nor Oak has long-term supply contracts with any of its suppliers, including Zoran's principal supplier, Taiwan Semiconductor Manufacturing Company, or TSMC. Therefore, their suppliers are not obligated to manufacture products for Zoran or Oak for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

        Zoran's and Oak's reliance on independent foundries involves a number of risks, including:

  •
  the inability to obtain adequate manufacturing capacity;

  •
  the unavailability of or interruption in access to certain process technologies necessary for manufacture of Zoran's, Oak's or the combined company's products;

  •
  lack of control over delivery schedules;

  •
  lack of control over quality assurance;

  •
  lack of control over manufacturing yields and cost; and

  •
  potential misappropriation of Zoran's, Oak's or the combined company's intellectual property.

        In addition, TSMC and some of Zoran's other foundries are located in areas of the world that are subject to natural disasters such as earthquakes. While the 1999 earthquake in Taiwan did not have a material impact on Zoran's independent foundries, a similar event centered near TSMC's facility could severely reduce TSMC's ability to manufacture Zoran's integrated circuits. The loss of any of Zoran's, Oak's or the combined company's manufacturers as a supplier, their inability to expand the supply of their products in response to increased demand, or any of those companies' inability to obtain timely and adequate deliveries from its current or future suppliers due to a natural disaster or any other reason could delay or reduce shipments of its products. Any of these circumstances could damage Zoran's, Oak's or the combined company's relationships with current and prospective customers and harm its sales and financial results.

        Zoran and Oak also rely on independent contractors for the assembly and testing of their products. Their reliance on independent assembly and testing houses limits their control over delivery schedules, quality assurance and product cost. Disruptions in the services provided by Zoran's, Oak's or the combined company's assembly or testing houses or other circumstances that would require them to seek alternative sources of assembly or testing could lead to supply constraints or delays in the delivery of their products. These constraints or delays could damage Zoran's, Oak's or the combined company's relationships with current and prospective customers and harm their financial results.

        Zoran's, Oak's and the combined company's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including:

  •
  the loss of a foundry as a supplier;

  •
  inability to expand foundry capacity in a period of increased demand for Zoran's, Oak's or the combined company's products;

  •
  inability to obtain timely and adequate deliveries from current or future suppliers;

  •
  delays in shipments of Oak's, Zoran's or the combined company's products, resulting in delay in recognition of revenue or receipt of payment;

  •
  product defects and the difficulty of detecting and remedying product defects;

  •
  the unavailability of, or interruption in access to, certain process technologies;

  •
  reduced control over delivery schedules, quality assurance and costs; and

  •
  manufacturing yields below acceptable minimums, particularly with respect to .13 micron processes used in Oak's HDTV products.

        Oak and Zoran each use a limited number of suppliers for its products. As a result, the likelihood of and the consequences from the occurrence of these factors for Zoran, Oak and the combined company are magnified.

Because foundry capacity is limited from time to time, Zoran, Oak or the combined company may be required to enter into costly long-term supply arrangements to secure foundry capacity.

        If Zoran, Oak or the combined company is not able to obtain additional foundry capacity as required, its relationships with its customers would be harmed and its sales would likely be reduced. In order to secure additional foundry capacity, Zoran has considered, and Zoran or the combined company will continue to consider, various arrangements with suppliers, which could include, among others:

  •
  option payments or other prepayments to a foundry;

  •
  nonrefundable deposits with or loans to foundries in exchange for capacity commitments;

  •
  contracts that commit Zoran or the combined company to purchase specified quantities of silicon wafers over extended periods;

  •
  issuance of Zoran's equity securities to a foundry;

  •
  investment in a foundry;

  •
  joint ventures; or

  •
  other partnership relationships with foundries.

Zoran, Oak or the combined company may not be able to make any such arrangement in a timely fashion or at all, and such arrangements, if any, may not be on terms favorable to Zoran or the combined company. Moreover, if Zoran or the combined company is able to secure foundry capacity, it may be obligated to utilize all of that capacity or incur penalties. Such penalties may be expensive and could harm Zoran's or the combined company's financial results.

If Zoran's, Oak's or the combined company's independent foundries do not achieve satisfactory yields, those companies' relationships with their customers may be harmed.

        The fabrication of silicon wafers is a complex process. Minute levels of contaminants in the manufacturing environment, defects in photomasks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial portion of the integrated circuits on a wafer to be non-functional. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. As a result, foundries often experience problems achieving acceptable yields, which are represented by the number of good integrated circuits as a proportion of the number of total integrated circuits on any particular wafer. Poor yields from Zoran's, Oak's or the combined company's independent foundries would reduce its ability to deliver its products to customers, harm its relationships with customers and harm its business.

Zoran and Oak face competition or potential competition from companies with greater resources than that of Zoran, Oak or the combined company, and if Zoran, Oak or the combined company is unable to compete effectively with these companies, its market share may decline and its business could be harmed.

        Oak and Zoran face intense competition in the markets in which they compete. Oak and Zoran expect that the level of competition will increase in the future from existing competitors and from other companies that may enter its existing or future markets with solutions that may be less costly or provide higher performance or additional features.

        Competition in the compression technology market has historically been dominated by large companies, such as STMicroelectronics, and companies that develop and use their own integrated circuits, such as Sony and Matsushita. As this market continues to develop, Zoran faces competition from other large semiconductor vendors, including:

  •
  ALi Corporation;

  •
  Atmel Corporation;

  •
  Cirrus Logic (Crystal Semiconductor);

  •
  ESS Technology, Inc.;

  •
  Fujitsu;

  •
  LSI Logic;

  •
  MediaTek Inc.;

  •
  Motorola;

  •
  Omnivision Technologies, Inc.;

  •
  Sunplus Technology; and

  •
  Texas Instruments.

        Zoran also faces competition from internally developed solutions developed and used by major Japanese original equipment manufacturers, who may also be Zoran's customers.

        Oak's principal competitors in the broadband digital television and set top box markets include:

  •
  ATI Technologies;

  •
  Broadcom;

  •
  Genesis Microchip/Pixelworks;

  •
  Sigma Designs;

  •
  ST Microelectronics; and

  •
  Trident Microsystems;

  •
  in-house, captive suppliers.

Oak expects competition to continue to increase as industry standards become well known and as other competitors enter its target market.

        Oak's principal competitors in the digital office market include:

  •
  Adobe;

  •
  Agilent;

  •
  Electronics for Imaging, Inc.

  •
  Oasis Semiconductor;

  •
  Peerless Systems Corporation;

  •
  TAK ASIC; and

  •
  in-house, captive suppliers.

Oak also expects increased competition from the merchant market in the future.

        Many of these existing competitors, as well as OEM customers that are expected to compete in the future have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than Zoran or Oak. In addition, much of Zoran's, Oak's and the combined company's success is dependent on the success of their OEM customers. Oak's OEM customers in the digital imaging markets compete fiercely with one another for market share in a market characterized by rapid development cycles, short product life cycles and ever-increasing consumer demand for greater performance and functionality at reduced prices.

        The DVD market continues to expand, and additional competitors are expected to enter the market for DVD players and software. Some of these potential competitors may develop captive implementations for use only with their own PC and consumer electronics products. It is also possible that application software vendors, such as Microsoft, may attempt to enter the DVD application market in the future. This increased competition may result in price reductions, reduced profit margins and loss of market share.

        The future growth of the digital office market is highly dependent on OEMs' continuing to outsource an increasing portion of their product development work. While the trend toward outsourcing on the part of Oak's OEM customers has accelerated in recent years, any reversal of this trend, or a change in the way they outsource, could seriously harm Oak's or the combined company's business. Similarly, significant market trends leading to changes in the way Oak's competitors do business may enable them to compete more effectively against Oak or the combined company than they have in the past. Additionally, changes in strategy by its competitors, for example price reductions, new product introductions or new marketing/distribution methods, could make it more difficult for Oak or the combined company to compete effectively, cause reduced market demand for its products or render its products obsolete.

        If Zoran, Oak, the combined company or their OEM customers are unable to compete successfully against their current and future competitors, Zoran, Oak or the combined company could experience price reductions, order cancellations and reduced gross margins, any one of which could harm its business.

Zoran's and Oak's products are characterized by average selling prices that decline over relatively short time periods; if Zoran, Oak or the combined company is unable to reduce its costs or introduce new products with higher average selling prices, its financial results will suffer.

        Average selling prices for Zoran's and Oak's products decline over relatively short time periods. Many of Zoran's and Oak's manufacturing costs are fixed. When Zoran's or Oak's average selling prices decline, its revenues decline unless it sells more units, and its gross margins decline unless it is able to reduce its manufacturing costs by a commensurate amount. Zoran's or Oak's operating results suffer when gross margins decline. Zoran, Oak and the combined company may experience these problems in the future and cannot predict when they may occur or how severe they may be.

Zoran and Oak derive most of their revenue from sales to a small number of large customers, and if Zoran, Oak or the combined company is not able to retain these customers, or such customers reschedule, reduce or cancel orders, Zoran's, Oak's or the combined company's revenues would be reduced and its financial results would suffer.

        Zoran's and Oak's largest customers account for a substantial percentage of its revenues. In 2002, sales to Fujifilm accounted for approximately 37% of Zoran's total revenues, and Zoran's four largest customers accounted for approximately 59% of its total revenues. Similarly, during Oak's fiscal 2002, LG Electronics accounted for 20% of Oak's total revenues and Oak's top 10 customers accounted for approximately 69% of its total revenues. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future. These sales also may fluctuate significantly from quarter to quarter. Zoran, Oak or the combined company may not be able to retain its key customers, or these customers may cancel purchase orders or reschedule or decrease their level of purchases from Zoran, Oak or the combined company. Any substantial decrease or delay in sales to one or more of Zoran's, Oak's or the combined company's key customers could harm its sales and financial results. In addition, any difficulty in collecting amounts due from one or more key customers could harm Zoran's, Oak's or the combined company's financial results.

        Fujifilm has been Zoran's largest customer over the last five years. Fujifilm purchases Zoran's products primarily as a reseller. Fujifilm acts as the primary reseller in Japan of products developed by Zoran under development contracts with Fujifilm. Zoran may sell these products directly in Japan only to specified customers with Fujifilm's consent. Fujifilm provides more sales and marketing support than Zoran's other resellers. Fujifilm has also provided funding to support Zoran's development efforts. If Zoran's relationship with Fujifilm were terminated, Zoran's or the combined company's business could be harmed.

Zoran's and Oak's products generally have long sales cycles and implementation periods, which increases their costs and those of the combined company in obtaining orders and reduces the predictability of their earnings and those of the combined company.

        Zoran's and Oak's products are technologically complex. Prospective customers generally must make a significant commitment of resources to test and evaluate Zoran's and Oak's products and to integrate them into larger systems. As a result, Zoran's and Oak's sales processes are often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of Zoran's and Oak's products often last for many months or even years. Longer sales cycles require Zoran and Oak to invest significant resources in attempting to make sales and delay the generation of revenue.

        Long sales cycles also subject Zoran, Oak and the combined company to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for Zoran's, Oak's or the combined company's customers to incorporate those company's products into their own can vary significantly with the needs of customers and generally exceeds several months, which further complicates Zoran's, Oak's or the combined company's planning processes and reduces the predictability of its operating results.

Zoran and Oak are not protected by long-term contracts with their customers.

        Zoran and Oak generally do not enter into long-term purchase contracts with customers, and they cannot be certain as to future order levels from customers. Customers generally purchase Zoran's and Oak's products subject to cancelable short-term purchase orders. Zoran and Oak cannot predict whether its current customers will continue to place orders, whether existing orders will be canceled, or whether customers who have ordered products will pay invoices for delivered products. When Zoran or Oak does enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of Zoran's or Oak's major customers, it is unlikely that Zoran, Oak or the combined company will be able to rapidly replace that revenue source, which would harm its financial results.

        Oak has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. Oak is continuing its efforts to increase penetration in existing large customers as well as engage new large OEM customers.

        The current weakness in demand being experienced in the semiconductor markets, and Oak's recent entry into the digital television and HDTV markets, coupled with the overall poor macroeconomic environment, however, makes it difficult to forecast future financial performance for Zoran, Oak and the combined company. In addition, some of Oak's customers have chosen, and may continue to choose, to award their design wins and business on a project-by-project basis to different vendors. The current economic recession notwithstanding, the loss of, or a significant reduction in, purchases or commitments by current major customers which is not offset by corresponding increases from other current or future customers would have a material adverse effect on Zoran's, Oak's and the combined company's business, financial condition and results of operations. If sales to current customers cease or are reduced, Zoran, Oak and the combined company may be unable to obtain the orders from new customers necessary to offset any such losses or reductions.

Zoran and Oak are dependent upon their international sales and operations; economic, political or military events in a country where Zoran, Oak or the combined company makes significant sales or has significant operations could interfere with its success or operations there and harm its business.

        During 2002, 97% of Zoran's total revenues and 89% of Oak's total revenues were derived from international sales. Zoran and Oak anticipate that international sales will continue to represent a significant portion of their total revenues and those of the combined company for the foreseeable future. In addition, substantially all of Zoran's and Oak's semiconductor products are manufactured, assembled and tested outside of the United States by independent foundries and subcontractors.

        Zoran, Oak and the combined company is subject to the risks inherent in doing business internationally, including:

  •
  unexpected changes in regulatory requirements;

  •
  fluctuations in exchange rates;

  •
  political and economic instability;

  •
  imposition of tariffs and other barriers and restrictions;

  •
  the burdens of complying with a variety of foreign laws; and

  •
  health risks in a particular region.

        The majority of Zoran's research and development personnel and facilities and a portion of its sales and marketing personnel are located in Israel. Political, economic and military conditions in Israel directly affect Zoran's operations. Some of Zoran's officers and employees in Israel are obligated to perform up to 39 days of military reserve duty annually. The absence of these employees for significant periods during the work week may cause Zoran to operate inefficiently during these periods.

        Zoran's operations in China are subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease and any slowdown may have a negative effect on Zoran's business. During 2000 and 2001, Zoran also opened offices in Taipei, Taiwan, Hong Kong and Seoul, Korea, and its operations are subject to the economic and political uncertainties affecting these countries as well.

        Zoran's and Oak's significant concentration of manufacturing activities with third party foundries in Taiwan exposes them and the combined company to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and China. Zoran and Oak have several significant OEM customers in Japan, Korea and other parts of Asia. Adverse economic circumstances in Japan and elsewhere in Asia could affect these customers' willingness or ability to do business with Zoran, Oak or the combined company in the future or their success in developing and launching devices containing its products.

        Zoran's and Oak's significant operations and manufacturing activities in Taiwan, China and other parts of Asia expose them to risks associated with the outbreak of SARS in the region.

The recent outbreak of SARS may adversely affect Zoran's, Oak's or the combined company's business.

        The recent outbreak of SARS in a number of Asian countries could have a negative effect on Zoran's, Oak's and the combined company's manufacturing production capabilities, on their ability to effectively market and sell its products due to SARS-related travel restrictions and on the general financial markets and business activity in Asia. The SARS outbreak has been significantly focused on Asia, where many of Zoran's, Oak's and the combined company's current and prospective customers are located. In addition, most of Zoran's and Oak's manufacturing activities are carried out by a third party foundries in Taiwan and Singapore. Should the SARS illness spread to new regions in Asia or elsewhere or intensify in severity in areas already affected, causing reduced demand for current and prospective customers of Zoran, Oak or the combined companies or disrupting the manufacture of those companies' products, Zoran's, Oak's or the combined company's operating results could be harmed.

The prices of Zoran's, Oak's or the combined company's products may become less competitive due to foreign exchange fluctuations.

        Foreign currency fluctuations may affect the prices of Zoran's, Oak's or the combined company's products. Prices for such products are currently denominated in U.S. dollars for sales to Zoran's and Oak's customers throughout the world. If there is a significant devaluation of the currency in a specific country, the prices of Zoran's, Oak's or the combined company's products will increase relative to that country's currency, and those products may be less competitive in that country. Also, Zoran, Oak or the combined company cannot be sure that its international customers will continue to be willing to place orders denominated in U.S. dollars. If not, Zoran's, Oak's or the combined company's revenue and operating results will be subject to foreign exchange fluctuations.

Zoran's, Oak's or the combined company's ability to compete could be jeopardized if it is unable to protect its intellectual property rights.

        Zoran's and Oak's success and ability to compete depend in large part upon protection of their proprietary technology. Zoran and Oak rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect their proprietary rights. These agreements and measures may not be sufficient to protect Zoran's, Oak's or the combined comopany's technology from third-party infringement, or to protect those companies from the claims of others. Monitoring unauthorized use of Zoran's, Oak's or the combined company's products is difficult, and they cannot be certain that the steps they have taken will prevent unauthorized use of their technology, particularly in foreign countries where the laws may not protect their proprietary rights as fully as in the United States. The laws of certain foreign countries in which Zoran's, Oak's or the combined company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect their products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of its technology and products more likely in these countries. If competitors are able to use Zoran's, Oak's or the combined company's technology, those companies' ability to compete effectively could be harmed.

        The protection offered by patents held by Zoran and Oak is subject to numerous uncertainties. For example, Zoran's, Oak's or the combined company's competitors may be able to effectively design around those patents, or the patents may be challenged, invalidated or circumvented. Those competitors may also independently develop technologies that are substantially equivalent or superior to Zoran's or Oak's technology. Moreover, while Zoran and Oak hold or have applied for patents relating to the design of their products, some of their products are based in part on standards, for which they do not hold patents or other intellectual property rights.

        Oak generally limits access to and distribution of the source and object code of its software and other proprietary information. With respect to its page description language software and drivers for the digital office market and in limited circumstances with respect to firmware and platforms for its HDTV products, Oak grants licenses that give its customers access to and restricted use of the source code of Oak's software. This increases the likelihood of misappropriation or misuse of Oak's technology.

Zoran, Oak or the combined company could become subject to claims and litigation regarding intellectual property rights, which could seriously harm its business and require it to incur significant costs.

        In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In the past, Zoran and Oak have been subject to claims and litigation regarding alleged infringement of other parties' intellectual property rights. Zoran, Oak or the combined company could become subject to litigation in the future either to protect its intellectual property or as a result of allegations that Zoran, Oak or the combined company infringes others' intellectual property rights. Claims that Zoran's, Oak's or the combined company's products infringe proprietary rights would force that company to defend itself and possibly its customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject Zoran, Oak or the combined company to significant liability for damages or invalidation of its proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force Zoran, Oak or the combined company to do one or more of the following:

  •
  stop selling products that incorporate the challenged intellectual property;

  •
  obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all;

  •
  pay damages; or

  •
  redesign those products that use such technology.

        If Zoran, Oak or the combined company is forced to take any of the foregoing actions, its business could be severely harmed.

        Although patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements, Zoran, Oak and the combined company may not be able in any or every instance, to settle an alleged patent infringement claim through a cross-licensing arrangement. Zoran and Oak have a more limited patent portfolio than many of their competitors. If a successful claim is made against Zoran, Oak, the combined company or any of its customers and a license is not made available to it on commercially reasonable terms or it is required to pay substantial damages or awards, its business, financial condition and results of operations would be materially adversely affected.

        In the past, Oak has incurred significant legal expenses in connection with intellectual property claims it has initiated. Additionally, Zoran, Oak or the combined company may be required to defend and indemnify against third party infringement claims pursuant to terms of existing agreements with its customers. In January 2001, Samsung was notified by Pitney Bowes that its use of Oak's iRET technology infringed Pitney Bowes's U.S. Patent No. 4,386,272. Oak is defending Samsung against this allegation of infringement pursuant to its indemnification obligation under an earlier license agreement between Samsung and XLI, a subsidiary of Oak.

If necessary licenses of third-party technology are not available to Zoran, Oak or the combined company or are very expensive, Zoran's, Oak's or the combined company's products could become obsolete.

        From time to time Zoran, Oak or the combined company may be required to license technology from third parties to develop new products or product enhancements. Third party licenses may not be available on commercially reasonable terms, if at all. If Zoran, Oak or the combined company is unable to obtain any third-party license required to develop new products and product enhancements, it may have to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of its products.

        Certain technology used in Oak's products is licensed from third parties, and in connection with these licenses, Oak is required to fulfill confidentiality obligations and, in some cases, pay royalties. Some of Oak's products require various types of copy protection software that Oak must license from third parties. If Oak is unable to obtain or maintain its right to use the necessary copy protection software, it would be unable to sell and market these products. Oak's agreements with third parties often have no specified term and may be terminated by either party in the event of breach by the other party. Oak's business could be adversely affected by the loss for any reason of these third-party agreements. Given the trend to include increasing levels of functionality on a chip, in the future it may be necessary or desirable for Zoran, Oak or the combined company to seek additional licenses to intellectual property rights held by third parties or purchase products manufactured or sold by third parties with respect to some or all of its product offerings. However, those licenses or purchases may not be available on terms acceptable to them, if at all. If Zoran, Oak or the combined company is unable to enter into such license arrangements on acceptable terms or to maintain its current licenses on acceptable terms, its business, financial condition and results of operations could suffer.

If Zoran, Oak or the combined company is not able to apply its net operating losses against taxable income in future periods, Zoran's, Oak's or the combined company's financial results will be harmed.

        Zoran's, Oak's and the combined company's future net income and cash flow will be affected by their ability to apply Zoran's and Oak's net operating losses, or "NOLs," against taxable income in future periods. Zoran's NOLs totaled approximately $34.0 million for federal and $4.0 million for state tax reporting purposes as of December 31, 2002. Oak's NOLs totaled approximately $212.0 million for federal and $60.0 million for state tax reporting purposes as of December 31, 2002. As a result of the change of control resulting from Zoran's initial public offering in 1995, the amount of NOLs that Zoran can use to reduce future taxable income for federal tax purposes is limited to approximately $3.0 million per year. The Internal Revenue Code contains a number of provisions that could limit the use of NOLs against income of Zoran or the combined company following the merger as a result of the merger or as a result of the combination of these transactions. Zoran's future utilization of Oak's NOLs may be further limited due to prior acquisitions or the gain on the SunPlus transaction. No opinion or IRS ruling has been sought regarding the potential application of any of these provisions. Changes in tax laws in the United States may further limit Zoran's, Oak's or the combined company ability to utilize these net operating losses. Any further limitation on Zoran's, Oak's or the combined company's ability to utilize their respective NOLs could harm that company's financial condition.

Any acquisitions Zoran or the combined company makes could disrupt its business and severely harm its financial condition.

        Zoran has made investments in, and acquisitions of, other complementary companies, products and technologies. During 2000, Zoran acquired PixelCam and Nogatech, and the combined company may acquire additional businesses, products or technologies in the future. In the event of any future acquisitions, Zoran or the combined company could:

  •
  issue stock that would dilute its current stockholders' percentage ownership;

  •
  incur debt;

  •
  assume liabilities;

  •
  incur expenses related to the future impairment of goodwill and the amortization of other intangible assets; or

  •
  incur other large write-offs immediately or in the future.

        Zoran's or the combined company's operation of any other acquired business will also involve numerous risks, including:

  •
  problems combining the purchased operations, technologies or products;

  •
  unanticipated costs;

  •
  diversion of management's attention from Zoran's or the combined company's core business;

  •
  adverse effects on existing business relationships with customers;

  •
  risks associated with entering markets in which Zoran or the combined company has no or limited prior experience; and

  •
  potential loss of key employees, particularly those of the purchased organizations.

        Zoran or the combined company may not be able to successfully complete the integration of the business, products or technologies or personnel that it might acquire in the future, and any failure to do so could disrupt Zoran's or the combined company's business and seriously harm its financial condition.

        In addition, Zoran has made minority equity investments in early-stage companies, and it expects to continue to review opportunities to make additional investments in such companies where it believes such investments will provide Zoran or the combined company with opportunities to gain access to important technologies or otherwise enhance important commercial relationships. Zoran has little or no influence over the early-stage companies in which it has made or may make strategic, minority equity investments. Each of these investments involves a high degree of risk. Zoran or the combined company may not be successful in achieving the technological or commercial advantage upon which any given investment is premised, and failure by the early-stage company to achieve its own business objectives could result in a loss of all or part of Zoran's invested capital and require Zoran or the combined company to write off all or a portion of such investments.

Zoran's, Oak's or the combined company's products could contain defects, which could reduce sales of those products or result in claims against Zoran, Oak or the combined company.

        Zoran and Oak develop complex and evolving products. Despite testing by Zoran, Oak or the combined company and their customers, errors may be found in existing or new products. This could result in, among other things, a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause Zoran, Oak or the combined company to incur significant warranty, support and repair costs, divert the attention of that company's engineering personnel from its product development efforts and harm its relationships with customers. The occurrence of these problems could result in the delay or loss of market acceptance of Zoran's, Oak's or the combined company's products and would likely harm its business. Defects, integration issues or other performance problems in Zoran's, Oak's or the combined company's products could result in financial or other damages to customers or could damage market acceptance of such products. Customers of Zoran, Oak or the combined company could also seek damages from that company for their losses. A product liability claim brought against Zoran, Oak or the combined company, even if unsuccessful, would likely be time consuming and costly to defend.

Zoran, Oak or the combined company may need additional funds to execute its business plan, and if it is unable to obtain such funds, it will not be able to expand its business as planned.

        Zoran, Oak or the combined company may require substantial additional capital to finance its future growth, secure additional foundry capacity and fund its ongoing research and development activities beyond 2003. Zoran's, Oak's or the combined company's capital requirements will depend on many factors, including:

  •
  acceptance of and demand for its products;

  •
  the types of arrangements that it may enter into with its independent foundries; and

  •
  the extent to which it invests in new technology and research and development projects.

        To the extent that its existing sources of liquidity and cash flow from operations are insufficient to fund its activities, Zoran, Oak or the combined company may need to raise additional funds. If it raises additional funds through the issuance of equity securities, the percentage ownership of its existing stockholders would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of Zoran's, Oak's or the combined company's common stock. Additional financing may not be available to Zoran, Oak or the combined company when needed or, if available, it may not be available on terms favorable to Zoran, Oak or the combined company.

If the combined company fails to manage its future growth, if any, its business would be harmed.

        Zoran and Oak anticipate that the future growth of the combined company, if any, will require it to recruit and hire a substantial number of new engineering, managerial, sales and marketing personnel. The combined company's ability to manage growth successfully will also require it to expand and improve administrative, operational, management and financial systems and controls. Many of Zoran's key operations, including the major portion of its research and development operations and a significant portion of its sales and administrative operations, are located in Israel. A majority of Zoran's sales and marketing and certain of its research and development and administrative personnel, including its President and Chief Executive Officer and other officers, are based in the United States. The geographic separation of these operations places additional strain on Zoran's resources and its ability to manage growth effectively, and this will continue to be true of the combined company. If the combined company is unable to manage growth effectively, its business would be harmed.

Zoran and Oak rely on the services of their executive officers and other key personnel, whose knowledge of Zoran's and Oak's business and industry would be extremely difficult to replace.

        Zoran's and Oak's success depends to a significant degree upon the continuing contributions of their senior management, as will continue to be the case with the combined company. Management and other employees may voluntarily terminate their employment with Zoran, Oak or the combined company at any time upon short notice. The loss of key personnel could delay product development cycles or otherwise harm Zoran's, Oak's or the combined company's business. Zoran and Oak believe that the future success of the combined company will also depend in large part on its ability to attract, integrate and retain highly-skilled engineering, managerial, sales and marketing personnel, located in the United States, Israel and China. Competition for such personnel is intense, and the combined company may not be successful in attracting, integrating and retaining such personnel. Failure to attract, integrate and retain key personnel could harm the combined company's ability to carry out its business strategy and compete with other companies.

Risks Relating to Zoran

Zoran's business and future operating results could be harmed by terrorist activity or armed conflict.

        Zoran's business and operating results are subject to uncertainties arising out of possible terrorist attacks on the United States and other regions of the world including locations where Zoran maintains operations and by armed conflict in the Middle East and related economic instability. Zoran's operations could be harmed due to:

  •
  disruption in commercial activities associated with heightened security concerns affecting international travel and commerce;

  •
  reduced demand for consumer electronic products due to a potential extension of the global economic slowdown;

  •
  tightened immigration controls that may adversely affect the residence status of key non-U.S. managers and technical employees in Zoran's U.S. facilities or Zoran's ability to hire new non-U.S. employees in such facilities; or

  •
  potential expansion of armed conflict in the Middle East which could adversely affect Zoran's operations in Israel.

The Israeli rate of inflation may negatively impact Zoran's costs if it exceeds the rate of devaluation of the new Israeli Shekel against the United States dollar.

        A portion of the cost of Zoran's operations, relating mainly to its personnel and facilities in Israel, is incurred in New Israeli Shekels. As a result, Zoran bears the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the United States dollar, which will increase Zoran's costs as expressed in United States dollars. To date, Zoran has not engaged in hedging transactions. In the future, Zoran may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the United States dollar against the New Israeli Shekel. These measures may not adequately protect Zoran from the impact of inflation in Israel.

The government programs in which Zoran participates and tax benefits Zoran receives require it to meet several conditions and may be terminated or reduced in the future, which would increase Zoran's costs.

        In the year ended December 31, 2002, Zoran did not receive proceeds from grants for research and development from the Chief Scientist in Israel's Ministry of Industry and Trade. However, Zoran did receive an aggregate of $1,500,000 in such grants in the three months ended March 31, 2003 and an aggregate of $333,000 in such grants during 2000. Zoran plans to seek additional grants from the Chief Scientist in the future. To be eligible for these grants, Zoran's development projects must be approved by the Chief Scientist on a case-by-case basis. If Zoran's development projects are not approved by the Chief Scientist, Zoran will not receive grants to fund these projects, which would increase Zoran's research and development costs. Zoran also receives tax benefits, in particular exemptions and reductions as a result of the "Approved Enterprise" status of Zoran's existing operations in Israel. To be eligible for these tax benefits, Zoran must maintain its Approved Enterprise status by meeting conditions, including making specified investments in fixed assets located in Israel and investing additional equity in its Israeli subsidiary. If Zoran fails to meet these conditions in the future, the tax benefits would be canceled and Zoran could be required to refund the tax benefits already received. These tax benefits may not be continued in the future at their current levels or at any level. Israeli governmental authorities have indicated that the government may reduce or eliminate these benefits in the future, which would harm Zoran's business.

If Zoran does not maintain current development contracts or is unable to enter into new development contracts, its business could be harmed.

        Zoran historically has generated a significant percentage of its total revenues from development contracts, primarily with key customers. These development contracts have provided Zoran with partial funding for the development of some of its products. Under these contracts, Zoran receives payments upon reaching certain development milestones. If Zoran fails to achieve the milestones specified in its existing development contracts, if its existing contracts are terminated or if Zoran is unable to secure future development contracts, Zoran's ability to cost-effectively develop new products would be reduced and its business would be harmed.

Provisions in Zoran's charter documents and Delaware law could prevent or delay a change in control of Zoran.

        Zoran's certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire Zoran, even if doing so would be beneficial to its stockholders. These include prohibitions:

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  prohibiting a merger with a party that has acquired control of 15% or more of Zoran's outstanding common stock, such as a party that has completed a successful tender offer, until three years after that party acquired control of 15% of Zoran's outstanding common stock;

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  authorizing the issuance of up to 3,000,000 shares of "blank check' preferred stock;

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  eliminating stockholders' rights to call a special meeting of stockholders; and

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  requiring advance notice of any stockholder nominations of candidates for election to Zoran's board of directors.

Zoran's stock price has fluctuated and may continue to fluctuate widely.

        The market price of Zoran's common stock has fluctuated significantly since Zoran's initial public offering in 1995. Between March 31, 2002 and March 31, 2003, the closing sale price of Zoran's common stock, as reported on The NASDAQ National Market, ranged from a low of $9.11 to a high of $31.81. The market price of Zoran's common stock is subject to significant fluctuations in the future in response to a variety of factors, including:

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  announcements concerning the business of Zoran or of its competitors or customers;

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  quarterly variations in operating results;

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  changes in analysts' earnings estimates;

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  announcements of technological innovations;

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  the introduction of new products or changes in product pricing policies by Zoran or its competitors;

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  loss of key personnel;

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  proprietary rights or other litigation;

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  general conditions in the semiconductor industry; and

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  developments in the financial markets.

        In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for semiconductor companies or technology companies generally and which have been unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may reduce the future market price of Zoran's common stock.

Risks Relating to Oak

        In addition to the risks described above, you should also consider the following risks, which relate specifically to Oak, in determining whether to approve the merger agreement and exchange your investment in Oak for an investment in Zoran. The following risks should be considered together with the information about Oak's business, financial condition and results of operations provided elsewhere in this joint proxy statement/prospectus.

It is difficult for Oak to forecast the level or source of its revenues for its ongoing businesses.

        Historically, Oak's business has depended largely on the success of its Optical Storage products, including its CD-RW products as well as its Combo (combination DVD and CD-RW) and DVD RW products. Oak's operating losses generally have been due to its dependence on its PC Optical Storage business, which during fiscal year 2002 accounted for approximately 67% of its revenues. Oak recently transferred certain assets of its Optical Storage business to Sunplus Technology Co., Ltd., a Taiwanese company. As a result, it is not possible to use Oak's historical financial information to predict Oak's future operating results. Following the recent transfer of certain assets of its Optical Storage business, Oak's digital imaging and digital television businesses will serve as the primary source of revenue which are difficult to forecast. Oak anticipates that Optical Storage revenues will represent a small portion of the overall revenue as compared to the ongoing digital imaging and digital television businesses.

Oak has a recent history of operating losses and may not become or remain profitable.

        Oak has sustained significant losses in recent years and may not become profitable in the future. While Oak had net income of $5.9 million in fiscal 1998, its current loss trend began in calendar year 1998, resulting in operating losses of $9.1 million for fiscal 1998, $61.9 million for fiscal 1999, $61.1 million for fiscal 2000, $19.6 million for fiscal 2001 and $29.9 million for fiscal 2002 (in each case before adjustments for non-operating income or loss, or income tax expense or benefit). If Oak incurs additional losses or fails to achieve profitability in the future, this will significantly harm its business and may affect the trading price of Oak's common stock.

Oak's future imaging revenues will depend on future royalties from shipment of OEM devices.

        Oak anticipates that the royalty streams derived from OEMs' shipments of office equipment containing Oak products, and the sale of related products and services to manufacturers of office equipment will account for a significant portion of its Imaging Group revenue for the foreseeable future. In order to assure that Oak will derive future royalty streams from the shipment of OEM devices, Oak and its OEMs are required to develop and release in a regular and timely manner new office products with increased speed, enhanced output resolutions, reduced memory requirements, multiple functions, and network connectivity. OEMs are under tremendous pressure to continually shorten the development cycles of these products, leading to increased complexity and development costs to Oak and its OEMs. Oak's success will depend on, among other things, the following:

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  the rate at which OEMs serving the digital office market outsource their technology needs;

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  market acceptance of its technology and products and the office devices of its OEMs;

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  the ability of Oak and its OEMs to meet industry changes and market demands in a timely manner;

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  achievement of new design wins by Oak;

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  successful implementation of Oak's technology and products in new office devices being developed by its OEMs; and

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  successful marketing of those devices by the OEMs.

Oak is a defendant in several lawsuits.

        Oak and various of its directors and former officers are parties to a consolidated class action lawsuit filed on behalf of all persons who purchased or acquired Oak common stock for the period from July 27, 1995 to May 22, 1996, alleging state securities law and other violations. Additionally, various of Oak's directors and former officers are defendants in three consolidated derivative actions which allege a breach of fiduciary duty and a claim under California securities laws. Based on its current information, including the California Supreme Court's recent denial of the plaintiffs' petition for review, Oak believes this litigation to be at an end, finally concluded in favor of Oak. Oak is also a party to various other legal proceedings, including a number of patent-related matters. In connection with these lawsuits, management time has been, and will continue to be, expended. In addition, while Oak has incurred, and expects to continue to incur, substantial legal and other expenses, an estimate of such loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in Oak's financial statements.

Regulation of Oak's customers' products may slow the process of introducing new products and could impair Oak's ability to compete.

        The Federal Communications Commission, or FCC, has broad jurisdiction over Oak's target markets in its digital television business. Various international entities or organizations may also regulate aspects of its business or the business of its customers. Although Oak's products are not directly subject to regulation by any agency, the transmission pipes, as well as much of the equipment into which Oak's products are incorporated, are subject to direct government regulation. For example, before they can be sold in the United States, advanced televisions and emerging interactive displays must be tested and certified by Underwriters Laboratories and meet FCC regulations. Accordingly, the effects of regulation on Oak's customers or the industries in which its customers operate may in turn harm its business. FCC regulatory policies affecting the ability of cable operators or telephone companies to offer certain services and other terms on which these companies conduct their business may impede sales of its products. In addition, Oak's digital television business may also be adversely affected by the imposition of tariffs, duties and other import restrictions on systems of suppliers or by the imposition of export restrictions on products that Oak sells internationally. Changes in current laws or regulations or the imposition of new laws or regulations in the United States or elsewhere could harm Oak's business. For example, any delays by the FCC in imposing its requirement that all new televisions have a digital receiver could have an adverse effect on Oak's HDTV business.

Provisions in Oak's charter documents and rights plan could make it more difficult to acquire Oak and may reduce the market price of Oak stock.

        Oak's board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Oak without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Oak has no present plans to issue shares of preferred stock. Further, certain provisions of Oak's charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Oak, which could have an adverse effect on the market price of the stock. In addition, Oak's charter documents do not permit cumulative voting and provide that Oak's board of directors will be divided into three classes, each of which serves for a staggered three-year term, which may also make it more difficult for a third-party to gain control of the board of directors.

        In addition, 400,000 shares of Oak's preferred stock are designated as series A junior participating preferred stock under a rights plan, commonly referred to as a "poison pill." Under certain circumstances involving a proposed change-in-control of Oak, the rights related to the series A junior participating preferred stock may be triggered, the effect of which may delay or prevent a third party from gaining control of or acquiring Oak. In connection with the merger agreement with Zoran, Oak amended the rights plan to exclude the proposed merger as a triggering event under the plan.

THE STOCKHOLDERS' MEETINGS

General

        This joint proxy statement/prospectus is being furnished in connection with the solicitation by the board of directors of each of Zoran and Oak of proxies to be used at the Zoran annual meeting of stockholders and the Oak special meeting of stockholders, and at any and all adjournments or postponements of those meetings.

Date, Time and Place of the Stockholders' Meetings

        The stockholders' meetings are scheduled to be held as follows:

For Zoran stockholders: [Date/Time] 3112 Scott Boulevard Santa Clara, California 95054	For Oak stockholders: [Date/Time] 1390 Kifer Road Sunnyvale, California 94086

Matters to be Considered at the Stockholders' Meetings

  Zoran Annual Meeting

  Proposal 1: Issuance of Shares of Zoran Common Stock in the Merger with Oak

        On May 4, 2003, Zoran's board of directors adopted a resolution approving the issuance of shares of Zoran common stock in the merger with Oak. This share issuance proposal is being submitted for approval by the Zoran stockholders pursuant to the requirements of the National Association of Securities Dealers applicable to companies with securities quoted on The NASDAQ National Market.

        Zoran's board of directors unanimously recommends a vote "FOR" the issuance of Zoran common stock in the merger with Oak.

  Proposal 2: Election of Directors

        Zoran's board of directors is comprised of six directors. All six directors will be elected at the annual meeting. If any nominee for any reason is unable or unwilling to serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. Zoran is not aware of any nominee who will be unable or unwilling to serve as a director.

        Zoran's board of directors unanimously recommends a vote "FOR" each named nominee for director.

  Proposal 3: Approval of Amendment to Zoran's Certificate of Incorporation

        The Zoran stockholders are being asked to approve an amendment to Zoran's certificate of incorporation to increase the number of authorized shares of common stock by 50,000,000 shares, to a total of 105,000,000 shares. As of March 31, 2003, a total of approximately 27,400,000 shares of Zoran common stock were outstanding and approximately 3,183,000 shares were reserved for issuance pursuant to Zoran's stock option and employee stock purchase plans. In addition, based on the number of outstanding shares of Oak common stock and options to purchase Oak common stock as of May 4, 2003, if the merger is consummated, it will result in the issuance of approximately 13,100,000 shares to former stockholders of Oak and the assumption or replacement of options that will be exercisable for up to an additional 4,558,000 shares.

        Zoran's board of directors unanimously recommends a vote "FOR" approval of the amendment to Zoran's certificate of incorporation.

  Proposal 4: Approval of Amendment to Zoran's 1995 Employee Stock Purchase Plan

        The Zoran stockholders are being asked to approve an amendment to Zoran's 1995 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under this plan by 575,000 shares. As of March 31, 2003, a total of approximately 698,015 shares of Zoran common stock had been issued under the Employee Stock Purchase Plan, leaving approximately 201,985 shares available for issuance.

        Zoran's board of directors unanimously recommends a vote "for" approval of the amendment to Zoran's 1995 Employee Stock Purchase Plan.

  Proposal 5: Ratification of Appointment of Independent Accountants

        The audit committee of Zoran's board of directors has appointed PricewaterhouseCoopers LLP as Zoran's independent accountants for the year ending December 31, 2003. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to respond to appropriate questions.

        Zoran's board of directors unanimously recommends a vote "for" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2003.

  Independence of Merger Proposal from Other Proposals

        The completion of the merger is not conditioned upon the approval of the other proposals by the Zoran stockholders as set forth above, nor are any of the other proposals conditioned upon the approval or completion of the merger.

  Oak Special Meeting

  Approval and Adoption of the Merger Agreement and Approval of the Merger with Zoran

        On May 4, 2003, Oak's board of directors unanimously determined that the merger is advisable and fair to, and in the best interests of, Oak and its stockholders, adopted and approved the merger agreement and the merger.

        Oak's board of directors unanimously recommends a vote "for" the approval and adoption of the merger agreement and approval of the merger.

Record Date

  Record Date for the Zoran Annual Meeting

        Zoran's board of directors has fixed the close of business on June 30, 2003 as the record date for determination of Zoran stockholders entitled to notice of and to vote at the Zoran annual meeting. On the record date, there were                        shares of Zoran common stock outstanding and entitled to vote, held by approximately                        holders of record.

  Record Date for the Oak Special Meeting

        Oak's board of directors has fixed the close of business on June 30, 2003 as the record date for determination of Oak stockholders entitled to notice of and to vote at the special meeting. On the record date, there were                        shares of Oak common stock outstanding, held by approximately                        holders of record.

Vote Required

        Zoran.    A majority of the shares of Zoran common stock issued and outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum at the Zoran annual meeting. If a quorum is present, the six nominees for director receiving the highest number of votes will be elected as directors. The affirmative vote of the holders of a majority of the shares of Zoran common stock present or represented by proxy and voting at the annual meeting is required to approve the following proposals:

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  approval of the issuance of shares of Zoran common stock in connection with the merger;

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  approval of an amendment to Zoran's 1995 Employee Stock Purchase Plan to increase the number of shares of Zoran common stock authorized for issuance under such plan; and

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  ratification of the appointment of PricewaterhouseCoopers LLP as Zoran's independent accountants for the year ending December 31, 2003.

Finally, the affirmative vote of the holders of a majority of the shares of Zoran common stock issued and outstanding as of the record date is required to approve the proposal to amend Zoran's certificate of incorporation.

        Oak.    A majority of the shares of Oak common stock issued and outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum at the Oak special meeting. The affirmative vote of the holders of a majority of the shares of Oak's common stock issued and outstanding as of the record date is required to approve and adopt the merger agreement and approve the merger.

Voting of Proxies; Quorum; Abstentions and Broker Non-Votes

        All shares of Zoran common stock represented by properly executed proxies received before or at the Zoran annual meeting and all shares of Oak common stock represented by properly executed proxies received before or at the Oak special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, in the case of Oak stockholders, the shares will be voted FOR approval and adoption of the merger agreement and approval of the merger and, in the case of Zoran stockholders, the shares will be voted FOR approval of the issuance of shares of Zoran common stock in connection with the merger and FOR the other proposals discussed in this joint proxy statement/prospectus. You are urged to mark your proxy card to indicate how you wish to vote your shares.

        If your shares are held in an account at a brokerage firm or bank, that brokerage firm or bank will not be permitted to vote your shares with respect to any of the proposals related to the merger unless you provide instructions as to how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the proposal. Your broker or bank will vote your shares on that proposal only if you provide instructions on how to vote by following the information provided to you by your broker. Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        A properly executed proxy marked abstain, although counted for purposes of determining whether there is a quorum and determining the aggregate voting power and number of shares represented and entitled to vote at each of the stockholders' meetings, will not be voted. Accordingly, because the affirmative vote of holders of a majority of the shares of Oak common stock issued and outstanding as of the record date is required for approval and adoption of the merger agreement and approval of the merger, and the affirmative vote of holders of a majority of the shares of Zoran common stock issued and outstanding as of the record date is required for approval of the amendment to Zoran's certificate of incorporation, a proxy marked abstain, as well as a failure to vote or a broker non-vote, will have the effect of a vote against the proposal.

        A stockholder may revoke his or her proxy at any time before it is voted by:

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  notifying in writing the Secretary of Zoran at 3112 Scott Boulevard, Santa Clara, California 95054, if you are a Zoran stockholder, or the Secretary of Oak at 1390 Kifer Road, Sunnyvale, California 94086, if you are an Oak stockholder, that you wish to revoke your proxy;

  •
  granting a subsequently dated proxy; or

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  appearing in person and voting at the special meeting if you are a holder of record.

        Attendance at the annual or special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

        Zoran and Oak will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Zoran and Oak will request banks, brokers and other intermediaries holding shares of Zoran or Oak common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Zoran and Oak. No additional compensation will be paid to directors, officers or employees for such solicitation.

        MacKenzie Partners may solicit proxies on behalf of Zoran at an approximate cost of $100,000 plus reasonable expenses. Zoran will bear its own expenses in connection with the solicitation of proxies for its annual meeting of stockholders.

        Georgeson Shareholder Communications, Inc. may solicit proxies on behalf of Oak at an approximate cost of $50,000 plus reasonable expenses. Oak will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders.

        You should not send in any stock certificates with your proxy card. If you are an Oak stockholder, a transmittal letter with instructions for the exchange of stock certificates will be mailed to you by Zoran's Exchange Agent.

PROPOSAL 1

THE MERGER AND RELATED TRANSACTIONS

        This section describes material aspects of the proposed merger, including the merger agreement. While Zoran and Oak believe that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully the entire joint proxy statement and the other documents referred to herein for a more complete understanding of the merger and the merger agreement. You should also review the other available information referred to in the section entitled "Where You Can Find Additional Information" on page 185.

Background of the Merger

        Over the past several years, Zoran has established a strong position in various segments of the digital consumer electronics market, including the DVD and digital camera markets. As part of its long-term strategy, Zoran believes that it will become increasingly important to offer a wide range of digital consumer electronic products for the home entertainment industry, and specifically, the digital television market.

        In January 2001, Young K. Sohn, Chairman, President and Chief Executive Officer of Oak, and John Edmunds, Vice President of Finance and Chief Financial Officer of Oak, met in New York with Levy Gerzberg, President and Chief Executive Officer of Zoran, and Karl Schneider, Vice President, Finance and Chief Financial Officer of Zoran, to discuss potential strategic transactions between Zoran and Oak, including a possible business combination transaction.

        In January 2001, Mr. Sohn and Mr. Edmunds also separately met with Isaac Shenberg, Senior Vice President, Business and Strategic Development of Zoran, Shmuel Farkash, Vice President, Business Development of Zoran, and Aharon Aharon, who was then Chief Operating Officer of Zoran.

        On January 17, 2001, Oak's board of directors held its regular quarterly meeting, during which a number of strategic initiatives were presented, including the exploratory discussions management was having with Zoran.

        On January 29, 2001, Zoran's board of directors held its regular quarterly meeting, during which Zoran's management described the exploratory discussions with Oak.

        In March 2001, Oak broke off its discussions with Zoran in order to explore an alternative strategic transaction which ultimately was not consummated.

        In late May 2001, following termination of negotiations on the alternative strategic transaction, Mr. Sohn and Dr. Gerzberg resumed conversations regarding a possible strategic transaction between Oak and Zoran.

        Between July 5 and 8, 2001, Mr. Sohn accompanied Dr. Gerzberg on a visit to Zoran Microelectronics Ltd. ("ZML"), Zoran's subsidiary in Haifa, Israel, and met with Ram Ofir, General Manager of ZML, Uzia Galil, Chairman of the Board of Zoran, and Dr. Shenberg. Shortly thereafter, Shlomo Waser, who was then Senior Vice President and General Manager, Optical Storage, of Oak, separately visited Israel and met with Dr. Shenberg and Mr. Ofir.

        In September 2001, Mr. Edmunds and Jin Wei, Director of Business Development of Oak, met with Mr. Schneider to exchange information and continue general discussions regarding a possible strategic transaction.

        In October 2001, Zoran and Oak entered into a mutual non-disclosure agreement to permit each company to conduct a due diligence investigation of the other company's business and technology.

        On October 16, 2001, Mr. Edmunds met with Mr. Schneider to continue general discussions regarding a possible strategic transaction.

        On October 16, 2001, Oak's board of directors held its regular quarterly meeting during which the board discussed the possible strategic combination with Zoran.

        On October 22, 2001, a small team from Zoran, led by Dr. Shenberg, visited Oak's facilities in Boston, Massachusetts.

        Also on October 22, 2001, Oak entered into an engagement letter with Morgan Stanley pursuant to which Morgan Stanley agreed to act as Oak's financial advisor in a potential strategic combination transaction with Zoran.

        On October 25, 2001, Zoran's board of directors held its regular quarterly meeting during which Zoran's management presented a report on the discussions with Oak.

        On October 27 and 28, 2001, teams from Oak and Zoran, including the executive staff of both companies, met to discuss each company's organization, business plan and financial forecasts as a preliminary investigation of potential synergies and benefits that would result from a business combination.

        In November and December 2001, Oak's discussions with Zoran were suspended while Oak explored several alternative potential strategic transactions, none of which were ultimately consummated.

        In January 2002, Dr. Gerzberg met again with Mr. Sohn to discuss each company's products, financial position and market position. Dr. Gerzberg and Mr. Sohn engaged in further discussions regarding a possible strategic transaction between the two companies, including a possible business combination transaction.

        Also in January 2002, representatives of Zoran and Oak met to discuss each company's organizational structure, personnel, sales strategies, technologies and product offerings, and the potential synergies arising out of a business combination transaction between the two companies and Oak provided Zoran with preliminary due diligence materials regarding Oak's business prospects.

        On January 30, 2002, Zoran's board of directors held its regular quarterly meeting, at which Zoran's management delivered a report on several potential strategic transactions, including the possible business combination with Oak, and Zoran's board authorized management to proceed with discussions with Oak.

        On February 12, 2002, Oak submitted to Zoran, and Mr. Sohn and Dr. Gerzberg discussed, a proposed term sheet relating to a proposed business combination transaction between Oak and Zoran.

        During February 2002, representatives of Zoran and Oak met again to continue discussions and conduct further due diligence in connection with a possible business combination transaction. Later in February 2002, Oak sent a preliminary legal due diligence request list to Zoran's counsel for comment.

        In late February 2002, the parties agreed to terminate their discussions regarding a potential business combination prior to commencing formal due diligence or entering into any other understandings with respect to a business combination transaction, based, in part, on the parties' different expectations regarding the anticipated timing, valuation and structure of the transaction. Beginning in March 2002, Oak focused its attention on its acquisition of TeraLogic, Inc., and no further discussions between Oak and Zoran were held regarding a proposed strategic combination between the two companies until January 2003.

        On January 11, 2003, at the Consumer Electronics Show, Dr. Gerzberg and Dr. Shenberg met with Mr. Edmunds, David Auld, Chief Technical Officer of Oak, and other technical and marketing personnel of Oak to discuss Oak's products relating to the digital home entertainment market.

        On January 16, 2003, Dr. Gerzberg and Mr. Sohn met and discussed a potential strategic transaction between Zoran and Oak.

        On January 24, 2003, Dr. Shenberg met with Messrs. Sohn and Edmunds to engage in more extensive discussions regarding Oak's business and products, as well as its financial performance. During this meeting, Dr. Shenberg and Messrs. Sohn and Edmunds discussed the possibility of a strategic transaction between the two companies.

        On January 24, 2003, Zoran and Oak entered into a mutual non-disclosure agreement to permit each company to conduct a due diligence investigation of the other company's business and technology.

        On January 28, 2003, Zoran's board of directors held its regular quarterly meeting at which it received a report from management regarding the preliminary discussions with Oak. The board discussed various aspects of a potential acquisition of Oak, including Zoran's long-term strategy to address the digital television market and the opportunity presented by the potential acquisition, Oak's financial performance, the possible synergies to be achieved in the potential acquisition, and various analyses prepared by Merrill Lynch, Zoran's financial advisor. After considering and discussing the various aspects of the potential acquisition, Zoran's board of directors authorized management to proceed with negotiations with Oak and to commence preliminary due diligence discussions in connection with a possible acquisition of Oak.

        Between February 5, 2003 and February 12, 2003, representatives of Zoran and Oak met several times to engage in preliminary business and technical due diligence discussions.

        On February 24, 2003, representatives of Zoran management, including Dr. Gerzberg, Dr. Shenberg, Mr. Schneider and Camillo Martino, Executive Vice President and Chief Operating Officer of Zoran, along with representatives of Merrill Lynch, Zoran's financial advisors, met with Messrs. Sohn and Edmunds of Oak and representatives of Morgan Stanley, Oak's financial advisors, to discuss each company's financial performance, business plans and strategies. In addition, the parties discussed the potential synergies that could result from a combination of Zoran and Oak, possible structures for an acquisition transaction and a process for ongoing discussions and key issues relating to further due diligence in connection with the proposed transaction.

        On February 28, 2003, Merrill Lynch, on behalf of Zoran, delivered a supplemental information request list to Morgan Stanley, as Oak's representative.

        On March 3, 2003, Oak's board of directors met and discussed for the first time the current initiative and the possible strategic combination with Zoran. Mr. Sohn presented the anticipated advantages presented by the combination, including the possible synergies between the businesses of the two companies.

        Between March 5, 2003 and April 14, 2003, executive and technical teams from Zoran and Oak held several in-person meetings and conference calls to conduct due diligence on the other company. The primary focus of these meetings was a more extensive review by each company of the other company's technologies and core product lines, including Zoran's DVD and digital camera product lines and Oak's digital imaging and HDTV product lines, and the potential synergies that could result from a combination of the two companies.

        On March 11, 2003, Merrill Lynch, on behalf of Zoran, delivered a non-binding term sheet to Morgan Stanley, as Oak's representative, setting forth, for discussion purposes, proposed terms for a possible strategic combination of Zoran and Oak.

        On March 12, 2003, at a regularly scheduled meeting of Oak's board of directors, the board was briefed by Oak's management and representatives from Morgan Stanley, Oak's financial advisor, on developments with Zoran, including the proposed term sheet. Dr. Gerzberg and several other members of Zoran's management attended a portion of board meeting and presented an overview of Zoran, including its history, current business and future business prospects, as well as Zoran's reasons for entering into a strategic combination with Oak. The board authorized Oak management to continue discussions and the due diligence process with Zoran to better understand the benefits and risks associated with the combination.

        From March 15 to March 30, 2003, Mr. Sohn was out of the country on business and further business discussions between Oak and Zoran were suspended. During this period, Dr. Gerzberg held one-on-one meetings with each of the other members of Oak's board of directors to address their questions and concerns regarding the proposed strategic combination. In addition, Messrs. Schneider and Martino met with various members of the Oak board of directors to discuss the proposed transaction.

        On March 25, 2003, Philip Young, a member of Zoran's board of directors, met with David Rynne, a member of Oak's board of directors, to discuss the proposed strategic transaction and to identify issues that needed to be addressed.

        On April 2, 2003, Mr. Young met with Mr. Sohn to discuss the proposed transaction and the process which Zoran and Oak should follow in their continuing discussions.

        On April 3, 2003, Oak's board of directors held a special meeting where Mr. Rynne and Peter Simone were appointed by the board as a special committee to review and analyze a potential strategic transaction with Zoran.

        On April 8, 2003, the special committee of Oak's board met with two members of Zoran's board of directors, Arthur Stabenow and Mr. Young, to outline the terms including valuation and board representation under which Oak would be willing to proceed with a transaction.

        Between April 8, 2003 and April 27, 2003, representatives of Merrill Lynch and Morgan Stanley had several discussions regarding the rationale of their respective client's proposals.

        On April 15, 2003, Zoran formally engaged Merrill Lynch as its financial advisor in connection with the proposed business combination transaction with Oak.

        On April 15, 2003, Zoran's board of directors held a special meeting and discussed the status of negotiations with Oak. The Zoran board received an update on the ongoing discussions from management and Merrill Lynch. A representative from Merrill Lynch summarized the financial terms of the proposals that had been exchanged by the parties to date, as well as financial data for Oak, the potential synergies of a business combination between the two companies and Merrill Lynch's preliminary valuation analyses. Based on the presentations from management and Zoran's financial advisor, and after discussion and consideration, the Zoran board authorized Zoran management to continue negotiations with Oak, subject to specific parameters.

        Also, on April 15, 2003, following the Zoran board meeting, Merrill Lynch, on behalf of Zoran, delivered a revised non-binding term sheet to Morgan Stanley, as Oak's representative.

        On April 16, 2003, at a regularly scheduled quarterly meeting of the Oak board of directors, the board along with representatives from Morgan Stanley met via conference call to discuss developments with Zoran, and the Oak board of directors authorized Oak management to continue discussions and the due diligence process with Zoran. Immediately following the meeting, Mr. Sohn and Dr. Gerzberg discussed the differences in valuation between the two companies.

        Between April 16, 2003 and May 4, 2003, both companies continued to engage in mutual due diligence meetings. During this same time period, Dr. Gerzberg and Mr. Sohn held several meetings and had numerous telephone conversations regarding the economic terms of the proposed transaction, as well as discussions regarding the proposed management and board composition of the combined entity.

        On April 22, 2003, Oak issued its regularly scheduled release regarding its operating results for the quarter ended March 31, 2003.

        On April 24, 2003, Zoran issued its regularly scheduled release regarding its operating results for the quarter ended March 31, 2003.

        On April 25, 2003, Dr. Gerzberg and Mr. Sohn met to discuss various key terms of the proposed business combination, including the proposed exchange ratio and the resulting post-transaction ownership in the combined entity by the Oak stockholders, and initiated conversations regarding various issues relating to employment and severance arrangements with key Oak employees. Dr. Gerzberg and Mr. Sohn agreed to continue their discussions.

        During the weekend of April 26-27, 2003, Dr. Gerzberg and Mr. Sohn, together with the financial advisors of Zoran and Oak, had numerous discussions regarding Zoran's proposed term sheet delivered on April 15, 2003. These discussions related primarily to the exchange ratio range and the members of Oak's executive team that would potentially continue with the combined company. Dr. Gerzberg and Mr. Sohn also discussed compensation and benefits of Oak executives and the effect of a potential merger on outstanding options granted to Oak's key executives.

        On April 27, 2003, Dr. Gerzberg and Mr. Sohn reached tentative agreement on several key business issues, including the post-merger percentage ownership of Zoran by the Oak stockholders, the implied premium to Oak's historical trading prices and the management structure and numerical board composition of the combined company, and agreed to instruct their management teams and advisors to complete their due diligence review and begin preparation of definitive merger documents.

        On April 28, 2003, Gray Cary Ware & Freidenrich LLP, legal counsel to Zoran, delivered a legal due diligence request list to Oak and its outside legal counsel, Wildman, Harrold, Allen & Dixon. Later that same day, representatives of Zoran and Oak and their respective financial and legal advisors met to discuss various issues, including the proposed timing for remaining technical, financial and legal due diligence, the negotiation and execution of definitive merger documents and the announcement of the proposed merger.

        On April 28, 2003, Mr. Sohn separately spoke with each member of Oak's board of directors to address questions regarding the proposed merger.

        From April 28, 2003 through May 4, 2003, each company's management team and their respective financial and legal advisors met on numerous occasions, in person and by telephone, with their counterparts to conduct additional technical, financial and legal due diligence. During this same period, representatives of Zoran continued to discuss compensation issues with various members of Oak management, including the existing severance arrangements with some of the Oak executives providing for accelerated vesting of Oak options, bonuses and cash severance payments in the event of a change of control of Oak.

        On April 29, 2003, Wildman Harrold, legal counsel to Oak, delivered a legal due diligence request list to Zoran and its outside legal counsel, Gray Cary.

        On April 29, 2003, Zoran's board of directors held its regular quarterly meeting. At the meeting, management and representatives of Gray Cary reported on the status of negotiations and due diligence, and representatives of Merrill Lynch presented various preliminary financial analyses with respect to the proposed merger.

        On April 29, 2003, Merrill Lynch met with Oak management to perform financial due diligence.

        Also on April 29, 2003, Gray Cary delivered a draft merger agreement to Wildman Harrold.

        Between April 29, 2003 and May 4, 2003, Zoran and Oak and their respective outside legal counsel and financial advisors negotiated the terms of the merger agreement and related transaction documents.

        On May 1, 2003, representatives of Gray Cary and Wildman Harrold met to discuss open issues in the draft merger agreement.

        On May 2, 2003, Zoran and certain Oak employees began to review and negotiate formal terms of the proposed employment and severance arrangements with key Oak employees.

        On May 2, 2003 at 4:00 p.m., Oak's board of directors met to discuss the proposed terms of the merger agreement. Representatives from Morgan Stanley and Wildman Harrold also participated in the board meeting. Oak's management reviewed the results of its due diligence of Zoran and presented its findings to Oak's board of directors. The board reviewed the proposed exchange ratio which was based on the closing prices of Zoran's and Oak's stock on May 2, 2003. Morgan Stanley discussed its preliminary financial analysis with respect to the proposed merger. Oak's legal counsel discussed the preliminary results of its legal due diligence review and outlined the principal terms of the draft merger agreement and related agreements. The board of directors of Oak authorized management to proceed with the transaction, subject to finalizing the merger agreement and the delivery of a fairness opinion by Morgan Stanley.

        On May 4, 2003, at 12:00 noon, a special meeting of Zoran's board of directors was held. Representatives of Merrill Lynch reviewed with the Zoran board financial analyses regarding the proposed merger and responded to questions from the Zoran directors. At the meeting, representatives of Merrill Lynch delivered to the Zoran board its oral opinion (subsequently confirmed in writing) that the merger consideration was fair from a financial point of view to Zoran. Representatives of Gray Cary, Zoran's legal counsel, reported on the results of its legal due diligence review, including a presentation regarding pending litigation involving Oak, and also reviewed key terms of the draft merger agreement and related agreements. The Zoran board considered and discussed the risks and benefits of the proposed transaction, taking into account the terms of the merger agreement and reports regarding the business, technical, financial and legal due diligence, concluded that the proposed transaction was in the best interests of Zoran and its stockholders and approved the merger agreement and the merger, subject to satisfactory resolution of several open issues, including Mr. Sohn's severance arrangement with Oak, and the process by which three Oak board members would be designated for election as new Zoran board members.

        On May 4, 2003, immediately prior to a scheduled meeting of the Oak board, Dr. Gerzberg and a representative from Gray Cary communicated to Mr. Sohn and Oak's counsel the Zoran board's position with respect to the remaining open issues.

        On May 4, 2003, at 4:00 p.m., Oak's board of directors met to consider the revised terms of the merger. Representatives from Morgan Stanley and Wildman Harrold also participated in the board meeting. The board initially met outside the presence of Mr. Sohn to consider the Zoran board's proposal with respect to Mr. Sohn's severance arrangement and the process for selecting which Oak board members would be asked to join the Zoran board. A representative of Gray Cary was asked to join a portion of the meeting via telephone to discuss the Zoran board's position on these issues. Separately, Dr. Gerzberg joined a portion of the meeting to discuss the Zoran board's position on these issues. After the Gray Cary representative and Dr. Gerzberg had departed the meeting, representatives from Morgan Stanley presented a financial analysis with respect to the proposed merger and delivered its fairness opinion. Oak's outside legal counsel reported on the final results of its legal due diligence review. The Oak board considered and discussed the risks and benefits of the proposed merger, taking into account the revised terms and reports regarding the due diligence review, concluded that the proposed merger was in the best interests of Oak and its stockholders and approved the merger agreement and the merger, and related transactions. The Oak board also approved an amendment of Mr. Sohn's employment agreement increasing his severance benefits from 18 to 29 months in consideration of Mr. Sohn entering into a non-competition agreement with Zoran.

        On May 4, 2003, following the Oak board meeting, legal counsel to Zoran and Oak made final revisions to the merger agreement and related agreements, and representatives of Zoran and Oak executed and delivered the merger agreement.

        On May 5, 2003, prior the opening of trading on The NASDAQ National Market, Zoran and Oak issued a joint press release announcing the signing of the merger agreement.

        On June 6, 2003, representatives of Zoran and Oak executed an Amendment to the Agreement and Plan of Reorganization to modify and clarify the provisions relating to Zoran's assumption of Oak options, the methodology for determining the number of shares to be subject to the new Zoran options to be granted to replace the underwater Oak options which will not be assumed by Zoran and which will terminate, and to designate Messrs. Rynne, Simone and Sohn as the three members of Oak's board of directors to be elected to serve on Zoran's board of directors, effective upon the consummation of the merger.

Recommendation of Zoran's and Oak's Boards of Directors

        After due consideration, Zoran's board of directors has determined that the merger is fair to and in the best interests of Zoran and its stockholders. Accordingly, Zoran's board of directors unanimously recommends that Zoran stockholders vote "FOR" approval of the issuance of the shares of Zoran common stock in connection with the merger.

        After due consideration, Oak's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Oak's stockholders. Accordingly, Oak's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that the stockholders of Oak vote "FOR" approval and adoption of the merger agreement and the merger.

Reasons for the Merger

  General

        The boards of directors of Zoran and Oak each approved the merger agreement, found the merger to be fair to and in the best interests of its respective company and its stockholders, and resolved to recommend that the stockholders vote in favor of the Zoran merger proposal or the Oak merger proposal, as the case may be.

        In reaching their separate decisions, each board consulted with its company's senior management and financial and legal advisors and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to quantify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given weight to different factors.

        The factors considered by each board were not identical to the factors considered by the other board. However, both boards identified a number of potential material benefits, common to both companies and their respective stockholders, that both boards expect will result from the merger. In addition, both boards identified a number of risks affecting both companies in connection with the merger and other considerations common to both companies. These common benefits, risks and other considerations are described below. The specific factors that each board separately considered are also listed below. This section, read as a whole, includes the material factors considered by each board of directors in approving the merger.

  Joint Reasons for the Merger

        Both boards believe that the combination of Zoran and Oak will create a stronger, more competitive industry participant, based on the potential benefits of the merger, including:

  •
  the complementary nature of the products, services, technologies and customers of Zoran and Oak;

  •
  the more diversified and balanced product portfolio resulting from the combination of each company's products;

  •
  the opportunity to accelerate revenue growth as a result of an integrated product offering that addresses a wider range of digital consumer electronics and imaging products;

  •
  the potential ability of the combined entity to capitalize on the complementary products and customer relationships in high-growth consumer electronics markets such as the digital TV, DVD, digital camera and digital imaging markets;

  •
  the potential ability of the combined company to effectively develop new products in the consumer electronics markets by sharing technologies and intellectual property, utilize its worldwide sales and marketing infrastructure and reduce manufacturing costs; and

  •
  the potential for cross-selling opportunities.

        In the course of their separate deliberations, each board considered the following factors:

  •
  the prospects of each company on a stand-alone basis, including potential risks and rewards associated with remaining independent;

  •
  the nature of the industry in which Zoran and Oak operate and the belief that greater size, resources and geographic scope are increasingly required for companies to compete in this industry;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Zoran and Oak common stock;

  •
  results of the due diligence investigation conducted by management, accountants, legal counsel and financial advisors;

  •
  the percentage ownership of the combined company of the stockholders of Zoran and Oak; and

  •
  possible alternative means of achieving the anticipated benefits of the merger, including the possibility of a combination with other companies.

        Both boards also recognize the risks inherent in the transaction, including:

  •
  the risk that the potential benefits of the merger may not be realized;

  •
  the risk that Zoran and Oak would not be successful in integrating their products, technology and organizations;

  •
  the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key personnel might not remain employed with the combined company;

  •
  the risk that the merger may not be consummated; and

  •
  the other risks described in this joint proxy statement/prospectus under the section titled "Risk Factors."

        Both boards determined that the potential benefits of the merger outweighed the potential risks. Each board also determined that the provisions of the merger agreement, including the exchange ratio, each company's representations and warranties, covenants, and the conditions to their respective obligations, were the reasonable product of arms-length negotiations.

  Zoran's Reasons for the Merger

        Zoran's board of directors has unanimously determined that the proposed merger with Oak is in the best interests of Zoran and its stockholders. In addition to the joint reasons for the merger, Zoran's board believes that the combined company would benefit from the following:

  •
  Oak's complementary technologies and products, especially in the digital TV markets, and the ability of the combined company to expand its existing customer base and market share in the digital consumer electronics market by integrating the product lines of each company;

  •
  Oak's intellectual property portfolio and related expertise, especially intellectual property relating to front-end optical recording;

  •
  access to Oak's customer relationships, providing cross-selling opportunities to existing customers as well as opportunities to build new relationships;

  •
  the opportunity to achieve synergies and realize significant cost savings, including operational efficiencies, such as acceleration of various product development activities by leveraging Oak's intellectual property, reduced overhead and, in geographic areas where the two companies overlap, increased efficiency in the combined company's sales channels; and

  •
  Oak's existing market position as a leading supplier of HDTV integrated circuits, providing the combined company with access to this high-growth market segment.

        Zoran's board considered a number of additional factors in evaluating the merger with Oak, including the following:

  •
  information regarding Oak's business, historical financial performance and condition, cash balances, operating performance, prospects, contractual obligations and management experience;

  •
  the consideration Zoran will pay in the merger in light of comparable merger transactions;

  •
  the fact that the proposed issuance of shares of Zoran common stock in connection with the merger must be approved by the Zoran stockholders;

  •
  the views of Zoran's senior management regarding the integration of Oak;

  •
  the structure and terms of the merger and its effect on existing Zoran stockholder value, including the following:

  •
  the number of shares of Zoran common stock to be issued in the merger and the dilutive effect on existing Zoran stockholders;

  •
  the aggregate cash consideration to be paid to the Oak stockholders and the cash balances of Oak as of the date of the merger agreement, and the potential effect on Zoran's existing cash balances, taking into account the limitations contained in the merger agreement regarding significant capital expenditures by Oak prior to the completion of the proposed merger; and

  •
  the capital and resources required for the merger and the potential revenue and cost synergies expected from the merger; and

  •
  the opinion of Merrill Lynch to Zoran's board of directors (the full text of which is attached as Annex D, and which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion) stating that, as of May 4, 2003, the consideration to be paid by Zoran in the proposed merger was fair, from a financial point of view, to Zoran and the financial presentation made to the Zoran board in connection with the delivery of the opinion.

        The foregoing discussion of the information and factors considered by Zoran's board of directors is not intended to be exhaustive, but is intended to include the material factors considered by the Zoran board. Zoran's board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given different weight to different factors.

        Zoran's board of directors also considered a number of uncertainties (in addition to the uncertainties listed in the section entitled "—Joint Reasons for the Merger"), including the challenges of combining the businesses of Zoran and Oak and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time. For further discussion of these risks, see the section of this joint proxy statement/prospectus entitled "Risk Factors."

  Oak's Reasons for the Merger

        Oak's board believes that the merger is fair to Oak's stockholders and in their best interests, and has unanimously recommended the approval and adoption of the merger agreement and the merger with Zoran. In addition to the joint reasons for the merger, Oak's board believes that the combined company would benefit from the following:

  •
  Zoran's complementary technologies and products, especially in the digital TV markets;

  •
  Access to Zoran's customer relationships, providing cross-selling opportunities to existing customers as well as the opportunity to build new relationships; and

  •
  Zoran's greater financial resources, providing the combined company with the necessary capital for growth.

        Oak's board considered a number of additional factors in evaluating the merger with Oak, including the following:

  •
  information concerning Zoran's business, historical financial performance and condition, operations, technology, products, strategic partners, customers, competitive positions, prospects and management;

  •
  the historical market prices and recent trading activity of shares of Oak common stock and Zoran common stock, including the fact that the offer price per share of Oak common stock implied by the exchange ratio and the per share cash consideration represented a significant premium to the market price of Oak common stock relative to that of Zoran common stock at the time the merger agreement was executed;

  •
  the aggregate cash consideration to be paid to the Oak stockholders;

  •
  the opinion of Morgan Stanley, Oak's financial advisor, that, as of May 4, 2003 and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the consideration to be received by the holders of shares of Oak common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

  •
  the opportunity for Oak's stockholders to continue to participate in the potential future growth and success of Oak and Zoran and the possible synergies to be realized from the merger through their receipt of shares of Zoran common stock in the merger;

  •
  the fact that the receipt of Zoran common stock by the holders of Oak common stock in the merger is expected to be tax-free to such holders for U.S. federal income tax purposes;

  •
  the terms of the merger and the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

  •
  the likelihood of completing the merger, given the limited nature of the conditions to closing the merger and the need for relatively few regulatory approvals or consents, and the favorable prospects for receiving these necessary approvals and consents and completing the merger;

  •
  the fact that the merger must be approved be the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Oak common stock; and

  •
  the fact that, while the merger agreement prohibits Oak from soliciting proposals concerning an acquisition of Oak, Oak's board of directors, in the exercise of its fiduciary duties, would be able to provide information to, and engage in negotiations with, a third party that makes an unsolicited superior acquisition proposal, and that Oak's board of directors would be able to withdraw its recommendation of the merger agreement and the merger to the Oak stockholders, if the board of directors determined that its fiduciary duties so required and upon payment to Zoran of a termination fee in the amount of $10,740,000.

        In addition to those described in "—Joint Reasons for the Merger," the Oak board identified and considered a number of other uncertainties and risks concerning the merger, including:

  •
  the risk that Oak might suffer employee attrition or fail to retain key personnel due to uncertainties associated with the merger, and that customers may delay purchases of Oak's products until the merger is completed;

  •
  the risks associated with an investment in Zoran common stock described in periodic reports previously filed with the SEC by Zoran, including those factors discussed in this proxy statement/prospectus under "Risk Factors—Risks Relating to Zoran, Oak and the Combined Company" beginning on page 23.

  •
  the risk that the per share value of the consideration actually received by Oak stockholders might be significantly less than the per share price implied by the exchange ratio prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in market price of either Zoran common stock or Oak common stock; and

  •
  the amount of the termination fee and the events triggering payment of the termination fee under the merger agreement.

        Oak's board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

        The foregoing discussion of the information and factors considered by Oak's board of directors is not meant to be exhaustive, but includes the material factors considered by the Oak board. In view of the variety of factors considered in connection with its evaluation of the merger, Oak's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of Oak's board of directors may have given different weights to different factors.

Opinion of Financial Advisor to Zoran

        Zoran retained Merrill Lynch to act as its financial advisor with respect to the transaction. In connection with that engagement, Zoran requested that Merrill Lynch evaluate the fairness, from a financial point of view, to Zoran of the merger consideration in the merger. At the meeting of Zoran's board of directors on May 4, 2003, Merrill Lynch rendered its oral opinion to the Zoran board, subsequently confirmed in writing, that as of May 4, 2003, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration was fair to Zoran from a financial point of view.

        The full text of Merrill Lynch's opinion, which sets forth material information relating to Merrill Lynch's fairness opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex D and is incorporated into this document by reference in its entirety. This description of Merrill Lynch's opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully. Merrill Lynch's opinion is addressed to Zoran's board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to Zoran. The terms of the merger, including the merger consideration, were determined through negotiations between Zoran and Oak and were not determined or recommended by Merrill Lynch. Merrill Lynch's opinion does not address the merits of the underlying decision of Zoran to engage in the transaction and does not constitute, nor should it be construed as, a recommendation to any stockholder of Zoran or Oak as to how to vote on the Zoran share issuance or any matter related to the merger.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to Oak and Zoran that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including publicly available financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Oak and Zoran furnished to Merrill Lynch or discussed with Merrill Lynch by Oak and Zoran, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (referred to in this document as the "expected synergies"), furnished to Merrill Lynch by Zoran;

  •
  conducted discussions with members of senior management and representatives of Oak and Zoran concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

  •
  reviewed the historical market prices and valuation multiples for shares of Oak common stock and Zoran common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of Oak and Zoran and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of Oak and Zoran and their financial and legal advisors;

  •
  reviewed the potential pro forma impact of the merger;

  •
  reviewed the merger agreement; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Oak or Zoran, nor was Merrill Lynch furnished with any such evaluation or appraisal, and Merrill

Lynch did not evaluate the solvency or fair value of Oak or Zoran under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Oak or Zoran. With respect to the publicly available financial forecast information discussed with Merrill Lynch by Oak and Zoran, the managements of Oak and Zoran advised Merrill Lynch, and Merrill Lynch assumed, that such financial forecast information represented reasonable estimates and judgments as to the future financial performance of Oak and Zoran, respectively. With respect to the expected synergies furnished to and discussed with Merrill Lynch, management of Zoran advised Merrill Lynch, and Merrill Lynch assumed, that they had been reasonably prepared and reflected the best currently available estimates and judgment of Zoran's management as to the expected synergies.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to Zoran's board of directors. Circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. Merrill Lynch has expressed no opinion as to the prices at which shares of Zoran common stock or Oak common stock will trade following the announcement or consummation of the transaction. In addition, as described above, Merrill Lynch's fairness opinion was among several factors taken into consideration by Zoran's board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch's analysis described below should not be viewed as determinative of the decision of Zoran's board of directors or the Zoran management with respect to the fairness of the merger consideration.

        The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Oak and Zoran, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

        At the meeting of Zoran's board of directors held on May 4, 2003, Merrill Lynch presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion.

  Comparative Public Market Trading Analyses

        Historical Stock Trading Performance.    Merrill Lynch reviewed the historical trading performance of shares of Oak common stock and Zoran common stock. Per share closing price trading data for Oak common stock and Zoran common stock for various periods prior to May 2, 2003 are summarized in the table below:

	Oak Common Stock			Zoran Common Stock
Period prior to May 2, 2003
	High	Average	Low	High	Average	Low
1 Year	$14.24	$4.48	$1.12	$26.27	$15.61	$9.11
6 Months	4.86	3.13	1.59	23.52	14.68	10.85
3 Months	4.86	3.60	2.79	18.06	13.11	10.85
1 Month	4.86	4.23	3.64	18.06	14.68	12.65
10 Trading Days	4.86	4.56	4.13	18.06	16.49	14.80
May 2, 2003		4.74			17.64

        Historical Indexed Trading Performance.    Merrill Lynch compared the recent stock price performance of Oak with the recent stock price performance of Zoran, a composite index comprising eight semiconductor companies and the NASDAQ index over the period from May 2, 2002 through May 2, 2003. The following table sets forth the changes in such stock prices and indices over this period:

Change from May 2, 2002
NASDAQ	(8.6)%
Zoran	(16.8)%
Semiconductor Composite Index	(44.0)%
Oak	(64.8)%

        Oak Valuation Analyses

        Historical Stock Trading Analysis.    Merrill Lynch reviewed the historical trading performance of shares of Oak common stock. The closing high and low trading prices for shares of Oak common stock over the six months prior to May 2, 2003 are summarized in the table below:

Period Prior to May 2, 2003	Low	High
6 Months	$1.59	$4.86

        Analyst Stock Price Targets.    Using publicly available securities research analyst estimates, Merrill Lynch noted that the range of the analyst stock price targets for Oak was $6.00—$7.00.

        Comparable Public Trading Multiples Analysis.    Using publicly available securities research analyst estimates and other information, Merrill Lynch compared selected financial and trading data of Oak with similar data for selected publicly traded companies engaged in businesses that Merrill Lynch judged to be reasonably comparable to those of Oak. These companies were:

  •
  nVidia Corporation

  •
  ATI Technologies Inc.

  •
  OmniVision Technologies, Inc.

  •
  Genesis Microchip Incorporated

  •
  Zoran Corporation

  •
  Silicon Image, Inc.

  •
  Pixelworks, Inc.

  •
  ESS Technology, Inc.

  •
  Cirrus Logic, Inc.

        Merrill Lynch used publicly available securities research analyst estimates for each of these companies to determine multiples of the equity value of the comparable companies to several estimated financial metrics for the comparable companies. In calculating the implied equity value per Oak share derived from Oak's calendar year 2005 estimated earnings per share, Merrill Lynch applied the calendar year 2004 estimated earnings per share multiple range to the calendar year 2005 estimated earnings per share and discounted the result by the estimated cost of equity of 25.0%. The following table summarizes the derived ranges of multiples and the ranges of equity values per Oak share implied by such multiples, assuming publicly available securities research analyst estimates for Oak:

	Multiple range		Implied equity value per Oak share
CY 2003 estimated revenue	1.5x - 3.0x		$3.75 - $6.25
CY 2004 estimated revenue	1.0x - 2.5x		$3.50 - $6.75
CY 2004 estimated eps	20.0x - 29.0x		$2.75 - $4.00
CY 2005 estimated eps	20.0x - 29.0x	*	$5.50 - $8.00

*
(Multiples discounted at cost of equity of 25.0%)

        No company used in the above analysis is identical to Oak. In evaluating companies identified by Merrill Lynch as comparable to Oak, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Oak, such as the impact of competition on the business of Oak and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Oak or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

        Merrill Lynch noted that as of May 2, 2003 Oak's closing share price as a percentage of its 52-week high was 32.8% while the mean of the comparable companies was 53.0%. Merrill Lynch also noted that Oak's calendar year 2004 estimated gross margins and 5-year earnings per share growth rates were 60.0% and 30.0%, respectively, while the means of the comparable companies were 42.7% and 22.7%, respectively.

        Comparable Transaction Analysis.    Using publicly available securities research analyst estimates and other information, Merrill Lynch examined the following transactions that Merrill Lynch deemed to be relevant to determine the multiple of the value of such transactions at the time of announcement to estimates at the time of announcement of the current calendar year revenues and next calendar year revenues for the target companies. The precedent transactions that Merrill Lynch considered are:

Acquiror	Target
• Pixelworks, Inc.	• Genesis Microchip Incorporated
• Oak Technology, Inc.	• TeraLogic, Inc.
• IXYS Corporation	• Clare, Inc.
• DSP Group, Inc.	• Parthus Technologies plc
• Creative Technology Ltd.	• 3Dlabs Inc.
• Intersil Corporation	• Elantec Semiconductor, Inc.
• Digi International Inc.	• NetSilicon, Inc.
• GlobeSpan, Inc.	• Virata Corporation
• Genesis Microchip Incorporated	• Sage, Inc.
• Vishay Intertechnology, Inc.	• General Semiconductor, Inc.
• TriQuint Semiconductor, Inc.	• Sawtek, Inc.

        All calculations of multiples paid in the selected transactions were based on public information available at the time of public announcement. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. The following table summarizes the derived ranges of multiples and the ranges of equity values per Oak share implied by such multiples, assuming publicly available securities research analyst estimates for Oak:

	Multiple range	Implied equity value per Oak share
Current CY estimated revenue	1.7x - 3.3x	$4.25 - $6.75
Next CY estimated revenue	1.5x - 3.0x	$4.50 - $7.75

        Using the same transactions, Merrill Lynch also calculated the exchange ratio premiums paid in such transactions. The following table summarizes the derived ranges of premiums and the ranges of equity values per Oak share implied by such premiums:

	Premium range	Implied equity value per Oak share
Premium to 1 day prior exchange ratio	20% - 35%	$5.75 - $6.50
Premium to 1 month prior average exchange ratio	20% - 50%	$6.00 - $7.75
Premium to 3 month prior average exchange ratio	20% - 50%	$5.75 - $7.25

        Merrill Lynch noted that, as of May 2, 2003, the premiums to 1 day, 1 month and 3 month prior average exchange ratios for the proposed Zoran-Oak transaction were 24.1%, 15.4% and 20.9%, respectively.

        It should be noted that no transaction utilized in the analysis above is identical to the proposed Zoran-Oak transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Oak based on publicly available securities research analyst estimates, with and without giving effect to expected synergies. In each case, Merrill Lynch calculated a range of equity values per share for Oak based upon the sum of the discounted net present value of Oak's four and one-half year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA.

        Using discount rates ranging from 18% to 22% and terminal value multiples of estimated 2008 EBITDA ranging from 7.0x to 9.0x, Merrill Lynch calculated the following range of implied equity values per share of Oak common stock:

	Low	High
Implied equity value per Oak share—without expected synergies	$5.75	$7.25
Implied equity value per Oak share—with expected synergies	$5.75	$8.25

  Zoran Valuation Analyses

        Historical Stock Trading Analysis.    Merrill Lynch reviewed the historical trading performance of shares of Zoran common stock. The closing high and low trading prices for shares of Zoran common stock over the six months prior to May 2, 2003 are summarized in the table below:

Period Prior to May 2, 2003	Low	High
6 Months	$10.85	$23.52

        Analyst Stock Price Targets.    Using publicly available securities research analyst estimates, Merrill Lynch noted that the range of the analyst stock price targets for Zoran was $20.00—$33.00.

        Comparable Public Trading Multiples Analysis.    Using publicly available securities research analyst estimates and other information, Merrill Lynch compared selected financial and trading data of Zoran with similar data for selected publicly traded companies engaged in businesses that Merrill Lynch judged to be reasonably comparable to those of Zoran. These companies were:

  •
  MediaTek, Inc.
  •
  nVidia Corporation
  •
  ATI Technologies Inc.
  •
  OmniVision Technologies, Inc.
  •
  Genesis Microchip Incorporated
  •
  Oak Technology, Inc.
  •
  Silicon Image, Inc.
  •
  Pixelworks, Inc.
  •
  ESS Technology, Inc.
  •
  Cirrus Logic, Inc.

        Merrill Lynch used publicly available securities research analyst estimates for each of these companies to determine multiples of the equity value of the comparable companies to several estimated financial metrics for the comparable companies. The following table summarizes the derived ranges of multiples and the ranges of equity values per Zoran share implied by such multiples, assuming publicly available securities research analyst estimates for Zoran:

	Multiple range	Implied equity value per Zoran share
CY 2003 estimated revenue	1.4x - 2.0x	$16.50 - $20.50
CY 2004 estimated revenue	1.1x - 1.6x	$16.00 - $20.00
CY 2004 estimated eps	15.0x - 23.5x	$15.25 - $23.75
CY 2004 estimated P/E to Growth Rate	0.7x - 1.2x	$14.75 - $25.50

        No company used in the above analysis is identical to Zoran. In evaluating companies identified by Merrill Lynch as comparable to Zoran, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zoran, such as the impact of competition on the business of Zoran and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Zoran or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

        Merrill Lynch noted that as of May 2, 2003 Zoran's closing share price as a percentage of its 52-week high was 65.6% while the mean of the comparable companies was 50.6%. Merrill Lynch also noted that Zoran's calendar year 2004 estimated gross margins and 5-year earnings per share growth rates were 38.1% and 21.0%, respectively, while the means of the comparable companies were 45.3% and 23.3%, respectively.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Zoran, without giving effect to the transaction, based on publicly available securities research analyst estimates. Merrill Lynch calculated a range of equity values per share for Zoran based upon the sum of the discounted net present value of Zoran's four and one-half year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2008 EBITDA.

        Using discount rates ranging from 18% to 22% and terminal value multiples of estimated 2008 EBITDA ranging from 7.0x to 9.0x, Merrill Lynch calculated the following range of implied equity values per share of Zoran common stock:

	Low	High
Implied equity value per Zoran share	$19.75	$23.75

  Relative Valuation Analyses

        Historical Exchange Ratio Performance.    Merrill Lynch reviewed the historical ratios of the trading performance of shares of Oak common stock to the trading performance of shares of Zoran common stock over various periods prior to May 2, 2003. This data is summarized in the table below:

Period prior to May 2, 2003	Low	Average	High
1 Year	0.1033x	0.2739x	0.6350x
6 Months	0.1124x	0.2272x	0.3125x
3 Months	0.2280x	0.2756x	0.3125x
1 Month	0.2553x	0.2888x	0.3125x
10 Trading Days	0.2553x	0.2773x	0.3101x
May 2, 2003		0.2687x

        For comparative purposes, Merrill Lynch calculated the implied total exchange ratio, accounting for the cash portion of the merger consideration, as of May 2, 2003 to be 0.3333x.

        Contribution Analysis.    Merrill Lynch analyzed the relative contributions of Oak and Zoran to the pro forma revenue, operating income, net income and earnings per share of the combined company for calendar years 2003 through 2005. Estimates for calendar years 2003, 2004 and 2005 were based on the average of publicly available forecasts prepared by securities research analysts. Merrill Lynch adjusted the estimates for Oak to account for the cash portion of the merger consideration. The following table summarizes the results of this analysis:

	Oak Contribution Percentage	Zoran Contribution Percentage
Calendar Year 2003
Revenue	27.0%	73.0%
Gross Profit	39.5%	60.5%
Calendar Year 2004
Revenue	28.7%	71.3%
Gross Profit	38.8%	61.2%
Operating Income	15.5%	84.5%
Net Income	16.7%	83.3%
Mean of Above	24.9%	75.1%
Calendar Year 2005
Revenue	34.1%	65.9%
Gross Profit	42.9%	57.1%
Operating Income	29.1%	70.9%
Net Income	28.8%	71.2%
Mean of Above	33.7%	66.3%

        For comparative purposes, Merrill Lynch calculated Oak and Zoran's pro forma equity ownership on a fully-diluted basis calculated using the treasury stock method, accounting for the cash portion of the merger consideration, to be 33.4% and 66.6%, respectively.

        Relative Historical Exchange Ratio Analysis.    Merrill Lynch reviewed the historical ratios of the trading performance of shares of Oak common stock to the stock prices of Zoran common stock. Merrill Lynch adjusted the implied exchange ratios to account for the cash portion of the merger consideration. The high and low exchange ratios for various periods prior to May 2, 2003 are summarized in the table below:

Period prior to May 2, 2003	Low	High
1 Year	0.0745x	0.4577x
6 Months	0.0810x	0.2253x
3 Months	0.1643x	0.2253x
1 Month	0.1840x	0.2253x

        For comparative purposes, Merrill Lynch noted that the exchange ratio in the stock portion of the merger consideration as of May 2, 2003 was 0.2323x.

        Relative Comparable Company Analysis.    Using the comparable public trading multiples analyses summarized above, Merrill Lynch calculated the exchange ratios implied by dividing the implied equity value per share of Oak common stock by the implied equity value per share of Zoran common stock. Merrill Lynch adjusted the implied exchange ratios to account for the cash portion of the merger consideration. Based upon this analysis, Merrill Lynch calculated the following implied exchange ratio ranges:

	Low	High
CY 2003 estimated revenue	0.1319x	0.2730x
CY 2004 estimated revenue	0.1261x	0.3041x
CY 2004 estimated eps	0.0835x	0.1891x

        Relative Discounted Cash Flow Analysis.    Using the standalone discounted cash flow analyses summarized above, Merrill Lynch calculated the exchange ratio implied by dividing the implied discounted cash flow equity value per share of Oak common stock, with and without giving effect to expected synergies, by the implied discounted cash flow equity value per share of Zoran common stock. Merrill Lynch adjusted the Oak implied relative discounted cash flow exchange ratio to account for the cash portion of the merger consideration. Based upon this analysis, Merrill Lynch calculated the following implied exchange ratio range:

	Low	High
Relative discounted cash flow analysis implied exchange ratio—without expected synergies	0.1745x	0.2646x
Relative discounted cash flow analysis implied exchange ratio—with expected synergies	0.1745x	0.3011x

  Pro Forma Combination Analysis

        Accretion/(Dilution) Analysis.    Merrill Lynch analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on the estimated earnings per share for Zoran for calendar year 2004. The estimated percentage accretion to Zoran's earnings per share for calendar year 2004, based on the average of publicly available forecasts prepared by securities research analysts, and assuming expected synergies, is 6.3%.

        The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to Zoran or Oak or the merger, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch's opinion.

        Zoran retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed Zoran-Oak transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes and has substantial experience in transactions similar to the proposed Zoran-Oak transaction.

        Under the terms of the engagement letter between Merrill Lynch and Zoran, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the transaction, and Zoran agreed to pay Merrill Lynch a customary fee, a significant portion of which is contingent upon consummation of the transaction. In addition, Zoran has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch's engagement.

        In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Zoran and Oak, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Financial Advisor to Oak

        Under an engagement letter dated May 2, 2003, which superceded and replaced a prior engagement letter dated October 22, 2001, Oak formally retained Morgan Stanley & Co. Incorporated to provide it with certain financial advisory services in connection with a strategic transaction. Morgan Stanley was selected by Oak based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of the industry in which Oak operates. At a meeting of Oak's board of directors on May 4, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 4, 2003 and based upon and subject to the assumptions, considerations and limitations set forth in the opinion, the consideration to be received by the holders of shares of Oak common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Morgan Stanley, dated as of May 4, 2003, is attached as Annex E. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We urge you to read the entire opinion carefully. Morgan Stanley's opinion is directed to Oak's board of directors and addresses only the fairness to holders of shares of Oak common stock, from a financial point of view, of the consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not address the prices at which Oak common stock or Zoran common stock will trade following the consummation of the merger, nor does it constitute a recommendation to any holder of Oak common stock as to how to vote at Oak's special meeting. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion.

        In rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of Oak and Zoran, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Oak and Zoran, prepared by the managements of Oak and Zoran, respectively;

  •
  reviewed certain financial projections for Oak and Zoran, prepared by the managements of Oak and Zoran, respectively;

  •
  discussed certain strategic, financial and operational benefits anticipated from the merger with the managements of Oak and Zoran and reviewed estimates of such benefits prepared by the managements of Oak and Zoran;

  •
  reviewed the pro forma impact of the merger on the earnings per share and certain other financial metrics of Zoran;

  •
  reviewed information relating to the relative financial contributions of Oak and Zoran to the combined company as a result of the merger;

  •
  discussed the past and current operations and financial condition and the prospects of Oak and Zoran with senior executives of Oak and Zoran, respectively;

  •
  reviewed the reported prices and trading activity for Oak common stock and Zoran common stock;

  •
  compared the financial performance of Oak and Zoran and the prices and trading activity of the Oak common stock and Zoran common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of Oak, Zoran and their financial and legal advisors;

  •
  reviewed the draft merger agreement dated May 4, 2003, and certain related documents; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections and information relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Oak and Zoran, respectively. Morgan Stanley relied upon the assessment by the management of Oak and Zoran of their ability to retain key employees. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Oak and Zoran of Oak's and Zoran's technologies and products, the timing and risks associated with the integration of Oak and Zoran and the validity of, and risks associated with, Oak's and Zoran's existing and future products and technologies.

        In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the receipt of Zoran common stock by the holders of Oak common stock in the merger would be tax-free to such holders pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of Oak and Zoran, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of May 4, 2003.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Oak or any of its assets.

        The following is a brief summary of the financial analyses performed by Morgan Stanley in connection with its opinion dated May 4, 2003. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        Historical Common Stock Performance.    Morgan Stanley's analysis of Oak's common stock performance consisted of a historical analysis of closing prices and trading volumes over the period of May 2, 2002 to May 2, 2003. During that period based on closing prices on the NASDAQ National Market, Oak common stock achieved a high closing price per share of $14.24 on May 16, 2002 and a low closing price per share of $1.12 on October 9, 2002. Additionally, Morgan Stanley noted that the Oak common stock closed at a price per share of $4.74 on May 2, 2003. Morgan Stanley's analysis of Zoran's common stock performance consisted of a historical analysis of closing prices and trading volumes over the period of May 2, 2002 to May 2, 2003. During that period based on closing prices on the NASDAQ National Market, Zoran common stock achieved a high closing price per share of $26.27 on May 15, 2002 and a low closing price per share of $9.11 on October 9, 2002. Additionally, Morgan Stanley noted that the Zoran common stock closed at a price per share of $17.64 on May 2, 2003.

Based on the closing prices of Oak and Zoran on May 2, 2003 of $4.74 and $17.64, respectively and the consideration set forth in the merger agreement, the implied transaction value was $5.88 per share for Oak common stock.

        Comparative Stock Price Performance.    Morgan Stanley performed historical analyses of closing prices of Oak common stock, Zoran common stock, the NASDAQ index and a market capitalization weighted index of digital consumer integrated circuit, or IC, companies consisting of Mediatek Inc., LSI Logic Corp., Sunplus Technology Co Ltd., ATI Technologies Inc., Cirrus Logic, Inc., Electronics for Imaging, Inc. ESS Technology, Inc., Genesis Microchip Inc., Omnivision Technologies Inc. and Pixelworks Inc. Morgan Stanley compared the performance of such indices to the performance of the Oak common stock and the Zoran common stock during the period from October 7, 2002 to May 2, 2003. Morgan Stanley observed that over such period, the digital consumer IC company index increased 19%, the NASDAQ index increased 34%, the Oak common stock increased 70% and the Zoran common stock increased 89%.

        Analyst Stock Price Targets.    Morgan Stanley reviewed the publicly available equity analyst price targets for both Oak and Zoran common stock as set forth below:

Company	Range of Stock Price Targets
Oak	$3.00 - $7.00
Zoran	$20.00 - $33.00

        Morgan Stanley noted that for Oak the present value of the stock price targets ranged from $2.55-$5.95 per share versus a transaction value of $5.88 per share for Oak common stock. Morgan Stanley also noted that for Zoran the present value of the price targets ranged from $16.88-$27.85 per share compared to a price of $17.64 per share for Zoran common stock on May 2, 2003.

        Contribution Analysis.    Morgan Stanley analyzed the relative contribution of Oak and Zoran to current net cash and to estimated revenues, gross profit, operating income and net income of the combined company for calendar years 2002, 2003 and 2004 based on publicly available research estimates for Oak and Zoran and the market value of both companies on May 2, 2003. Morgan Stanley's contribution analysis assumed no cost savings or other combination benefits. Morgan Stanley then adjusted the relative contribution by each company in light of each company's capital structure in order to determine the implied pro forma ownership of the combined company. The range of results is set forth below:

	Implied Ownership Contribution (%)
	Zoran	Oak
Revenue
CY2002A	58	42
CY2003E	69	31
CY2004E	66	34
Gross Profit
CY2002A	55	45
CY2003E	61	39
CY2004E	59	41
Operating Income
CY2002A	NM	NM
CY2003E	NM	NM
CY2004E	74	26
Net Income
CY2002A	NM	NM
CY2003E	NM	NM
CY2004E	81	19
Net Cash	68	32

"NM" means not meaningful as a result of a negative number

"A" means actual

"E" means estimated

        Morgan Stanley noted that Oak stockholders would receive approximately 33.4% pro forma ownership in Zoran on a fully diluted basis calculated using the treasury stock method plus approximately $100 million in cash, and the implied relative value contribution of Oak, measured by dividing the equity value of Oak implied by the transaction ("Oak Equity Value") by the sum of the market value of Zoran plus the Oak Equity Value, would be 41.0%.

        Comparable Companies Analysis.    While noting that no comparable public company is exactly identical to Oak or Zoran, Morgan Stanley compared selected financial information for Oak and Zoran with publicly available information for comparable digital consumer IC companies. Based upon publicly available estimates of certain equity research analysts and First Call consensus mean estimates and using the closing prices as of May 2, 2003, Morgan Stanley calculated, for each of these companies, the stock trading price divided by the earnings per share estimates for calendar years 2003 and 2004 (the "price/earnings" multiple) and aggregate value divided by the revenue estimates for calendar years 2003 and 2004 (the "aggregate value/revenue" multiple). Aggregate value of a company is defined as the market value of equity less cash plus the value of any debt, capital lease and preferred stock obligations of the company. The following table shows the results of these calculations:

	Aggregate Value/Revenue		Price/Earnings
	CY2003E	CY2004E	CY2003E	CY2004E
Omnivision Technologies Inc.	4.2x	2.9x	37.1x	28.2x
Mediatek Inc.	3.1	2.7	13.3	11.7
Sunplus Technology Co Ltd.	2.0	1.8	16.5	14.6
Genesis Microchip Inc.	1.7	1.5	31.4	21.0
Electronics for Imaging, Inc.	1.6	1.5	30.0	25.0
Pixelworks Inc.	1.5	1.2	33.5	24.6
LSI Logic Corp.	1.3	1.2	NM	45.7
ATI Technologies Inc.	1.1	1.0	28.4	19.3
ESS Technology, Inc.	0.6	0.5	NM	29.0
Cirrus Logic, Inc.	0.4	0.3	NM	NM
Oak Technology, Inc.	1.9	1.5	NM	33.9
Zoran Corporation	1.6	1.3	23.1	17.1

"NM" means not meaningful as a result of a negative earnings number or a price-earnings multiple which is disproportionately large

"E" means estimated

        Morgan Stanley noted that by using the closing prices on May 2, 2003 and based on the consideration set forth in the merger agreement, the calendar year 2004 aggregate value/revenue multiple for Oak was 2.0x, and the calendar year 2004 price/earnings multiple was 42.0x.

        No company included in the comparable company analyses is identical to Oak or Zoran. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Oak or Zoran, such as the impact of competition on the business of Oak or Zoran and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Oak or Zoran or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or low, is not in itself a meaningful method of using comparable company data.

        Precedent Transaction Analysis.    Morgan Stanley compared acquisition premiums in selected public technology transactions from September 1, 2001 to May 2, 2003. The following table presents the premiums by quartile implied by the offer price to the common stock price one day before the announcement of the transaction and the common stock price thirty trading days prior to the announcement of the transaction:

	Price Premium to:
	1-Day Prior	30-Days Prior
First Quartile	21%	(1)%
Median	29%	24%
Third Quartile	37%	43%

        Morgan Stanley noted that by using the closing prices of Oak and Zoran on May 2, 2003 and based on the consideration set forth in the merger agreement, the premiums to the 1-day prior price and to the price thirty trading days prior to the announcement of the transaction were 24% and 43%, respectively.

        No transaction included in the precedent transaction analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Oak or Zoran, such as the impact of competition on the business of Oak or Zoran and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Oak or Zoran or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using precedent transaction data.

        Discounted Equity Valuation ("DEV") Analysis.    Morgan Stanley performed an analysis of the implied present value per share of each of Oak's and Zoran's common stock on a standalone basis based on future equity values calculated by applying various growth rates to First Call consensus mean estimates as of May 2, 2003 for Oak and Zoran, respectively. The following table shows the results of these calculations:

Company	Growth Rates	Implied CY2005 Estimated Cash EPS	Next Calendar Year P/E Multiple Range	Discount Rate	Implied Value Per Share
Oak	15 - 50%	$0.16 - $0.21	20x - 34x	18%	$2.74 - $6.07
Zoran	15 - 30%	$1.19 - $1.34	15x - 28x	18%	$15.03 - $31.71

        Morgan Stanley noted that for Oak the implied value per share ranged from $2.74-$6.07 versus a transaction value of $5.88 per share for Oak common stock and that for Zoran the implied value per share ranged from $15.03-$31.71 per share compared to a price of $17.64 per share for Zoran common stock on May 2, 2003.

        Pro Forma Analysis of the Merger.    Morgan Stanley analyzed the pro forma impact of the merger on estimated earnings per share for Zoran for calendar year 2004. The pro forma results were calculated as if the merger had closed prior to the beginning of the 2004 calendar year and were based on estimated earnings derived from First Call consensus mean estimates for Oak and Zoran. The following table presents the pro forma calendar year 2004 estimated Zoran cash earnings per share and accretion/(dilution) based on the consideration as set forth in the merger agreement, excluding any amortization of acquisition related intangibles, and assuming realization of approximately $14 million in pretax synergies during calendar year 2004.

Pro Forma 2004E Zoran Cash EPS

Zoran Standalone 2004E EPS ($)	Pro Forma EPS ($)	Accretion (%)
$1.03	$1.08	4%

        Morgan Stanley noted that, with the assumed synergies, on a pro forma basis before amortization of intangibles, the merger would be accretive to the earnings per share of Zoran in calendar year 2004.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Morgan Stanley's analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley's opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Oak or Zoran.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Oak or Zoran. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness to holders of Oak common stock from a financial point of view of the consideration pursuant to the merger agreement of 0.2323 shares of Zoran common stock and cash in the amount of $1.78 for each share of Oak common stock and were conducted in connection with the delivery of the Morgan Stanley opinion dated May 4, 2003 to the board of directors of Oak. The analyses do not purport to be appraisals or to reflect the prices at which Oak common stock or Zoran common stock might actually trade.

        The consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Oak and Zoran and were approved by Oak's board of directors. Morgan Stanley provided advice to Oak during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Oak or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's opinion and presentation to Oak's board of directors was one of many factors taken into consideration by Oak's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Oak's board of directors with respect to the value of Oak or of whether Oak's board of directors would have been willing to agree to a different consideration.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the accounts of investment funds or other clients under the management of Morgan Stanley and for the accounts of its customers, in the equity or debt securities or senior loans of Oak and/or Zoran.

        Pursuant to an engagement letter dated May 2, 2003, which superceded and replaced a prior engagement letter dated October 22, 2001, Morgan Stanley provided financial advisory services in connection with the merger, and Oak agreed to pay Morgan Stanley a customary financial advisory fee, a significant portion of which is to be paid upon completion of the merger. Oak has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Oak has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Certain Persons in the Merger

        In considering the recommendation of Oak's board of directors with respect to the adoption and approval of the merger agreement and approval of the merger, Oak stockholders should be aware that certain members of the management of Oak and the Oak board of directors have interests in the merger that are different from, or in addition to, the interests of Oak stockholders generally. Oak's board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger:

  Acceleration of Option Vesting for Oak Directors and Executive Officers

        As of May 31, 2003, directors and executive officers of Oak (and their respective affiliates) beneficially owned an aggregate of approximately 8,579,970 shares of Oak common stock, including shares issuable upon exercise of options to purchase Oak common stock. Upon completion of the merger, it is anticipated that the former directors and executive officers of Oak (and their respective affiliates) collectively will beneficially own less than    % of the outstanding shares of Zoran common stock.

        As of May 31, 2003, directors and executive officers of Oak held outstanding stock options to purchase an aggregate of approximately 8,196,040 shares of Oak common stock. Any of these options remaining outstanding as of the effective time of the merger and that would, upon assumption by Zoran, have a per share exercise price that does not exceed an amount, or "assumption threshold," equal to 105% of the closing sale price of a share of Zoran common stock on the last trading day prior to the effective time of the merger will be assumed by Zoran in accordance with the merger agreement. Any of these options that would, upon assumption, have a per share exercise price exceeding this assumption threshold will not be assumed by Zoran and instead will terminate and cease to be outstanding as of the effective time of the merger. However, Zoran will grant to any such holder of a terminated underwater Oak option who remains an employee of the surviving corporation an option to purchase shares of Zoran common stock. You should review the discussion in the section entitled "The Merger Agreement—Oak Stock Options" beginning on page 85 for a more detailed description of the assumption and replacement of certain Oak stock options.

        As of May 31, 2003, options to purchase an aggregate of approximately 571,040 shares of Oak common stock were held by Oak's non-employee directors under Oak's 1994 Outside Director Stock Option Plan and 1994 Stock Option Plan. Under these plans, all of the unvested option shares held by non-employee directors will vest in full and become exercisable immediately prior to the merger. Assuming such individuals continue in Oak's service through the closing of the merger and no additional options are granted to them after May 31, 2003 and prior to the closing date, the non-employee directors will hold the following number of option shares as of the closing date:

Name of Non-Employee Director	Total Number of Option Shares	Number of Vested Option Shares	Number of Option Shares Vested Immediately as a Result of the Change in Control
Richard B. Black	274,208	241,000	33,208
K.C. Murphy	80,208	24,520	55,688
David Rynne	80,208	28,520	51,688
Peter Simone	86,208	36,400	49,808
Albert Y. C. Yu	50,208	20,200	30,008

        Under the Amended and Restated Agreement of Plan Participation entered into by Oak and Young Sohn pursuant to Oak's Retention and Severance Plan for the Chief Executive Officer, the vesting of Mr. Sohn's options will accelerate by 30 months from the effective date of the merger. See "The Merger Agreement and Related Agreements—Employment and Related Agreements" for a more detailed discussion of Mr. Sohn's severance arrangement.

        Under Oak's Executive Retention and Severance Plan adopted as of April 9, 2002, and the related Agreement of Plan Participation entered into by Oak and each of John S. Edmunds, Simon P. Dolan, David J. Power, Francis Yu, John Squire, David Auld, Dawn Thompson, Robert Lensch and Barry Cornell as of May 6, 2002, if any such individual's (including any individual subject to this plan who will not be a continuing employee of Zoran following completion of the merger) options are not fully assumed or replaced with fully-equivalent substitute options by Zoran, the vesting of such person's options will accelerate in full. If any such individual's employment is terminated without cause or the individual resigns for good reason, as described in the plan, after the public announcement of the merger and within 12 months after the closing of the merger, the vesting of his or her options will accelerate by 12 months from the date of termination. Each of John S. Edmunds, Simon P. Dolan and David Auld have signed employment agreements providing, among other things, that no acceleration will occur as a result of the merger under the Oak Retention and Severance Plan, and instead, these three individuals will be entitled to severance benefits set forth in their individual employment agreements. See "The Merger Agreement and Related Agreements—Employment and Related Agreements" for additional details. In addition, these individuals will be eligible, along with all other Oak stockholders and option holders, to exchange their shares of Oak common stock for shares of Zoran common stock and have their options assumed or replaced, as the case may be, under the terms of the merger agreement.

        Assuming that the other severance plan participants continue in Oak's service through the closing of the merger and no additional options are granted to them after May 31, 2003 and prior to the closing date, each such individual will hold the following number of option shares on such date:

Name of Severance Plan Participant	Total Number of Option Shares	Number of Vested Option Shares	Number of Unvested Option Shares
John S. Edmunds	370,000	189,600	180,400
Simon P. Dolan	356,000	153,200	202,800
David J. Power	172,000	62,000	110,000
Francis Yu	185,000	32,200	152,800
John Squire	210,000	0	210,000
David Auld	220,000	0	220,000
Dawn Thompson	165,000	36,000	129,000
Robert Lensch	231,000	128,302	102,698
Barry Cornell	181,000	51,000	130,000

        Under the noncompetition agreement entered into by Oak and Jon Castor on October 7, 2002, if Mr. Castor's employment is terminated for any reason (other than for cause or voluntarily), all of his unvested options will continue to vest for the remainder of the 18-month non-compete period ending April 7, 2004. Assuming that Mr. Castor continues in Oak's service through the closing of the merger and no additional options are granted to him prior to the closing date, he will hold options to purchase 415,000 shares of Oak common stock on such date, all of which are unvested.

  Employment-Related Interests

        Immediately prior to the signing of the merger agreement, each of Young K. Sohn, John S. Edmunds, Simon P. Dolan and David Auld entered into employment agreements with Zoran providing these individuals with special employment rights and severance benefits effective upon consummation of the merger. The terms of these employment agreements are summarized in the section entitled "The Merger Agreement and Related Agreements—Employment and Related Agreements."

  Appointment of Oak Directors to the Zoran Board

        The merger agreement provides that Zoran will cause three current members of Oak's board of directors, David Rynne, Peter Simone and Young Sohn, to be elected to serve as directors of the combined company effective upon the completion of the merger.

  Indemnification Agreements

        The merger agreement provides that Zoran will obtain, prior to the closing of the merger, and maintain for at least six years after the effective time of the merger, directors' and officers' liability insurance policies on substantially the same terms and conditions as Oak's insurance policies in effect as of May 4, 2003 with respect to events occurring prior to the effective time of the merger. If, however, comparable coverage is unavailable for an aggregate premium of less than 250% of the aggregate annual premiums currently paid by Oak for such insurance, then Zoran will only be required to obtain such lesser coverage as may be obtained for such amount.

U.S. Federal Income Tax Considerations

        In the opinions of Wildman, Harrold, Allen & Dixon, counsel to Oak, and Gray Cary Ware & Freidenrich LLP, counsel to Zoran, the following discussion addresses the material U.S. federal income tax considerations relevant to the merger that may be applicable to Oak stockholders. These opinions and the following discussion are based on currently existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Zoran, Oak, the merger subsidiary or Oak stockholders.

        Oak stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular Oak stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, including without limitation, stockholders who:

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  are dealers in securities or foreign currency;

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  are subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  are foreign persons or entities;

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  are financial institutions or insurance companies;

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  do not hold their Oak shares as capital assets;

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  acquired their shares in connection with the stock option or stock purchase plans or in other compensatory transactions; or

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  hold Oak capital stock as part of an integrated investment (including a "straddle," pledge against currency risk, "constructive" sale or "conversion" transaction) comprised of shares of Oak capital stock and one or more other positions.

        In addition, the following discussion does not address:

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  tax consequences of the merger under foreign, state or local tax laws;

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  tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Oak shares are acquired or Zoran shares are disposed of; or

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  tax consequences to holders of options, warrants or similar rights to acquire Oak capital stock, including the assumption by Zoran of outstanding options and subscriptions to acquire Oak capital stock.

        Accordingly, Oak stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

        Completion of the merger is conditioned on receipt of tax opinions ("Tax Opinions") by Oak and Zoran from their respective counsel, Wildman, Harrold, Allen & Dixon and Gray Cary Ware &

Freidenrich LLP to the effect that the merger will be treated as a "reorganization" qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that each of Zoran, Oak and the merger subsidiary will be a party to the "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code. The Tax Opinions will be based on representations of Zoran, Oak and the merger subsidiary, and, as explained more fully below, are subject to certain assumptions, limitations and qualifications. In the event that this opinion requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to Oak stockholders as part of a revised joint proxy statement/prospectus for the merger.

        The following material federal income tax consequences will generally result from the merger constituting a reorganization within the meaning of the Internal Revenue Code:

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  Oak stockholders will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Zoran common stock received pursuant to the merger over the stockholder's adjusted tax basis in the shares of Oak common stock surrendered) or (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Oak stockholders should consult their tax advisors regarding the manner in which cash and Zoran common stock should be allocated among different blocks of Oak common stock. Any recognized gain will generally be long-term capital gain if the stockholder's holding period with respect to the Oak common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the stockholder's ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. Zoran and Oak expect that there will likely not be any such accumulated earnings and profits as of the effective time of the merger. Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, any dividends received in the merger by individual stockholders would generally be subject to the same maximum 15% tax rate that applies to long-term capital gains recognized in the merger. Short term capital gains are subject to tax at ordinary income tax rates.

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  The aggregate tax basis of Zoran common stock received (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Oak common stock surrendered for Zoran common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Zoran common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange.

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  The holding period of the Zoran common stock received by an Oak stockholder in the merger should include the period for which the surrendered Oak capital stock was considered to be held, provided that the Oak common stock so surrendered is held as a capital asset at the time of the merger.

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  Cash payments received by an Oak stockholder in lieu of fractional shares of Zoran common stock should be treated as if fractional shares of Zoran common stock had been issued in the merger and then redeemed by Zoran. An Oak stockholder receiving cash in lieu of a fractional share will recognize capital gain or loss with respect to such payment measured by the difference (if any) between the amount of cash received and the basis in the fractional share.

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  Neither Zoran, the merger subsidiary nor Oak should recognize gain or loss solely as a result of the merger.

        Although Zoran and Oak will receive Tax Opinions that will provide that the merger will constitute a reorganization, a recipient of shares of Zoran common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Oak common stock. All or a portion of such a gain may be taxable as ordinary income. An Oak stockholder could also have to recognize gain to the extent such stockholder was treated as receiving (directly or indirectly) consideration other than Zoran common stock in exchange for Oak capital stock.

        Zoran and Oak will not request a ruling from the Internal Revenue Service ("IRS") in connection with the merger, and the Tax Opinions will not be binding upon the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Tax Opinions will be subject to certain assumptions, limitations and qualifications, including the assumptions that:

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  Original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the effective time of the merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

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  All statements, covenants, representations and warranties in the merger agreement, in the representations received from Zoran, the merger subsidiary and Oak to support the opinions, and in other documents related to Zoran, the merger subsidiary and Oak and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

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  The merger will be consummated pursuant to the merger agreement and will be effective under the laws of the state of Delaware;

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  The fair market value of the Zoran common stock (as of the effective time of the merger) received by Oak stockholders pursuant to the merger will equal or exceed 50% of the total consideration received by the Oak stockholders (including stockholders who exercise dissenters' rights) in exchange for their shares of Oak common stock;

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  Zoran and Oak will report the merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the merger as a reorganization; and

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  Representations made by Zoran, its subsidiary and Oak in certain certificates to be delivered to counsel by the respective management of Zoran, its subsidiary and Oak will be true and accurate.

        A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Oak stockholders recognizing taxable capital gain or loss with respect to their shares of Oak capital stock surrendered equal to the difference between their bases in such shares and the sum of cash and the fair market value, as of the date the merger is completed, of the Zoran common stock received. In such event, a stockholder's aggregate basis in the Zoran common stock so received would equal its fair market value as of the date the merger is completed and the stockholder's holding period for such stock would begin the day after the merger.

        Reporting Requirements.    Each Oak stockholder that receives Zoran common stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the Oak stock surrendered and the fair market value of the Zoran common stock and any cash received in the merger, and to retain permanent records of this information relating to the merger.

        Backup Withholding.    Certain non-corporate Oak stockholders may be subject to backup withholding at a 28% rate on cash payments received instead of fractional shares of Zoran common stock. Backup withholding generally will not apply, however, to an Oak stockholder who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Oak stockholders following the date of the merger, (b) provides a certification of foreign status on the appropriate form or (c) is otherwise exempt from backup withholding.

        Dissenting Stockholders.    An Oak stockholder that exercises such stockholder's right to seek an appraisal of such stockholder's shares of Oak common stock generally will recognize capital gain or loss measured by the difference between the amount of the cash received and the tax basis of the shares of Oak common stock exchanged, provided (1) the Oak stockholder does not actually or constructively own any Zoran common stock after the exchange or (2) the Oak stockholder's ownership of Zoran common stock after the exchange is minimal and the stockholder exercises no control with respect to corporate affairs. Since the law in this area is substantially underdeveloped, there may be alternative U.S. federal income tax treatement, none of which is a clearly identifiable prominent alternative under current U.S. federal income tax law. Capital gain or loss will be long-term capital gain or loss if the shares of Oak common stock exchanged by such dissenting stockholder have been held for more than one year as of the effective time of the merger.

Accounting Treatment

        Under generally accepted accounting principles, Zoran will account for the merger using the purchase method of accounting. Based on the number of shares of Oak common stock and options to purchase Oak common stock outstanding as of June 3, 2003, under the purchase method of accounting, the total estimated purchase price recorded by Zoran will be approximately $446.3 million, consisting of cash of $100.3 million, 13,097,000 shares of Zoran common stock with a fair value of $268.3 million, 4,558,000 shares of Zoran common stock with a fair value of approximately $72.2 million for Zoran stock options and approximately $5.5 million in estimated transaction expenses. The actual purchase price will be determined on the basis of the number of shares of Oak common stock outstanding at the date of completion of the merger, the market value of Zoran common stock on that date, the actual number of shares of Zoran common stock issuable upon exercise of the assumed options and the actual amount of direct merger costs. Under the purchase method of accounting, Zoran will allocate the purchase price to Oak's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. The excess of the purchase price over the fair value of the net tangible and intangible assets acquired will be recorded as goodwill and will not be amortized consistent with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

U.S. Regulatory Requirements

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice, or Antitrust Division, and specified waiting period requirements have been satisfied. Zoran and Oak filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 23, 2003, together with a request for early termination of the applicable waiting period. At any time before or after completion of the merger, notwithstanding any expiration or early termination of the HSR Act waiting period, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Zoran or Oak. In addition, at any time before or after the completion of the merger, and notwithstanding the expiration or early termination of the HSR Act waiting period, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of Oak or businesses of Zoran or Oak. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Non-U.S. Regulatory Requirements

        Neither Zoran nor Oak is aware of any material foreign governmental approvals or actions that are required to complete the merger. Zoran and Oak conduct operations in a number of foreign countries, some of which have voluntary and/or post-merger notification systems. Should any approval or action be required, Zoran and Oak currently plan to seek such approval or take such action. Failure to obtain approval or take action is not anticipated to have a material effect on the merger, Zoran or Oak.

Restrictions on Resale of Zoran Common Stock

        All shares of Zoran common stock received by Oak stockholders in the merger will be freely transferable, except that shares of Zoran common stock received by persons who are deemed to be affiliates of Oak for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145, or Rule 144 in the case of such persons who become affiliates of Zoran, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Oak or Zoran generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include officers and directors of such party as well as principal stockholders of such party. The merger agreement provides that Oak will use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Zoran common stock issued to such person in or pursuant to the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

NASDAQ National Market Quotation

        It is a condition to the merger that the shares of Zoran common stock to be issued in the merger or reserved for issuance in connection with the options assumed in the merger be approved for quotation on The NASDAQ National Market. Zoran has begun preparation of a notification for listing of such shares of Zoran common stock on The NASDAQ National Market.

Delisting and Deregistration of Oak Common Stock

        If the merger is consummated, the Oak common stock will no longer meet the requirements for continued listing on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

Treatment of Stock Certificates

        After the completion of the merger, each stock certificate previously representing shares of Oak common stock will automatically, with no further action by the holder of the stock certificate, represent the right to receive 0.2323 of a share of Zoran common stock and $1.78 in cash for each share of Oak common stock represented by the stock certificate. As promptly as practicable after completion of the merger, American Stock Transfer & Trust Company, Zoran's exchange agent, will mail a letter of transmittal with instructions to each holder of record of Oak common stock outstanding immediately prior to the completion of the merger for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of Oak common stock for certificates representing shares of Zoran common stock.

        No stock certificates should be surrendered by any holder of Oak common stock until the holder has received the letter of transmittal and instructions from American Stock Transfer & Trust Company. Zoran stockholders will keep their current stock certificates as the merger does not require surrender of Zoran stock certificates.

Appraisal Rights for Oak Stockholders

        The Delaware General Corporation Law grants appraisal rights in the merger to the holders of Oak common stock who do not vote for the merger and who follow certain procedures. Under the Delaware General Corporation Law, Oak stockholders may demand in writing that Oak pay the fair value of their shares. Fair value takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the merger. Stockholders who elect to exercise appraisal rights must strictly comply with all of the applicable procedures to preserve those rights. These procedures are set forth in Section 262 of the Delaware General Corporation Law, which is set forth in Annex F to this joint proxy statement/prospectus.

        Failure to comply with the procedures set forth in Section 262 may cause a stockholder to lose his or her appraisal rights. The following summary of appraisal rights and the related procedures is qualified in its entirety by the provisions of Section 262, which should be reviewed for a complete description of the procedures. Oak will not give any notice to its stockholders relating to appraisal rights other than as described in this document and required by the Delaware General Corporation Law.

        If you are an Oak stockholder and you wish to exercise your appraisal rights, you must comply with the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires, in part, the following:

        Written Demand for Appraisal.    You must deliver a written demand for appraisal to Oak before the vote is taken at the special meeting. The written demand must be separate and apart from any vote against the merger.

        Refrain from Voting for Approval of the Merger.    You must not vote for approval of the merger. If you vote in favor of the merger, your right to appraisal will terminate, even if you previously submitted a written demand for appraisal.

        Continuously Hold Oak Shares.    You must continuously hold your shares of Oak stock from the date you make the demand for appraisal through the closing of the merger.

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  A written demand for appraisal of Oak stock is only effective if it is delivered by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are the beneficial owner of Oak stock but not the stockholder of record, you must have the stockholder of record deliver a written demand for appraisal.

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  If you own Oak stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are delivering the demand for appraisal in that capacity.

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  If you own Oak stock with more than one person, such as in a joint tenancy or tenancy in common, the demand for appraisal must be made by or on behalf of all record owners. An authorized agent, which could include one or more of the joint owners, may deliver the demand for appraisal for the stockholder of record; however, the agent must expressly identify the stockholders of record and state that the agent is delivering the demand as agent for these stockholders.

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  If you are a record owner, such as a broker, who holds Oak stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal and clearly identify the beneficial owners for whom you are demanding appraisal. If you do not expressly specify the number of shares, Oak will assume that your written demand covers all the shares that are held in your name.

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  You should address the written demand to Oak Technology, Inc., 1390 Kifer Road, Sunnyvale, CA 94086, Attention: John S. Edmunds, Chief Financial Officer. It is important that Oak receive all written demands before the vote concerning the merger agreement is taken. As explained above, this written demand should be delivered by, or on behalf of, the stockholder of record. It should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

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  If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided for in the merger agreement.

        Written Notice.    Within 10 days after the closing of the merger, Zoran must give written notice that the merger has become effective to each Oak stockholder who has fully complied with the requirements of Section 262.

        Petition in the Chancery Court.    Within 120 days after the closing of the merger, either Zoran or any Oak stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Oak stock held by all of the stockholders who are entitled to appraisal rights. Zoran has no intention at this time to file such a petition; accordingly, if you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. Because Zoran has no obligation to file such a petition upon the merger, if no stockholder files such a petition within 120 days after the closing, all stockholders who have previously demanded appraisal will lose their rights of appraisal and receive the merger consideration provided for in the merger agreement.

        Withdrawal of Demand.    If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal more than 60 days after the closing of the merger, but only with Zoran's written consent. If you effectively withdraw your demand for appraisal, you will receive the merger consideration provided for in the merger agreement.

        Request for Appraisal Rights Statement.    If you have complied with the conditions of Section 262, you will be entitled to receive a statement from Zoran that sets forth the number of shares that have demanded appraisal and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Zoran within 120 days after the closing of the merger. Zoran must mail the statement within 10 days after it receives the request.

        Chancery Court Procedures.    If you or another stockholder properly files a petition for appraisal in the chancery court and delivers a copy to Zoran, Zoran will then have 20 days to provide the chancery court with a list of names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Zoran as to the value of their shares. The chancery court will then send notice of the time and place fixed for the hearing of the petition to Zoran and all of the stockholders in the list submitted to the chancery court. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require a stockholder to submit his or her stock certificate(s) to the Registry in Chancery so that it can note on the certificate(s) that an appraisal is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

        Appraisal of Shares.    After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Zoran to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct Zoran to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your Oak stock certificates to Zoran.

        The chancery court could determine that the fair value of the shares of stock is more than, the same as, or less than the merger consideration. Accordingly, if you exercise appraisal rights, you could receive less consideration than you would under the merger agreement.

        Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against Zoran and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, Zoran should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the Oak shares entitled to the appraisal.

        Loss of Stockholders' Rights.    If you demand appraisal, after the closing of the merger you will not be entitled to:

  •
  vote the shares of Oak stock for which you have demanded appraisal;

  •
  receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

  •
  receive payment of the consideration provided for in the merger agreement. However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Zoran a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Zoran. As explained above, these actions will also terminate your appraisal rights. An appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval of dismissal upon any terms that it deems just.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

        THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS BUT DOES NOT PURPORT TO DESCRIBE ALL THE TERMS OF THESE AGREEMENTS. THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

The Merger

        The merger agreement provides that, following the approval and adoption of the merger agreement and the approval of the merger by Oak's stockholders, the approval of the issuance of shares of Zoran common stock in the merger by Zoran's stockholders, and the satisfaction or waiver of the other conditions to the merger:

  •
  Oak will be merged with and into Zinc Acquisition Corporation, a wholly-owned subsidiary of Zoran; and

  •
  Oak will cease to exist, and Zinc Acquisition Corporation will continue as the surviving corporation and a wholly-owned subsidiary of Zoran.

        If all such conditions to the merger are satisfied or waived, the merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State.

Certificate of Incorporation and Bylaws

        The merger agreement provides that, at the effective time of the merger, the restated certificate of incorporation of Zinc Acquisition Corporation will be the restated certificate of incorporation of the surviving corporation, and the bylaws of Zinc Acquisition Corporation will be the bylaws of the surviving corporation.

Zoran Board of Directors

        The merger agreement provides that Zoran will take all necessary corporate action to elect three directors of Oak to Zoran's board of directors, effective as of the effective time of the merger. Pursuant to these provisions, David Rynne, Peter Simone and Young Sohn, have been designated as the Oak directors who will be elected to Zoran's board.

Conversion of Shares of Oak Common Stock

        Upon completion of the merger and pursuant to the merger agreement, each issued and outstanding share of Oak common stock will be converted into the right to receive 0.2323 of a share of Zoran common stock and $1.78 in cash.

No Fractional Shares

        No fractional shares of Zoran common stock will be issued in connection with the merger. Instead, Oak stockholders will receive an amount of cash, in lieu of a fraction of a share of Zoran common stock, equal to the product of that fraction multiplied by the closing price for a share of Zoran common stock on The NASDAQ National Market on the last trading day immediately prior to the effective time of the merger.

Oak Stock Options

        Zoran has agreed to assume all options to purchase Oak common stock outstanding as of the effective time under Oak's 1988 Stock Option Plan, as amended, 1994 Stock Option Plan, as amended, Amended and Restated 1994 Outside Directors Stock Option Plan, Executive Stock Option Plan and the 2002 Stock Option Plan for the TeraLogic Group, that would, upon assumption by Zoran, have a per share exercise price that does not exceed the agreed upon "assumption threshold," an amount equal to 105% of the closing sale price of a share of Zoran common stock on the last trading day prior to the effective time of the merger. Each option assumed by Zoran will be subject to, and exercisable upon, the same terms and conditions as under the applicable Oak option plan and option agreement under which such option was granted, except that:

  •
  each assumed option will be exercisable for, and represent a right to acquire, the number of shares of Zoran common stock (rounded down to the nearest whole share) equal to the number of shares of Oak common stock subject to such option immediately prior to the effective time of the merger multiplied by 0.3333; and

  •
  the per share exercise price of each assumed Oak option will be an amount equal to the aggregate exercise price of the Oak option divided by the number of shares of Zoran common stock purchasable under such option.

        The method of calculating the number of shares of Zoran common stock and the exercise price per share will be computed differently in the case of any assumed Oak option which immediately prior to the effective time qualified as an incentive stock option under Section 422 of the Internal Revenue Code if necessary to preserve the qualification of such option as an incentive stock option.

        Any Oak options that would, upon assumption by Zoran, have an exercise price that is greater than the assumption threshold ("underwater options") will not be assumed by Zoran and instead will terminate and cease to be outstanding as of the effective time of the merger, in accordance with the terms of the relevant Oak option plan and applicable agreements. Zoran has also agreed to issue nonstatutory stock options to purchase shares of Zoran common stock to those holders of the terminated underwater options, provided they remain as employees of the surviving corporation after the completion of the merger. Each such new Zoran option granted to the holder of a terminated underwater option will be exercisable for, and represent a right to acquire, the number of shares of Zoran common stock equal to the number of shares of Oak common stock subject to the terminated underwater option immediately prior to the effective time of the merger multiplied by a valuation ratio and further multiplied by 0.3333. The valuation ratio will be determined using the same method provided for determining exchange ratios under a proposed stock option exchange program described in the proxy statement filed by Oak in connection with its annual meeting of stockholders held on December 18, 2002. Under this methodology, separate valuation ratios will be established for one or more groups of terminated underwater options having per share exercise prices falling within specified ranges. The valuation ratio to be applied to terminated underwater options having exercise prices falling within a given price range will be determined using an option valuation model. The option valuation model will be applied to determine the approximate value per share of a terminated underwater option having the average exercise price within the price range and also the approximate value per share of a hypothetical Oak option having an exercise price equal to the closing sale price of a share of Oak common stock on The Nasdaq National Market on the last trading day prior to the effective time of the merger. The valuation ratio applicable to terminated underwater options within the given price range will be the fraction by which an at-the-money Oak option for one share must be multiplied to have the same value under the option valuation model as a terminated underwater option for one share having the average exercise price within the given price range.

        Each new Zoran option granted to the holder of a terminated underwater Oak option will have an exercise price per share equal to the closing sale price of a share of Zoran common stock on the date of grant. The Zoran option will have the same vesting schedule as the terminated underwater option to which it relates and otherwise will be subject to the terms and conditions of the Zoran stock option plan under which it is granted and the standard form of option agreement used in connection with such plan.

        Zoran has agreed to file a registration statement on Form S-8 that will register the Zoran common stock subject to the assumed Oak stock options within 10 business days after the effective time of the merger.

Oak Employee Stock Purchase Plan

        On or before the last trading day prior to the effective time of the merger, Oak shall terminate all offering and purchase periods in progress under Oak's Amended and Restated 1994 Employee Stock Purchase Plan. On this date, Oak shall apply any funds credited as of such date to the purchase of shares of Oak common stock in accordance with the terms of the plan.

Representations and Warranties

        The merger agreement contains customary representations and warranties of each of Zoran and Oak subject to qualifications set forth in the merger agreement, relating to the following matters:

  •
  organization, valid existence and good standing and similar corporate matters;

  •
  capital structure;

  •
  the authorization, execution, delivery and enforceability of the merger agreement;

  •
  absence of conflicts under charters or bylaws, required consents or approvals and violations of any instruments or law;

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  the timely filing of documents and financial statements filed with the SEC and the accuracy of information contained therein;

  •
  the absence of material undisclosed liabilities;

  •
  the absence of material adverse changes or events;

  •
  the timely filing of tax returns and other tax-related matters;

  •
  tangible assets and real property;

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  intellectual property used to conduct each business;

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  the existence, validity and status of material agreements, contracts and commitments;

  •
  litigation;

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  environmental matters, including hazardous materials and hazardous materials activities;

  •
  employee benefit plans and other employment related matters;

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  compliance with laws;

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  interested party transactions;

  •
  insurance;

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  the accuracy of information provided in connection with this joint proxy statement/prospectus;

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  opinions of financial advisors;

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  an amendment to the Rights Agreement, dated as of August 19, 1997 (as amended), between Oak and Equiserve Trust Company;

  •
  complete furnishing of corporate documents; and

  •
  absence of misrepresentations or omissions of material facts.

Selected Covenants and Agreements

        The merger agreement provides that, until the completion of the merger or the merger agreement is terminated, except as otherwise consented to in writing by the other company or as contemplated by the merger agreement, Zoran and Oak each will:

  •
  carry on its business in the ordinary course in substantially the same manner as previously conducted;

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  pay its debts and taxes and perform its other obligations when due, subject to good faith disputes;

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  use all reasonable efforts to keep available the services of its officers and key employees;

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  use all reasonable efforts to preserve its relationship with customers, suppliers and others having business dealings with it;

  •
  not declare or pay any dividends on or make other distributions in respect of any of its capital stock, or implement other changes in its capitalization;

  •
  not purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with existing agreements providing for the repurchase of shares in connection with the termination of service;

  •
  not amend its certificate of incorporation or bylaws, except as contemplated by the merger agreement; or

  •
  take any action that would require stockholder approval or result in a delay in the preparation of this joint proxy statement/prospectus.

        In addition, the merger agreement provides that, until the completion of the merger or the merger agreement is terminated, except as otherwise consented to in writing by Zoran or as contemplated by the merger agreement, Oak will not:

  •
  waive any stock repurchase rights, or modify the period of exercisability of options granted under any employee stock plan, or authorize cash payments in exchange for any options granted under any such plan, except as required by the applicable plan;

  •
  transfer or license or otherwise extend, amend or modify any rights to its intellectual property rights, other than grants pursuant to obligations existing as of May 4, 2003 or in the ordinary course of business consistent with past practices;

  •
  issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions including the grant of options to new employees to purchase up to an aggregate of 400,000 shares of Oak common stock;

  •
  engage in material acquisitions;

  •
  sell, lease, license or otherwise dispose of material properties or assets except in the ordinary course of business;

  •
  increase the compensation payable to its officers or employees (except for increases in salary or wages of non-officer employees in accordance with Oak's salary adjustment program previously approved by Oak's board of directors consistent with past practices), grant additional severance or termination pay or enter into employment agreements with officers or any other employees except in accordance with past practices, enter into any collective bargaining agreements or establish, adopt, enter into or amend in any material respect any plan for the benefit of its directors, officers or other employees;

  •
  revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

  •
  incur any material indebtedness for money borrowed (or guarantees thereof), or issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others, other than indebtedness incurred under existing lines of credit;

  •
  incur any individual capital expenditure (other than the acquisition of rights to intellectual property) in excess of $100,000 or aggregate capital expenditures in excess of $500,000;

  •
  incur any individual capital expenditure for the acquisition of rights to intellectual property in excess of $500,000 or aggregate capital expenditures for such purpose in excess of $1,000,000;

  •
  enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any Oak product;

  •
  amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

  •
  waive or release any material right or claim, except in the ordinary course of business;

  •
  initiate any litigation or arbitration proceeding (subject to certain exceptions); or

  •
  make or change any tax election or change any accounting method.

        The merger agreement also provides that, until the completion of the merger or the termination of the merger agreement, except as otherwise consented to in writing by Oak or as contemplated by the merger agreement, Zoran will not:

  •
  engage in acquisitions involving aggregate consideration greater than $50,000,000;

  •
  issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions including the grant of options to purchase shares of Zoran common stock consistent with past practices;

  •
  incur any indebtedness other than under outstanding lines of credit consistent with past practices and up to an aggregate of $50,000,000 of additional indebtedness; or

  •
  sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Zoran and its subsidiaries, taken as a whole, except in the ordinary course of business.

No Solicitation by Zoran or Oak

        The merger agreement provides that neither Zoran nor Oak will, directly or indirectly, through any of its officers, directors, employees, representatives or agents:

  •
  solicit, initiate, seek, entertain or knowingly encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger,

    consolidation, business combination, sale of substantial assets, sale of a material number of shares of capital stock of Zoran or Oak, as the case may be (including without limitation by way of a tender offer), other than the transactions contemplated by the merger agreement, any of the foregoing inquiries or proposals are referred to as an "acquisition proposal;"

  •
  engage or participate in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any acquisition proposal; or

  •
  agree to approve or recommend any acquisition proposal.

        However, the merger agreement does not prevent Zoran or Oak or either company's board of directors from providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written acquisition proposal by such person or entity or recommending such an unsolicited bona fide written acquisition proposal to the stockholders of Zoran or Oak, as the case may be, if and only to the extent that:

  •
  in the case of Oak, the board of directors of Oak determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated, and believes in good faith (after consultation with an independent, nationally recognized financial advisor) that such acquisition proposal would, if consummated, result in a transaction more favorable to Oak's stockholders from a financial point of view than the transaction contemplated by the merger agreement, and determines in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is necessary to comply with its fiduciary duties to Oak stockholders under applicable law, or in the case of Zoran, the board of directors of Zoran determines in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is necessary to comply with its fiduciary duties to Zoran stockholders under applicable law; or

  •
  prior to furnishing such non-public information to such person or entity, Oak's board of directors or Zoran's board of directors, as the case may be, receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the non-disclosure agreement between Zoran and Oak.

        In addition, nothing in the merger agreement prevents either Oak or Zoran from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal.

        Each of Zoran and Oak is required to notify the other company, orally and in writing, within 24 hours after receipt of any acquisition proposal or request for non-public information or access to its properties, books or records in connection with an acquisition proposal.

Indemnification and Insurance

        The merger agreement provides that from and after the completion of the merger, Zoran and the surviving corporation shall indemnify, defend and hold harmless each person who was, as of the date of the merger agreement or had been at any time prior to the date thereof or who becomes prior to the completion of the merger, an officer or director of Oak or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party, which approval shall not be unreasonably withheld, or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Oak or any subsidiary, whether pertaining to any matter existing or occurring prior to or after the effective time and whether asserted or claimed prior to, or at or after, the effective time. After the completion of the merger, Zoran and the surviving corporation will fulfill and honor in all respects the obligations of Oak pursuant to Oak's bylaws and any indemnification agreements with Oak directors and officers existing as of the date of the merger agreement.

        In addition, Zoran has agreed to maintain in effect a policy or policies of director and officer liability insurance with coverage substantially comparable to policies in force as of the date of the merger agreement covering the present directors and officers of Oak as of the date of the merger agreement for a period of not less than six years following the effective time; provided that Zoran is not required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by Oak for such insurance; and, provided further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, Zoran will be obligated to obtain a policy which, in the reasonable judgment of Zoran, provides the best coverage available for a cost not exceeding such amount.

Termination of Oak 401(k) Plan

        Prior to the effective date of the merger, Oak will terminate any and all 401(k) plans, unless Zoran provides written notice to Oak that any 401(k) plan should not be terminated. Unless Zoran provides such written notice to Oak, no later than five business days prior to the closing date, Oak shall provide to Zoran copies of duly adopted resolutions by Oak's board of directors authorizing the termination of such 401(k) plans and, with respect to each 401(k) plan, an executed amendment to the 401(k) plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the 401(k) plan shall be maintained at the time of termination.

Conditions

        The respective obligations of Zoran and Oak to complete the merger are subject to a number of conditions including the following:

  •
  the matters presented in this joint proxy statement/prospectus relating to the merger shall have been approved by the stockholders of Zoran and Oak;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated;

  •
  all material governmental authorizations, consents, orders or approvals shall have been obtained;

  •
  the registration statement of which this joint proxy statement/prospectus is a part shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order;

  •
  no temporary restraining order, preliminary or permanent injunction or other order shall be in effect, nor shall there be any proceeding seeking any of the foregoing that prevents or seeks to prevent the consummation of the merger;

  •
  the shares of Zoran common stock to be issued in the merger shall have been approved for quotation on The NASDAQ National Market;

  •
  Zoran shall have received a written opinion from Gray Cary Ware & Freidenrich LLP, counsel to Zoran, and Oak shall have received an opinion of Wildman, Harrold, Allen & Dixon, counsel to Oak, both to the effect that the merger will be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  the accuracy of the representations and warranties of the other party set forth in the merger agreement;

  •
  the authorized number of directors on Zoran's board of directors shall be increased to nine, and the three non-employee directors of Oak shall have been elected to Zoran's board of directors;

  •
  each company shall have performed, in all material respects, its obligations required to be performed under the merger agreement; and

  •
  Zoran shall have received all permits and authorizations necessary for the issuance of Zoran common stock in connection with the merger.

        Any of the conditions in the merger agreement may be waived by the party benefited thereby, except those conditions imposed by law.

Termination

        The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  by the mutual written consent of Zoran and Oak;

  •
  by either Zoran or Oak if the merger is not completed by December 4, 2003, provided that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date, and this deadline may be extended up to 90 days by Zoran or Oak if the merger would have been consummated but for the absence of a required approval or consent and it is reasonably expected that such approval or consent will be obtained during such extended period;

  •
  by either Zoran or Oak if a court of competent jurisdiction or other governmental entity issues a nonappealable final order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the merger, except if the party relying on such order, decree or ruling or other action has failed to comply in any material respect with specified obligations under merger agreement;

  •
  by either Zoran or Oak if the other party breaches any representation, warranty, covenant or agreement set forth in the merger agreement, which breach:

  •
  causes the conditions of the merger agreement relating to the accuracy of representations and warranties of the other party and performance by the other party of certain obligations not to be satisfied; and

  •
  has not been cured within 10 business days following receipt by the breaching party of written notice of the breach from the other party;

  •
  by Zoran if:

  •
  at the Oak special meeting of its stockholders, the requisite vote of Oak's stockholders in favor of the merger agreement and the merger is not obtained;

  •
  Oak's board of directors has withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Zoran or has resolved or publicly announced its intention to do so;

  •
  an alternative transaction is consummated with Oak or Oak's board of directors has recommended to the Oak stockholders an alternative transaction or has resolved or publicly announced its intention to recommend or engage in such an alternative transaction;

  •
  a tender offer or exchange offer for more than 20% of the outstanding shares of Oak common stock is commenced, other than by Zoran or an affiliate of Zoran, and Oak's board of directors has (i) recommended that Oak's stockholders tender their shares in the tender or exchange offer, or (ii) resolved or publicly announced its intention to take no position with respect to the tender or exchange offer; or

    •
    Zoran's board of directors has determined to recommend a superior proposal to its stockholders;

  •
  by Oak if:

  •
  at the Zoran annual stockholders' meeting, the requisite vote of Zoran's stockholders in favor of the issuance of shares of Zoran common stock is not obtained;

  •
  Zoran's board of directors has withdrawn or modified its recommendation of the issuance of the shares of Zoran common stock pursuant to the merger in a manner adverse to Oak or has resolved or publicly announced its intention to do so;

  •
  an alternative transaction is completed or Zoran's board of directors has recommended to Zoran's stockholders an alternative transaction or has resolved or publicly announced its intention to recommend or engage in such an alternative transaction;

  •
  a tender offer or exchange offer for more than 20% of the outstanding shares of Zoran common stock is commenced and Zoran's board of directors has (i) recommended that Zoran's stockholders tender their shares in such tender or exchange offer; or (ii) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer; or

  •
  Oak's board of directors has determined to recommend a superior proposal to its stockholders.

        The merger agreement does not include any provision for termination by either company based solely on fluctuations in the price of Zoran common stock or Oak common stock.

Termination Fees

        In the event of any termination of the merger agreement by either Zoran or Oak, there will be no liability or obligation on the part of Zoran, Oak, Zinc Acquisition Corporation or their respective officers, directors, stockholders or affiliates, except to the extent that the termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement. Generally, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the proposed transaction will be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of this proxy statement/prospectus shall be shared equally by Zoran and Oak.

        The merger agreement provides, however, that Oak will pay to Zoran a termination fee of $10,740,000 in cash if the merger agreement is terminated under the following circumstances:

  •
  Zoran terminates the merger agreement because Oak's board of directors has withdrawn or modified its recommendation or resolved or publicly announced its intention to do so;

  •
  Zoran terminates the merger agreement because an alternative transaction has been completed or Oak's board of directors shall have recommended to the Oak stockholders an alternative transaction or shall have resolved or publicly announced its intention to do so;

  •
  Zoran terminates the merger agreement because a tender offer or exchange offer for more than 20% of the outstanding shares of Oak is commenced and Oak's board of directors shall have recommended, or resolved or publicly announced its intention to recommend, that the Oak stockholders tender their shares in such tender offer or exchange offer, or resolved or publicly announced its intention to take no position with respect to such tender offer or exchange offer;

  •
  Zoran terminates the merger agreement because at the Oak stockholders' meeting, the requisite vote of the stockholders in favor of the merger is not obtained, and at the time of the Oak stockholders' meeting there is pending a publicly announced offer or proposal to effect an alternative transaction that has not been abandoned; or

  •
  Oak terminates the merger agreement because Oak's board of directors has decided to recommend a superior proposal to its stockholders.

        The merger agreement also provides that Zoran will pay to Oak a termination fee of $10,740,000 in cash if the merger agreement is terminated under the following conditions:

  •
  Oak terminates the merger agreement because Zoran's board of directors has withdrawn or modified its recommendation or resolved or publicly announced its intention to do so; or

  •
  Oak terminates the merger agreement because an alternative transaction has been completed or Zoran's board of directors shall have recommended to the Zoran stockholders an alternative transaction or shall have resolved or publicly announced its intention to do so; or

  •
  Oak terminates the merger agreement because a tender offer or exchange offer for more than 20% of the outstanding shares of Zoran is commenced and Zoran's board of directors shall have recommended, or resolved or publicly announced its intention to recommend, that the Zoran stockholders tender their shares in such tender offer or exchange offer, or resolved or publicly announced its intention to take no position with respect to such tender offer or exchange offer;

  •
  Oak terminates the merger agreement because at the Zoran stockholders' meeting the requisite vote of the stockholders in favor of the issuance of shares of Zoran common stock in connection with the merger is not obtained, and at the time of the Zoran stockholders' meeting there is pending a publicly announced offer or proposal to effect an alternative transaction that has not been abandoned; or

  •
  Zoran terminates the merger agreement because Zoran's board of directors has decided to recommend a superior proposal to its stockholders.

Amendment and Waiver

        The merger agreement may be amended at any time by action taken or authorized by the respective boards of directors of Zoran and Oak. However, after approval by the stockholders of Oak of the merger agreement and the merger, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Zoran or Oak, by action taken or authorized by its board of directors, may extend the time for performance of the obligations or other acts of the other party to the merger agreement waive inaccuracies in the other party's representations or warranties or waive compliance with any agreements or conditions for the benefit of the party effecting such waiver.

Employment and Related Agreements

        Immediately prior to the signing of the merger agreement, each of Young K. Sohn, John S. Edmunds, Simon P. Dolan and David Auld signed employment agreements with Zoran providing these individuals with special employment rights effective upon consummation of the merger. In addition, Mr. Sohn signed a restrictive convenants agreement, and each other individual signed a noncompetition agreement with Zoran. The terms of these agreements are summarized below.

        Young K. Sohn Employment Agreement, Severance Arrangement and Restrictive Covenants Agreement.    Mr. Sohn's employment agreement with Zoran provides for the following terms:

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  Mr. Sohn will perform duties relating to the transition and integration of the business and operations of Oak and Zoran, and will report directly to Levy Gerzberg, the President and Chief Executive Officer of Zoran;

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  Mr. Sohn's employment will terminate three months after the effective time of the merger; Mr. Sohn will provide services to Zoran on a full-time basis during the first week of his employment following the effective time of the merger, and on a full- or part-time basis thereafter as Mr. Sohn and Dr. Gerzberg agree;

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  during the term of his employment, Mr. Sohn will receive a base salary of $20,000 per month; Mr. Sohn will continue to receive his base salary for the remainder of the initial three-month employment term if he is involuntarily terminated by Zoran without cause during that period;

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  for a period of one year following his termination of employment with Zoran and upon receiving reasonable notice from Zoran, Mr. Sohn will provide additional transitional assistance of up to 10 hours per month without additional compensation;

  •
  after termination of his employment, Mr. Sohn will also provide assistance and cooperation as Zoran reasonably requires, upon reasonable notice and for a consulting fee of $250 per hour, up to a maximum of 10 hours per month (unless more is required by legal process), in connection with any litigation matters relating to the business and operations of Oak prior to the effective time of the merger; and

  •
  any stock options to acquire Oak common stock held by Mr. Sohn that are assumed by Zoran in the merger or that are replaced with options to purchase Zoran common stock granted by Zoran to Mr. Sohn pursuant to the merger agreement, will not continue to vest during the term of his employment with Zoran.

        At the time the merger agreement was executed, Mr. Sohn also entered into an Amended and Restated Agreement of Plan Participation with Oak, pursuant to which Mr. Sohn participates in Oak's Retention and Severance Plan for the Chief Executive Officer. Mr. Sohn's employment agreement expressly acknowledges that as of the effective time of the merger, a "Termination Upon Change of Control" will have occurred under the Oak severance plan, and that Mr. Sohn will therefore be entitled to the following severance benefits:

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  29 months of base salary, or an amount equal to $1,087,500, and 29 months of bonus at 100% of target, or an amount equal to $652,500, payable as follows:

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  18 months of base salary and target bonus to be paid at the effective time of the merger; and

  •
  the remaining 11 months of base salary and target bonus will be paid in 22 equal monthly installments following the effective time of the merger;

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  18 months of paid health insurance coverage; and

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  acceleration of 30 months of vesting under outstanding options or restricted stock, and all such outstanding options assumed or replaced by Zoran will remain exercisable for a period of 30 months following the termination of Mr. Sohn's employment with Zoran.

        Mr. Sohn also entered in a Restrictive Covenants Agreement with Zoran dated as of May 4, 2003. Under this agreement, which will become effective immediately after the effective time of the merger, Mr. Sohn has agreed to the following restrictions on his activities:

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  Mr. Sohn will not directly or indirectly own or participate in the activities of a business that competes with Zoran for a period of one year following the termination of his employment with Zoran.

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  Mr. Sohn will not directly or indirectly cause or induce any employee, distributor, vendor, representative or customer of Zoran to terminate that person's or entity's relationship with Zoran for a period of two years following the termination of his employment with Zoran.

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  Mr. Sohn will not sell, transfer or otherwise dispose of the Zoran securities that he receives in connection with the merger during the term of his employment with Zoran.

  Other Employment Agreements and Noncompetition Agreements

        Each of Messrs. Edmunds', Auld's and Dolan's employment agreements provides for the following benefits in the event that such employee's employment is terminated by Zoran other than for cause, as defined in the Zoran Corporation Executive Retention and Severance Plan, during the first 12 months following the completion of the merger:

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  all salary and accrued vacation (or paid time off) earned through the termination date;

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  payment of the employee's annual bonus for Zoran's prior fiscal year to the extent that such bonus has been earned but not paid;

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  all benefits, if any, accrued under any of Zoran's other employee benefits plans;

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  lump sum payment equal to 12 months salary at the rate then in effect at the time of termination, plus one year of annual bonus (up to a maximum of 40% of the then current base salary;

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  12 months Zoran-paid COBRA benefits;

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  accelerated vesting by 12 months for all stock options granted or restricted stock issued to the employee; and

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  a period of one year from the date of termination to exercise any outstanding options.

        In addition, if Messrs. Edmunds, Auld or Dolan is terminated by Zoran without cause following the first anniversary of the closing date of the merger, such individual will be entitled to four months base salary, an additional four months of continued vesting, and four months Zoran-paid COBRA benefits.

        In addition to the benefits outlined above, the employment agreements provide for the following terms:

  John S. Edmunds Employment Agreement.

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  Zoran will employ Mr. Edmunds on an at-will basis as the Vice President, Finance;

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  a base salary of $200,000 annually, plus a hiring bonus of $50,000 payable on the first anniversary of his employment with Zoran;

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  eligibility for certain incentive compensation based on Zoran's achievement of various financial goals and/or other goals established by Mr. Edmunds and Zoran; and

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  a recommendation to Zoran's board of directors that Mr. Edmunds be granted an option to purchase 135,000 shares of Zoran common stock.

  David Auld Employment Agreement.

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  Zoran will employ Mr. Auld on an at-will basis as the Vice President, Technology;

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  a base salary of $210,000 annually, plus a hiring bonus of $140,000, payable in four equal installments over a period of 24 months of continued employment;

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  eligibility for certain incentive compensation based on Zoran's achievement of various financial goals and/or other goals established by Mr. Auld and Zoran; and

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  a recommendation to Zoran's board of directors that Mr. Auld be granted an option to purchase 50,000 shares of Zoran common stock.

  Simon Dolan Employment Agreement.

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  Zoran will employ Mr. Dolan on an at-will basis as its Senior Vice President and General Manager;

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  a base salary equal to the amount Mr. Dolan's base salary as of the closing date of the merger, plus a hiring bonus of $300,000, payable in four equal installments over a 24-month period of continuous employment;

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  eligibility for certain incentive compensation based on Zoran's achievement of various financial goals and/or other goals established by Mr. Dolan and Zoran; and

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  a recommendation to Zoran's board of directors that Mr. Dolan be granted an option to purchase 130,000 shares of Zoran common stock.

        Each of Messrs. Edmunds, Auld and Dolan also entered into a noncompetition agreement with Zoran. Under these agreements, each of these individuals agreed that during the one-year period following termination of his employment, he will not, directly or indirectly:

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  own or participate in the activities of a business that competes with the business of Oak;

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  accept employment with a customer of Oak with the intent or purpose of depriving Oak of business performed by Oak by transferring such business to the customer or a third party;

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  request or advise any Oak customers, suppliers or other business contacts with which he had contact while employed by Oak to curtail or not increase their business with Oak;

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  solicit or influence any person who at such time has been an employee of or consultant to Oak or Zoran during the six months prior to that time, to cease or curtail his relationship with such company; or

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  interfere with, disrupt or attempt to disrupt any past, present or prospective relationship between Zoran or Oak, on the one hand, and any of their respective customers, suppliers or employees, on the other hand.

Voting Agreements

        Concurrent with the execution of the merger agreement, four stockholders of Zoran, Levy Gerzberg, President and Chief Executive Officer, Camillo Martino, Executive Vice President and Chief Operating Officer, Karl Schneider, Vice President, Finance and Chief Financial Officer and Isaac Shenberg, Senior Vice President, Business and Strategic Development, who as of the record date hold an aggregate of    % of the outstanding Zoran common stock, executed voting agreements under which they agreed to vote all of their shares of Zoran common stock in favor of approval of the issuance of shares of Zoran common stock in connection with the merger. At the same time, four stockholders of Oak, Young K. Sohn, Chairman, President and Chief Executive Officer, John S. Edmunds, Senior Vice President of Finance and Chief Financial Officer, Simon P. Dolan, Senior Vice President and General Manager of the Imaging Group and David J. Power, Vice President, General Counsel and Secretary, who as of the record date hold an aggregate of    % of the outstanding Oak common stock, executed voting agreements under which they agreed to vote all of their shares of Oak common stock in favor of approval of the merger agreement and the merger. In addition, those voting agreements obligate these stockholders of Zoran and Oak to vote their shares against certain extraordinary corporate transactions or other matters that would hinder or conflict with the merger agreement.

        Each of these stockholders has also, pursuant to the voting agreement, given either Zoran or Oak his irrevocable proxy to vote all shares of Zoran common stock or Oak common stock issued and outstanding and beneficially owned by him as of the date of the voting agreements, as well as any shares acquired by him after the date of and prior to the termination of the voting agreements, for approval of the merger agreement and any actions required to facilitate its completion. These proxies also permit Zoran or Oak, as the case may be, to vote the stockholder's shares against certain extraordinary corporate transactions or other matters that would hinder or conflict with the merger agreement.

        The voting agreements will terminate on the earliest of:

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  termination of the merger agreement; or

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  consummation of the merger.

        In addition, each stockholder has agreed in the voting agreement that, prior to the termination of the voting agreement, the stockholder will not, directly or indirectly sell, transfer or otherwise dispose of any shares of Oak or Zoran common stock beneficially owned by him as of the date of the voting agreement, as well as any shares acquired by him after the date of and prior to the termination of the voting agreement.

        The form of the voting agreement that Zoran and Oak stockholders have entered into is attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

ZORAN BUSINESS

Company Overview

        Zoran develops and markets integrated circuits, integrated circuit cores and embedded software used by original equipment manufacturers, or OEMs, in digital video and audio products for commercial and consumer markets. Zoran also provides complete, copy-ready system reference designs based on its technology that help its customers produce commercial and consumer products more quickly and cost-effectively. Zoran's integrated circuits are used in a variety of products, including digital versatile disc, or DVD, players, filmless digital cameras, professional and consumer video editing systems and digital speakers and audio systems.

        Zoran was incorporated in California in December 1981 and reincorporated in Delaware in November 1996. Zoran's corporate headquarters are located at 3112 Scott Boulevard, Santa Clara California 95054, and Zoran's telephone number is (408) 919-4111. Zoran's website can be found at www.zoran.com. Zoran's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Forms 8-K, and any amendments to those reports, are available free of charge on Zoran's website under "Investor Relations / SEC Documents" as soon as reasonably practicable after they are filed with the Securities and Exchange Commission.

Industry Background

        Until the mid-1990s, video images and audio soundtracks were transmitted, edited and stored almost exclusively using analog formats. More recently, however, advances in technology have allowed audio and video to be processed and stored in digital form. Unlike analog formats, which are inherently unstable and difficult to edit and enhance, digital formats permit the manipulation of audio and video signals through digital signal processing and offer a number of fundamental advantages over analog technologies. Through complex digital signal processing operations, digital audio and video signals may be compressed, providing significant storage and transmission efficiencies. They also may be filtered, allowing for noise reduction, and they may be transmitted and reproduced without perceptible image or sound degradation. Digital formats provide users with additional benefits, including random access to data, superior editing capabilities and enhanced security features such as protection against unauthorized copying and controlled and secure access.

        One of the most significant barriers to the widespread adoption of digital technology had been the huge amount of data required to represent images and sounds in a digital format, making cost-effective storage or transmission impractical. Through digital compression techniques, a substantial number of the redundancies inherent in audio and video data can be identified and eliminated, significantly reducing the overall amount of data which needs to be retained. Compression techniques introduced in the early 1990s allowed a two-hour movie to be compressed and stored on only two video CDs with video resolution comparable to that of a standard VHS tape. More recent techniques allow the storage of a full-length movie of more than three hours on a single DVD, with substantially improved audio and video quality and the incorporation of additional data, such as additional languages, scenes and director and actor commentary. Additionally, digital compression of video data allows previously unmanageable amounts of data to be stored in the memory of a standard personal computer, thereby permitting the data to be accessed and edited easily. Digital audio compression allows efficient storage and delivery of multi-channel audio, making possible high-quality special effects such as multi-channel surround sound, virtual surround sound and wireless audio delivery via two speakers or headphones. In the field of still photography, digital compression allows dozens or hundreds of digital pictures to be stored on a single memory card, depending on the resolution desired.

        To drive the implementation and speed the adoption of products based on digital formats, industry participants organized committees to define international compression standards. The principal standards in use today include the following:

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  The Joint Photographic Experts Group, or JPEG, standard for the high quality compression of still images and the real-time, low-cost compression and decompression of moving images;

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  The MPEG 1 standard, adopted by the Moving Pictures Experts Group, or MPEG, for the compression of both audio and video data at the high compression ratios necessary for the limited storage capacity of the CD-ROM format;

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  The MPEG 2 standard, subsequently adopted by the Motion Pictures Expert Group, for the compression of both audio and video data, designed to provide improved quality in broadcast and video playback applications;

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  The MPEG 4 standard is an extension of MPEG 1 and MPEG 2 that provides the ability to view, access and manipulate objects rather than pixels, which is especially significant in video streaming, digital television, module multimedia and video game applications; and

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  Dolby AC-3, also known as Dolby Digital, developed by Dolby Laboratories, an industry standard for the compression of audio for use in multi-channel digital surround sound systems.

        These industry standard techniques have enabled the dramatic growth in digital multimedia markets, including the following:

        DVD Players and Recorders.    DVD players and recorders use MPEG 2 video compression and Dolby Digital audio technology to provide significantly higher quality playback or recording than is possible with VCR or video CD technology. According to Cahners In-Stat Group, sales of DVD players are expected to grow from approximately 53 million units in 2002 to almost 84 million units by 2006. Sales of DVD recorders are expected to grow from approximately 1 million units in 2002 to approximately 31 million in 2006.

        Filmless Digital Cameras.    Filmless digital cameras use JPEG compression technology to capture high resolution images that can be viewed, edited and stored on a computer system and transmitted over telephone lines and computer networks. According to Cahners In-Stat and other marketing research firms, sales of megapixel digital cameras are expected to grow from approximately 24 million units in 2002 to just under 47 million units in 2006.

        Additional products and markets are developing based on these established compression standards as well as compression technologies such as Meridian Lossless PCM, or MLP, a new standard for DVD audio, Microsoft Windows Media Audio, or WMA, and MP3, a compression standard for the download of audio recordings from the Internet.

        These established and emerging compression standards specify data formats in which compressed data must be presented in order to enable products from different vendors to interact and permit the capture, transmission, storage and display of audio and video data in digital format. These standards do not specify the compression methodologies to be employed or additional functionality which may be used to enhance or manipulate digital signals. These standards, therefore, do not determine image or sound quality or compression efficiency. For example, data compression may comply with relevant standards despite being poorly processed and containing artifacts which result in image degradation in video applications or poor sound quality in audio applications. As a result, there can be significant differences in overall image or sound quality between two solutions based on the same standard. Therefore, integrated circuit manufacturers can differentiate their products on the basis of the quality of their compression solution.

        Historically, as system vendors sought compression solutions, the cost, complexity, and time required to compress and decompress data have imposed significant limitations on the use of digital compression. Over the last several years, as cost-effective compression solutions have emerged, product manufacturers have increasingly sought to design and market lower-cost digital audio and video systems and products to address high volume consumer applications. In addition, product manufacturers are facing competitive pressure to introduce their products more rapidly. To address these issues, OEMs seek to integrate multiple functions on individual chips in order to reduce their costs, speed time-to-market and produce smaller products with reduced power consumption. They also seek solutions that can be easily integrated into their commercial and consumer products. The current challenge to manufacturers of compression integrated circuits is, therefore, to provide product manufacturers with high-quality, cost-effective, standards-based solutions that deliver flexible control, image enhancement, audio effects and other functions in addition to high quality compression solutions.

Zoran Solutions

        Zoran provides feature-rich, cost-effective, standards-based solutions for a broad range of digital video and audio applications. Zoran was a pioneer in the development of high performance digital signal processor products, and has developed expertise in digital signal processing, integrated circuit design, mathematical algorithms and software development, as well as proprietary digital signal processing, video and audio compression technologies. Zoran applies its multi-disciplinary expertise and proprietary technologies to the development of fully-integrated solutions for high-growth multimedia markets. The key elements of Zoran's solution are the following:

        Standards-Plus Methodology.    Zoran has leveraged its broad multi-disciplinary expertise and proprietary digital signal processing and compression technologies to develop what Zoran refers to as "standards-plus" solutions. Zoran has enabled OEMs to improve image and sound quality and deliver superior products to end users by adding more features around compression standards, such as more efficient use of memory, processing and communication resources, as well as audio and image enhancement algorithms. Zoran has also provided OEMs the ability to include OEM-programmable effects, as well as variable compression ratios for video. These "standards-plus" features allow Zoran's customers to differentiate their products from those of their competitors.

        Expandable and Programmable Architecture.    Zoran designs its integrated circuits to enable easy adaptation for a broad range of specific applications. Zoran can vary the architecture of its chips by adding or deleting modules, and Zoran can also modify the software embedded in the chips themselves to address specific applications. Zoran also licenses ready-to manufacture "cores"—building blocks of integrated circuits—that can be integrated into its customers' chips. Combined with the enhanced functionality of Zoran's "standards-plus" technology, Zoran's expandable and programmable architecture facilitates product design, upgrades and customization, substantially accelerating Zoran's customers' time to market with differentiated products.

        Integrated System Solutions.    Zoran helps its customers meet their total system requirements by providing integrated products that combine hardware and software to address required system functions and features on a single integrated circuit or chip set, reducing the number of integrated circuits, and in some cases providing a complete solution on a single chip. As a result, Zoran's customers' total system cost can be reduced and they can concentrate on differentiating their products from those of their competitors. For example, Zoran introduced the Camera On A Chip, or COACH, which includes most of the electronics of a filmless digital camera.

        Cost-Effective Products.    Zoran focuses on reducing the feature size, power requirements and number of integrated circuits necessary to perform required system functions, including compression functions. This reduces Zoran's customers' manufacturing costs for their products which incorporate Zoran's integrated circuits, and also reduces the operating costs for these products, enabling the use of Zoran's products in a broader range of high volume applications. The modular nature of Zoran's architecture reduces Zoran's new product development costs, and enables Zoran's design engineers to meet Zoran's customers' new product specification and cost parameters.

        Copy-Ready System Reference Designs.    Zoran provides its customers with a broad range of engineering reference boards and products complete with device driver software, embedded software and detailed schematics. These products substantially shorten Zoran's customers' product design time.

Strategy

        Zoran provides cost-effective, high-performance digital audio and video solutions addressing selected high-growth applications enabled by compression in evolving multimedia markets. Key elements of Zoran's strategy include the following:

        Focus On High-Growth Applications.    Zoran's strategy is to focus on providing digital video and audio solutions for emerging high-growth consumer electronics, PC and communications applications. Zoran's current focus markets include DVD players and recorders, filmless digital cameras, digital television, or DTV, professional and consumer video editing systems and digital speakers and audio systems.

        Leverage Existing Technology and Expertise.    Zoran intends to continue to identify those markets that it believes have the highest growth potential for its products and to actively pursue those markets. Zoran's proprietary digital signal processing and compression technologies can be used to serve emerging markets for digital video and audio. Potential markets include home network audio and video appliances, as well as personal digital video and audio devices.

        Further Penetrate Key International Markets.    In 1998, Zoran opened an office in Shenzhen, China. During 2000, Zoran opened offices in Taiwan and Japan. In 2001, Zoran opened offices in Korea and Hong Kong. Zoran believes that by opening these offices it is better able to provide sales, marketing, and applications support for these growing consumer electronics markets.

        Extend Technological Leadership.    Zoran's years of experience in the fields of digital signal processing, integrated circuit design, algorithms and software development have enabled Zoran to become a leader in the development of digital audio and video solutions enabled by compression. Using its multi-disciplinary expertise, Zoran has developed new technologies for compression of digital audio and video. For example, Zoran's proprietary bit rate control technology has helped Zoran provide reliable and inexpensive JPEG-based video compression, and Zoran's proprietary Virtual Multi-Channel Digital, or VMD, technology enables high-quality surround-sound effects from two low-cost audio speakers, rather than the four or five speakers required by other technologies. During 2000, Zoran acquired PixelCam Inc., which enabled Zoran to combine its Camera On A Chip, or COACH, processor with PixelCam's CMOS sensor, providing a more integrated system. Furthermore, during 2000 Zoran acquired Nogatech Inc., which provided Zoran with low cost PC connectivity and MPEG-4 technologies. Zoran intends to continue to invest in its own research and development, and to evaluate opportunities to acquire additional technologies in order to maintain and extend its technological leadership.

        Expand Strategic Partnerships.    Zoran works closely in the product development process with leading manufacturers of products that incorporate its integrated circuits. Zoran also works closely with key customers and provides them early access to its technologies. Potential products are designed to meet customer-driven product requirements defined jointly by Zoran and its partners with the partner providing technological input and, in selected cases, a portion of the development funding. This strategy has enabled Zoran to develop products with substantial financial and other assistance while retaining ownership of the technology and ensuring an established customer for the product once development is completed. In some cases, Zoran's strategic partners also provide sales and marketing support. Zoran has also established long-term relationships with strategic partners that provide manufacturing capacity and will seek to develop additional strategic relationships with manufacturers.

Markets and Applications

        Zoran's products are currently used in a variety of consumer multimedia and PC applications, including the following:

  Video Playback Systems

        Currently, three types of digital video playback systems are available for consumer video applications: video CD players, Super Video CD players and DVD players.

        Video CD players are essentially CD audio players with MPEG 1 decoders and a video output. Video CD players offer video playback of near-VCR quality and two-channel stereo audio playback. Compression enables 60 to 70 minutes of video to be stored on a single CD. Video CD players can also play karaoke titles and were particularly popular in China, although Zoran believes that the volume for these players has declined due to the growth of the DVD player market. Zoran formerly sold MPEG 1-based products to manufacturers of stand-alone video CD players but is no longer selling these products for this market.

        In 1998, the Chinese government adopted the Super Video CD standard. By utilizing MPEG 2 compression technology as well as graphics, Super Video CD offers substantially higher audio and video quality than is possible with a video CD player. The Super Video CD standard is also being replaced by DVD players.

        DVD players, the latest generation of video playback systems, use MPEG 2 video compression and Dolby Digital or similar audio technology to provide significantly higher quality playback than is possible with VCRs, Video CD or Super Video CD players. DVD players are sold as stand-alone products and are also bundled with other functions including DVD+VCR combinations, DVD-Receivers and DVD+TV combinations. In addition, the DVD player can act as a platform for playback and editing of digital still images from digital cameras through integrated memory card slots or via direct connection to digital cameras. DVD players are also included in place of CD-ROM drives in some PCs, where they are referred to as DVD-ROMs.  DVD-ROMs are also sold as upgrade products. The growth in the DVD market is demonstrated by the rapidly growing sales of DVD players, the increasing number of models and manufacturers, and the increasing number of DVD titles available for purchase and rent.

  Filmless Digital Cameras

        Filmless digital cameras allow the capture of high resolution images, the viewing, editing and storage of such images on a computer system and their transmission over telephone lines and computer networks. High quality copies of these images can be printed using color printers. In addition, digital cameras can be connected directly to a PC for downloading of pictures and to a television for displaying pictures. The original digital cameras were developed for the professional market and currently sell at prices of $1,000 to $3,000. As technology has advanced and manufacturing costs have decreased, digital cameras for the consumer market have been introduced in the $69 to $600 price range. Compression technology has also enabled the development of digital video security cameras and low cost digital video cameras for use with PCs.

  Digital Video Recording Systems

        Digital video recording systems are aimed at replacing the analog VCR. Digital video recording systems will not only store home made movies and TV programs but will allow them to be easily edited. In addition, digital video recording systems will enable high quality time shifting of TV program viewing by recording the program so that it can be watched simultaneously or on a delayed basis. The recording media includes DVD recordable media and hard disks. Digital video recording systems use MPEG 2 as the video compression format and Dolby Digital or MPEG audio as the audio format.

  PC Video Systems

        Historically, professional video editing systems were comprised of expensive pieces of analog audio and video equipment. Compression technology allows digital video images to be stored in a computer's memory in sufficient volume to enable capture and "cut and paste" editing to be performed through random access to stored images. As the cost of compression technology has declined, a number of manufacturers have designed low cost digital video capture and editing systems that run on PCs, creating a new category of users in the corporate, education and government markets.

        The availability of universal serial bus, or USB, connectors on most PCs currently being manufactured creates an opportunity for the development of low-cost external video capture and editing accessories that can be easily installed by consumers. Zoran believes that enhanced support of video in consumer PCs, and the growing popularity of wideband Internet services will open new opportunities for video capture and sharing applications on the PC and will increase the popularity of such products.

  Digital Audio Systems

        Digital audio facilitates enhanced audio playback with features such as multi-channel surround sound and virtual surround sound utilizing two channel technology. Many standards have emerged for the digital compression of audio.

        Current digital audio compression standards in use include Dolby Digital, DTS, MLP and MP3. Dolby Digital and DTS are competing standards of audio compression for use in multi-channel digital surround sound systems in movie theaters and at home. MLP was developed for audio compression in DVD audio. MP3 is one of the compression standards recognized for the download of audio recordings over the Internet. Zoran's audio integrated circuits support all of these standards. The principal products using compressed digital audio in the consumer market are DVD players and recorders, PCs incorporating DVD-ROMs, digital speakers and portable MP3 players.

  Other Applications

        Other existing and potential applications for Zoran's audio and video compression technologies include Internet audio and video appliances, digital television and television set-top boxes, as well as personal digital audio and video devices.

Image and Video Technology

        The JPEG Standard.    In 1991, the Joint Photographic Experts Group, or JPEG, Committee of the International Standards Organization completed a technical specification for a standard to compress individual digitized images which may consist of still images or consecutive frames of video data. JPEG has been widely adopted for video editing applications, since each frame in the video is individually compressed, allowing cutting and pasting of sequences as well as modification of individual frames. Images are compressed through elimination of spatial redundancies within an image and the filtering of high frequency areas to which the eye is less sensitive. Using these techniques, the JPEG compression standard is able to reduce the data necessary to represent an image without significant degradation of image quality. Still images or motion video can be compressed to varying degrees using JPEG, with greater compression resulting in lower quality. Typically, four-to-one or five-to-one compression yields broadcast image quality while 20-to-1 compression is similar to VHS quality.

        Zoran JPEG Technology.    Zoran's JPEG technology incorporates a proprietary bit rate control algorithm that enables Zoran's JPEG-based products to compress any image to a predetermined size while optimizing video quality using pre-selected parameters. Without this feature, the JPEG compression process results in compressed data files of various sizes based on the actual content of the original image given a constant degree of compression. An image with large amounts of visual detail will generate a larger data file than that generated from an image with less detail. Performance of many video applications is hampered by variability in the size of the compressed images in a video sequence, which can result in inefficient use of available memory, bus speed or communication channel capacity or even the loss of images. Zoran's bit rate control is a "standards-plus" solution that uses real-time digital signal processing algorithms to optimize video quality based on pre-selected parameters, which can be programmed by OEMs, without the loss of any image or video frame. Zoran's bit rate control has been incorporated in Zoran's JPEG-based devices that are used in video editing systems, filmless and tapeless digital cameras, color scanners, PC-based security systems, video conferencing and other applications. Other features of Zoran's JPEG-based products include their ability to handle a wide range of compression ratios, to perform a "lossless" compression algorithm in the same JPEG device, to rapidly scan or browse a large number of images and utilize advanced image processing algorithms that enable bit rate control of USB data, vertical blank interval detection, infrared remote control detection and scene analysis for computer control applications. Zoran implements these functions in a single integrated circuit while it believes most other manufacturers either offer fewer functions or require multiple chips, resulting in higher manufacturing costs and greater power consumption.

        CMOS Sensor Technology.    With the widespread availability of inexpensive complementary metal oxide semiconductor, or CMOS, fabrication facilities, image sensor designers are now able to offer a single chip solution to perform the "light-to-bytes" function at a quality level that is competitive with the long established charge coupled device, or CCD, sensor technology, but with far greater operational flexibility and at much lower power consumption. CMOS sensors can scan in a variety of modes and directions and perform analog-domain pre-processing of the signal which may be advantageous from a system perspective. Although the greater pixel circuit complexity results in a larger imager today, progress is being made to both reduce the geometry of the pixel and use more aggressive design rules. The result will be a sensor which provides both cost reduction and performance enhancement benefits to the system designer over the traditional CCD-based solution.

        Zoran CMOS Sensor Technology.    The PixelCam ZR32112 and ZR32312 are high performance 1.3 megapixel CMOS image sensors that are ideal for digital still and video imaging products. Using Zoran's proprietary Distributed-Pixel Amplifier design, the pixel response is independent of its distance from each column's CDS circuitry. This unique architecture results in an extremely uniform pixel array with low fixed-pattern noise without the need for off-chip background frame subtraction circuitry. The bank of analog front-end circuits quantizes each pixel to 10 bit resolution. This highly parallel approach eases speed requirements on individual analog circuits and reduces overall power consumption. Separate programmable red, green and blue PGA circuits enable analog-domain color balance. The flexibility of these sensors' output image format permits the tradeoff between resolution and frame rate. The image output may also be horizontally "mirrored" and vertically "flipped".

        The MPEG Standards.    In 1991, the Moving Pictures Expert Group, or MPEG, Committee of the International Standards Organization completed a technical specification for a standard to compress moving audio and video into a single data stream. Like JPEG, MPEG 1 removes spatial redundancies from single frames of video data. MPEG 1 improves on JPEG by also removing redundancies that occur between consecutive video frames. Because video represents movement, it is possible to detect and estimate the movement of similar picture elements between video frames, a process called motion estimation. MPEG motion estimation uses the content of previous and future frames to predict the content of the current frame without using its full content. MPEG 1 implements audio compression by exploiting psycho-acoustic masking, taking advantage of the fact that the ear is less sensitive to a quiet note at one frequency when a much louder note is present at a nearby frequency. MPEG 1 often achieves audio compression ratios of six-to-one and video compression ratios of over 100-to-1. MPEG 1 is particularly suitable for low-cost CD-ROM applications due to its low-cost implementation.

        In 1993, the MPEG 2 video committee completed a technical specification to address the more stringent requirements of the broadcast industry. MPEG 2 provides more sophisticated prediction techniques, enabling a compression solution to comprehend video as interlaced fields of data, rather than individual frames. MPEG 2 also allows for operation at higher resolution and at higher bit rates than MPEG 1, resulting in improved image quality for high motion, high detail video. MPEG 2 typically achieves compression ratios of 50-to-1. Because of its higher bit rate, MPEG 2 technology cannot be used in standard CD-ROM applications, but can be used in DVD players.

        MPEG 4 builds on the experience of the MPEG 1 and MPEG 2 standards, which are currently used in digital video applications. MPEG 4 is rich in features, and can be customized to serve the needs of specific industries while preserving a high level of interoperability across a variety of applications. It allows a new level of interaction with visual content, providing the ability to view, access and manipulate objects rather than pixels. MPEG 4's impact is especially significant in video streaming, digital television, mobile multimedia and game applications.

        Zoran MPEG Technology.    Beginning in 1997, Zoran established itself as a leading provider of MPEG 2 technology for DVD and Super Video CD applications. Zoran introduced the first DVD decoder device integrating digital video with multi-channel digital audio and programmable audio effects for use in DVD players. Zoran also introduced new MPEG compression chip cores that can be integrated into chips manufactured by OEM customers, enabling these customers to reduce the cost of custom chip design and accelerate the time-to-market of their products.

Audio Technology

        The Dolby Digital Standard.    In 1992, Dolby Laboratories launched Dolby Digital, an audio compression technique which has emerged as an industry standard. Dolby Digital was developed as a successor to Dolby's Pro-Logic analog technique for use in multi-channel digital surround sound systems. It is currently used in movie theaters comprising over 24,000 screens worldwide and is also used in home theater and computer multimedia applications. Digital compression of audio data allows the storage of full quality multi-channel audio playback in the limited space allocated for audio in video-oriented formats. It also facilitates the seamless integration of sound with compressed video. The Dolby Digital audio compression standard is currently the principal audio compression technique used in DVD players. Dolby Digital has also been adopted as a standard for use in high-definition television and digital cable systems.

        Other Audio Standards.    Other digital audio compression standards currently in use include DTS, an audio compression standard that competes with Dolby Digital, MLP, a compression standard for DVD audio, and MP3, used for the download of audio recordings from the Internet.

        Zoran Audio Technology.    Working closely with Dolby Laboratories, Zoran has developed a programmable audio digital signal processing engine with an architecture optimized for Dolby Digital and other demanding audio applications and Zoran was the first to develop a single-chip solution for Dolby Digital decoding. Zoran's Vaddis DVD decoders and audio processors now incorporate this engine to allow systems manufacturers to replace system components with software modules, differentiate their products from their competition, use Zoran's SiliconSoftware® library of advanced audio algorithms, and reduce system costs and time to market. In addition to Dolby Digital, Zoran's DVD decoders and audio processors support all principal audio compression standards, including DTS, MLP and MP3. Zoran's integrated circuits also include additional functions such as Virtual Multi-Channel Digital, surround sound for headphones, High-Definition CD, karaoke processing and speaker equalization.

Products

        Zoran's multimedia product line consists of four principal product families:

  •
  DVD—video and audio compression and decompression products based on MPEG, Dolby Digital and DTS;

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  Filmless Digital Cameras—video compression and decompression products based on JPEG technology and CMOS sensors;

  •
  PC Video—video compression and decompression products based on JPEG technology and USB multimedia controllers; and

  •
  Digital Audio—audio decompression products for use in products using MPEG, Dolby Digital, DTS, MLP, MP3 and other audio technologies.

        The following table lists Zoran's principal multimedia integrated circuits currently in production, including the months in which initial production units were first made available to customers:

Product Family	Products	Initial Commercial Shipment	Principal Applications
DVD	Vaddis IV Integrated DVD decoder (ZR36730)	June 1999	DVD players and recorders
	Vaddis IV-LC Integrated DVD decoder (ZR36732)	November 2000
	Vaddis V Integrated DVD decoder (ZR36750)	May 2001
	Vaddis 5E Integrated DVD decoder (ZR36742)	June 2002
	Vaddis 6 Integrated DVD integrated servo processor and decoder (ZR36768)	December 2002
FilmlessDigital Cameras	Filmless digital camera processor—COACH-LC (ZR36420)	March 2000	Filmless digital cameras, security
	Filmless digital camera processor—COACH-V (ZR36430)	June 2002
	CMOS sensor (ZR32112)	July 2000
	CMOS sensor (ZR32312)	August 2002
PC Video	JPEG codec (ZR36060)	February 1997	PC video editing, security
	JPEG PCI multimedia controller (ZR36067)	September 1997	PC video editing
	USB multimedia controller (ZR36503)	June 1998	PC-TVs, PC digital cameras, video capture devices
	USB multimedia controller (ZR36504)	December 1999	PC-TVs, PC digital cameras, PC set-top boxes, cable modems
Digital Audio	Programmable Digital audio processor (ZR38601)	December 1998	Digital speakers for home theater, computers and gaming consoles
	Multi-standard Programmable Digital audio processor (ZR38650)	December 1998	Audio/video receivers, 3D headphones

        DVD.    Zoran's Vaddis decoders perform all the audio and video decoding and display requirements of the DVD specification, including MPEG 2 audio and video decoding, Dolby Digital, DTS and MLP audio decoding, on-screen display, decryption required for copyright protection and presentation of graphic information. The Vaddis has additional computation power that can be utilized for customer differentiation features. For example, it can incorporate virtual surround sound algorithms without the addition of hardware. This allows the user to enjoy the theater-like sound obtained from six speakers using a system that includes only two speakers and the Vaddis. The Vaddis IV LC incorporates a more powerful audio digital signal processor that enables the support of advanced audio algorithms like MPEG 5.1, and DTS and audio DVD, which are needed in today's DVD player systems. The Vaddis 5E incorporates a host controller and progressive scan output and is targeted for the entry to mid-range segment of the market. The Vaddis V integrates the host controller and incorporates DVD audio capability and progressive scan output features that are part of current high-end DVD player systems. The Vaddis 6 is a DVD system on a chip which integrates the functionality of the Vaddis 5E with the functionality of the front end servo and read channel, further reducing chip count and system cost for DVD player manufacturers. Vaddis decoders are being used in DVD players manufactured by Orion, Samsung, Sanyo, Sharp, Toshiba and others. Zoran provides full reference designs of DVD players, based on Zoran's Vaddis chips, that help its customers accelerate their time to market for their products.

        Filmless Digital Camera Products.    Zoran's JPEG technology is used in filmless digital cameras. In September 1999, Zoran introduced the Camera On A Chip, or COACH—an integrated system on a chip solution that includes most of the electronics of a filmless digital camera. The COACH can be connected directly to a high-resolution (up to 4 mega pixel) CCD or CMOS sensor, process the video information in real time, compress the captured image in real time to a flash memory, interface an LCD or micro display and interface to all types of flash memory. Among the unique capabilities of the COACH is the ability to transfer in real-time, over a USB bus, high quality video to the PC and thus serve also as a PC video camera. The COACH also allows for direct connection to a printer, including color correction and special effects, for the non-PC consumer environment. The COACH is supplemented by full filmless digital camera reference designs, "CamON™" and "CamMini™," shortening the time to market for COACH customers. Zoran's PixelCam CMOS sensor products currently deliver CCD image quality with 1.3 megapixel resolution at one-half the power dissipation and twice the integration level of CCD sensors. The sensor's architecture is scalable, which will enable higher resolution product offerings as the digital camera OEM's needs change. These products also offer the digital camera manufacturer longer battery life and reduced "time to next shot".

        PC Video Products.    Zoran's ZR36060 codec is a compression/decompression device used for real time encoding and decoding of JPEG video for editing applications. It is fully compliant with JPEG standards. The ZR36060 utilizes Zoran's proprietary bit rate control technology for high quality video capture. The ZR36060 can be installed in a chipset that includes the ZR36067 motion controller for PCI board implementation or pre/post-processing devices such as an integrated color space/raster-to-block converter. The ZR36067 is a PCI motion JPEG controller targeting consumer-priced but professional quality desktop PCI video editing systems. The ZR36503 is a video chip for video communication across the USB channel to the PC. The ZR36504 chip incorporates video, audio and data streaming into a single chip for video, audio and data transfer across the USB channel to the PC.

        Digital Audio Products.    The ZR38601, a single-chip digital audio processor designed to support the PC and home theater digital speaker market, takes advantage of most of the advanced audio algorithms included in Zoran's Silicon Software library. Its eight channel output architecture supports the latest home theater applications, including Dolby Surround EX 6.1 channel sound. The ZR38601's ability to accept six individual channels of audio input also makes it the ideal processor for today's four channel Direct Sound computer games. The ZR38650, a true multi-standard digital audio processor, takes advantage of Zoran's complete SiliconSoftware library. It is designed to support the large mid and low range audio/video receiver market, while providing features previously available only on more expensive models.

        Integrated Circuit Cores.    Zoran offers multimedia integrated circuit, or intellectual property ("IP"), cores which can be incorporated into its customers' chips. For example, Zoran licenses a video decoder IP core for conversion of an NTSC, PAL, or SECAM TV signal into a format that allows the information in the TV signal to be displayed on a TV monitor. This IP core enables the integration of TV functionality into integrated circuits for LCD panels, LCD-TVs, Plasma Display TVs, set-top boxes, Digital TVs ("DTVs"), projector systems, PC video capture and other applications. Zoran's video encoder IP cores perform the reverse function, converting component video data into an NTSC, PAL or SECAM TV signal. This IP core has applications in ICs for graphics display, set-top boxes, digital cameras, DTVs, DVD players, gaming systems and other applications.

Customers

        The following table lists representative customers, as well as other OEMs who purchase Zoran's products through Zoran's resellers. Each of these customers and OEMs purchased, directly or indirectly, at least $100,000 of Zoran's products from January 1, 2002 through December 31, 2002:

Product Family	Direct Customers		Other OEMs
DVD	Alco Electronics LTD.
Alcom Electronics
Amoisonic Electronics Co., LTD.
Beautiful Enterprise Co. LTD.
Daewoo Electronics Co., LTD.
Fly Ring Digital Technology
FM COM Corp.
Fujifilm
J&S Industrial Co.
Jiangsu Hongtu High Technology
Marketa Semiconductor
Mustek International, Inc.
Newell Hong Kong	Samsung Electronics
Sanyo Electric
Shenzhen Bao Tong Electronic
Shenzhen HPT Electronics Co. LTD
Shenzhen Paragon Ind.
Sichuan Changhong Electronic Co.
Sky Wise Holdings LTD.
Tomen Electronics Corp.
Universal Pacific Co. LTD.
Up-Today Industrial Co., LTD
Zenitron Corporation
		Zhongshan Kenloon Lighing Co.	Orion Sanyo Sharp Toshiba
Digital Audio	Alco Electronics LTD. Amega Group Limited CET LTD.	Minton Optic Industry Co. LTD Newell Hong Kong
PC Video	Alcom Electronics ATD Electronique Camtel Technology Corp. Edge Electronics Inc. Hauppauge Computer Works, Inc.	Sinoglobal Technology Inc. Solectron Technology Inc. Topas Electronic WUS Printed Circuit Co. LTD. Zenitron Corporation
Filmless Digital Cameras
Chicony Electronics Co., LTD.
Concord Camera HK Limited
CRS Electronic Co., LTD.
DXG Technology Corp.
Edge Electronics Inc.
Fly Ring Digital Technology
Kinpo International LTD.
Konica Corporation
Mustek International Inc.
Newell Hong Kong
Primax Electronics Ltd.
Samsung Techwin Co. LTD.
Sinoglobal Technology Inc.
Smart Generation LTD.
Sunnic Technology & Merchandise
Tomen Electronics Corp.
World Wide Licenses LTD.
Zenitron Corporation

        Fujifilm purchases Zoran's products primarily as a reseller. Fujifilm acts as Zoran's primary reseller in Japan and accounts for most of Zoran's product sales in Japan.

        During 2001, sales to Fujifilm accounted for 29.2% of Zoran's total revenues, including 30.6% of product sales. During 2002, sales to Fujifilm accounted for 36.6% of Zoran's total revenues, including 38.4% of product sales. During 2001, Zoran's four largest customers accounted for 56.3% of Zoran's revenues, and during 2002, Zoran's four largest customers accounted for 58.6% of Zoran's revenues.

Research and Development

        Zoran believes that its future success depends on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness and compliance with new standards in rapidly evolving consumer-oriented digital audio and video markets. Zoran attempts to leverage its expertise in the fields of digital signal processing, integrated circuit design, algorithms and software development to maintain its position as a leader in the development of digital audio and video solutions enabled by compression. Accordingly, Zoran devotes a significant portion of its resources to maintaining and upgrading its products to reduce integrated circuit cost, feature size, power consumption and the number of integrated circuits required to perform compression and other functions necessary for the evolving digital audio and video application markets. In addition, Zoran seeks to design integrated circuits and cores, as well as copy-ready reference designs which can reduce the time needed by manufacturers to integrate its products into their own products.

        Zoran has historically generated a significant percentage of its total revenues from development contracts with its strategic partners. These development contracts provide that Zoran will receive payments upon reaching certain development milestones and that Zoran will retain ownership of the intellectual property developed. Development contracts have enabled Zoran to fund portions of its product development efforts, to respond to the feature requirements of its customers, to accelerate the incorporation of its products into its customers' products and to accelerate the time-to-market of its customers' products. Zoran anticipates, however, that in the future development contracts with strategic partners will fund a smaller portion of its development efforts then in the past.

        Zoran is a party to research and development agreements with the Chief Scientist in Israel's Ministry of Industry and Trade and the Israel-United States Binational Industrial Research and Development Foundation. These organizations fund up to 50% of incurred project costs for approved projects up to contract maximums. The agreements require Zoran to use its best efforts to achieve specified results and to pay royalties at rates of 3% to 5% of resulting product sales and up to 30% of resulting license revenues, up to a maximum of 100% to 150% of the total funding received. Reported research and development expenses are net of these grants, which fluctuate from period to period. In 2000, Zoran earned total grants of $333,000. Zoran did not receive any grants from these organizations in 2001 or 2002. The terms of Israeli Government participation also contain restrictions on the location of research and development activities, and the terms of the grants from the Chief Scientist prohibit the transfer of technology developed pursuant to these grants to any person without the prior written consent of the Chief Scientist.

        As of December 31, 2002, Zoran had a staff of 136 full-time and 30 part-time research and development personnel, 152 of whom are based in Israel.

Sales and Marketing

        Zoran's sales and marketing strategy is to focus on providing solutions, primarily compression related, for manufacturers seeking to design audio and video products for emerging high volume consumer applications. In cooperation with leading manufacturers of audio and video equipment in the commercial and consumer markets, Zoran attempts to identify market segments which have the potential for substantial growth. To implement Zoran's strategy, Zoran has established a direct sales force located at several sales and marketing offices, and a worldwide network of independent sales representatives and resellers. In some cases, Zoran's strategic partners also provide sales and marketing support.

        Zoran works closely in the product development process with strategic partners to incorporate its integrated circuits and software into their products. Potential products are designed to meet customer-specific product requirements defined jointly by Zoran and its strategic partners with its partners providing technological input, and in some cases, a portion of the development funding. This strategy has permitted Zoran to develop products with substantial financial and other assistance, while retaining ownership of the technology and ensuring an established customer for the product once development is completed. In addition, Zoran's application engineers assist customers in designing their products to incorporate Zoran's integrated circuits.

        Zoran's sales are generally made pursuant to purchase orders received between one and six months prior to the scheduled delivery date. Zoran sells its products primarily through its 29-person direct sales staff, of whom 3 are located in the United States and 26 are located internationally.

Zoran's United States sales staff is primarily responsible for sales in North America and South America. Zoran's Israeli sales staff is primarily responsible for sales in Europe and the Middle East. Zoran's sales staffs in China, Hong Kong, Japan, Korea and Taiwan are responsible for sales in their respective regions. In addition, Zoran sells its products indirectly through 5 commissioned sales representatives as well as selected distributors. Zoran typically warrants its products for a 12-month period. To date, Zoran has not experienced material product returns or warranty expense.

        Zoran has opened offices in other parts of the world in order to better address specific markets. During 1998, Zoran opened an office in Shenzhen, China as part of its effort to capture a leadership position in the Chinese digital audio and video markets. During 2000, Zoran opened an office in Taipei, Taiwan in an effort to better address the digital camera market. As of December 31, 2002, Zoran had a staff of 77 employees in its China office and 12 employees in its Taiwan office, including sales, applications and customer support employees. In addition, in 2001 Zoran opened offices in Hong Kong and Korea, which had staffs of 6 employees and 7 employees, respectively, as of December 31, 2002. These offices also provide sales, applications and customer support.

        Zoran distributes its DVD integrated circuit products in Japan primarily through Fujifilm. Fujifilm acts as the primary reseller in Japan of products developed by Zoran under development contracts with Fujifilm. Zoran may sell these products directly in Japan only to specified customers with Fujifilm's consent. Zoran also operates an office in Tokyo to help promote its products in Japan, manage the sales of products not sold through Fujifilm, such as integrated circuit cores and certain filmless digital camera and JPEG products, and provide applications support for some of its customers.

        Zoran sells its Dolby technology enabled products under a perpetual, non-exclusive license from Dolby to sell products that incorporate the Dolby Digital algorithm. Zoran is not required to pay license fees or royalties to Dolby under this agreement. Zoran's customers enter into license agreements directly with Dolby, pursuant to which they pay royalties to Dolby. Under Zoran's agreement with Dolby, Zoran may sell its Dolby Digital-based products only to customers who are licensees of Dolby. To date, most potential customers for Zoran's Dolby Digital-based products are licensees of Dolby. However, the failure or refusal of potential customers to enter into license agreements with Dolby in the future could harm Zoran's sales.

        Zoran sells its DTS Technology-based products under a non-exclusive license from DTS Technology LLC to sell products that incorporate the DTS algorithm. Zoran is not required to pay royalties to DTS Technology under this agreement. Zoran's customers enter into license agreements directly with DTS, pursuant to which they pay royalties to DTS. Under Zoran's agreement with DTS, Zoran may sell its DTS-based products only to customers who are licensees of DTS. The failure or refusal of potential customers to enter into license agreements with DTS in the future could harm Zoran's sales.

Backlog

        Sales of Zoran's products are made pursuant to firm purchase orders. However, sometimes Zoran allows customers to cancel or reschedule deliveries. In addition, purchase orders are subject to price renegotiations and to changes in quantities of products ordered as a result of changes in customers' requirements and manufacturing availability. Zoran's business is characterized by short lead times and quick delivery schedules. As a result of these factors, Zoran does not believe that backlog at any given time is a meaningful indicator of future sales.

Manufacturing

        Zoran contracts its wafer fabrication, assembly and testing to independent foundries and contractors, which enables it to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Zoran's engineers work closely with

Zoran's foundry partners and subcontractors to increase yields, lower manufacturing costs and assure quality.

        Zoran's primary foundry is Taiwan Semiconductor Manufacturing Company, or TSMC, which has manufactured integrated circuits for Zoran since 1987. TSMC is currently manufacturing Zoran's DVD, audio, JPEG and some of Zoran's digital camera products. In addition, National Semiconductor manufactures some of Zoran's digital camera products. Hyundai and Fujitsu manufacture Zoran's USB multimedia controller chips. Zoran's independent foundries fabricate products for other companies and may also produce products of their own design.

        All of Zoran's devices are currently fabricated using standard complementary metal oxide semiconductor process technology with 0.18 micron to 0.8 micron feature sizes. All of Zoran's semiconductor products are currently being assembled by one of seven independent contractors, ASE, Amkor, ASAT, Kingpak, Kyocera, STATS or Vate, and tested by those contractors or other independent contractors.

        Zoran currently purchases products from all of its foundries under individually negotiated purchase orders. Zoran does not currently have a long-term supply contract with TSMC, and therefore TSMC is not obligated to manufacture products for Zoran for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

Competition

        Zoran's existing and potential competitors include many large domestic and international companies that have substantially greater resources in the following areas:

  •
  finance;

  •
  manufacturing;

  •
  technology;

  •
  marketing; and

  •
  distribution.

        Some of these competitors also have broader product lines and longer standing relationships with customers than Zoran does. Some of Zoran's principal competitors maintain their own semiconductor foundries and may therefore benefit from capacity, cost and technical advantages. ALi Corporation, LSI Logic, ESS, Cirrus Logic, Matsushita, MediaTek, National Semiconductor, STMicroelectronics, Sony, Texas Instruments and Winbond have introduced integrated audio and video devices for DVD applications. These manufacturers, as well as others, are licensed by Dolby to incorporate Dolby Digital technology in their products. In addition, some manufacturers, including Sony, incorporate compression technologies other than Dolby Digital in audio products that compete with products using Zoran's integrated circuits. In the markets for JPEG-based products for use in filmless digital cameras, Zoran's principal competitors are in-house solutions developed and used by major Japanese OEMs, as well as products sold by Atmel, Omnivision, Sunplus and Texas Instruments. Motorola is providing CMOS sensor products. In the market for JPEG-based products for desktop video editing applications, Zoran's principal competitors are Divio and Sunplus. Cirrus Logic (Crystal Semiconductor), Fujitsu, Motorola, STMicroelectronics and Yamaha are currently shipping Dolby Digital-based audio compression products.

        Zoran believes that its ability to compete successfully in the rapidly evolving markets for high performance audio and video compression technology depends on a number of factors, including the following:

  •
  price, quality, performance and features of its products;

  •
  the timing and success of new product introductions by itself, its customers and its competitors;

  •
  the emergence of new industry standards;

  •
  its ability to obtain adequate foundry capacity;

  •
  the number and nature of its competitors in a given market; and

  •
  general market and economic conditions.

        The markets in which Zoran competes are intensely competitive and are characterized by rapid technological change, declining average unit selling prices and rapid product obsolescence. Zoran expects competition to increase in the future from existing competitors and from other companies that may enter its existing or future markets with solutions which may be less costly or provide higher performance or more desirable features than Zoran's products.

        The DVD market is growing, and additional competitors are expected to enter the market for integrated circuits used in DVD players. Zoran believes that several large Japanese consumer electronics companies may be planning to enter this market and may attempt to develop MPEG 2 hardware or software to compete with its products. Some of these potential competitors may develop captive implementations for use only with their own PC and commercial and consumer electronics products. This increased competition may result in price reductions, reduced profit margins and loss of market share.

        Historically, average unit selling prices in the semiconductor industry in general, and for Zoran's products in particular, have decreased over the life of a particular product. Zoran expects that the average unit selling prices of its products will continue to be subject to significant pricing pressures. In order to offset expected declines in the average unit selling prices of its products, Zoran will likely need to reduce the cost of its products. Zoran intends to accomplish this by implementing design changes that lower the cost of manufacture, assembly and testing, by negotiating reduced charges by its foundries as and if volumes increase, and by successfully managing its manufacturing and subcontracting relationships. Since it does not operate its own manufacturing, assembly or testing facilities, Zoran may not be able to reduce its costs as rapidly as companies that operate their own facilities. If Zoran fails to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships its business would be harmed.

Proprietary Rights and Licenses

        Zoran's ability to compete successfully is dependent in part upon Zoran's ability to protect Zoran's proprietary technology and information. Although it relies on a combination of patents, copyrights, trademarks, trade secret laws and licensing arrangements to protect some of its intellectual property, Zoran believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. Zoran generally enters into confidentiality or license agreements with its employees, resellers, customers and potential customers and limits access to its proprietary information. Zoran currently holds several U.S. patents, and has additional patent applications pending, that pertain to technologies and processes relating to its current business. Zoran's intellectual property rights, if challenged, may not be upheld as valid, may not be adequate to prevent misappropriation of Zoran's technology or may not prevent the development of competitive products. Additionally, Zoran may not be able to obtain patents or other intellectual property protection in the future. In particular, the existence of several consortiums that license patents relating to the MPEG standard has created uncertainty with respect to the use and enforceability of patents implementing that standard. Furthermore, the laws of certain foreign countries in which Zoran's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect Zoran's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of Zoran's technology and products more likely in these countries.

        Zoran sells its Dolby Digital-based products under a perpetual non-exclusive license from Dolby which permits it to incorporate the Dolby Digital algorithm into its products. Zoran's customers enter into license agreements with Dolby pursuant to which they pay royalties directly to Dolby. Under its agreement with Dolby, Zoran may sell its Dolby Digital-based products only to customers who are licensees of Dolby. To date, most potential customers for Zoran's Dolby Digital-based products are licensees of Dolby. However, the failure or refusal of potential customers to enter into license agreements with Dolby in the future could harm Zoran's business. Zoran sells its DTS Technology-based products under a non-exclusive license from DTS Technology LLC to sell products that incorporate the DTS algorithm. Zoran is not required to pay royalties to DTS under this agreement. Zoran's customers enter into license agreements directly with DTS, pursuant to which they pay royalties to DTS. Under its agreement with DTS, Zoran may sell its DTS-based products only to customers who are licensees of DTS. The failure or refusal of potential customers to enter into license agreements with Dolby in the future could harm Zoran's sales.

        The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. Zoran or its foundries from time to time are notified of claims that Zoran may be infringing patents or other intellectual property rights owned by third parties. Zoran has been subject to intellectual property claims and litigation in the past and it may be subject to additional claims in the future. In particular, given the uncertainty discussed above regarding patents relating to the MPEG standard, it is difficult for Zoran to assess the possibility that its activities in the MPEG field may give rise to future patent infringement claims. Litigation by or against Zoran relating to patent infringement or other intellectual property matters could result in significant expense to Zoran and divert the efforts of its technical and management personnel, whether or not such litigation results in a determination favorable to Zoran. In the event of an adverse result in any such litigation, Zoran could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. Licenses may not be offered or the terms of any offered licenses may not be acceptable to Zoran. If Zoran fails to obtain a license from a third party for technology that it uses, Zoran could incur substantial liabilities and be forced to suspend the manufacture of products, or the use by its foundries of certain processes.

Employees

        As of December 31, 2002, Zoran had 311 full-time and 68 part-time and contract employees, including 136 full-time and 30 part-time and contract employees primarily involved in research and development activities, 159 in marketing and sales, 40 in finance and administration and 14 in manufacturing control and quality assurance. Zoran has 151 full-time employees and 36 part-time and contract employees based in Israel, including 166 employees who are primarily involved in engineering and research and development. Zoran has 75 employees at its facilities in Santa Clara, California. The remaining employees are located in Zoran's international offices in Canada, China, Hong Kong, Japan, Korea and Taiwan. Zoran believes that its future success will depend in large part on its ability to attract and retain highly-skilled, engineering, managerial, sales and marketing personnel. Competition for such personnel is intense. Zoran's employees are not represented by any collective bargaining unit, and Zoran has never experienced a work stoppage. Zoran believes that its employee relations are good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZORAN

Overview

        From its inception in 1981 through 1991, Zoran derived the substantial majority of its revenue from digital filter processors and vector signal processors used principally in military, industrial and medical applications. In 1989, Zoran repositioned its business to develop and market data compression products for the evolving multimedia markets and discontinued development of digital filter processor and vector signal processor products. In 1994, Zoran discontinued production of these products. Zoran's current lines of digital audio and video products include integrated circuits and related products used in digital versatile disc, or DVD, players and recorders, movie and home theater systems, filmless digital cameras and video editing systems.

        Zoran derives most of its revenues from the sale of its integrated circuit products. Historically, average selling prices in the semiconductor industry in general, and for Zoran's products in particular, have decreased over the life of a particular product. Average selling prices for Zoran's hardware products have fluctuated substantially from period to period, primarily as a result of changes in Zoran's customer mix of original equipment manufacturer, or OEM, sales versus sales to resellers and the transition from low-volume to high-volume production. In the past, Zoran has reduced the prices of some of its products in order to better penetrate the consumer market. Zoran believes that, as its product lines continue to mature and competitive markets evolve, it is likely to experience further declines in the average selling prices of its products, although it cannot predict the timing and amount of such future changes with any certainty.

        Zoran's cost of product sales consists primarily of fabrication costs, assembly and test costs, and the cost of materials and overhead from operations. If Zoran is unable to reduce its cost of product sales to offset anticipated decreases in average selling prices, its product gross margins will decrease. Zoran's product gross margin is also dependent on product mix and on the percentage of products sold directly to Zoran's OEM customers versus indirectly through Zoran's marketing partners who purchase Zoran's products at lower prices but absorb most of the associated marketing and sales support expenses, maintain inventories and provide customer support and training. Lower gross margins on sales to distributors are partially offset by reduced selling and marketing expenses related to such sales. Product sales in Japan are primarily made through Fujifilm, Zoran's strategic partner and distributor in Japan. Fujifilm provides more sales and marketing support than Zoran's other distributors. Zoran expects both product and customer mix to continue to fluctuate in future periods, causing further fluctuations in margins.

        Zoran also derives revenue from licensing its software and other intellectual property. Licensing revenue includes one-time license fees and royalties based on the number of units distributed by the licensee. In addition, Zoran has historically generated a significant percentage of its total revenues from development contracts, primarily with key customers, although development revenue has declined substantially as a percentage of total revenues over the past several years. These development contracts have provided Zoran with partial funding for the development of some of its products. These development contracts provide for license and milestone payments which are recorded as development revenue. Zoran classifies all development costs, including costs related to these development contracts, as research and development expenses. Zoran retains ownership of the intellectual property developed by it under these development contracts. While it intends to continue to enter into development contracts with certain strategic partners, Zoran expects development revenue to continue to decline as a percentage of total revenues.

        Zoran's research and development expenses consist of salaries and related costs of employees engaged in ongoing research, design and development activities and costs of engineering materials and supplies. Zoran is also a party to research and development agreements with the Chief Scientist in Israel's Ministry of Industry and Trade and the Israel-United States Binational Industrial Research and

Development Foundation, which fund up to 50% of incurred project costs for approved products up to specified contract maximums. These agreements require Zoran to use its best efforts to achieve specified results and require it to pay royalties at rates of 3% to 5% of resulting product sales, and up to 30% of resulting license revenues, up to a maximum of 100% to 150% of total funding received. Reported research and development expenses are net of these grants, which fluctuate from period to period. Zoran believes that significant investments in research and development are required for it to remain competitive and it expects to continue to devote significant resources to product development, although such expenses as a percentage of total revenues may fluctuate.

        Zoran's selling, general and administrative expenses consist primarily of employee-related expenses, royalties, sales commissions, product promotion and other professional services. Zoran expects that selling, general and administrative expenses will continue to increase to support its anticipated growth.

        Zoran conducts most of its research and development and certain sales and marketing and administrative operations in Israel through Zoran's wholly-owned Israeli subsidiary. As a result, some of Zoran's expenses are incurred in New Israeli Shekels. To date, substantially all of Zoran's product sales and Zoran's development and licensing revenue have been denominated in U.S. dollars and most costs of product sales have been incurred in U.S. dollars. Zoran expects that most of its sales and costs of sales will continue to be denominated and incurred in U.S. dollars for the foreseeable future. Zoran has not experienced material losses or gains as a result of currency exchange rate fluctuations and have not engaged in hedging transactions to reduce its exposure to such fluctuations. Zoran may in the future elect to take action to reduce its foreign exchange risk.

        Zoran's effective income tax rate has benefited from the availability of net operating losses which Zoran has utilized to reduce taxable income for U.S. federal income tax purposes and by Zoran's Israeli subsidiary's status as an "Approved Enterprise" under Israeli law, which provides a ten-year tax holiday for income attributable to a portion of Zoran's operations in Israel. Zoran's U.S. federal net operating losses expire at various times between 2003 and 2020, and the benefits from Zoran's subsidiary's Approved Enterprise status expire at various times beginning in 2003.

        On April 21, 2002, Zoran's Board of Directors approved a three-for-two split of Zoran's common stock which was effected in the form of a fifty percent stock dividend, paid on May 22, 2002 to stockholders of record on May 7, 2002. All share and per share information for all periods presented in this report are on a post-split basis.

Recent Developments

        On May 4, 2003, Zoran entered into a merger agreement with Oak Technology, Inc., pursuant to which Oak will merge with a wholly-owned subsidiary of Zoran, and each outstanding share of Oak's common stock will be converted into the right to receive 0.2323 of a share of Zoran common stock and $1.78 in cash. The transaction is expected to be completed in the third quarter of 2003, and is subject to approval by the stockholders of both companies, expiration of the waiting period under United States antitrust laws and other customary closing conditions. If the merger is consummated, it will be accounted for as a purchase and, accordingly, the results of operations of Oak (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired and liabilities assumed will be included in Zoran's consolidated financial statements beginning with the quarter in which the closing takes place.

Critical Accounting Policies and Estimates

        Zoran's discussion and analysis of Zoran's financial condition and results of operations are based upon Zoran's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Zoran to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, Zoran evaluates its estimates, including bad debts, inventories, investments, intangible assets and income taxes. Zoran bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Zoran believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

  •
  Zoran recognizes development revenue using the percentage-of-completion method. Under the percentage-of-completion method, revenue recognized is that portion of the total contract price equal to the ratio of costs expended to date to the anticipated final total costs, based on current estimates of the costs to complete the project. These estimates are reviewed and revised periodically throughout the lives of the contracts. Any revisions are recorded in the accounting period in which the revisions are made.

  •
  Inventories are recorded at the lower of standard cost, which approximates actual cost on a first-in-first-out basis, or market value. Zoran writes down inventories to net realizable value based on forecasted demand and market conditions. Actual demand and market conditions may be different from those projected by Zoran's management. This could have a material effect on Zoran's operating results and financial position.

  •
  Zoran maintains allowances for doubtful accounts for estimated losses resulting from the inability of certain of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

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  Zoran holds minority interests in private companies having operations or technology in areas within its strategic focus. As of December 31, 2002, these investments totaled $1.2 million. Zoran records an investment impairment charge when it believes an investment has experienced a decline in value. Zoran assesses the value of this investment principally by using information acquired from the investee, including historical and projected financial performance and recent funding events. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value thereby possibly requiring an impairment charge in the future. In 2002, Zoran recorded non-cash investment impairment charges of $2.4 million in conjunction with investments in private companies.

  •
  Zoran assesses the impairment of long-lived assets, identifiable intangibles and related goodwill annually or sooner if events or changes in circumstances indicate that the carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. Factors, which could trigger an impairment review, include significant negative industry or economic trends, exiting an activity in conjunction with a restructuring of operations, current, historical or projected losses that demonstrate continuing losses associated with an asset or a significant decline in Zoran's market capitalization for an extended period of time, relative to net book value. Impairment evaluations involve management estimates of asset useful lives and future cash flows. These estimates include assumptions about future conditions such as future revenues, gross margins, operating expenses, the fair values of certain assets based on appraisals, and industry trends. Actual useful lives and cash flows could be different from those estimated by Zoran's management. This could have a material effect on Zoran's operating results and financial position.

  •
  Zoran follows the liability method of accounting for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequence of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. In the event actual results differ from these expectations, then the resulting impact to income would be assessed in the period such determination was made.

Results of Operations—Quarter Ended March 31, 2003 Compared to Quarter Ended March 31, 2002

        Revenues.    Total revenues increased by 21.7% to $37.8 million for the quarter ended March 31, 2003 from $31.1 million for the same period in 2002. Product sales increased by 27.5% to $37.1 million from $29.1 million for first quarter of 2002. The increase in product sales was primarily driven by increased sales in Zoran's digital camera and DVD product lines of $5.0 million and $2.5 million, respectively. The increased sales for both product lines were due to increased unit shipments. DVD products continued to account for the majority of Zoran's total product sales, representing approximately 78% of the total for the quarter. Zoran expects DVD sales to continue to comprise the majority of its product sales for the balance of 2003. Software, licensing and development revenues decreased by 62.9% to $736,000 for the first quarter of 2003, compared to $2.0 million for the first quarter of 2002. The decrease reflected the fact that Zoran did not enter into any new licensing agreements during the quarter ended March 31, 2003. This decline is not necessarily indicative of a developing trend as revenue from licensing activities tends to fluctuate significantly from quarter to quarter.

        Product Gross Margin.    Product gross margin decreased to 28.0% for the quarter ended March 31, 2003 from 35.3% for the same period in 2002. The decrease was due to continued erosion of the average selling prices for Zoran's older multi-chip DVD solutions. Zoran anticipates that its product gross margin will improve over the balance of 2003 as it has substantially depleted the inventory of these older products and transitioned most of its customer base to its newer DVD products that do not require its DVD CPU companion chips which, historically, were sold at low margins.

        Research and Development.    Research and development ("R&D") expenses decreased by 18.9% to $4.5 million for the quarter ended March 31, 2003 from $5.5 million for the same period in 2002. The reduction was due to development grants of $1.5 million related to R&D expenditures in previous periods that were received and recorded as offsets to R&D expense during the quarter ended March 31, 2003. R&D expenses decreased as a percentage of total revenues from 17.8% for the first quarter of 2002 to 11.8% for the first quarter of 2003 with approximately half of the percentage decrease due to increased revenues and the other half resulting from the grant offset. Zoran expects that R&D expense will increase over the balance of 2003.

        Selling, General and Administrative.    Selling, general and administrative ("SG&A") expenses increased by 20.9% to $6.9 million for the quarter ended March 31, 2003 from $5.7 million for the same period in 2002. The increase was due to increased sales and marketing expenses to support planned revenue growth in the Asia Pacific markets. SG&A expenses were 18.3% of total revenues for the three months ended March 31, 2003, compared to 18.5% for the same period in 2002. Zoran anticipates that SG&A expenses will continue to increase for the remainder of 2003 as it continues to expand its presence in the Asia Pacific region.

        Amortization of Intangibles Assets.    During the quarter ended March 31, 2003, Zoran incurred charges of $953,000 related to the amortization of intangible assets compared to $2.4 million for the same period in 2002. The reduction was due to the full amortization of the completed technology acquired as part of the Nogatech Inc. acquisition by the end of 2002.

        Interest Income.    Interest income decreased by $464,000 to $1.6 million for the quarter ended March 31, 2003 compared with $2.1 million for the same period in 2002. The reduction was due to a decline in market interest rates.

        Other Income (Loss), Net.    Other loss decreased by 96.3% to 22,000 for the quarter ended March 31, 2003 compared with $598,000 for the same period in 2002. The reduction was primarily the result of a non-cash loss of $696,000 realized in the first quarter of 2002, upon the exchange of shares of MGI Software Inc. ("MGI") common stock held by Zoran for shares of Roxio Inc. ("Roxio") common stock in conjunction with Roxio's acquisition of MGI.

        Provision for Income Taxes.    Excluding charges related to the amortization of goodwill and other intangibles, Zoran's estimated effective tax rate was 10% for the first quarter of 2003, consistent with the effective tax rate for first quarter of 2002. Zoran has booked a tax rate commensurate with the jurisdictional distribution of profits between the U.S. and Israel and the underlying tax positions as a result of the approved enterprise status in Israel. Zoran anticipates utilizing the 10% tax rate for the foreseeable future.

Results of Operations—Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Revenues.    Total revenues increased by 38.4% to $149.1 million in 2002 from $107.7 million in 2001. Product sales increased by 41.3% to $141.3 million in 2002 from $100.0 million in 2001. The increase in product sales resulted primarily from a $38.9 million increase in sales of DVD products and a $7.7 million increase in sales of filmless digital camera products. The increased product sales for both product lines were due to increased unit shipments. Offsetting these increases somewhat was a $6.0 million decrease in sales of PC video products due to lower unit shipments. Software, licensing and development revenues increased slightly to $7.8 million in 2002 from $7.7 million in 2001.

        Product Gross Margin    Product gross margin increased to 38.5% in 2002 compared to 35.3% in 2001. The increase was due to margin improvements in Zoran's DVD product line resulting from a shift in product mix to a higher percentage of newer, more cost effective DVD products that are not required to be sold in combination with DVD CPU companion chips which, historically, were sold at low margins.

        Research and Development.    Research and development ("R&D") expenses decreased by 4.9% to $22.1 million in 2002 from $23.2 million in 2001. Gross R&D expenses decreased primarily as a result of the timing of major project expenses such as tape-outs. R&D expenses in 2002 and 2001 did not include any reimbursements from the Chief Scientist. R&D expenses decreased as a percentage of total revenues to 14.8% in 2002, compared to 21.5% in 2001 due to the increase in revenue. Zoran anticipates gross R&D expenses to increase in 2003, as it remains committed to enhancing its technology and development capabilities.

        Selling, General and Administrative.    Selling, general and administrative ("SG&A") expenses increased by 16.5% to $24.9 million in 2002 from $21.3 million in 2001. The increase was primarily due to $2.1 million of increased marketing and application expenses to support planned revenue growth in Zoran's Asia Pacific markets and $1.5 million of increased product marketing expenses related to Zoran's digital camera products. Zoran expects SG&A expenses to increase in 2003 as it continues to augment its customer and application support in the Asia Pacific region.

        Amortization of Intangible Assets.    During 2002, Zoran recorded $7.6 million and $567,000 in charges related to the amortization of intangible assets associated with its acquisitions of Nogatech and PixelCam, respectively. During 2001, Zoran recorded $8.6 million and $567,000 in such charges for Nogatech and PixelCam, respectively.

        Amortization of Goodwill and Write-off of Acquired In-process Research and Development. Based on the adoption of Financial Accounting Standards Board (FASB) Statements Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets" ("SFAS 141" and "SFAS 142"), Zoran did not record charges for the amortization of goodwill during 2002. For 2001, Zoran recorded $33.5 million in goodwill amortization associated with its acquisitions of PixelCam and Nogatech in 2000. SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. During 2002, Zoran conducted its annual impairment assessment based on its structure as a single reporting unit and determined that no impairment exists.

        The in-process research and development project acquired from Nogatech relates to MPEG 4 technology to be used in video streaming applications. Zoran's marketing plan at the time of the acquisition indicated that the market that it serves would demand products incorporating this technology beginning in the 2002 to 2003 timeframe. Zoran now believes that its target market will not require this technology until 2004 due to market-related pricing considerations. The delay in the project will shift projected cash flows out by approximately one to two years. Zoran estimates that this project will take approximately one year to complete and will cost approximately $1 million. Completion of this project remains a significant risk to Zoran due to the remaining effort to achieve technical feasibility, rapidly changing customer markets and significant competitive threats from other companies. Failure to bring related products to market in a timely manner could adversely impact Zoran's future sales and profitability. Additionally, the value of the intangible assets acquired may become impaired.

        Interest Income.    Interest income decreased by $2.8 million to $7.1 million in 2002 compared with $9.9 million in 2001. The reduction was due to a decline in market interest rates.

        Other Income (Loss).    In 2002, Zoran incurred other losses of $6.6 million primarily associated with non-cash impairment charges of $6.0 million and the conversion of equity securities in conjunction with the acquisition of an investee of $696,000. In 2001, Zoran recorded other income of $151,000 primarily associated with foreign exchange gains net of losses. During 2002, Zoran recorded a non-cash impairment charge of $3.6 million associated with marketable equity securities that were considered to be other than temporarily impaired. In determining whether an investment is other than temporarily impaired, Zoran considers, among other things, the duration and extent to which the market value has declined relative to Zoran's cost basis, the economic factors influencing the markets, the relative performance of the investee and its near-term prospects. There were no such impairment charges for marketable equity securities in 2001. Also in 2002, Zoran recorded a non-cash impairment charge of $2.4 million associated with non-marketable securities. Zoran reviews its non-marketable investments for impairment when circumstances or events indicate that the carrying value of the investments may not be recoverable. When the fair value of a non-marketable investment declines below its cost basis, Zoran considers all available evidence to evaluate whether a decline in value has occurred. Among other things, Zoran considers the historical and projected financial performance and recent funding events which are ascertained from the investee. There were no such impairment charges in 2001. The non-cash loss of $696,000 was associated with the acquisition by Roxio, Inc. of MGI Software Inc. As of the date of the acquisition, Zoran held approximately 373,000 shares of MGI common stock. Upon consummation of the acquisition, Zoran's MGI common stock was exchanged for 18,843 shares of Roxio common stock. In connection with the exchange, Zoran recorded a realized loss of $696,000 and established a new cost basis of its Roxio common stock equal to its fair value on the date of the exchange.

        Provision for Income Taxes.    Excluding charges related to the amortization of goodwill and the write-off of acquired in-process research and development, Zoran's estimated effective tax rate decreased to 10% for 2002 compared with 15% in 2001.

Liquidity and Capital Resources

        As of March 31, 2003, Zoran had $27.4 million of cash and cash equivalents, $109.4 million of short-term investments and $165.3 million of working capital. In addition, Zoran had $72.7 million of long-term investments in marketable securities.

        Zoran's operating activities used cash of $2.4 million during the three months ended March 31, 2003, primarily due to Zoran's net income of $193,000 adjusted for the cash impact associated with an increase of $11.9 million in accounts receivable. Partially offsetting the increase in accounts receivable was the cash impact of a $5.0 million decrease in inventory and a $4.3 million increase in accounts payable. The decrease in inventory was primarily associated with a reduction in DVD inventory. The increase in accounts payable was due to normal timing differences in Zoran's payment patterns.

        Cash used in investing activities was $340,000 during the three months ended March 31, 2003, principally reflecting the purchases of capital expenditures for property and equipment.

        Cash used by financing activities was $1.4 million for the three months ended March 31, 2003, and principally reflected installment payments on core technology.

        As of March 31, 2003 and 2002, Zoran did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, Zoran is not exposed to the type of financing, liquidity, market or credit risk that could arise if it had engaged in such relationships.

        Zoran believes that its current balances of cash, cash equivalents and short-term investments, and anticipated cash flow from operations, will satisfy its anticipated working capital and capital expenditure requirements at least through the next 12 months. Nonetheless, Zoran's future capital requirements may vary materially from those now planned and will depend on many factors including, but not limited to the following:

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  the levels at which Zoran maintains inventory and accounts receivable;

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  the market acceptance of Zoran's products;

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  the levels of promotion and advertising required to launch Zoran's new products or to enter markets and attain a competitive position in the marketplace;

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  Zoran's business, product, capital expenditure and research and development plans and technology roadmap;

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  volume pricing concessions;

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  capital improvements to new and existing facilities;

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  technological advances;

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  the response of competitors to Zoran's products; and

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  Zoran's relationships with Zoran's suppliers and customers.

        In addition, Zoran may require an increase in the level of working capital to accommodate planned growth, hiring and infrastructure needs. Additional capital may also be required for consummation of any acquisitions of businesses, products or technologies.

        To the extent that its existing resources and cash generated from operations are insufficient to fund its future activities, Zoran may need to raise additional funds through public or private financings or borrowings. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of this debt could impose restrictions on Zoran's operations. The sale of additional equity or convertible debt securities could result in additional dilution to Zoran's stockholders. Zoran cannot be certain that additional financing will be available in amounts or on terms acceptable to it, if at all. If it is unable to obtain this additional financing, Zoran may be required to reduce the scope of its planned product development and sales and marketing efforts, which could harm its business, financial condition and operating results.

ZORAN MANAGEMENT

        Zoran's executive officers as of May 4, 2003 were as follows:

Name	Age	Position
Levy Gerzberg, Ph.D	58	President, Chief Executive Officer and Director
Camillo Martino	41	Executive Vice President and Chief Operating Officer
Isaac Shenberg, Ph.D	51	Senior Vice President, Business and Strategic Development
Karl Schneider	48	Vice President, Finance and Chief Financial Officer

        Levy Gerzberg was a co-founder of Zoran in 1981 and has served as its President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as Zoran's President from 1981 to 1984 and as its Executive Vice President and Chief Technical Officer from 1985 to 1988. Prior to co-founding Zoran, Dr. Gerzberg was Associate Director of Stanford University's Electronics Laboratory. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

        Camillo Martino joined Zoran as Executive Vice President and Chief Operating Officer in August 2001. From January 2001 through July 2001, Mr. Martino served as Chief Executive Officer of Merinta Inc., a subsidiary of Boundless Corporation, engaged in the business of delivering integrated Linux-based internet appliance solutions to network operators. Mr. Martino served as Marketing Director for National Semiconductor from May 2000 to December 2000. From February 2000 to May 2000, he served as Vice President & General Manager—International Operations for Netpliance Inc., an internet appliance company. From April 1987 through February 2000, Mr. Martino served in various business management and marketing positions for National Semiconductor. Mr. Martino holds a Grad. Dip. in Digital Communications from Monash University, and an B. App. Sc. in Electrical Engineering from the University of Melbourne.

        Isaac Shenberg has served as Vice President, Sales and Marketing of Zoran since January 1995 and as Senior Vice President, Business and Strategic Development since October 1998. From August 1990 to January 1995, Dr. Shenberg served as Zoran's Product Line Business Manager. Dr. Shenberg holds a Ph.D. in Electrical Engineering from Stanford University and a B.S. and M.S. in Electrical Engineering from the Technion.

        Karl Schneider joined Zoran as Corporate Controller in January 1998 and was elected Vice President, Finance and Chief Financial Officer in July 1998. From September 1996 through 1997, Mr. Schneider served as Controller for the Film Measurement and Robotics and Integrated Technologies divisions of KLA-Tencor, a semiconductor equipment company. Mr. Schneider served as the Corporate Controller for SCM Microsystems, Inc. from October 1995 to September 1996, Controller for Reply Corporation from January 1994 to September 1995, Director of Finance for Digital F/X from October 1992 to January 1994 and Controller for Flextronics from September 1987 through June 1991. Mr. Schneider holds a B.S. in Business Administration from San Diego State University.

OAK BUSINESS

General

        Oak designs, develops and markets high performance integrated semiconductors, software and platform solutions to original equipment manufacturers ("OEMs") worldwide that serve the digital television, digital imaging equipment and consumer optical storage markets. Oak's digital imaging products consist of semiconductor hardware and software that enables users to print, scan, process and transmit documents to computer peripherals that perform printing functions. Oak's optical storage products consist primarily of integrated circuits and supporting software and firmware, all designed to store and distribute digital content, thereby enabling its customers to deliver cost effective, powerful systems to the end users for the home and enterprise. Oak's digital television products consist of integrated circuits, software and platforms for digital television that enable the delivery and display of digital video content through a set top box or television. Oak's mission is to be a leading solutions provider for the storage, distribution and display of digital content.

        Oak's operations were previously organized along its two market-focused groups: the Optical Storage Group and the Imaging Group. With the acquisition of TeraLogic, Inc., during the quarter ended December 31, 2002, Oak's operations are now organized along three market focused groups: Optical Storage Group, Imaging Group, and TeraLogic Group.

        Oak was originally incorporated in California in 1987 and was reincorporated in Delaware in 1994. Its executive offices and principal marketing, sales and product development operations are located at 1390 Kifer Road, Sunnyvale, California 94086, telephone number (408) 523-6500. In addition, Oak has facilities in: Woburn, Massachusetts; San Diego, California; Austin, Texas; Taipei, Taiwan; [Yokohama City and Kanagawa], Japan; Seoul, Korea; Manchester, England; and Dortmund, Germany.

Target Markets and Products

        Currently, Oak's primary target markets include digital television and digital imaging hardware and software, which correspond to Oak's TeraLogic Group and Imaging Group, respectively. Oak also participates in the consumer optical storage market, although following the sale of certain optical storage assets in April 2003, this market will represent a relatively small portion of Oak's overall business.

  TeraLogic Group

        As a result of the acquisition of TeraLogic during the quarter ended December 31, 2002, Oak has added a new business segment, the TeraLogic Group.

        The TeraLogic Group designs high-performance, highly integrated application-specific integrated circuits, or ASICs, and system-on-a-chip, or SOC, solutions for standard and high definition digital television products including televisions, set top boxes, personal video recorders, digital video cassette recorders, and recordable digital versatile disks. The TeraLogic Group also provides the platforms, drivers and software stacks for a variety of operating systems required for these digital television implementations. The digital television products offered by the TeraLogic Group incorporate technologies to support a variety of products capable of operating with multiple digital television standards. This allows for penetration in most of the digital television markets in the world.

        Core competencies of the TeraLogic Group include:

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  software and hardware expertise in video and audio decode;

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  graphics generation and deposition on video;

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  video and graphics scaling;

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  worldwide conditional access;

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  copy protection;

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  worldwide demodulation techniques;

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  television-centric graphics technologies;

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  audio DSP technology; and

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  audio processing.

        The TeraLogic Group's expertise in these areas includes hardware IP design, software driver and system development, while offering some of the most feature-rich integrated circuit, or IC, products for the digital television market. The TeraLogic Group's OEM and original design manufacturer, or ODM, customers during the year ended June 30, 2002 and the year ending June 30, 2003 include Sony, Mitsubishi, Samsung, Thomson, Philips and Motorola.

        The recent FCC requirement that all new televisions have a digital receiver has accelerated the digital television market, which is poised for explosive growth over the next few years as digital television OEMs work to comply with the FCC mandate. Oak believes that the TeraLogic Group is well positioned to take advantage of this through its combination of IC and platform technologies, software capabilities, core customers and third party relationships.

        Products.    The market focus for the TeraLogic Group has been high definition digital television products, but it has also addressed multi-SD and other television/set top boxes-centric applications, including personal video recorders. The TeraLogic TL8xx two-chip solution has been in volume production since 2001. In 2002, TeraLogic introduced, and is now supporting major customer development of, the next generation of high definition digital television products with its leading edge Generation9 system on a chip. For 2003 and beyond, the TeraLogic Group is developing products to tap the rapidly emerging digital television market that will be characterized by high volume televisions, set top boxes, personal video recorders and other consumer appliances.

        Services.    The TeraLogic Group has professional services available on a per customer contract basis. These services range from implementing new driver features through to customer board design and custom IC variants. In addition, the TeraLogic Group maintains a network of third party software and hardware development partners that can significantly improve the time to market for OEM and ODM customers.

  Imaging Group

        General.    The Imaging Group is a merchant supplier of application-specific integrated circuits, IC-based controller technology, and digital page processing software and technology for the digital imaging, production and printing market, enabling users to print, scan, copy, process and transmit documents in computer peripherals, such as printers, copiers, and multi- function peripherals, or MFPs, that perform document imaging functions. The Imaging Group is located in Woburn, Massachusetts.

        For hardware solutions, the Imaging Group designs high-performance, full-featured compression ASICs, imaging DSPs, resolution enhancement ASICs and system-on-a-chip, or SOC, solutions for digital copiers, printers, scanners, fax machines and multi-function peripherals. For software solutions, Oak's Imaging Group offers integrated, modular embedded software products, intended to provide the performance, output quality and network connectivity required for today's printing peripheral market. In addition, Oak provides complementary personal computer software products, in particular printer drivers, and standards-based technology to enable original equipment manufacturers ("OEMs") of peripherals to design and develop differentiated products.

        Core competencies include strong expertise in color/monochrome image processing pipelines, dot modulation and resolution enhancement technology, and high-speed compression/decompression technology and systems applications, high- speed imaging DSP technology, SOC design, control of scanner and printer mechanisms, reference design platforms and software and hardware architecture for processing and control of document imaging peripherals that incorporate page description language interpreters. Oak offers a broad suite of products to major OEMs in the digital imaging and printing market. Oak's OEM customers for these products during fiscal 2002 included Canon, Hewlett-Packard, Lexmark, Xerox, Ricoh, Sharp, Minolta-QMS, Fujitsu, Fuji-Xerox, Kyocera, Heidelberg, IBM, Kodak, Matsushita, Olivetti, Samsung, Sanyo, Seiko Epson, and Toshiba.

        Fundamental shifts are presently occurring in the digital imaging market. These changes include increasing share of color printing technology, growth in distributed printing, the shift towards MFPs, growth in network connectivity and the emergence of PC-independent printing, including wireless printing due to rapid growth of digital hand held devices. Imaging equipment manufacturers are also continuing to shift toward the use of outsourced design and manufacturing suppliers, in particular for the high volume low cost segment of the market.

        Products.    Although historically targeting the mid-range of the digital imaging market, Oak is now also targeting high-volume opportunities, such as the low- end to mid-range laser and inkjet products. In fiscal 2002, Oak introduced its new Quatro architecture, a SOC platform that combines the power of a RISC CPU core with Oak's advanced DSP core to provide highly flexible SOC solutions for imaging and printing devices. In fiscal 2002, Oak also introduced its XP family of printing solutions compliant with the XHTML-PRINT standard to help OEMs build printers and MFPs that meet the requirements of print from non-PC devices. In fiscal 2003, the Imaging Group continued its efforts to develop new generations of products combining its software and silicon expertise to offer solutions for OEMs in the digital imaging market.

        Services.    The Imaging Group assists OEMs in deploying Oak products and technology in their devices by providing engineering services. This may include complete controller design as well as custom engineering for vendor-specific features that complement Oak's standard technology. Oak also offers driver development and customization. In addition, Oak maintains a network of third-party development partners to give the Imaging Group and OEM customers the option of using an independent development partner closely allied with the Imaging Group for development and integration services.

        Manufacturing Services.    For OEMs wishing to procure a total turnkey controller solution, the Imaging Group from time to time provides manufacturing management services. This includes complete project management of the design, development, and manufacturing start-up, as well as management of the ongoing product of the OEM's controller board by a third-party manufacturing contractor.

        OEM Services.    The Imaging Group's OEM Services group provides customer support in every aspect of development, training, and maintenance. Software maintenance service is provided on a contract basis, and includes updates of the licensed software, if any, along with support in the form of telephonic and electronic mail response to customer questions. Engineering support services, in which the Imaging Group's engineers perform or assist with specific engineering task for OEMs, are available for a fee either on a project specific or general as needed basis.

  Optical Storage Group

        In April 2003, Oak completed the sale of certain optical storage assets to Sunplus Technology Co., Ltd. ("Sunplus"), a Taiwan-based publicly held, fabless integrated circuit design company focused on the consumer market. Following the sale of these assets, Oak's Optical Storage Group, through its

Manchester design center, is concentrating on developing solutions for the consumer market utilizing retained technology.

        For design services, the group is currently working with Sunplus and Samsung Electronics in developing IP enhancements to the core optical technology that was transferred as a part of the restructuring. These services consist of contract IP development with development fees charged on a time and material basis.

        In addition to fee-based contract designs, the group develops core analog technology for consumer markets. To date, the core digital and analog signal processing technologies of the group are being incorporated into products in development by the TeraLogic Group and the Imaging Group. In the future, when integrated with MPEG encoder-decoder technology, the digital signal processing technology of the optical storage group can be applied in SOC solutions for consumer video DVD recorder & player markets.

Oak's Manufacturing and Design Methodology

  Manufacturing

        Oak contracts with independent foundries to manufacture all of its products, enabling Oak to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Oak depends on its foundries to allocate a portion of their foundry capacity sufficient to meet Oak's needs to produce products of acceptable quality and with acceptable manufacturing yields and to deliver products to Oak in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. Shipments of Oak's products could be delayed if:

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  Oak loses any of these foundries as a supplier;

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  Oak is unable, in a period of increased demand for its products, to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity;

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  Oak is unable to obtain timely and adequate deliveries from its current or future suppliers; or

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  any other circumstances arise that would require Oak to seek alternative sources of supply.

        Delays in shipments could damage relationships with Oak's current and prospective customers, provide an advantage to Oak's competitors and have a material adverse effect on Oak's business, financial condition and results of operations.

        The foundries generally are not obligated to supply products to Oak for any specific period, in any specific quantity or at a specific price, except as may be provided in a particular purchase order. However, in order to obtain an adequate supply of wafers, especially wafers manufactured using advanced process techniques, Oak has entered into and will continue to consider various possible transactions, including various "take or pay" contracts, that commit Oak to purchase specified quantities of wafers over extended periods.

        Oak's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, quality assurance and costs. In addition, as a result of Oak's dependence on foreign subcontractors, Oak is subject to the risks of conducting business internationally, including foreign government regulation and general political risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, currency fluctuations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions, and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond Oak's control.

Substantially all of Oak's agreements with offshore fabrication and assembly facilities provide for pricing and payment in U.S. dollars.

        Oak's products are particularly complex and difficult to manufacture. Many of the problems that arise during the manufacturing process are difficult to diagnose, time consuming and expensive to remedy, all of which can affect Oak's time to market with a particular product. Oak's foundries may experience irregularities or adverse yield fluctuations in their manufacturing processes. If Oak or its foundries experience any yield or other production problems or shortages of supply, Oak's business could suffer.

  Design Methodology

        Oak's products compete in markets that are characterized by rapidly developing technology and evolving industry standards. As a fabless semiconductor company, Oak addresses these issues with a design environment based on workstations, dedicated product simulators, system simulation with hardware and software modeling, and use of a high level design description language in order to define, develop and deliver new and enhanced products more rapidly. Oak's engineering and design capabilities are critical to its future performance. Oak has invested regularly in new advanced equipment and software tools in an effort to keep these tools updated with the latest technology. In addition to the Imaging Group design facilities in Woburn, Massachusetts and the Optical Storage Group design facilities in Oak's corporate headquarters in Sunnyvale, California, Oak has established Design Centers in San Diego, California; Dortmund, Germany; Manchester, England; and Taipei, Taiwan R.O.C.

        Design methodology, including equipment and software tools, is a critical factor in Oak's ability to successfully develop technology and products. However, Oak may not be able to obtain the equipment, software tools and other resources needed to develop technically advanced products in a timely manner.

Marketing and Customers

        From its inception, Oak has been committed to a worldwide marketing strategy. Oak utilizes a direct sales force in the United States, Japan, Taiwan and Korea and a worldwide network of manufacturers' representatives and distributors in North America, Europe and Asia. While customers around the world have many needs in common, each region has its own requirements. In order to support customers in key geographic markets, Oak has established sales and support offices in Woburn, Massachusetts; Tokyo, Japan; Taipei, Taiwan; and Seoul, Korea, in addition to Oak's corporate headquarters in Sunnyvale, California. Oak believes that sales and technical support personnel based in its regional offices understand the technical needs, business philosophy and culture of their respective customers. On-site personnel are trained to respond to customer needs efficiently and effectively.

        Oak believes that customer service and technical support are important competitive factors in the digital television, digital imaging and optical storage markets. With a global presence, Oak is able to provide prompt technical support to its customers worldwide. In addition, Oak's representatives travel frequently to customer sites as part of the product development cycle. Oak provides several other types of technical support, including software distribution through an electronic bulletin board, evaluation boards, product demonstration software, engineering design kits and application notes. Oak works closely with customers in qualification of its products and providing needed quality and reliability data. In addition, Oak makes the latest revision of its software available to its customers under maintenance agreements and can customize its software to a customer's specific requirements.

        Sales of Oak's products are made pursuant to purchase orders and long-term agreements covering licensing, maintenance, engineering services, royalties and other fees. Purchase orders are subject to price renegotiations and to changes in quantities of products and delivery schedules in order to reflect changes in the customers' requirements. In addition, in certain circumstances, orders may be canceled at the discretion of the buyer without penalty, resulting in potential inventory reserves for Oak. Oak's business, consistent with that of others in the industry, is generally characterized by long supply lead times limited by foundry capacity and at times significantly shorter order lead-times from customers. This can put Oak in the position of taking inventory risk in order to ensure that it will have product available for its customers. Actual shipments of Oak's products depend on the manufacturing capacity of its foundries. Therefore, as foundry capacity tightens, Oak may not be able to meet the customer's requested delivery date or Oak may have to allocate the quantity of available products among its customers. Due to its dependence on third party manufacturing capacity, Oak believes that backlog at any particular date may not be indicative of actual net revenues for any future period.

        A substantial majority of Oak's revenues in fiscal 2002, 2001, and 2000 were derived outside of the United States, primarily in Asia. Accordingly, Oak is subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, the burdens of complying with a variety of foreign laws and other factors beyond Oak's control. Oak is also subject to general geopolitical risks in connection with its international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. In addition, the laws of certain foreign countries in which Oak's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect Oak's products or intellectual property rights to the same extent as do the laws of the United States. This increases the likelihood of piracy of Oak's technology and products. Although most of Oak's foreign sales are negotiated in U.S. dollars, invoicing is occasionally done in local currency. As a result, unless it hedges the position, Oak may be subject to the risks of currency fluctuations. One or more of the above factors may adversely affect Oak's operations in the future or require Oak to modify its current business practices.

        A limited number of customers historically have accounted for a substantial portion of Oak's net revenues. In fiscal 2002, 2001, and 2000, sales to Oak's top ten customers accounted for approximately 69%, 82%, and 78%, respectively, of its total net revenues. Oak expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. Oak does not have long-term purchase agreements with any of its customers. Customers generally purchase Oak's products subject to cancelable short-term purchase orders. Oak cannot predict whether its current customers will continue to place orders or whether existing orders will be canceled. Oak has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. In addition, some of Oak's customers have chosen, and may continue to choose, to award their design wins and business on a project-by-project basis to different vendors. The current economic recession notwithstanding, the loss of, or a significant reduction in, purchases or commitments from current major customers which is not offset by corresponding increases from other current or future customers would have a material adverse effect on Oak's financial performance, business, overall financial condition and results of operations. If sales to current customers cease or are reduced, Oak may be unable to obtain the orders from new customers necessary to offset any such losses or reductions. Moreover, Oak may not be able to qualify its independent foundries for potential new customers or do so in a timely manner.

        Oak currently places non-cancelable orders to purchase its products from independent foundries on an approximately three month rolling basis. Oak's customers generally place purchase orders with the Imaging Group with between six to ten weeks lead time. These purchase orders may be rescheduled or under certain circumstances may be canceled without penalty. Consequently, if anticipated sales and shipments in any quarter are rescheduled, canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and Oak's business, financial condition and results of operations for that quarter or for the year would suffer.

Competition

        The digital television, digital imaging and optical storage markets in which Oak competes are intensely competitive and are characterized by rapid technological change, declining unit average selling price ("ASPs") and rapid product obsolescence. Oak is currently experiencing intense competition in these markets, and expects competition to increase in the future from existing competitors and from other companies that may enter Oak's existing or future markets with solutions that may be less costly or provide higher performance or additional features. Oak's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers.

        In general, Oak believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including:

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  the price, quality and performance of Oak's products and its customers' products;

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  the timing and success of new product introductions by Oak, its customers and its competitors;

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  the emergence of new industry standards;

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  the development of technical innovations;

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  the ability to obtain adequate foundry capacity and sources of raw materials;

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  the efficiency of production;

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  the rate at which Oak's customers design Oak's products into their products;

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  the market acceptance of the products of Oak's customers;

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  the assertion of intellectual property rights; and

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  general market and economic conditions.

        Oak cannot predict whether it will be able to compete successfully in the future based on these, or other, factors.

        The willingness of prospective customers to design Oak products into their products depends, to a significant extent, upon Oak's ability to have product available at the appropriate market window, and to price its products at a level that is cost effective for such customers. The markets for most of the applications for Oak's products, particularly the optical market, are characterized by intense price competition. As the markets for its products mature and competition increases, Oak anticipates that ASPs on its products will decline. If Oak is unable to reduce its costs sufficiently to offset declines in ASPs or is unable to successfully introduce new higher-performance products with higher ASPs, its business, financial condition and result of operations will be adversely affected. If Oak experiences yield or other production problems, or shortages of supply that increase its manufacturing costs, or fail to reduce its manufacturing costs, the result could seriously harm Oak's business.

        Oak expects that the level of competition will increase in the future from existing competitors and from other companies that may enter its existing or future markets with solutions that may be less costly or provide higher performance or additional features. Oak anticipates that it will have to continue to lower the prices of many of its products to stay competitive. The markets for most of the applications for Oak's products are characterized by intense price competition. As the markets for these products mature and competition increases, Oak anticipates that average sales prices on products will decline. If Oak is unable to reduce costs sufficiently to offset declines in average sales prices or is unable to successfully introduce new higher performance products with higher average sales prices, Oak's operating results will suffer greatly.

        Oak's principal competitors in the digital television market include Broadcom, ST Microelectronics and ATI Technologies. Oak expects competition to continue to increase as industry standards become well known and as other competitors enter its target market.

        Oak's principal competitors in the digital office market include Adobe Systems, Inc., Peerless Systems Corporation, Electronics for Imaging, Inc., Oasis Semiconductor, Agilent, TAK ASIC, and in-house, captive suppliers. Oak also expects increased competition from the merchant market in the future. Many of these existing competitors as well as those customers expected to compete in the future have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers.

        In addition, much of Oak's success is dependent on the success of its OEM customers. Oak's OEM customers compete fiercely with one another for market share in a market characterized by rapid development cycles, short product life cycles and ever-increasing consumer demand for greater performance and functionality at reduced prices.

        The future growth of the digital office market is highly dependent on OEMs' continuing to outsource an increasing portion of their product development work. While the trend toward outsourcing on the part of Oak's OEM customers has accelerated in recent years, any reversal of this trend, or a change in the way they outsource, could seriously harm its business. Similarly, significant market trends leading to changes in the way Oak's competitors do business may enable them to compete more effectively against Oak than they have in the past. Additionally, changes in strategy by its competitors, for example price reductions, new product introductions or new marketing/distribution methods, could make it more difficult for Oak to compete effectively, cause reduced market demand for its products or render its products obsolete.

Research and Development

        Oak currently invests substantial resources in its product development efforts. During fiscal 2002, 2001, and 2000, Oak spent approximately $53.2 million, $50.6 million and $49.2 million, respectively, on research and development activities. Oak intends to continue to invest in the development of products in each of its core technologies and in products that integrate its core technologies. Oak had historically devoted a substantial portion of its research and development efforts to developing chips used in DVD systems, CD-RW drives and inkjet and laser imaging devices. Following the sale of assets of the Optical Storage business, Oak expects to shift its focus to the development of chips and platforms used in digital television products while it continues the development of inkjet and laser imaging devices.

        Oak's performance strongly depends upon the successful development and timely introduction of new products at competitive price and performance levels. Oak cannot predict whether products currently under development or any other new products will be successfully developed or will achieve market acceptance. If Oak fails to introduce new products successfully or if its new products fail to achieve market acceptance, Oak's business, financial condition and results of operations would be adversely affected. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion and introduction of new product designs, quality of new products and achievement of acceptable manufacturing yields from Oak's contract manufacturers. Due in part to the design complexity of its products, Oak has in the past experienced delays in completing development and introduction of new products. Oak may encounter similar delays in the development and introduction of future products.

        Oak may not be successful in identifying new product opportunities and developing and bringing new products to market in a timely manner. In addition, Oak's products may not be selected for design into the products of its targeted customers. Products or technologies developed by others may also render Oak's products or technologies obsolete or noncompetitive. The failure of Oak's new product development efforts or the failure to achieve market acceptance of Oak's new products would have a material adverse affect on Oak's business, financial condition and results of operations.

Proprietary Rights and Licenses

        Oak's ability to compete is affected by its ability to protect its proprietary information. Oak considers its technology to be proprietary and relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. Oak currently has patents granted, patents pending, patents in preparation in the United States, and international patents pending. Oak intends to seek additional international and United States patents on its strategic technology. However, additional patents might not be issued from its applications that are currently pending or being prepared. In addition, Oak may not be issued additional patents in all countries where its products can be sold. Any claims allowed from pending applications or applications in preparation may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to Oak. Oak's competitors may also be able to design around Oak's patents. There can be no assurance that any patents Oak holds will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Oak.

        Moreover, while Oak holds or has applied for patents relating to the design of its products, such products are based in part on industry standards, and Oak does not hold patents on such standards. The laws of certain foreign countries in which Oak's products are or may be manufactured or sold, including various countries in Asia, may not protect its products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of its technology and products more likely. The steps taken by Oak to protect its proprietary information may be inadequate to prevent misappropriation of its technology. Oak's competitors may also independently develop technologies that are substantially equivalent or superior to Oak's technology.

        The industries in which Oak operates are characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in significant, often protracted and expensive litigation. Oak or its foundries may, from time to time, be notified of claims that Oak may be infringing patents or other intellectual property rights owned by third parties. Oak may, if it is necessary or desirable, seek licenses under such patents or other intellectual property rights. However, licenses that Oak seeks may not be offered or the terms of any offered licenses may not be acceptable to Oak. The failure to obtain a license from a third party for technology used by Oak could cause Oak to incur substantial liabilities and to suspend the manufacture of products or the use by Oak's foundries of processes requiring the technology.

        Furthermore, Oak may initiate claims or litigation against third parties for infringement of its proprietary rights or to establish the validity of its proprietary rights. Oak may also be required under a contractual obligation to defend its customers against claims by third parties that the use of its products infringe a third party's proprietary rights. Oak has historically indemnified its customers for certain costs and damages of patent infringement in circumstances where an Oak product is the factor creating the customer's infringement exposure. This practice generally excludes coverage in circumstances where infringement arises out of the combination of Oak products with products of others or where infringement arises based on modifications made by the customer to Oak's products. In January 2001, Samsung was notified by Pitney Bowes that its use of Oak's resolution enhancement technology ("iRET") infringed Pitney Bowes U.S. Patent No. 4,386,272. Oak is defending Samsung against this allegation of infringement pursuant to its indemnification obligation under an earlier license agreement between Samsung and XLI, a subsidiary of Oak.

        Litigation by or against Oak could result in significant expense to Oak and divert the efforts of its technical and management personnel, whether or not such litigation results in a favorable determination. In the event of an adverse result in any such litigation, Oak could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that Oak would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by Oak of substantial time and other resources. Patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements. Even though Oak has grown and continues to grow its patent portfolio, Oak may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement. If a successful claim is made against Oak or its customers and a license is not made available to Oak on commercially reasonable terms or Oak is required to pay substantial damages or awards, Oak's business, financial condition and results of operations would be materially adversely affected.

        Oak generally enters into confidentiality agreements with its employees and confidentiality and license agreements with its customers and potential customers. Oak also limits access to and distribution of the source and object code of its software and other proprietary information. Under some circumstances, however, Oak grants licenses that give its customers limited access to the source code of its software which increases the likelihood of misappropriation or misuse of its technology. Accordingly, despite precautions taken by Oak, it may be possible for unauthorized third parties to copy certain portions of its technology or to obtain and use information that Oak regards as proprietary. The steps taken by Oak may not be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach or misappropriation by others.

        Oak has also entered into a number of joint development and supply arrangements under which it jointly develops a product with another company or contracts with another company to develop a product or component and then purchases the product or component from that company for resale with its other products. The terms of these arrangements may require Oak to defend and indemnify another company using its technology in the event claims are asserted that the technology infringes the rights of a third party. In addition, Oak has on occasion purchased off the shelf products to resell bundled with its own product. At times it is necessary or desirable for Oak to seek additional licenses to intellectual property rights held by third parties or purchase products manufactured or sold by third parties with respect to some or all of its product offerings. These licenses or purchases may not be available on terms acceptable to Oak, if at all. If Oak is unable to enter such license arrangements on acceptable terms or to maintain its current licenses on acceptable terms, Oak's business, financial condition and results of operations could be materially adversely affected.

Employees

        As of March 31, 2003, Oak had 453 full-time employees. Oak believes that its future performance will depend, in part, on its ability to continue to attract and retain qualified technical and management personnel, particularly highly skilled design engineers and software programmers involved in new product development. Oak's employees are not represented by any collective bargaining unit and Oak has never experienced a work stoppage. Oak believes that its employee relations are good.

Legal Proceedings

        Oak and various of its directors and former officers are parties to a consolidated class action lawsuit filed on behalf of all persons who purchased or acquired Oak common stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. This state court proceeding, designated IN RE OAK TECHNOLOGY SECURITIES LITIGATION, Master File No. CV758510 was filed in Santa Clara County Superior Court in Santa Clara, California. The plaintiffs alleged violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. The plaintiffs sought unspecified monetary damages. The court dismissed all claims except the California Corporations Code Sections 25400/25500 cause of action against Oak and four former officers. On August 5, 2000 the court granted defendant's motion for summary judgment and entered judgment in favor of Oak and the former officers. The plaintiffs appealed the court's decisions. On February 3, 2003, the Sixth District Court of Appeals affirmed the trial court's dismissal. On May 21, 2003, the California Supreme Court denied the plaintiffs' petition for review of the Sixth District Court of Appeals' February 3, 2003 decision. Based on its current information, Oak believes this litigation to be at an end, finally concluded in favor of Oak.

        Additionally, various Oak's directors and former officers are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled IN RE OAK TECHNOLOGY DERIVATIVE ACTION, Master File No. CV758510. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and directors' trading in securities of Oak during the period July 27, 1995 through May 22, 1996, has been stayed pending resolution of the above described class actions. Based on the California Supreme Court's refusal to review the decision of the Sixth District Court of Appeals in favor of Oak, Oak has begun discussions with the derivative plaintiffs regarding the dismissal of this suit as well.

        If any of the above pending actions are decided adversely to Oak, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        On October 27, 1997, Oak filed a complaint in the United States District Court, Northern District of California against UMC for breach of contract, breach of the covenant of good faith and fair dealing and fraud based on UMC's breach of a settlement agreement entered into by Oak and UMC as a means to resolve an ITC action filed by Oak based on Oak's belief that UMC was violating U.S. trade laws by the unlicensed importing or selling of certain CD-ROM controllers that infringed one or more of Oak's United States patents. Under the terms of the settlement agreement, effective July 31, 1997, UMC agreed to cease and desist the manufacture and/or importation into the United States of its specified CD-ROM controllers, except under certain limited conditions which expired on January 31, 1998. The settlement agreement additionally provided for the withdrawal of Oak's ITC complaint against UMC.

        On December 24, 1997, UMC answered Oak's complaint and counterclaimed by asserting causes of action for rescission, restitution, fraudulent concealment, mistake, lack of mutuality, interference and declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the ITC action filed against UMC.

        In a related action to the lawsuit that was commenced by Oak against UMC, on December 19, 1997, MediaTek, a UMC affiliated, Taiwanese entity, filed a complaint in the United States District Court, Northern District of California, against Oak for declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the original ITC action against UMC, and intentional interference with prospective economic advantage. Oak filed its answer on January 8, 1998, denying all the allegations. Oak believes UMC's counterclaims and Mediatek's claims to be without merit.

        On June 11, 1998, the cases were consolidated for all purposes and stayed under 28 U.S.C. Section 1659, based on the judge's conclusion that the civil action involves the same issues before the International Trade Commission, initiated by Oak a second time as a result of the alleged breach of the settlement agreement. The stay was lifted due to the final resolution of the second ITC investigation and the decision of the Federal Circuit Court of Appeals on May 2, 2001 affirming the Commission's determination that there was no infringement of Oak's U.S. Patent No. 5,581,715. The Federal Circuit Court of Appeals did not review the Commission's determination that Oak's U.S. Patent No. 5,581,715 was valid and enforceable. As a result of the decision rendered by the Federal Circuit Court of Appeals, and the lifting of the stay on the consolidated action pending in the United States District Court, Northern District of California, the parties are proceeding with the litigation. The trial was scheduled to commence in February 2003. Based on the complex technical issues in the case the judge postponed the February trial in order to secure a Court appointed technical expert to assist the judge in understanding the technical merits of the case. Currently, no new trial date has been set.

        If any of the above pending actions with respect to UMC and MediaTek are decided adversely to Oak, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        On January 4, 2001 Samsung Electronics, a customer of Oak's Imaging Group, received a notification from Pitney Bowes alleging that the resolution enhancement technology (iRET) Samsung acquired from Xerographic Laser Images Corporation, Inc. ("XLI") in 1996 infringes Pitney Bowes U.S. Patent No. 4,386,272 (the "272 patent"). XLI is a subsidiary of Oak as a result of an acquisition in the first quarter of fiscal year 1999. The terms of the agreement for the licensing of the iRET technology to Samsung require Oak, as successor in interest to XLI's assets and liabilities, to defend and indemnify Samsung from claims alleging the iRET technology supplied to Samsung infringes the intellectual property rights of a third party. On June 18, 2001 Pitney Bowes filed a complaint in the District Court of Connecticut, naming Samsung and others, claiming infringement of the "272" patent. On June 28, 2001 Samsung formally requested that Oak defend Samsung and Oak agreed to do so. Other XLI customers are also subject to Pitney Bowes allegation of infringement of the "272" patent. On September 7, 2001, Oak filed a motion to intervene on behalf of itself and for the benefit of any of its customers who may be subject to the Pitney Bowes allegations, in the District Court of Connecticut. The motion to intervene was granted on December 12, 2001. On February 5, 2002, this action was transferred to the United States District Court, District of Kentucky. The parties are proceeding with this litigation.

        If the above pending action, with respect to Oak's indemnification obligation in such action, is decided adversely, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        In January 2002, Oak received a notice letter of infringement from Syndia Corporation, an assignee of U.S. Patent No. 4,702, 808 ("808 patent") and U.S. Patent No. 5,131,941("941 patent") issued to Mr. Jerome Lemelson. The "808" and "941" patents claim certain plasma enhanced chemical vapor deposition etch processes that are used in the manufacture of semiconductor chips. The notice letter asserts that Oak's use and sale of semiconductor chips manufactured using processes claimed by the "808" and "941" patents constitutes an infringement. Oak uses Taiwan Semiconductor Manufacturing Corporation ("TSMC") to manufacture its semiconductor products, and has notified TSMC of the claims made by Syndia. The terms of an indemnification agreement between Oak and TSMC require TSMC to indemnify Oak from claims alleging that the manufacturing processes used by TSMC infringe the intellectual property rights of a third party. Pursuant to the terms of the indemnification agreement between the parties, TSMC has agreed to indemnify and hold Oak harmless against the claims made by Syndia.

        If TSMC fails to indemnify and hold Oak harmless, and Syndia is successful in its claim for infringement, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OAK

General

        Oak designs, develops and markets high performance integrated semiconductors, software and platform solutions to original equipment manufacturers, or OEMs, worldwide primarily serving the digital television and digital imaging equipment markets. Oak's digital imaging products consist of semiconductor hardware and software that enable users to print, scan, process and transmit documents to computer peripherals that perform printing functions. In addition, Oak designs, develops and markets products for the consumer optical storage market, although this market represents a small portion of Oak's overall business on a going-forward basis as compared to the digital television and digital imaging markets. Oak's digital television products consists of integrated circuits, software and platforms for digital television that enable the delivery and display of digital video content through a set top box or television. Oak's mission is to be a leading solutions provider for the storage, distribution and display of digital content.

        Oak's operations were previously organized along its two market-focused groups along three market focused groups: Optical Storage Group, Imaging Group, and TeraLogic Group. Following the sale of certain of its optical storage business assets to Sunplus Technology Co. Ltd. on April 3, 2003, Oak expects that its primary business groups will be the Teralogic Group and the Imaging Group.

        For the results of operations for the three and nine months ended March 31, 2003, Oak reported a net loss of $18.0 million and $46.6 million, respectively compared to a net loss of $1.7 million and $14.3 million recorded for the three and nine month periods, respectively, of the prior fiscal year. Oak continues to experience the effects of decreased revenues caused by the slowdown in the PC industry as well as a decrease in overall global economic conditions.

        Oak's quarterly and annual operating results have been, and will continue to be, affected by a wide variety of factors that could have a material adverse effect on revenues and profitability during any particular period, including competitive pressures on selling prices, availability and cost of foundry capacity and raw materials, fluctuations in yield, loss of any strategic relationships, Oak's ability to introduce new products in accordance with OEM design requirements and design cycles, rate of adoption of new technology, rate of growth of the digital television market, changes in product mix or distribution channels, demand for semiconductors and end-user products incorporating semiconductors, technological difficulties and resource constraints encountered in developing and/or using new products, new product introductions by its competitors, and market acceptance of product sold by both Oak and its customers.

        In addition, Oak's operating results are subject to fluctuations in the markets for its customers' products, particularly the consumer electronics and personal computer markets, which have been severely impacted by the current slow down in the semiconductor industry and the overall weak macro-economic environment. Although Oak had devoted a substantial portion of its research and development efforts to developing chips used in DVD systems, CD-RW drives as well as inkjet and laser imaging devices, due to the recent sale of certain assets of its optical storage business to Sunplus, Oak expects to shift its focus to the development of chips and platforms used in digital television products while it continues the development of inkjet and laser imaging devices. Oak's products are subject to the new product risks described in the preceding paragraph, including in particular its ability to timely introduce these products and the market's acceptance of them, which could have a materially adverse effect on Oak's operating results.

Recent Developments

  Sale of Development Group in Osaka, Japan

        On April 1, 2003, Oak completed the sale of a development group in Osaka, Japan which focused on the development and design of computers and relevant equipment, such as CD-R/RW drives and DVD players. This group became a part of Oak as a result of the acquisition of Accel Technology, K.K. ("Accel") which was completed on July 5, 2001. The assets and liabilities of this group were sold for proceeds of approximately $300,000 resulting in a loss of approximately $700,000 which is included in the financial statements as part of restructuring expense as of March 31, 2003. The loss incurred as a result of the sale was less than the loss which would have been incurred had these employees been terminated in accordance with Japanese labor laws. The assets of Accel of approximately $1,063,000 net of unrealized loss of $700,000 is classified as assets held for sale and is included in prepaid expenses and other current assets as of March 31, 2003. The liabilities of Accel of approximately $63,000 is included in accrued expenses as of March 31, 2003 as they are considered to be liabilities held for sale.

  Sale of Optical Storage Assets to Sunplus Technology Co., Ltd.

        On April 3, 2003, Oak completed the sale of certain optical storage assets to Sunplus Technology Co., Ltd. ("Sunplus"), a Taiwan-based publicly held, fabless integrated circuit design company focused on the consumer market. The sale was made pursuant to an Asset Purchase Agreement, dated as of February 5, 2003 (as amended on April 3, 2003) by and between Oak and Sunplus. In the transaction, Oak transferred its optical storage business and certain assets to Sunplus for approximately $30 million, comprised of $16 million in cash and the equivalent of $14 million in shares of Sunplus common stock to be issued by Sunplus. Sunplus shares are traded on the Taiwan Stock Exchange. Sunplus has established an escrow by contributing $14 million in cash in conjunction with its obligation to issue Sunplus common stock with a fair market value based on the average closing price for ten trading days ending two business days prior to the delivery of shares. The escrow account was established to (i) compensate Sunplus for any unknown liabilities incurred in conjunction with the transaction and (ii) serve as a guaranty for Sunplus' obligation to Oak to issue shares. If regulatory approval for the issuance of shares is not obtained by Sunplus within nine months of closing, Oak will receive the cash held in escrow in lieu of Sunplus common stock. Under the asset purchase agreement, Oak has the right to make a minority investment in Sunext Technology Co., Ltd., a new company created by Sunplus. In connection with the sale, Oak and Sunplus also entered into a number of ancillary agreements, including a license agreement relating to the use by Sunplus of certain Oak patents and a license by Sunplus granting back to Oak certain rights to continue to use in consumer markets the Optical Storage technology sold to Sunplus under the Asset Purchase Agreement.

  Proposed Merger with Zoran Corporation

        On May 4, 2003, Oak entered into an Agreement and Plan of Reorganization with Zoran Corporation and Zinc Acquisition Corporation, a wholly-owned subsidiary of Zoran. Under the terms of the merger agreement, Oak will merge with and into Zoran's subsidiary, which will continue as the surviving corporation and a wholly-owned subsidiary of Zoran. As a result of the merger, each outstanding share of Oak's common stock will be exchanged for 0.2323 of a share of Zoran's common stock and $1.78 in cash. The merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the merger is subject to the approvals of the stockholders of Oak and Zoran, expiration of the waiting period under United States antitrust laws, SEC clearance and other customary closing conditions.

        There can be no assurance that the merger will close timely prior to December 4, 2003, the termination date under the merger agreement, that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized.

        The Results of Operations presented below represent Oak's historical results only. All of the projections, trends and forward-looking statements included herein are based on Oak as a stand-alone entity. In the event that the proposed merger is completed, these projections, trends and forward-looking statements will likely change, and the changes may be significant. Actual results following the merger could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed elsewhere in this joint proxy statement and in both companies' filings with the Securities and Exchange Commission.

        Oak will incur significant costs associated with the merger, including legal, accounting, financial printing and financial advisory fees. Many of these fees must be paid regardless of whether the merger is completed. In addition, Oak could be required to pay a termination fee to Zoran upon the occurrence of certain events. Oak's relationships with customers may be disrupted because of the diversion of management attention while negotiating the merger and as a result of any perceived uncertainty regarding the outcome of the merger. If customers delay decisions to purchase its products due to this uncertainty, Oak's results of operations would be adversely affected.

Results of Operations—Nine Months Ended March 31, 2003 Compared to Nine Months Ended March 31, 2002

        Net Revenues.    Net revenues decreased 39% to $25.9 million for the three months ended March 31, 2003 from $42.1 million in the comparable period of fiscal 2002. The year over year decrease in quarterly revenues is a result of a decline in Optical Storage revenues due to a loss of market share stemming from Oak's inability to timely deliver new competitive innovative products that would garner design wins in the market. In addition, Oak continued to reorganize the Optical Storage group in preparation of transferring certain Optical Storage assets to Sunplus. The continued global slowdown and decline in PC related markets also contributed to the year over year decline in revenues. This decline was partially offset by $4.8 million in revenues for the TeraLogic business acquired on October 25, 2002.

        For the nine months ended March 31, 2003, net revenues decreased 24% to $84.5 million from $111.7 million in the same period of the prior year. The year over year decrease in revenues is generally attributable to the same reasons stated above. This decline was partially offset by revenues for the TeraLogic business acquired on October 25, 2002.

        Net revenues in the Optical Storage business segment were $8.4 million for the third quarter of fiscal 2003, representing a 72% decrease from the segment's net revenues of $30.6 million reported in the same period of fiscal 2002. Net revenues in the Optical Storage business segment decreased 51% to $37.8 million for the nine months ended March 31, 2003 compared to $76.4 million recorded in the same period of the prior year. The decrease in revenues is primarily attributable to a decline in volume of shipments of controller products and ASP erosion. This decline is the result of several factors including a loss of market share during transitions to newer generations of product, absence of a next generation companion AFE chip to go with the controller, a weaker economy and weaker PC Market coupled with intense competition between component suppliers, drive manufacturers and PC-OEM's which have driven in excess of 20% annualized ASP. Oak also had a major customer in Philips formally announce their withdrawal from the PC-OEM Optical Storage supplier market during the December 2002 quarter. In addition, on April 3, 2003, Oak completed a transaction to sell certain Optical Storage assets based on the terms of a definitive agreement entered into with Sunplus on February 5, 2003, a publicly held fabless semiconductor company focused on the consumer market, based in Taiwan. Under the terms of the Agreement, Oak transferred certain Optical Storage assets to Sunplus in return for approximately $30 million, comprised of $16 million in cash and shares of Sunplus common stock having a value of $14 million. In anticipation of the transaction, Oak experienced a significant decline in Optical Storage revenues in the March quarter.

        Net revenues for the Imaging business segment were $12.6 million for the three months ended March 31, 2003, representing a 10% increase over the $11.5 million reported in the same quarter of fiscal 2002. Net revenues for the Imaging business segment increased to $37.6 million, or 7% for the nine months ended March 31, 2003 compared to $35.3 million recorded during the same period of the prior year. The slight increase is primarily the result of higher revenues related to Imaging hardware products during the three and nine month periods ended March 31, 2003 as compared to the same periods of the prior year. This increase was offset by a decline in software revenues for the nine-month period of approximately $1.4 million due to a decline in revenues associated with developing print drivers for a specific OEM manufacturer, a business which has been deemphasized by Oak.

        As a result of the acquisition of TeraLogic which was completed during the quarter ended December 31, 2002, Oak has added a third business segment, the TeraLogic group. Revenues for the TeraLogic group for the quarter ended March 31, 2003 was $4.8 million and from the date of acquisition of October 25, 2002 through March 31, 2003 were $9.1 million. Oak expects that revenues for the TeraLogic group will grow over time as digital television and HDTV become more widespread.

        Cost of Revenues.    Cost of revenues includes the cost of wafer fabrication, assembly, and testing performed by third-party vendors, and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by Oak. Oak's total gross margin increased to 59% for the quarter ended March 31, 2003, as compared to 50% during the comparable period in the prior year. For the nine months ended March 31, 2003, Oak's total gross margin increased to 58% compared to 50% in the same period of the prior year.

        Gross margin for the Optical Storage business segment was 42% for the third quarter of fiscal 2003 compared to 40% for the comparable quarter of the prior fiscal year and 43% for the nine months ended March 31, 2003 compared to 37% for the comparable period of the prior fiscal year. The increase in gross margins for the quarter and nine month periods ended March 31, 2003 compared to the same periods of the prior fiscal year was primarily a result of the product mix in which Oak stopped selling a low margin discrete AFE and at the same time sold an increased relative mix of high margin combo products. In addition, the margin improved as a result of a decline in optical storage products compared to optical storage software and support revenues which have higher margins.

        Gross margin for the Imaging business segment was 76% for the third quarter of fiscal year 2003, as compared to the 79% reported in the third quarter of fiscal 2002. Gross margin for the Imaging business for the nine months ended March 31, 2003 was 76% compared to 78% for the same period in the prior year. The slight decline in margins for the quarter and nine month period ended March 31, 2003 compared to the same periods of the prior fiscal year is due to certain non-recurring NRE projects which carried a lower relative margin than Oak's typical product licensing sales. These projects are expected to be completed prior to June 30, 2003.

        Gross margin for the TeraLogic business segment was 46% for the quarter ended March 31, 2003 and 49% from the date of acquisition through March 31, 2003. Oak expects gross margins for the TeraLogic business segment to fluctuate based on changes in product mix each quarter. For instance, the TeraLogic group is currently working to bring the next generation of their HDTV technology, referred to as "Generation 9," into volume production with customers in the later half of calendar 2003. This technology is designed on 0.13 micron line widths and geometries for processing at Taiwan Semiconductor Manufacturing Corporation ("TSMC"). This is Oak's first design at 0.13 micron and this is also a relatively new manufacturing process at TSMC. As a result, Oak currently expects early manufacturing yields to be lower than Oak has experienced in previous geometries and manufacturing processes. While Oak expects these yields to improve over time, because of the variables and dependencies involved, it is currently difficult to predict either the initial yields or the rate of expected improvement. This may lead to margins which will temporarily fluctuate in future quarters until the new product is fully ramped into production and the manufacturing process becomes stable.

        During fiscal 2001 and 2002, Oak provided a full reserve for certain quantities of inventory primarily related to Optical Storage of $5.6 million and $4.1 million, respectively. Approximately $4.1 million in fully reserved gross inventory was physically scrapped during the quarter ended December 31, 2002 which had no impact to Oak's net loss. During the quarter ended March 31, 2003, Oak scrapped approximately $2.8 million in fully reserved gross inventory which had no impact to net loss for the period. In addition, fully reserved gross inventory with an original cost of approximately $1.0 million was sold during the March 2003 quarter resulting in $1.1 million of revenues with 100% gross profit primarily related to the Optical Storage group. These inventory items had been fully reserved in previous periods based on Oak's comparison of the quantity and cost of inventory on hand to management's forecast of customer demand at that time. Once a reserve is established, it is maintained until the product to which it relates is sold or otherwise disposed of, even if in subsequent periods Oak forecasts demand for the product. At March 31, 2003 there was approximately $1.2 million of fully reserved inventory which if not sold would be scrapped at some future date.

        Oak's overall gross margin is subject to change due to various factors, including, among others, competitive product pricing, yields, product mix, wafer, assembly and test costs. Oak expects that average selling prices for its existing products will continue to decline over time and that the average selling prices for each new product will decline significantly over the life of the product. Given the extremely competitive nature of the optical storage and consumer market, Oak believes that gross margins for new products in its optical storage market and consumer market will be lower than historical levels and, as a result, gross margins in general will decline in the future.

        Research and Development Expenses.    Research and development costs are expensed as incurred. Research and development expenses of $15.8 million for the quarter ended March 31, 2003 increased $2.6 million, or 20%, from the $13.2 million recorded in the comparable period of the previous fiscal year. Research and development expenses for the nine months ended March 31, 2003 increased 19% to $46.4 million from the $39.2 million recorded in the same period of the prior year. This increase in year over year R&D expense is attributable to the inclusion of TeraLogic from October 25, 2002 which accounted for $2.4 million of the increase for the quarter ended March 31, 2003 and $6.8 million of the increase for the nine month period ended March 31, 2003. Oak will continue to invest substantial resources in research and development of new products in Oak's target markets: the digital television, digital imaging and consumer optical storage markets.

        Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses increased by 27% to $9.4 million for the three months ended March 31, 2003 from $7.4 million in the comparable period of the prior year. SG&A expenses increased 23% to $27.6 million for the nine months ended March 31, 2003 compared to $22.5 million in the same period of the prior year. The increase in SG&A expense for the quarter and nine month period ended March 31, 2003 compared to the same periods of the prior fiscal year was primarily attributable to the inclusion of TeraLogic starting October 25, 2002 which accounted for approximately $1.2 million for the quarter ended March 31, 2003 and $2.4 million for the nine month period ended March 31, 2003. Additional increases during the nine month period ended March 31, 2003 compared to the same period in the prior year is a result of an increase in legal expense of $2.5 million for the nine months ended March 31, 2003 compared to the same periods of the prior year which is related to an ongoing litigation which Oak expects to continue over the next several quarters.

        Amortization of Intangibles.    Amortization of intangible assets was $2.5 million for the three months ended March 31, 2003, a decrease of $0.6 million or 19% from the $3.0 million recorded in the same period of the prior fiscal year. For the nine months ended March 31, 2003, amortization of intangible assets decreased 27% to $7.0 million from the $9.5 million recorded in the same period of the prior year. The year over year decrease is a result of the completion of amortization of certain intangible assets as they became fully amortized, offset by the acquisition of TeraLogic which resulted in the addition of approximately $30.3 million in intangible assets which will be amortized over one to five year lives.

        Acquisition related expenses.    For the three months ended March 31, 2003, Oak recorded acquisition related expenses of $1.7 million. This amount represents certain acquisition related bonuses paid to former TeraLogic employees related to the acquisition of TeraLogic during the quarter ended December 31, 2003. For the nine-month period ended March 31, 2003, Oak recorded approximately $9.3 million related to acquisition related charges. This amount includes approximately $2.3 million of amortization of certain acquisition related bonuses. Some of these payments were obligations made by TeraLogic's shareholders during the acquisition and later assumed by Oak to ensure employee stability prior to and during the acquisition. In general, all of these commitments were made to ensure the proper transfer of employee knowledge and intellectual property during the integration of the two companies. As these charges are not part of Oak's normal operating compensation practices, they are shown separately in Oak's financial statements. In addition, approximately $7.0 million of in-process research and development charges related to the acquisition of TeraLogic were recorded during the quarter ended December 31, 2002. The in process research and development charge represents the estimated fair value of an acquired in-process research and development project that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed upon the acquisition date. The Company expects that the technology will be successfully completed by the fourth quarter of fiscal 2003 with approximately $4 million in remaining costs. At the time of acquisition, TeraLogic had one material project in process, Generation 9, an integrated System on a Chip that integrates a previous generation of the technology with a new Audio DSP Core as well as a MIPS 64 bit processor and certain other video processing features. The value of in-process research and development was determined using the multi-period excess earnings method by estimating the expected net cash flows from the Generation 9 project once commercially viable, discounting the net cash flows back to their present value using a discount rate of 23%. This rate was based on the industry segment for the technology, nature of the products to be developed, length of time to complete the project and overall maturity and history of the development team. The net cash flows from the identified project were based on estimates of revenue, cost of revenue, research and development expenses, selling general and administrative expenses, and applicable income taxes. These estimates did not take into account any potential synergies that could be realized as a result of the acquisition. Revenues for Generation 9 and the incremental core technology developed are expected to commence in the fourth quarter of fiscal 2003 and extend through 2009. Oak based its revenue projections on estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

        Deferred Stock Compensation.    For the quarter and nine month period ended March 31, 2003, Oak recorded deferred stock compensation charges of approximately $124,000 and $206,000 respectively. These charges are attributable to non-qualified options to purchase approximately 2.3 million shares of Oak common stock with a term of ten years that were granted to TeraLogic employees as part of the acquisition. The fair value of stock options was determined using the Black-Scholes option pricing model, applying a weighted average expected life of 5.4 years, a weighted average risk-free rate of 4.37%, an expected dividend yield of zero percent, a volatility of 92% and a fair value of $2.04 per share. The intrinsic value of these unvested options, totaling approximately $2.1 million, has been recorded as deferred stock compensation and will be amortized over the vesting period of 50 months on a straight line basis.

        Restructuring Charge.    During the quarter ended March 31, 2003, Oak recorded restructuring charges of $4.0 million for reduction in force of approximately 110 employees due to the continued reorganization of the Optical Storage group. This charge included approximately $700,000 of unrealized loss on the sale of the development group in Osaka, Japan which was completed on April 1, 2003. These activities are part of the continued reorganization of the Optical Storage group which originated during the quarter ended December 31, 2002. During the quarter ended December 31, 2002, Oak recorded restructuring expenses of $3.2 million related to the reduction in force of approximately 20 employees, an adjustment of a loss on lease of a previously abandoned leased office space, and the impairment of two additional existing facilities owned and held for sale by Oak. The impairment charge of $1.4 million attributable to facilities owned and held for sale by Oak is a result of a decline in fair market value compared to the net book value. The adjustment of a loss on lease of a previously abandoned leased office space was updated during the quarter ended December 2002 due to a change in circumstances, specifically the continued slow down of the economy after a one year period which resulted in a more likely outcome of a significant reduction of potential sublease rental rates during the remaining lease term of 42 months. This resulted in a charge of $1.2 million during the second quarter of fiscal 2003 which is expected to reduce the remaining loss on lease net of any expected sub-lease income.

        During fiscal 2002, Oak recorded total restructuring charges of $3.2 million related to the reduction in force of approximately 70 employees and the additional loss on leasehold as a result of a sub-tenant that experienced financial difficulties and abandoned the facility with approximately 5 years remaining. Of this amount, $2.4 million was recorded during the nine month period ended March 31, 2002 attributable to the reduction in force of approximately 30 employees and the planned abandonment of an existing office space. The total reduction in headcount as a result of the fiscal 2002 restructuring charge resulted in cash savings and reduced R&D expense of approximately $1.0 million per quarter while the charge attributable to the loss on leasehold reduced lease expense by approximately $200,000 per quarter. Oak expects that the total charge related to the loss on leasehold including the adjustment made in the second quarter of fiscal 2003, will be sufficient to reduce the remaining lease expense net of any future sublease income.

        Other Non-operating Income.    During the third quarter of fiscal 2002, non-operating income decreased to $0.5 million from the $1.6 million recorded during the same quarter of fiscal 2002. Non-operating income decreased 34% to $3.4 million for the nine months ended March 31, 2003 from $5.2 million recorded in the same period of the prior year. The year over year decrease is a result of the decrease in interest income as a result of lower interest rates and a decline in cash and short-term investment balances. The decrease in interest income for the nine month period ended March 31, 2003 compared to the same period in the prior year was offset in the quarter ended December 31, 2002 by the sale of marketable securities which resulted in a gain of $0.7 million.

        Income Taxes.    For the third quarter of fiscal 2003 and for the nine months ended March 31, 2003, tax expense was based on actual taxes incurred. Management does not yet believe it is more likely than not that sufficient future taxable income will be generated to realize all of Oak's deferred tax assets. Accordingly, a valuation allowance existed against substantially all of the deferred tax assets as of June 30, 2002 and March 31, 2003. No income tax benefit was recognized with respect to operating losses incurred in the third quarter of fiscal 2003 and for the nine months ended March 31, 2003.

Results of Operations—Year Ended June 30, 2002 Compared to Year Ended June 30, 2001

        Revenues.    Total revenues decreased 17% to $146.6 million for fiscal 2002 compared to 176.2 million for fiscal year 2001. The $29.6 million decrease in revenues was comprised of the decrease in Optical Storage revenues of $18.2 million from $116.9 million in fiscal 2001 to $98.7 million in fiscal 2002 and the decrease in Imaging revenues by $11.4 million from $59.3 million in fiscal 2001 to $47.9 million in fiscal 2002. This decrease was directly attributable to the overall global economic slowdown encountered in the high technology sector which began to impact Oak during the second half of fiscal 2001. In addition pressure on average selling prices was constant and also served to significantly reduce revenue in any given quarter by as much as 2%-10%. The decrease in Imaging revenues was primarily a result of a decline in the Hewlett Packard business due to final bookings in paid up license fees in December 2000, a decline in driver development business and the overall economic slowdown experienced in the high technology sector.

        For fiscal years 2002, 2001 and 2000, sales to Oak's top ten customers accounted for approximately 69%, 82% and 77%, respectively, of Oak's net revenues. In fiscal 2002, LG Electronics accounted for 20% of total net revenues while Mitsumi and Ionics (Philips) each accounted for 11% of total net revenues. In fiscal 2001, LG Electronics accounted for 31% of total net revenues. In fiscal 2000, LG Electronics accounted for 26% of total net revenues and Hewlett-Packard Company accounted for 16% of total net revenues.

        From a geographic point of view, Oak was doing more business in Taiwan and the Philippines and less business in Korea as a result of a shift in customers. In general more of the consumer electronics manufacturing business for Optical Storage and Imaging in the far east was moving toward lower labor cost markets like Taiwan and China.

        Oak expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. Oak does not have long-term purchase agreements with any of its customers. Customers generally purchase its products subject to cancelable short-term purchase orders. Oak cannot predict whether its current customers will continue to place orders or whether existing orders will be canceled. Oak has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. Oak is continuing its efforts to increase penetration in existing large customers as well as engage new large OEM customers. The current weakness in demand being experienced in semiconductor and PC markets, coupled with the overall poor macroeconomic environment, however, makes it difficult to forecast future financial performance. In addition, some of Oak's customers have chosen, and may continue to choose, to award their design wins and business on a project-by-project basis to different vendors. The current economic recession notwithstanding, the loss of, or a significant reduction in, purchases or commitments by current major customers which is not offset by corresponding increases from other current or future customers would have a material adverse effect on Oak's financial performance, business, overall financial condition and results of operations. If sales to current customers cease or are reduced, Oak may be unable to obtain the orders from new customers necessary to offset any such losses or reductions. Moreover, Oak may not be able to qualify its independent foundries for potential new customers or do so in a timely manner.

        Cost of Revenues.    Product cost of revenues included the cost of wafer fabrication, assembly and testing performed by third-party vendors and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by Oak.

        Software and other cost of revenues consisted of labor associated with other smaller streams of revenue associated with nonrecurring engineering services and OEM maintenance and support, the costs of software documentation as well as royalties that may be due to third parties.

        Gross margins remained constant at 48% in fiscal 2002 and fiscal 2001. This was primarily a result of the consistent product mix between Optical Storage and Imaging products between fiscal 2001 and 2002. In fiscal 2002, Oak recorded inventory write-down charges of $4.1 million primarily related to Optical Storage products compared to the $5.6 million taken in fiscal 2001. These charges were recorded as a result of the continued reduction in demand of Oak's products due to the worldwide PC and semiconductor slowdown beginning in the December quarter of 2000.

        Gross margins for the Optical Storage segment, including the effects of inventory charges, was 34% for fiscal 2002 as compared to 35% in fiscal 2001. This decrease was primarily due to the decline in average selling prices due to increased competition and faster speed transitions.

        Gross margin for the Imaging business segment was 78% for fiscal 2002, compared to 74% for fiscal 2001. This was mostly due to the change in product mix comprised of a larger percentage of licensing and maintenance revenues which have maintained higher margins compared to other Imaging products.

        Oak's overall gross margin is subject to change due to various factors, including, among others, competitive product pricing, yields, wafer costs, assembly and test costs and product mix. Oak expects that average selling prices ("ASPs") for its existing products will decline over time and ASPs for each new product will decline significantly over the life of the product.

        Research and Development Expenses.    Research and development costs were expensed as incurred. Research and development expenses were $53.2 million and $50.6 million for fiscal 2002 and 2001, respectively, and expressed as a percentage of net revenues were 36% and 29%, respectively. Research and development expenses increased as a percentage of net revenues primarily attributable to the decrease in Oak's net revenues. At June 30, 2002, approximately 65% of Oak's investment in research and development was made in Optical Storage. In general, Oak's management recognized that as the result of recent market conditions and revenue levels, research and development spending at the rate of 36% of revenues on an ongoing basis was higher than it would prefer and if revenue levels did not improve, it was continuing to look at the requirements and expected return for its current research and development programs as well as ways that it could be improved, or potentially leveraged by working with other companies. Following the sale of assets of the Optical Storage business, Oak expects to shift its focus to the development of chips and platforms used in digital television products while it continues the development of inkjet and laser imaging devices.

        Selling, General and Administrative Expenses.    Selling, general and administrative ("SG&A") expenses decreased 14% to $31.5 million in fiscal 2002 from $36.6 million in fiscal 2001 respectively, and expressed as a percentage of net revenues were 22% and 21%, respectively. The decrease was primarily attributable to headcount related expenses that were recorded during fiscal 2001 that were not recorded during fiscal 2002, and to a lesser extent, decreases in consulting expenses. The decrease was also attributable to a decrease in sales expenses as a result of lower revenues during fiscal 2002 as compared to fiscal 2001. SG&A expenses increased as a percentage of net revenues for the current fiscal periods over the comparable periods in the prior year due to a decrease in Oak's net revenues.

        Amortization of Intangibles.    Amortization of intangible assets decreased to $12.6 million for fiscal 2002 compared to $14.7 million in fiscal 2001. The year over year decrease was a result of the completion of amortization of certain intangible assets as they became fully amortized. In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which was effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Oak adopted SFAS No. 142 for its fiscal year beginning July 1, 2002. Upon adoption of SFAS No. 142, Oak no longer amortize goodwill, and assembled workforce with a net carrying value of approximately $13.3 million at June 30, 2002. There were approximately $7 million of intangible assets remaining on the balance sheet at June 30, 2002 that continued to amortize, approximately $5 million of which will amortize in fiscal 2003.

        Restructuring Charge.    During fiscal 2002, Oak recorded restructuring charges of $3.2 million related to the reduction in force of approximately 70 employees due to the restructuring of the overall business as well as additional probable losses on a sublease where the tenant experienced financial difficulty and abandoned the facility with approximately five years remaining on the sublease. Oak expects that the remaining amounts payable under the terms of the sublease will be paid in cash prior to the end of fiscal 2003. All severance related amounts were paid in cash prior to December 31, 2002. During fiscal 2001, Oak recorded restructuring charges of $2.6 million related to the reduction in force due to the restructuring of the overall business and the planned sublease of the resulting excess office space offset by a recovery of $0.8 million related to fiscal 2000 restructuring. This represented the reduction in force of approximately 30 employees.

        Non-Operating Income.    Non-operating income increased 156% to $5.0 million for fiscal 2002 compared to an expense of $8.9 million in fiscal 2001. The increase was primarily due to a charge of $17.4 million recorded in fiscal 2001 as a result of an other than temporary impairment resulting from a decline in value of an equity investment. During fiscal 2002, Oak recorded an additional charge of $1.6 million related to further other than temporary impairment losses resulting from a decline in value of this equity investment. Excluding these charges, non-operating income decreased 21% to $6.6 million for fiscal 2002 compared to $8.4 million in fiscal 2001 resulting from interest income recorded during fiscal 2002 of $5.8 million compared to $8.0 million of interest income during fiscal 2001. Despite higher average cash balances in fiscal 2002, interest income declined due to normal investment portfolio turnover and lower interest rate yield instruments available in the market in fiscal 2002.

        Income Taxes.    The tax provision for fiscal 2002 and 2001 remained constant at approximately $2.1 million which was primarily due to foreign jurisdiction and withholding taxes.

Results of Operations—Year Ended June 30, 2001 Compared to Year Ended June 30, 2000

        Revenues.    Total revenues increased 104% to $176.2 million for fiscal 2001 compared to $86.5 million for fiscal year 2000. The $89.7 million absolute increase in revenues was comprised principally by the increase in Optical Storage revenues of $80.9 million from $36.0 million in fiscal 2000 to $116.9 million in fiscal 2001. This increase was directly attributable to Oak's continued success in the OTI 9790 8X CD-RW controller introduced during fiscal 2000. Units of Optical products shipped increased from 3.78 million units in fiscal 2000 to 17.5 million units in fiscal 2001. Imaging revenues increased $13.1 million or 28% for fiscal 2001 from $46.2 million in fiscal 2000 to $59.3 million in fiscal 2001. This increase was primarily a result of the inclusion of the Xionics software revenues for the entire fiscal 2001 as a result of the acquisition of Xionics which took place during January of the prior fiscal year. There were no revenues of Consumer products during fiscal 2001, compared to $4.3 million in fiscal 2000, as a result of the divestiture of the broadband business during January 2000 of the prior fiscal year.

        Cost of Revenues.    Gross margins declined slightly to 48% in fiscal 2001 from 53% in fiscal 2000. The decrease was primarily attributable to the increase in Optical Storage revenues which had a lower average gross margin compared to Imaging products, and to inventory allowances, in the amount of $5.6 million, taken for excess inventory in the Optical Storage segment. These allowances were recorded as a result of the reduction in demand of Oak's products due to the worldwide PC and semiconductor slowdown beginning in the December quarter of 2000.

        Gross margins for the Optical Storage segment were 35% for fiscal 2001 as compared to 37% in fiscal 2000. This decrease was primarily due to allowances taken for excess inventory, partially offset by higher gross margins on new products.

        Gross margin for the Imaging business segment were 74% for fiscal 2001, compared to 66% for fiscal 2000. This was mostly due to the addition of the higher margin Imaging Group software as a result of the acquisition of Xionics which took place halfway through fiscal 2000 and was present for the entire fiscal 2001.

        Research and Development Expenses.    Research and development costs were expensed as incurred. Research and development expenses were $50.6 million and $49.2 million for fiscal 2001 and 2000, respectively, and expressed as a percentage of net revenues were 29% and 57%, respectively.

        Selling, General and Administrative Expenses.    Selling, general and administrative ("S,G&A") expenses increased 10% to $36.6 million in fiscal 2001 from $33.2 million in fiscal 2000 respectively. The increase was largely due to charges recorded to bad debt expense of approximately $2.7 million during fiscal 2001 as a result of an increase in the allowance for doubtful accounts. The inclusion of the Xionics operations for the entire fiscal 2001 also contributed to the increase in the expenses as the acquisition took place during January of fiscal 2000.

        Amortization of Intangibles.    Amortization of intangible assets increased to $14.7 million for fiscal 2001 compared to $10.5 million in fiscal 2000. The increase was a result of certain intangible assets which were amortized for the entire fiscal 2001 as they were a result of the acquisition of Xionics which took place during January of fiscal 2000.

        Restructuring Charge.    During the third quarter of fiscal 2001, Oak recorded restructuring charges of $2.6 million related to the reduction in force due to the restructuring of the overall business and the planned sublease of the resulting excess office space offset by a recovery of $0.8 million related to fiscal 2000 restructuring. This represented the reduction in force of approximately 30 employees. During fiscal 2000, Oak had accrued $3.3 million as restructuring charges, primarily related to the abandonment of its leased facility in Andover, Massachusetts. Oak was able to negotiate a new sublease of the previously abandoned facility. This recovery resulted in a net restructuring charge of $1.8 million to the fiscal 2001 income statement.

        Non-Operating Income.    Non-operating income decreased 245% to an expense of $8.9 million for fiscal 2001 compared to income of $6.2 million in fiscal 2000. The decrease was primarily due to a charge of $17.4 million recorded in fiscal 2001 as a result of an other than temporary impairment resulting from a decline in value of an equity investment. Excluding this charge, non-operating income increased 37% to $8.4 million for fiscal 2001 compared to $6.2 million in fiscal 2000 resulting from approximately $8.0 million of interest income recorded during fiscal 2001 compared to $6.6 million of interest income during fiscal 2000.

        Income Taxes.    The tax provision for fiscal 2001 was primarily due to foreign jurisdiction and withholding taxes. No provision for income taxes was recorded for fiscal 2000 due to net operating losses.

Liquidity and Capital Resources

        Since its inception, Oak has financed its cash requirements from cash generated from operations, the sale of equity securities, bank lines of credit and long-term and short-term debt. Oak's principal sources of liquidity as of March 31, 2003 consisted of approximately $67.9 million in cash, cash equivalents and short-term investments. Oak's principal sources of liquidity as of June 30, 2002 consisted of approximately $142.7 million in cash, cash equivalents and short-term investments. Oak also had approximately $7.7 million in lines of letters of credit with Taiwanese financial institutions, all of which were available at June 30, 2002.

        Oak's working capital decreased by $79.9 million to $49.3 million as of March 31, 2003 from $129.2 million as of June 30, 2002. The decrease was primarily attributable to the acquisition of TeraLogic which was completed during the second quarter of fiscal 2002. Approximately $45 million was used in the acquisition of TeraLogic along with an additional $24.4 million used in operating activities during the nine months ended March 31, 2003. Oak's short-term investments were principally invested in investment grade, interest-bearing securities. Oak's working capital remained fairly constant at $129.2 million as of June 30, 2002 compared to $129.7 million as of June 30, 2001 and $136.6 million as of June 30, 2000. Decreases in accounts receivable and inventory during fiscal 2002 and increases in accounts payable and accrued expenses were offset by an increase in cash, cash equivalents and short-

term investments of approximately $18.6 million, primarily attributable to an income tax refund received during fiscal 2002 of approximately $14.7 million.

        Oak's cash used in operating activities was $24.4 million for the nine months ended March 31, 2003 compared to proceeds of $14.2 million for the same period in the prior year. Cash used in operating activities for the nine months ended March 31, 2003 was primarily a result of a net loss of $46.6 million and a decrease in accounts payable and accrued expenses of $11.0 million offset by depreciation and amortization of $13.9 million, in-process research and development charge of $7.0 million in changes in other balance operating assets of $12.3 million. Oak's cash provided by operating activities increased to $23.6 million for fiscal 2002 compared to $20.1 million for fiscal 2001. The loss for fiscal 2002 of $27.0 million was primarily offset by decreases in accounts receivable of $8.5 million, non-cash amortization and depreciation expense of $19.7 million and an income tax refund received for approximately $14.7 million. Oak's cash provided by operating activities increased to $20.1 million for fiscal 2001 compared to an outflow of $18.6 million for fiscal 2000. Fiscal 2001 cash provided in operating activities was primarily a result of a decrease in the inventory balance of $13.5 million, decrease in prepaid expenses, other current assets and other assets of $6.3 million, depreciation and amortization expense of $22.6 million and an impairment loss on equity securities of $17.4 million recorded during fiscal 2001 offset by a net loss of $30.6 million and a decrease in accounts payable and accrued expenses of $9.6 million.

        Oak's investing activities during the nine months ended March 31, 2003 used cash of $0.4 million compared to $15.4 million during the same period of the prior year. Cash used in investing activities during the current period resulted primarily from net proceeds from short-term investments of $49.8 million offset by purchases of property and equipment of $5.2 million as well as the purchase of TeraLogic, net of cash acquired, of $45.0 million. Oak's investing activities during fiscal 2002 used cash of $18.0 million compared to $14.0 million during fiscal 2001. Cash used in investing activities during fiscal 2002 resulted primarily from a net outflow from purchase and sales of short-term investments of $7.2 million, purchases of property and equipment of $7.6 million and the acquisition of Accel, net of cash acquired of $3.2 million. Oak's investing activities during fiscal 2001 used cash of $14.0 million compared to proceeds of $12.6 million during fiscal 2000. Cash used in investing activities during fiscal 2001 resulted primarily from a net outflow from purchase and sales of short-term investments of $7.4 million and purchases of property and equipment of $6. million.

        Oak's financing activities during the nine months ended March 31, 2003 provided cash of $0.2 million compared to the $6.7 million during the same period of the prior year. The cash provided by financing activities during the nine months ended March 31, 2003 was a result of issuances of common stock through the exercise of employee stock options and the employee stock purchase plan of $1.8 million offset by repurchases of treasury stock of $1.6 million. Oak's cash provided by financing activities during fiscal 2002 was $7.6 million as compared to a minimal amount recorded during fiscal 2001. The proceeds in 2002 were a result of the issuance of common stock through the exercise of employee stock options and employee stock purchase plan activity during the year. Oak's financing activities during fiscal 2001 were minimal as compared to proceeds of $5.6 million recorded during fiscal 2000. Cash provided by issuance of common stock through the exercise of employee stock options and employee stock purchase plan activity of approximately $11.9 million was offset by the acquisition of treasury stock of $12.0 million during the year.

        The following table summarizes Oak's contractual payment obligations and commitments as of June 30, 2002:

Payment Obligations by Year (in thousands)

	2003	2004	2005	2006	2007	Beyond	Total
Operating leases	$6,536	$6,308	$6,316	$6,602	$4,149	$295	$30,206
Inventory purchase commitments	5,292	—	—	—	—	—	5,292

Total	$11,828	$6,308	$6,316	$6,602	$4,149	$295	$35,498

        The acquisition of TeraLogic which was completed during the quarter ended December 31, 2002 did not have a material effect on the obligations as shown above.

        Oak believes that its existing cash, cash equivalents, short-term investments and credit facilities will be sufficient to provide adequate working capital and to fund operations over the next 12 months. Oak may also utilize cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. If, however, during the next 12 to 18 month period Oak fails to increase its revenue or is unable to reduce its expenses below its revenues, then Oak may be in a position where it will need to seek additional financing. However, there can be no assurance that Oak will not be required to seek other financing sooner or that such financing, if required, will be available on terms that are satisfactory.

Critical Accounting Policies

        The discussion and analysis of Oak's financial condition and results of operations are based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Note 2 of the Notes to Consolidated Financial Statements which has been included elsewhere in this joint proxy statement/prospectus describes the significant accounting policies essential to the consolidated financial statements. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts and disclosures.

        Oak believes the following to be critical accounting policies as they require more significant judgments and estimates used in the preparation of Oak's consolidated financial statements. Although Oak believes that its judgments and estimates are appropriate and correct, actual future results may differ from its estimates.

        In general the critical accounting policies that may require judgments or estimates relate specifically to Distributor Revenue Recognition, the Allowance for Doubtful Accounts, Inventory Reserves for Obsolescence and Declines in Market Value, Loss on Engineering Service Contracts, Restructuring Charges for Severance or Facilities and Income Tax Accruals.

        Oak recognizes product revenues when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collection is reasonably assured. Oak ships products based on either FOB shipping point or FOB customer site. Product revenue is recognized upon transfer of title and shipment of product to customers, net of accruals for estimated sales returns and allowance. Oak has not had a history of significant returns. Oak does not have post shipment obligation or other acceptance criteria to fulfill after shipment has been completed. During fiscal year 2002, approximately 6% of Oak's total revenues were sold through certain distributors that are subject to agreements allowing for limited rights of exchange of up to 5% of the total amounts sold in the previous six-month period. Accordingly, Oak does not recognize revenue for estimated returns from all amounts sold to these distributors until the right of exchange has expired.

        The Allowance for Doubtful Accounts is established for estimated losses resulting from the inability of Oak's customers to make required payments. The assessment of specific receivable balances and required reserves is performed by management and discussed with the audit committee. Oak has identified specific customers where collection is probable and have established specific reserves, but to the extent collection is made, the allowance will be released. Additionally, if the financial condition of Oak's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Reserves are provided for excess and obsolete inventory, which are estimated based on a comparison of the quantity and cost of inventory on hand to management's forecast of customer demand. Customer demand is dependent on many factors and requires Oak to use significant judgment in its forecasting process. Oak must also make assumptions regarding the rate at which new products will be accepted in the marketplace and at which customers will transition from older products to newer products. Generally, inventories in excess of six months demand are reserved and the related charge is recorded as a cost of revenue. Once a reserve is established, it is maintained until the product to which it relates is sold or otherwise disposed of, even if in subsequent periods Oak forecasts demand for the product. This treatment is in accordance with Accounting Research Bulletin 43 and Staff Accounting Bulletin 100 "Restructuring and Impairment Charges."

        Oak enters into engineering service agreements from time to time and uses either percentage of completion or completed contract methods in recognizing the project based revenues. Estimates of remaining costs are prepared every quarter and compared to the estimated revenues to determine if any reserve for loss on contracts may be required. Estimated losses on engineering contracts are not material to Oak's financial position at this time.

        Restructuring Charges for Severance and Facility Abandonment have been accrued based on specific plans for cost reduction that are established by management prior to the end of the quarter. The severance accrual is tied to a plan that is generally specific by person or position that will be eliminated. The facility abandonment reserve is established by estimating how long a facility may be vacant and under what market based terms it might be re-leased. Estimates for each given facility generally range from $200,000 to $800,000. As a result of the TeraLogic acquisition, Oak now has four facilities, leased by Oak, which it is attempting to sublease at this time with a resulting reserve of $4.8 million as of March 31, 2003. Some portion of these reserves may prove to be too little, or in excess, which could result in an adjustment to restructuring reserves in a future quarter. In general, Oak expects that these reserves will be relieved over time as payments are made for rent on these abandoned facilities. At this time Oak does not expect any additional adjustments to be material to its operating results.

        In general, Oak is in a loss position for tax purposes, and has established a valuation allowance against deferred tax assets, as Oak does not believe it is likely that it will generate sufficient taxable income in future periods to realize the benefit of its deferred tax assets. Predicting future taxable income is difficult, and requires the use of significant judgment. At March 31, 2003, all of Oak's deferred tax assets were reserved. Accruals are made for specific tax exposures and are generally not material to Oak's operating results or financial position, nor does Oak anticipate material changes to these reserves going forward.

OAK MANAGEMENT

        Oak's executive officers and directors as of May 4, 2003 were as follows:

Name	Age	Position
Young K. Sohn	47	Chairman of the Board of Directors, President and Chief Executive Officer
John S. Edmunds	45	Senior Vice President of Finance, and Chief Financial Officer
Simon P. Dolan	44	Senior Vice President and General Manager of Imaging Group
John Squire	50	Senior Vice President and General Manager of Optical Storage Group
Jon Castor	51	Senior Vice President and General Manager, TeraLogic Group
David J. Power	46	Vice President, General Counsel and Secretary
Richard B. Black	69	Vice Chairman of the Board of Directors
K.C. Murphy	49	Director
David Rynne	62	Director
Peter Simone	55	Director
Albert Y. C. Yu	62	Director

        Young K. Sohn joined Oak as President and Chief Executive Officer in February 1999. He has also been a Director of Oak since January 1998. Mr. Sohn was named chairman of the board of directors of Oak in July 2001. Prior to joining Oak, and since January 1993, Mr. Sohn was employed by Quantum Corporation, most recently as President of its Hard Disk Drive Business. From August 1983 to January 1993, he acted as Director of Marketing at Intel Corporation. Mr. Sohn currently serves on the Board of Directors of PLX Corporation, Inc. He holds a B.S. in electrical engineering from the University of Pennsylvania and a M.S. (M.B.A) from the Massachusetts Institute of Technology.

        John S. Edmunds joined Oak as Vice President of Finance and Chief Financial Officer in January 2000. In March of 2001 he was promoted to Senior Vice President. For a two year period prior to joining Oak, he served as Corporate Controller and Director of Internal Audit at Electronics for Imaging ("EFI") in Foster City, California. In addition, he spent 11 years with Tandem Computers where his last position was VP of Tandem Computers Credit Corporation. Previously, Mr. Edmunds was a C.P.A. for seven years with Coopers & Lybrand in both San Francisco and San Jose. Mr. Edmunds holds a B.S. degree in Business Administration from the University of California.

        Simon P. Dolan became Vice President and General Manager of Oak's Imaging Group in April 2000. In March of 2001 he was promoted to Senior Vice President. He joined Oak as Vice President of Corporate Marketing and Strategy in October 1999. Before joining Oak, Mr. Dolan was VP of Marketing at LSI Logic's Consumer Division. Mr. Dolan spent 11 years at LSI Logic in the U.S., Europe, and Asia. Before that he was VP of Strategic Marketing for LSI's products group, and VP of Marketing for LSI Logic Europe PLC. Mr. Dolan held roles in product marketing, field applications, and engineering at Inmos Corporation before joining LSI in 1988. A native of the UK, Mr. Dolan has degrees from the Universities of London and Oxford.

        John Squire is Senior Vice President and General Manager of Oak's Optical Storage Group. Before joining Oak, Mr. Squire served as Senior Vice President of Engineering at Maxtor Corporation. Prior to that, he held a variety of executive technology positions during a 13-year tenure at Quantum

Corporation, including Senior Vice President of Engineering, PC and Desktop Division; Vice President and Chief Quality Officer of the Hard Disk Drive Group; Vice President of Engineering and subsequently Vice President and General Manager of the Desktop and Portable Storage Division. He holds an MSEE and BSEE degree from the University of Illinois, Champaign-Urbana, Illinois.

        Jon Castor is Senior Vice President and General Manager of Oak's TeraLogic Group. Prior to the acquisition, Mr. Castor was a cofounder and CEO of TeraLogic Inc. and had served as the company's President, CFO, and Board Secretary. Mr. Castor possesses more than 20 years of industry experience, including Fairchild Semiconductor in the 1970s. Prior to co-founding TeraLogic, Mr. Castor founded and managed a venture consulting practice with clients ranging from international Fortune 500 companies to high technology start-ups. Mr. Castor received his BA with Distinction from Northwestern University in 1973 and an MBA from Stanford University in 1975.

        David J. Power joined Oak as Vice President, General Counsel and Secretary in July of 2000. Prior to joining Oak, he was Vice President, General Counsel and Secretary for inSilicon Corporation, a semiconductor IP company that was formed as a subsidiary of Phoenix Technologies Ltd. and spun off in an IPO in March of 2000. From October 1997 to September of 2000, he was Associate General Counsel of Phoenix Technologies. Mr. Power holds a B.S. in Engineering from Arizona State University and a J.D. from The John Marshall Law School in Chicago, Illinois.

        Richard B. Black has been a director of Oak since November 1992 and was also a director from December 1989 to January 1991. He also served as President of Oak from January 1998 to February 1999, as well as acting President of Oak's optical storage group from August 1998 to February 1999. From August 1983 to the present, Mr. Black has served as Chairman of ECRM Incorporated, a manufacturer of electronic publishing equipment from August, 1983 until March 2002 and as president from March 2002 until present. Since April 2001 until March 2002, he served as President of Luxcore Networks, Inc., an optical networking company. From April 1987 to December 1998, he was general partner of KBA Partners, LP, a technology venture capital partnership, and from September 2000 to the present, general partner of OPNet Partners LP, a technology investment partnership. Mr. Black is also a director of Gabelli Group Capital Partners, Morgan Group Inc., GSI Lumonics, Antigen Communications, Inc. as well as several private companies. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

        K.C. Murphy has been a director of Oak since October 2001. Mr. Murphy served as Vice President and General Manager of AdvancedMixed-Signal Businesses for Broadcom Corporation from 2000 to 2001. Prior to Broadcom, Mr. Murphy was President, Chief Executive Officer and Chairman of Pivotal Technologies from 1999 until its acquisition by Broadcom in June 2000. Before joining Pivotal, from 1996 to 1999, Mr. Murphy was Executive Vice President, Strategic Business Group and Corporate Strategy for Cadence Design Systems. Prior to Cadence, Mr. Murphy spent 17 years with Advanced Micro Devices where he held various management positions in strategic marketing, product development, and technical applications. Mr. Murphy holds a B.S. degree in electrical engineering from the Massachusetts Institute of Technology.

        David Rynne has been a director of Oak since June 2001. Mr. Rynne is a retired senior financial executive with more than 35 years of experience in growing technology companies. Most recently, Mr. Rynne served as Chief Executive Officer of Receipt.com from July to December 1999 and as Vice President at Nortel Networks from August 1998 to June 1999. He served as Chief Financial Officer at Bay Networks from January 1997 to August 1998. Prior to joining Bay Networks, Mr. Rynne served as Chief Financial Officer at Tandem Computers from June 1983 to December 1996, and held a variety of financial management positions during an 18-year career at Burroughs Corporation. He is currently Chairman of the Board of Directors of Netfuel, Inc., a programmable network company; and serves on the Board of Directors of PD-LD, Inc., a fiber optic component company.

        Peter Simone has been a director of Oak since January 2000. Mr. Simone currently serves as an independent consultant to several private companies and the investment community. He was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment manufacturer, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. Mr. Simone served as President and as a director of Active Control Experts, Inc. from September 2000 to January 2001, and as a consultant from February to August 2000 and from February to June 2001. From October 1997 to January 2000, when Xionics Document Technologies, Inc. was acquired by Oak, Mr. Simone served as Xionics' Chief Executive Officer and President. He served as Chief Operating Officer and President of Xionics from April 1997 until October 1997. Prior to joining Xionics, Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security from December 1992 until December 1996. Mr. Simone is a director of Cymer Inc., Newport Corporation and several private companies. Mr. Simone holds a B.S.A. in accounting from Bentley College and an M.B.A. from Babson College.

        Albert Y. C. Yu was Senior Vice President, and a member of the corporate Management Committee of Intel Corporation until his retirement in September, 2002. He has been with Intel for almost thirty years and was the Senior Vice President, General Manager of the heart of Intel's business: microprocessors, chipsets for over sixteen years. He was also in charge of Intel corporate strategy that led to its entry into the optoelectronics business and its extensive international expansion programs. Prior to Intel, he was with Fairchild R&D Lab, where he conducted research and development of solid-state devices and circuits. Yu received his doctorate and master's degrees from Stanford University and his bachelor's degree from California Institute of Technology, all in electrical engineering.

PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP
BY OAK MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the common stock of Oak, as of March 31, 2003 by (i) all persons known by Oak to be the beneficial owners of more than 5% of Oak's outstanding common stock, (ii) each executive officer of Oak, (iii) each director of Oak, and (iv) all current executive officers and directors of Oak as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(1)(2)
Barclays Global Investors NA(3) 45 Fremont Street San Francisco, CA 94105	3,608,617	6.4%
Young K. Sohn(4)	1,836,940	2.6%
John S. Edmunds(5)	185,600	*
Simon P. Dolan(6)	156,190	*
David J. Power(7)	62,000	*
John Squire	—	*
Jon Castor	—	*
Richard B. Black(8)	269,700	*
K.C. Murphy(9)	24,520	*
David Rynne(10)	28,520	*
Peter Simone(11)	117,400	*
Albert Y. C. Yu(12)	20,200	*
Executive officers and directors as a group (11 persons)(13)	2,701,070	4.0%

*
Represents less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days after March 31, 2003, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Calculated on the basis of 56,051,558 shares of common stock outstanding on March 31, 2003.

(3)
Barclays Global Investors NA: The number of shares beneficially owned by Barclays Global Investors NA was reported in a Schedule 13G filed with Securities and Exchange Commission as of February 12, 2003.

(4)
Includes 1,537,000 shares subject to options exercisable within 60 days after March 31, 2003.

(5)
Consists of 185,600 shares subject to options exercisable within 60 days after March 31, 2003.

(6)
Includes 153,200 shares subject to options exercisable within 60 days after March 31, 2003.

(7)
Consists of 62,000 shares subject to options exercisable within 60 days after March 31, 2003. Mr. Power is Vice President of Legal, General Counsel and Secretary of Oak.

(8)
Includes 241,000 shares subject to options exercisable within 60 days after March 31, 2003.

(9)
Consists of 24,520 shares subject to options exercisable within 60 days after March 31, 2003.

(10)
Consists of 28,520 shares subject to options exercisable within 60 days after March 31, 2003.

(11)
Includes 36,400 shares subject to options exercisable within 60 days after March 31, 2003.

(12)
Consists of 20,200 shares subject to options exercisable within 60 days after March 31, 2003.

(13)
Includes 2,288,440 shares subject to options exercisable within 60 days after March 31, 2003.

DESCRIPTION OF ZORAN CAPITAL STOCK

        Zoran's authorized capital stock consists of 55,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

        As of June 6, 2003, there were approximately 27,530,708 shares of Zoran common stock outstanding.

        The holders of Zoran common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by Zoran's board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Zoran, holders of Zoran common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of Zoran common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Zoran common stock are fully paid and non-assessable.

        The transfer agent for Zoran common stock is American Stock Transfer & Trust Company.

Preferred Stock

        Up to 3,000,000 shares of Zoran preferred stock are authorized for issuance. Zoran's board of directors has the authority, without further action by the stockholders, to issue the undesignated preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Zoran's board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Zoran or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

COMPARISON OF RIGHTS OF ZORAN STOCKHOLDERS AND OAK STOCKHOLDERS

        Zoran and Oak are incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. Upon consummation of the merger, stockholders of Oak will become stockholders of Zoran. The rights of former Oak stockholders will continue to be governed by Delaware law and by the certificate of incorporation and bylaws of Zoran. The following is a summary of the material differences between the certificate of incorporation and bylaws of Zoran, on the one hand, and the certificate of incorporation and bylaws of Oak, on the other hand, that may affect the rights of Oak's stockholders who become Zoran stockholders.

Common Stock

        Each of Oak and Zoran has one class of common stock issued and outstanding. Holders of Zoran common stock and holders of Oak common stock are each entitled to one vote for each share held.

Preferred Stock

        Each of the certificates of incorporation of Zoran and Oak provides that the board of directors is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences, rights of the shares of each series and any qualifications, limitation or restrictions thereof. Zoran's board of directors has not authorized or issued any shares of preferred stock. Oak's board of directors has authorized an aggregate of 400,000 shares of Series A Junior Participating Preferred Stock for potential issuance under its stockholder rights plan.

Size of the Board of Directors; Classification of the Board

        Zoran's bylaws set the authorized number of directors of Zoran at 6 directors. Zoran's board of directors or stockholders can change such number by amending Zoran's bylaws. Oak's bylaws and certificate of incorporation initially set the authorized number of directors of Oak at 5 directors and, thereafter, such number shall be set from time to time exclusively by Oak's board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption). Oak's board of directors previously approved an amendment to Oak's bylaws to increase the size of Oak's board of directors to 6 directors. Oak's bylaws and certificate of incorporation provide for the division of Oak's board of directors into three classes with staggered 3-year terms. Pursuant to the merger agreement, Zoran will increase the size of its board of directors from 6 to 9 directors, and fill the 3 newly created directorships with members of Oak's board of directors.

Removal of Directors

        Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation's bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. However, if stockholders of the corporation are entitled to cumulative voting and less than the entire board is to be removed, then no director may be removed without cause if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series.

        Zoran's bylaws provide that any director or the board of directors may be removed, with or without cause, at a special meeting of the stockholders called for such purpose, by a vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Zoran entitled to vote generally in the election of directors.

        Oak's certificate of incorporation and bylaws provide that any director or the entire board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote at an election of directors.

        Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

Filling Vacancies on the Board of Directors

        Oak's certificate of incorporation provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors (other than vacancies caused by removal by the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum. Oak's certificate of incorporation provides that vacancies in the board of directors resulting from removal of a director by stockholders may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting held for that purpose. Oak's bylaws provide that, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class, classes or series then in office or by the sole remaining director so elected. Oak's bylaws provide that when a director resigns from the board effective at a future date, a majority of directors, including the director who has resigned, have the power to fill such vacancy. Zoran's bylaws provide that a majority of the directors, including those who have resigned, have the power to fill vacancies.

Special Meetings

        Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. Zoran's bylaws provide that special meetings of the stockholders may only be called by the board of directors, the Chairman of the Board or the President. Oak's bylaws and certificate of incorporation provide that special meetings may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption) or by the holders of not less than ten percent of all of the shares entitled to cast votes at the meeting.

Limitation on Business Transacted at Special Meetings

        Oak's bylaws provide that notices of all meetings of stockholders shall state the purpose or purposes for which the meeting is called. Zoran's bylaws provide that business transacted at a special meeting shall be specified in the notice of meeting, but the agenda of the meeting may, at the discretion of the chairman of the meeting, be conducted otherwise in accordance with the wishes of the stockholders in attendance.

Limitation on Stockholders Action by Written Consent

        Oak's certificate of incorporation provides that stockholders shall not take any action by written consent. Zoran's bylaws provide that any action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a number of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Advance Notice Provisions for Stockholder Nominations and Proposals

  Zoran

        The Zoran bylaws allow stockholders to propose business to be brought before an annual meeting of stockholders. In addition, the Zoran bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Zoran's board at a meeting of stockholders. However, proposals and nominations may only be made by a stockholder who has given proper, timely notice in writing to the Secretary of Zoran before the stockholder meeting.

        Under Zoran's bylaws, to be timely, notice of stockholder nominations to be made at an annual meeting of stockholders must be received by the Secretary of Zoran not less than 120 calendar days in advance of the date specified in the Zoran proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. If Zoran did not have an annual meeting the previous year or if the date of the annual meeting for the current year has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice will also be timely if received by Zoran a reasonable time before the solicitation is made.

        A stockholder's notice to Zoran regarding nomination of a director must set forth each of the following:

  •
  the name, age, business address, and residence address of each nominee proposed in the notice;

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  the principal occupation or employment of the nominee;

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  the class and number of shares of Zoran stock owned by the nominee;

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  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

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  any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, including that nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  the name and address, as they appear on the corporation's books, of the stockholder nominating a director and the class and number of shares of the corporation which are beneficially owned by the stockholder.

        Stockholder nominations and proposals will not be brought before any Zoran stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Zoran's stockholder advance notice procedure.

  Oak

        The Oak bylaws allow stockholders to propose business to be brought before an annual meeting of stockholders or a special meeting of stockholders, provided that, in the case of the latter, the notice of a special meeting of stockholders provides for business to be brought before the meeting by the stockholders. However, proposals may only be made by a stockholder who has given proper, timely notice in writing to the Secretary of Oak before the stockholder meeting.

        Under Oak's bylaws, to be timely, notice of stockholder proposals to be made at an annual stockholder meeting must be received by the Secretary of Oak not less than 120 days in advance of the date that Oak's proxy statement was released to stockholders in connection with the previous year's annual meeting. If Oak did not have an annual meeting the previous year or if the date of the annual meeting for the current year has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, notice will also be timely if received by Oak no later than the close of business on the tenth day following the day on which such notice of the date of the annual stockholder meeting was mailed or such public disclosure was made. Under Oak's bylaws, to be timely, notice of stockholder proposals to be made at a special meeting of stockholders must be received by the Secretary of Oak no later than the close of business on the tenth day following the day on which such notice of the date of the special meeting of stockholders was mailed or such public disclosure was made.

        A stockholder's notice to Oak regarding the proposal of business must set forth each of the following:

  •
  a brief description of the business desired to be brought before the annual or special meeting of stockholders and the reasons for conducting such business at the special meeting;

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  the name and address, as they appear on Oak's books, of the stockholder proposing such business and the class and number of shares of Oak stock beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in such business being proposed.

        Stockholder proposals will not be brought before any Oak stockholder meeting unless the proposal was brought before the meeting in accordance with Oak's stockholder notice procedure.

Amendment of Bylaws and Certificate

        Generally, under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely.

        The Zoran bylaws may be repealed, altered or amended by the stockholders. Zoran's board of directors may also amend the Zoran bylaws, subject to the power of the stockholders to change or repeal such bylaws and provided that the board of directors shall not make or alter any bylaws fixing the qualifications, classifications, term of office or compensation of directors.

        The Oak certificate of incorporation provides that Oak may amend or repeal any provision contained in the certificate of incorporation in a manner consistent with Delaware law. However, the Oak certificate of incorporation provides that sixty-six and two-thirds percent of the voting power of the then-outstanding shares of capital stock of Oak is required to amend or repeal provisions of the Oak certificate of incorporation relating to: the power to adopt, amend and repeal the Bylaws (Article V); the management of Oak's business (Article VI); the election and removal of the board of directors (Article VII); the liability of directors (Article VIII); and amendments to the certificate of incorporation (Article IX). The Oak bylaws may be amended, altered or repealed by:

  •
  Oak's board of directors, by approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution providing for adoption, amendment or repeal is presented to the board for adoption); or

  •
  the affirmative vote of sixty-six and two-thirds percent of the voting power of the then-outstanding shares of capital stock of Oak entitled to vote generally in the election of directors, voting together as a single class.

        The foregoing summary does not purport to be a complete statement of the rights of holders of Zoran common stock and Oak common stock under Delaware law, and the summary is qualified in its entirety by reference to Delaware law, the Zoran certificate of incorporation and Zoran bylaws, and the Oak certificate of incorporation and Oak bylaws. See "Description of Zoran Capital Stock" for a summary of certain other rights relating to the Zoran common stock.

State Anti-Takeover Statutes

        Zoran and Oak are both subject to Section 203 of the Delaware General Corporation Law, which under certain circumstances may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, in each respective company, to effect various business combinations with either company for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Zoran's and Oak's certificates of incorporation and bylaws do not exclude Zoran or Oak, as the case may be, from the restrictions imposed under Section 203.

Limitation of Liability of Directors

        The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Each of Zoran's and Oak's certificate of incorporation includes such a provision to the maximum extent permitted by law. In addition, under the terms of the merger agreement, Zoran has agreed to fulfill and honor in all respects the indemnification provisions in Oak's certificate of incorporation and bylaws with respect to the directors, officers, employees and agents of Oak prior to the merger for a period of 6 years following the completion of the merger.

        While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

Indemnification of Directors and Officers

        The Delaware General Corporation Law permits a corporation to indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

        Both Zoran's and Oak's bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Zoran or Oak, as the case may be, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement and held harmless by Zoran or Oak, as the case may be, to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Zoran and Oak are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Zoran's or Oak's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Zoran and Oak are authorized to purchase and maintain insurance on behalf of their directors and officers.

        Additionally, Zoran and Oak shall pay expenses incurred by their respective directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Zoran or Oak, as the case may be, receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Zoran or Oak, as authorized by the respective bylaws of Zoran and Oak.

Stockholder Rights Plans

        Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

        Oak has in place a stockholder rights agreement. As with most stockholder rights agreements, the terms of Oak's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Oak's common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read Oak's rights agreement, which has been filed with the SEC.

        Oak's rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Oak without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Oak's board to negotiate with an acquiror on behalf of all the stockholders.

        In connection with the merger agreement, Oak executed the Second Amendment to Rights Agreement, dated as of May 4, 2003, between Oak and EquiServe Trust Company, N.A. (as the successor to BankBoston, N.A.) as Rights Agent, pursuant to which neither Zoran nor Zinc Acquisition Corporation shall be deemed "acquiring persons" (as defined in the rights agreement) under the terms of the rights agreement by virtue of the approval, execution, delivery or performance of the merger agreement and pursuant to which the execution, delivery and the performance of the merger agreement shall not result in a "distribution date" (as defined in the rights agreement).

        Zoran has not adopted a stockholder rights plan.

PROPOSAL 2

ELECTION OF DIRECTORS OF ZORAN

General

        Six directors will be elected at the Zoran annual meeting to serve as on the Zoran board of directors. Management's nominees for election as director at the annual meeting are Levy Gerzberg, Uzia Galil, James D. Meindl, James B. Owens, Jr, Arthur B. Stabenow and Phillip M. Young. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees. All of the nominees are currently directors of Zoran.

        If elected, management's nominees will serve as directors until Zoran's next annual meeting of stockholders and until their successors are elected and qualified. If any nominee for any reason is unable or unwilling to serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. Zoran is not aware of any nominee who will be unable or unwilling to serve as a director.

        If a quorum is present, the six nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining if a quorum is present.

Nominees and Directors

        The following table sets forth certain information with respect to the ages and background of the nominees:

Name of Nominee	Age	Principal Occupation	Director Since
Levy Gerzberg	58	President and Chief Executive Officer of Zoran	1981
Uzia Galil	78	Chairman of the Board of Directors, Uzia Initiative and Management, Ltd.	1983
James D. Meindl	70	Professor of Microelectronics, Georgia Institute of Technology	1986
James B. Owens, Jr.	53	President and Chief Executive Officer of Strasburgh	2003
Arthur B. Stabenow	64	Private Investor	1990
Philip M. Young	63	General Partner, U.S. Venture Partners	1986

        Levy Gerzberg was a co-founder of Zoran in 1981 and has served as Zoran's President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as Zoran's President from 1981 to 1984 and as Zoran's Executive Vice President and Chief Technical Officer from 1985 to 1988. Prior to co-founding Zoran, Dr. Gerzberg was Associate Director of Stanford University's Electronics Laboratory. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

        Uzia Galil has been a director of Zoran since 1983 and has served as Chairman of the board of directors since October 1993. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiative and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, electronic commerce and medical informatics, which he founded in November 1999. From 1962 until November 1999, Mr. Galil served as President and Chief Executive Officer of Elron Electronic Industries Ltd., an Israeli high technology holding company, where he also served as chairman of the board. From January 1981 until leaving Elron,

Mr. Galil also served as Chairman of the board of directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the board of directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently serves as a director of Orbotech Ltd., NetManage Inc. and Partner Communications Ltd. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel. Mr. Galil is also a recipient of the Israel Prize.

        James D. Meindl has been a director of Zoran since March 1986. Dr. Meindl has been a professor of microelectronics at Georgia Institute of Technology since November 1993. From September 1986 to November 1993, Dr. Meindl served as Provost and Senior Vice President of Academic Affairs at Renssalaer Polytechnic Institute. Prior thereto, Dr. Meindl was a professor of electrical engineering and Director of the Stanford Electronics Laboratory and Center for Integrated Systems at Stanford University. Dr. Meindl is also a director of SanDisk, Inc. and DMC Stratex.

        James B. Owens, Jr. has been a director of Zoran since May 2003. Mr. Owens has served as President and Chief Executive Officer of Strasbaugh, a provider of semiconductor manufacturing equipment, since January, 2002. From December 1999 to August 2001, Mr. Owens served as President and Chief Executive Officer of Surface Interface, a supplier of high-end metrology equipment to the semiconductor and hard disk markets. From August 1998 to December 1999, Mr. Owens served as President of Verdant Technologies, a division of Ultratech Stepper. Mr. Owens holds a B.S. in Physics from Stetson University, an M.S. in Management from the University of Arkansas and an M.S.E.E. from Georgia Institute of Technology.

        Arthur B. Stabenow has been a director of Zoran since November 1990. Mr. Stabenow has been principally engaged as a private investor since January 1999. From March 1986 to January 1999, Mr. Stabenow was Chief Executive Officer of Micro Linear Corporation, a semiconductor company. Mr. Stabenow also serves as a director of Applied Micro Circuits Corporation.

        Philip M. Young has been a director of Zoran since January 1986. Mr. Young has been a general partner of U.S. Venture Partners, a venture capital partnership, since April 1990. Mr. Young is also a director of Aerogen, Inc. and several private companies.

Board Composition Following the Merger

        Under the merger agreement, Zoran has agreed to take all necessary corporate action to elect three directors of Oak to Zoran's board of directors, effective upon the effective time of the merger. Accordingly, Zoran's board of directors has approved the election of the following Oak directors to the Zoran board effective as of the effective time of the merger:

Name	Age	Principal Occupation
David Rynne	62	Retired Financial Executive
Peter Simone	55	Independent Consultant
Young K. Sohn	47	Chairman of the Board of Directors, President and Chief Executive Officer of Oak Technology, Inc.

        David Rynne has been a director of Oak since June 2001. Mr. Rynne is a retired senior financial executive with more than 35 years of experience in growing technology companies. Most recently,

Mr. Rynne served as Chief Executive Officer of Receipt.com from July to December 1999 and as Vice President at Nortel Networks from August 1998 to June 1999. He served as Chief Financial Officer at Bay Networks from January 1997 to August 1998. Prior to joining Bay Networks, Mr. Rynne served as Chief Financial Officer at Tandem Computers from June 1983 to December 1996, and held a variety of financial management positions during an 18-year career at Burroughs Corporation. He is currently Chairman of the Board of Directors of Netfuel, Inc., a programmable network company; and serves on the Board of Directors of PD-LD, Inc., a fiber optic component company.

        Peter Simone has been a director of Oak since January 2000. Mr. Simone currently serves as an independent consultant to several private companies and the investment community. He was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment manufacturer, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. Mr. Simone served as President and as a director of Active Control Experts, Inc. from September 2000 to January 2001, and as a consultant from February to August 2000 and from February to June 2001. From October 1997 to January 2000, when Xionics Document Technologies, Inc. was acquired by Oak, Mr. Simone served as Xionics' Chief Executive Officer and President. He served as Chief Operating Officer and President of Xionics from April 1997 until October 1997. Prior to joining Xionics, Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security from December 1992 until December 1996. Mr. Simone is a director of Cymer Inc., Newport Corporation and several private companies. Mr. Simone holds a B.S.A. in accounting from Bentley College and an M.B.A. from Babson College.

        Young K. Sohn joined Oak as President and Chief Executive Officer in February 1999. He has also been a director of Oak since January 1998. On July 23, 2001, Mr. Sohn was named Chairman. From January 1993 to February 1999, Mr. Sohn was employed by Quantum Corporation, most recently as President of its Hard Disk Drive Business. From August 1983 to January 1993, he served as Director of Marketing at Intel Corporation. Mr. Sohn currently serves on the Board of Directors of PLX Corporation, Inc. He holds a B.S. in Electrical Engineering from the University of Pennsylvania and a M.S. (M.B.A) from the Massachusetts Institute of Technology.

Board Meetings and Committees

        Zoran's board of directors held seven meetings during the year ended December 31, 2002. The board has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. During the year ended December 31, 2002, no incumbent director attended fewer than 75% of the aggregate of (1) all meetings of the board of directors and (2) all meetings of committees of the board on which such director served.

        The Compensation Committee, which currently consists of Uzia Galil and Arthur B. Stabenow, is responsible for discharging the board's responsibilities relating to the compensation of Zoran's executive officers, including reviewing the performance of Zoran's executive officers and approving salaries and incentive compensation for such officers. The Compensation Committee held five meetings during the year ended December 31, 2002.

        The Audit Committee, which currently consists of Arthur B. Stabenow, James D. Meindl and Uzia Galil, is responsible for reviewing and reporting to the board on the integrity of the financial reports and other financial information provided by Zoran to any governmental body or to the public, and on Zoran's compliance with legal and regulatory requirements, evaluating the qualifications, independence and performance of Zoran's independent accountants, reviewing Zoran's financial statements and significant audit and accounting practices with Zoran's independent accountants and making recommendations to Zoran's board of directors with respect thereto. The Audit Committee held five meetings during the year ended December 31, 2002.

        The Nominating and Corporate Governance Committee, which currently consists of James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young, is responsible for identifying and considering qualified candidates for appointment and nomination for election to the board of directors and for making recommendations concerning such candidates, recommending corporate governance principles, codes of conduct and compliance mechanisms for Zoran and providing oversight in the evaluation of the board and its committees.

        The Nominating and Corporate Governance Committee has not established procedures for considering nominees recommended by stockholders. Stockholders may nominate one or more persons for election as directors at a stockholders' meeting only if timely notice of such nomination has been given in writing to the secretary of Zoran in accordance with Zoran's bylaws. Nominations of stockholders intended to be presented at Zoran's next annual meeting of stockholders must be received by Zoran at its principal executive offices no later than                        , 2004, unless the annual meeting is called for a date that is earlier than                        , 2004, in which case such nominations must be received not later than the close of business on the 10th day following the day on which the date of such meeting is first publicly announced.

Board of Directors Recommendation

        Zoran's board of directors unanimously recommends a vote "FOR" the election of the nominees listed above.

PROPOSAL 3

APPROVAL OF AMENDMENT TO ZORAN'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

        Under Delaware law, Zoran may only issue shares of its capital stock to the extent such shares have been authorized for issuance under its certificate of incorporation (the "Zoran Certificate"). The Zoran Certificate currently authorizes the issuance of up to 55,000,000 shares of Zoran common stock. As of the record date,            shares of Zoran common stock were issued and outstanding and                        unissued shares of Zoran common stock were reserved for issuance under Zoran's equity compensation plans, leaving                         shares of Zoran common stock unissued and unreserved. In the event that the proposed merger is approved by the stockholders of Oak and Zoran, the other conditions to the merger are satisfied, and the merger is consummated, Zoran will issue approximately 13,100,000 shares of Zoran common stock in the merger and assume Oak options which will be converted into options or grant new options to replace "underwater" Oak options that are terminated in connection with the merger to acquire an additional 4,558,000 shares of Zoran common stock. Following the completion of the merger, and assuming this proposal to increase the number of authorized shares available for issuance under the Zoran Certificate from 55,000,000 to 105,000,000 is approved, approximately 41,000,000 shares of Zoran common stock would remain unissued and unreserved. In order to ensure sufficient shares of common stock will be available for future corporate uses Zoran's board of directors has approved, subject to stockholder approval, an amendment to the Zoran Certificate (the "Amendment") to increase the number of shares of Zoran common stock authorized for issuance from 55,000,000 to 105,000,000.

Purpose and Effect of the Amendment

        The purpose of the proposed Charter Amendment is to authorize additional shares of Zoran common stock that will be available for future issuance in the event Zoran's board of directors determines that it is necessary or appropriate to declare future stock dividends to raise additional capital through the sale of Zoran common stock or other equity securities convertible into Zoran common stock, to acquire other companies or their assets, to establish strategic relationships with corporate partners, or for other corporate purposes. The availability of additional shares of Zoran common stock is particularly important in the event that the Zoran board of directors needs to undertake any of the foregoing actions on an expedited basis in order to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Zoran common stock. The Zoran board of directors has no present agreement, arrangement or commitment to issue any of the shares for which approval is sought.

        The increase in the authorized number of shares of Zoran common stock will not have any immediate effect on the rights of existing stockholders. However, the Zoran board of directors will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law and the rules of The NASDAQ National Market. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Zoran common stock have no preemptive rights and the Zoran board of directors has no plans to grant such rights with respect to any such shares.

        The increase in the authorized number of shares of Zoran common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Zoran without further action by the stockholders. Shares of authorized and unissued Zoran common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of Zoran more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Zoran. Zoran's board of directors is not currently aware of any attempt to take over or acquire Zoran. While it may be deemed to have potential anti-takeover effects, the Amendment is not prompted by any specific effort or takeover threat currently perceived by management.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of the outstanding shares of Zoran common stock is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

        The Zoran board of directors unanimously recommends that the stockholders vote "FOR" approval of the amendment to Zoran's certificate of incorporation to increase the number of authorized shares of common stock from 55,000,000 to 105,000,000 shares.

PROPOSAL 4

APPROVAL OF AMENDMENT TO ZORAN'S
1995 EMPLOYEE STOCK PURCHASE PLAN

        At the Zoran annual meeting, the Zoran stockholders are being asked to approve an amendment to Zoran's 1995 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of common stock authorized for issuance thereunder by 575,000 shares. The Purchase Plan provides for the purchase of Zoran's common stock by employees of Zoran and any subsidiaries designated by the board. Zoran management believes that the Purchase Plan is an important factor in attracting and retaining qualified employees essential to Zoran's success. As of March 31, 2003, a total of approximately 698,015 shares of Zoran common stock had been issued under the Purchase Plan, leaving approximately 201,985 shares available for issuance. The board of directors believes that the additional share authorization Zoran is requesting the stockholders to approve will be necessary to continue the Purchase Plan for the next 2 years, taking into account the anticipated enrollment of former Oak employees.

Summary of the 1995 Employee Stock Purchase Plan, as Amended

        The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

        General.    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). Each participant in the Purchase Plan is granted, at the beginning of each offering under the plan (an "Offering"), the right to purchase through accumulated payroll deductions up to a number of shares of Zoran common stock (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period within the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

        Shares Subject to Purchase Plan.    Currently, a maximum of 900,000 of Zoran's authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in Zoran's capital structure or in the event of any merger, sale of assets or other reorganization. The board of directors has amended the Purchase Plan, subject to stockholder approval, to authorize an additional 575,000 shares for issuance under the Purchase Plan, for an aggregate maximum of 1,475,000 shares. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

        Administration.    The Purchase Plan is administered by the board of directors or a duly appointed committee of the board. Subject to the provisions of the Purchase Plan, the board or its committee determines the terms and conditions of Purchase Rights granted under the plan. The board or its committee will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the board or its committee will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

        Eligibility.    Any of Zoran's employees or employees of any present or future parent or subsidiary corporation of Zoran designated by the board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of Zoran's stock or of any of Zoran's parent or subsidiary corporations is entitled to participate in the

Purchase Plan. As of March 31, 2003, 333 employees were eligible to participate in the Purchase Plan. Provided that the stockholders approve and Zoran successfully completes its merger with Oak, Zoran anticipates that up to an additional            former Oak employees will become eligible to participate in the Purchase Plan. During the year ended December 31, 2002: (i) Dr. Gerzberg, President and Chief Executive Officer, purchased 2,083 shares; (ii) Dr. Shenberg, Senior Vice President, Business and Strategic Development, purchased 1,402 shares; (iii) Mr. Schneider, Vice President, Finance and Chief Financial Officer, purchased 1,205 shares; (iv) Mr. Martino, Chief Operating Officer, purchased 1,672 shares; (v) all current executive officers as a group purchased 6,362 shares and (vi) all current employees, including officers who are not executive officers, as a group purchased 101,234 shares, under the Purchase Plan. During that fiscal year, no nominee for election as a director other than Dr. Gerzberg was eligible to participate in the Purchase Plan.

        Offerings.    Generally, each Offering of common stock under the Purchase Plan is for a period of 24 months (an "Offering Period"). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. However, employees may only participate in one Offering at a time. Offering Periods generally commence on the first day of May and November of each year (an "Offering Date") and end on the last day of the second following April and October, respectively. Each Offering Period is generally comprised of four six-month purchase periods ("Purchase Periods"). Shares are purchased on the last day of each Purchase Period ("Purchase Dates"). The board may establish a different term for one or more Offerings (not to exceed 27 months) or Purchase Periods or different commencement or ending dates for an Offering or a Purchase Period.

        Participation and Purchase of Shares.    Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions, which may not exceed 10% of compensation for each pay period during an Offering or such other rate as the board determines. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the Purchase Plan, or terminates employment.

        The Purchase Plan provides that each participant in a 24-month Offering has a maximum Purchase Right equal to the lesser of the number of whole shares determined by dividing $50,000 by the fair market value of a share of common stock on the Offering Date or 7,500 shares, subject to certain limitations. These dollar and share amounts are pro-rated for any Offering Period that is less than 23 1/2 months or more than 24 1/2 months in duration. Notwithstanding any other provision of the Purchase Plan, no participant may purchase under the Purchase Plan shares of common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of Zoran's common stock on the Offering Date).

        At the end of each Purchase Period, a participant acquires the number of shares of Zoran's common stock determined by dividing the total amount of payroll deductions from the participant's compensation during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for the Offering. The purchase price per share at which the shares are sold under the Purchase Plan generally equals 85% of the lesser of the fair market value of a share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on The NASDAQ National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares are returned to the participant, except for an amount insufficient to purchase another whole share, which amount may be applied to the next Offering.

        A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

        Change in Control.    The Purchase Plan provides that, in the event of (i) a sale or exchange by the Zoran stockholders in a single or series of related transactions of more than 50% of Zoran's voting stock, (ii) a merger or consolidation in which Zoran is a party, (iii) the sale, exchange or transfer of all or substantially all of Zoran's assets, or (iv) a liquidation or dissolution of Zoran wherein, upon any such event, Zoran stockholders immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of Zoran's voting stock, its successor, or the corporation to which the assets of Zoran were transferred (a "Change in Control"), the acquiring or successor corporation may assume Zoran's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the board may adjust the next Purchase Date to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

        Termination or Amendment.    The Purchase Plan will continue until terminated by Zoran's board of directors or until all of the shares reserved for issuance under the Purchase Plan have been issued. The board may amend or terminate the Purchase Plan at any time, except that the approval of Zoran stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan or changing the definition of the corporations that may be designated for inclusion in the Purchase Plan.

Summary of Federal Income Tax Consequences of the Purchase Plan

        The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

        A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of Zoran common stock under the terms of the Purchase Plan so long as it qualifies under Section 423 of the Code. If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable Offering or within one year from the Purchase Date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than 12 months, otherwise it will be short-term.

        If a participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering and at least one year after the Purchase Date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) the difference between the fair market value of the shares on the first day of the applicable Offering and the purchase price (determined as if the Purchase Right were exercised on such date). The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

        If the participant still owns the shares at the time of death, ordinary income will be recognized in the year of death equal to the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) the difference between the fair market value of the shares on the first day of the Offering in which the shares were purchased and the purchase price (determined as if the Purchase Right were exercised on such date).

        Zoran should be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of the holders of a majority of shares of Zoran common stock present or represented by proxy and entitled to vote at the Zoran annual meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

        The board believes that the proposed amendment to the Purchase Plan is in the best interests of Zoran and its stockholders for the reasons stated above. Therefore, the board unanimously recommends a vote "FOR" approval of the proposal to increase the number of shares of common stock authorized for issuance under the Purchase Plan by 575,000 shares, from 900,000 shares to 1,475,000 shares.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
FOR ZORAN CORPORATION

        The audit committee of Zoran's board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit Zoran's financial statements for the year ending December 31, 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to Zoran for the years ended December 31, 2001 and 2002 by PricewaterhouseCoopers LLP:

	2002	2001
Audit Fees	$185,750	$162,238
Audit-Related Fees	$51,257	$—
Tax Fees	$61,737	$100,237
All Other Fees	$—	$28,500

        Audit-related fees billed during 2001 and 2002 were for services provided in connection with internal controls documentation. All other fees billed during 2001 were for services provided in connection with compensation surveys.

        The Audit Committee has adopted a policy for the pre-approval of non-audit services. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing tax and audit services and other non-audit services to Zoran and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence as Zoran's accountants.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Zoran common stock present or represented by proxy and voting at the annual meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of this vote.

        The board of directors unanimously recommends a vote "FOR" approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Zoran's independent accountants for the year ending December 31, 2003.

PRINCIPAL STOCKHOLDERS AND SHARE
OWNERSHIP BY ZORAN MANAGEMENT

        The following table sets forth certain information known to Zoran relating to the beneficial ownership of Zoran common stock, as of March 31, 2003 by: (i) each person who is known by Zoran to be the beneficial owner of more than 5% of the outstanding shares of Zoran common stock; (ii) each executive officer named in the tables set forth under "Executive Compensation;" (iii) each director; and (iv) all executive officers and directors as a group:

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(1)(2)
Firsthand Funds and related entities(3) 125 South Market San Jose, CA 95113	1,732,157	6.3%
Levy Gerzberg, Ph.D.(4)	832,366	3.0%
Camillo Martino(5)	451,672	1.6%
Isaac Shenberg, Ph.D.(6)	358,825	1.3%
Karl Schneider(7)	254,967	*
Uzia Galil(8)	90,373	*
James B. Owens, Jr.(9)	—
Arthur B. Stabenow(10)	70,321	*
James D. Meindl, Ph.D.(11)	68,020	*
Philip M. Young(12)	43,200	*
All directors and executive officers as a group (8 persons)(13)	2,169,744	7.4%

*
Represents less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days after March 31, 2003, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Calculated on the basis of 27,399,578 shares of common stock outstanding as of March 31, 2003.

(3)
Based on a Schedule 13G filed by Firsthand Capital Management, Inc. ("FCM"), Silicon Capital Management LLC ("SCM"), Kevin Landis ("Landis") and Firsthand Funds ("Firsthand") on February 2003. Landis is the control person of FCM and SCM, which serve as investment advisor of Firsthand, an investment company. Each of Landis, FCM, SCM and Firsthand has sole voting power and sole dispositive power over 1,732,157 shares. Mr. Landis disclaims beneficial ownership as to all shares beneficially owned for Section 13(g) filing purposes by FCM, SCM and Firsthand.

(4)
Includes immediately exercisable options to purchase 722,655 shares of common stock.

(5)
Includes immediately exercisable options to purchase 450,000 shares of common stock.

(6)
Includes immediately exercisable options to purchase 339,020 shares of common stock.

(7)
Includes immediately exercisable options to purchase 253,200 shares of common stock.

(8)
Includes 4,512 shares held by Mr. Galil's spouse. Mr. Galil may be deemed to be a beneficial owner of these shares, although Mr. Galil disclaims such beneficial ownership. Also includes options to purchase 73,200 shares of common stock.

(9)
Mr. Owens became a director of Zoran in May 2003.

(10)
Includes options to purchase 54,450 shares of common stock.

(11)
Includes 333 shares held jointly with Dr. Meindl's spouse and 1,687 shares held by James and Frederica Meindl as trustees of the Meindl Trust dated February 4, 1972. Also includes options to purchase 66,000 shares of common stock.

(12)
Consists of 43,200 options to purchase shares of common stock.

(13)
Includes options to purchase 2,001,725 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Zoran's directors and executive officers, and persons who own more than 10% of a registered class of Zoran equity securities, to file with the Securities Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Zoran. Officers, directors and greater-than-10% beneficial owners are required by SEC regulation to furnish Zoran with copies of all reports they file under Section 16(a).

        To Zoran's knowledge, based solely on a review of the copies of reports filed under Section 16(a) furnished to Zoran and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2002, except that Mr. Martino filed one late report with respect to one transaction.

ZORAN EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table sets forth information concerning the compensation received for services rendered to Zoran during the years ended December 31, 2000, 2001 and 2002 by the chief executive officer and the three other most highly compensated executive officers whose total salary and bonus for such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
Annual Compensation
Named Officers						Options Granted (Shares)	All Other Compensation
	Year	Salary(1)		Bonus
Levy Gerzberg, Ph.D. President and Chief Executive Officer	2002 2001 2000	$ $ $	339,921 318,423 318,664	$ $ $	255,000 226,100 180,000	427,500 150,000 135,000	$ $ $	698 538 258	(2) (2) (2)
Camillo Martino(3) Chief Operating Officer	2002 2001	$ $	238,558 87,404	$ $	150,000 —	150,000 300,000	$ $	542 179	(2) (2)
Isaac Shenberg, Ph.D. Senior Vice President, Business and Strategic Development	2002 2001 2000	$ $ $	178,750 172,130 168,850	$ $ $	63,000 48,899 55,957	82,500 100,500 60,000	$ $ $	37,427 42,674 44,050	(4) (4) (4)
Karl Schneider Vice President, Finance and Chief Financial Officer	2002 2001 2000	$ $ $	195,750 185,250 164,656	$ $ $	68,250 60,918 50,400	75,000 82,500 45,000	$ $ $	573 538 167	(2) (2)

(1)
Includes amounts (if any) deferred under Zoran's 401(k) Plan.

(2)
Represents premiums paid by Zoran with respect to term life insurance for the benefit of Dr. Gerzberg, Mr. Martino and Mr. Schneider.

(3)
Mr. Martino joined Zoran at its Chief Operating Officer on August 20, 2001. The reported compensation for 2001 includes compensation earned by Mr. Martino from that date through December 31, 2001.

(4)
Consists of (i) premiums paid by Zoran under an insurance policy that covers certain severance and other benefits and (ii) contributions by Zoran toward a continuing education funds. In 2002, 2001 and 2000 Zoran paid insurance premiums for the benefit of Dr. Shenberg in the amounts of $26,715, $27,246 and $29,889, respectively. In 2002, 2001 and 2000, Zoran also made continuing education contributions for the benefit of Dr. Shenberg in the amounts of $10,712, $15,428 and $14,161, respectively.

Option Grants

        The following table sets forth information concerning grants of options to purchase Zoran common stock made during the year ended December 31, 2002 to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual grants in 2002
							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year(3)
Name				Exercise or Base Price(4)		Expiration Date
							5%		10%
Levy Gerzberg	427,500	16.1%			$12.36	8/9/12		$3,323,016		$8,421,176
Camillo Martino	75,000 75,000	2.8 2.8	% %	$ $	14.93 13.60	8/21/12 10/17/12	$ $	704,205 641,473	$ $	1,784,593 1,625,617
Isaac Shenberg	82,500	3.1%			$12.36	8/9/12		$641,239		$1,625,139
Karl Schneider	75,000	2.8%			$12.36	8/9/12		$582,985		$1,477,399

(1)
Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent Zoran's estimate or projection of future prices of Zoran common stock. Actual gains, if any, on stock option exercises are dependent on Zoran's future performance, overall market conditions and the optionees' continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved.

(2)
All options are fully exercisable from the date of grant, subject to Zoran's right to repurchase any unvested shares at the original purchase price upon the optionee's termination of service. The options (or shares issued upon the exercise of the options) vest in 48 equal monthly installments from the date of grant, except that no options may be exercised until one year of continuous employment with Zoran.

(3)
Zoran granted options to purchase an aggregate of 2,662,500 shares of its common stock to employees during the year.

(4)
All options were granted at an exercise price equal to the fair market value of Zoran common stock on the date of grant.

Option Exercises and Fiscal 2002 Year-End Values

        The following table provides the specified information concerning exercises of options to purchase Zoran common stock in the fiscal year ended December 31, 2002, and unexercised options held as of December 31, 2002 by the Named Executive Officers:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Shares Acquired on Exercise
Name		Value Realized(2)
			Exercisable(3)	Unexercisable	Exercisable(3)	Unexercisable
Levy Gerzberg, Ph.D.	59,328	$1,263,963	722,655	—	$1,151,746	—
Camillo Martino	—	—	450,000	—	$35,250	—
Isaac Shenberg, Ph.D.	17,281	$378,381	339,020	—	$1,392,798	—
Karl Schneider	21,000	$489,999	253,200	—	$679,377	—

(1)
Based on a market value of $14.07, the closing price of Zoran common stock on December 31, 2002, as reported on The NASDAQ National Market.

(2)
Based on the closing price of Zoran common stock as reported on The NASDAQ National Market on the date of exercise. The executive officer's actual value realized may be different.

(3)
All options are fully exercisable from the date of grant, subject to Zoran's right to repurchase any unvested shares at the original purchase price upon optionee's termination of service. The options (or shares issued upon the exercise of the options) vest in 48 equal installments from the date of grant, or in one installment equal to 1/4 of the shares and 36 equal monthly installments of 1/48 of the shares thereafter, in the case of options granted upon commencement of employment.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        On November 8, 2002, the Compensation Committee of Zoran's board of directors adopted the Zoran Corporation Executive Retention and Severance Plan (the "Retention Plan") which provides for certain benefits for Zoran's executive officers and key employees upon a change in control of Zoran. The Retention Plan provides that if, in the event of a change in control of Zoran, the company acquiring Zoran does not assume or substitute the outstanding options of the participants in the Retention Plan, then the vesting and exercisability of their options shall be accelerated in full immediately prior to, but conditioned upon, the consummation of the change in control transaction. The Retention Plan provides for additional benefits if a participant in the Retention Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Retention Plan within 18 months after a change in control. Upon such termination, a participant would be entitled to a lump sum cash payment in amount equal to the aggregate amount of his monthly salary and prorated annual bonus for a period of 36 months in the case of the chief executive officer and 18 months in the case of other executive officers, with the applicable annual bonus amount to be determined at the time of termination under the terms of the Retention Plan. In addition, Zoran will arrange to provide health and life insurance benefits to the participant for 36 months in the case of the chief executive officer and 18 months in the case of other executive officers. The Retention Plan also provides that, upon such termination of an executive officer within 18 months following a change in control, the outstanding options of such executive officer shall be immediately exercisable and fully vested and shall generally remain exercisable for a period of one year after such termination.

Compensation of Zoran Directors

        Directors receive an annual retainer of $20,000, a fee of $2,000 for each meeting attended and quarterly fees of $1,500 for each committee on which they serve and $2,500 for each committee they chair.

        The 1995 Outside Directors Plan (the "Directors Plan") provides for formula-based grants of options to non-employee directors of Zoran. Under the Directors Plan, each non-employee director is automatically granted a nonstatutory stock option to purchase 30,000 shares of Zoran common stock (an "Initial Option") on the date on which such person first becomes a non-employee director of Zoran. Thereafter, on the date immediately following each annual stockholders' meeting, each non-employee director who is reelected at the meeting to an additional term is granted an additional option to purchase 15,000 shares of Zoran common stock (an "Annual Option") if, on such date, he has served on the board of directors for at least six months.

        The Directors Plan provides that each Initial Option shall become exercisable in installments as to one-fourth of the total number of shares subject to the option on each of the first, second, third and fourth anniversaries of the date of grant, and each Annual Option shall become exercisable in full one year after the date of grant, subject to the director's continuous service. The exercise price per share of all options granted under the Directors Plan is equal to the fair market value of a share of Zoran common stock on the date of grant. Options granted under the Directors Plan have a term of ten years.

ZORAN EQUITY COMPENSATION PLAN INFORMATION

        Zoran currently maintains four compensation plans that provide for the issuance of Zoran common stock to officers and other employees, directors or consultants. These consist of the 1993 Option Plan, the Directors Plan and the Purchase Plan, which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan (the "2000 Option Plan"), which has not been approved by stockholders. The following table sets forth information (on a post-split basis) regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2002:

Plan Category(1)	Number Of Shares To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (A)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights (B)	Number Of Shares Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected In Column (A)) (C)
Equity compensation plans approved by stockholders	3,458,946	$17.15	1,691,985	(2)
Equity compensation plans not approved by stockholders(3)	3,477,066	$13.95	1,579,000
Total	6,936,012	$15.55	3,270,985

(1)
The information presented in this table excludes options assumed by Zoran in connection with acquisitions of other companies. As of December 31, 2002, 117,530 shares of Zoran common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $9.98 per share.

(2)
Includes 201,985 shares of Zoran common stock remaining available for future issuance under the Purchase Plan as of December 31, 2002.

(3)
Consists of options that are outstanding or may be issued pursuant to 2000 Option Plan. The material features of the 2000 Option Plan are described below.

Material Features of the 2000 Option Plan

        As of June 4, 2003, Zoran had reserved an aggregate of 13,325,000 shares of common stock for issuance under the 2000 Option Plan. The 2000 Option Plan provides for the grant of nonstatutory stock options to employees or consultants with exercise prices typically equal to (but not less than 85% of) the fair market value of Zoran common stock on the date of grant. No current officer or other person whose eligibility would require stockholder approval of the 2000 Option Plan under any law or stock exchange rules may be granted an option under the plan. However, as part of the proposed amendments to Rule 4350(i)(1)(A)(iii) of the Bylaws of the National Association of Securities Dealers, Inc., which will require listed companies to obtain stockholder approval of most equity compensation plans, a company that assumes a pre-existing, stockholder-approved plan in a merger would be permitted to use the share reserve (after appropriate adjustment to reflect the merger) under the assumed plan to issue options to any persons, including officers or directors, who were not employed by the company at the effective time of the merger, so long as the options are granted on or prior to the expiration date of the assumed plan. Such options may be issued under the assumed plan or any other plan maintained by the issuer. In the merger, Zoran will assume each of the Oak Option Plans and the Oak Purchase Plan under which shares of Oak common stock were previously authorized for issuance by the Oak stockholders and remain available, immediately prior to the effective time of the merger with Oak, for the future grant of awards. Upon completion of the merger, Zoran will treat the shares remaining available for grant under the assumed Oak plans (after appropriate adjustment to reflect the merger) as included among the aggregate of 13,325,000 shares authorized for issuance under the 2000 Option Plan. Zoran intends to issue those shares, if at all, under the 2000 Option Plan rather than under the assumed plans. If the foregoing amendment to Rule 4350(i)(1)(A)(iii) is adopted, Zoran will be permitted to use the available shares under the assumed Oak plans that are incorporated into the 2000 Option Plan to issue options to those persons, including officers and directors, to the extent permitted by the rule.

        In general, the 2000 Option Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including exercise price and number of shares subject to the options granted. However, Dr. Gerzberg has been authorized by the board of directors to grant options to purchase up to 30,000 shares. Certain options granted under the 2000 Option Plan are fully exercisable from the date of grant, subject to Zoran's right to repurchase unvested shares at the original purchase price upon the optionee's termination of service. Subject to the optionee's continued service, the options generally vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and at the rate of 1/48 of the shares on the last day of each of the next 36 calendar months thereafter. Options granted under the 2000 Option Plan generally have a 10-year term and terminate 3 months after the termination of service, except where service terminates due to the optionee's death or permanent and total disability, in which case the option will remain exercisable for one year after such termination but in no event beyond the expiration of the option's term.

REPORT OF THE ZORAN COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The goals of Zoran's compensation policy are to attract, retain and reward executive officers who contribute to Zoran's overall success by offering compensation that is competitive in the semiconductor industry, to motivate executives to achieve Zoran's business objectives and to align the interests of officers with the long-term interests of stockholders. Zoran currently uses salary, bonuses and stock options to meet these goals.

Forms of Compensation

        Zoran provides our executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the compensation committee considers individual performance, as well as market information regarding compensation paid by other companies in Zoran's industry.

        Base Salary.    Salaries for Zoran's executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the semiconductor industry for individuals of similar education and background to the executive officers being recruited. Zoran also gives consideration to the individual's experience, reputation in his or her industry and expected contributions to Zoran. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution to Zoran has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

        Bonuses.    It is Zoran's policy that a substantial component of each officer's potential annual compensation takes the form of a performance-based bonus. Bonus payments to officers other than the chief executive officer are determined by the Compensation Committee, in consultation with the chief executive officer, based on Zoran's financial performance and the achievement of the officer's individual performance objectives. The chief executive officer's bonus is determined by the Compensation Committee, without participation by the chief executive officer, based on the same factors.

        Long-Term Incentives.    Longer-term incentives are provided through the 1993 Option Plan, which rewards executives and other employees through the growth in value of Zoran's stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer's relative position, responsibilities, historical and expected contributions to Zoran, and the officer's existing stock ownership and previous option grants, with primary weight given to the executive officers' relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Zoran may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of Zoran common stock on the date of grant and will provide value to the executive officers only when the market price of the common stock increases over the exercise price.

        Section 162(m) of the Internal Revenue Code restricts federal income tax deductibility by Zoran of executive compensation paid to Zoran's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exemption under Section 162(m) or related regulations. The Compensation Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable and consistent with Zoran's compensation objectives. Income related to stock options granted under Zoran's 1993 Stock Option Plan, generally qualifies as performance-based compensation exempt from these restrictions imposed by Section 162(m). Other compensation paid to the executive officers for 2002 did not approach the $1,000,000 limit per executive officer and is unlikely to do so in the foreseeable future. The Compensation Committee will consider appropriate actions should the individual non-performance-based compensation of any executive officer ever approach the $1,000,000 level.

2002 Compensation

        Compensation for the chief executive officer and other executive officers for 2002 was set according to Zoran's established compensation policy described above. At the beginning of fiscal 2002, Zoran increased the salary of Levy Gerzberg, its chief executive officer, to $340,000, effective January 1, 2002. At the beginning of 2003, Zoran paid bonuses to its executive officers, including a cash bonus of $255,000 to Dr. Gerzberg, for their performance in fiscal 2002. These bonuses were based upon the successful execution of Zoran's operating and strategic plan for 2002, including the growth in Zoran's product sales and revenue, the effective leadership of Dr. Gerzberg and the contributions of Dr. Gerzberg and the other executive officers to the success and the overall performance of Zoran, and the individual performance of Dr. Gerzberg and the other executive officers with respect to specific operational and strategic objectives.

                      COMPENSATION COMMITTEE

                      Uzia Galil
                      Arthur B. Stabenow

REPORT OF THE ZORAN AUDIT COMMITTEE

        The Audit Committee oversees the quality of Zoran's financial statements and financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        During the year ended December 31, 2002, the Audit Committee consisted of three directors each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the Charter of the Audit Committee of the Board of Directors is attached hereto as Annex G.

        The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

        The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP's audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements.

        Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2002.

                      AUDIT COMMITTEE

                      Arthur B. Stabenow
                      James D. Meindl
                      Uzia Galil

ZORAN STOCK PRICE PERFORMANCE

        Set forth below is a graph indicating cumulative total return at December 31, 1998, 1999, 2000, 2001 and 2002 on $100 invested, alternatively, in Zoran common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the NASDAQ Electronic Components Stock Index on December 31, 1997.

OTHER BUSINESS

        Zoran currently knows of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

EXPERTS

        The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Oak as of June 30, 2002 and 2001 and for each of the two years in the period ended June 30, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedules of Oak Technology, Inc. as of December 31, 2000, and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Teralogic, Inc. as of December 31, 2001 and 2000 and the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares of Zoran common stock to be issued pursuant to the Merger Agreement and certain legal matters relating to the federal income tax consequences of the merger will be passed upon for Zoran by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters relating to the federal income tax consequences of the merger will be passed upon for Oak by Wildman, Harrold, Allen & Dixon, Chicago, Illinois.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Zoran files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Zoran files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Zoran' SEC filings are also available to the public from Zoran' web site at http://www.zoran.com or at the SEC's website at http://www.sec.gov.

        The SEC allows Zoran to "incorporate by reference" the information Zoran files with the SEC, which means that Zoran can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information filed with the SEC will update and supersede this information. Zoran incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended until this merger is completed:

          1.     Zoran's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 31, 2003 (as amended by the Form 10-K/A filed on April 30, 2003), including certain information in Zoran' Definitive Proxy Statement proposal in connection with Zoran's 2003 Annual Meeting of Stockholders;

          2.     Zoran's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

          3.     Zoran's Current Report on Form 8-K filed on May 7, 2003;

          4.     The description of Zoran' common stock contained in Zoran' Registration Statement on Form SB-2 filed on December 15, 1995, including any amendment or report filed for the purpose of updating such description; and

          5.     The description of Zoran's Series A Participating Preferred Stock contained in Zoran's Registration Statement of Form SB-2 filed on December 15, 1995, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of Zoran' filings, free of charge, by writing or telephoning Zoran at the following address:

  Zoran Corporation
  Investor Relations
  3112 Scott Boulevard
  Santa Clara, CA 95054
  (408) 919-4111

        You must request this information no later than 10 days before the date of the stockholders' meeting or                        , 2003 to ensure timely delivery.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

        Oak.    Oak will hold an annual meeting in 2004 only if the proposed merger with Zoran has not already been completed. If the annual meeting is held, stockholder proposals complying with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 will be eligible for inclusion in Oak's proxy statement relating to the 2004 annual meeting of Oak's stockholders if the stockholder proposals are received no later than                  , 2004. All stockholder proposals should be marked for the attention of Corporate Secretary, Oak Technology, Inc. at 1390 Kifer Road, Sunnyvale, California.

        Zoran.    Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of Zoran's stockholders in 2004 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Zoran no later than                  , 2004. All stockholder proposals should be marked for the attention of the Secretary of Zoran Corporation at Zoran's principal executive offices. Should a stockholder proposal be brought before the 2004 annual meeting, regardless of whether it is included in Zoran's proxy materials, Zoran's management proxy holders will be authorized by Zoran's proxy form to vote for or against the proposal, in their discretion, if Zoran does not receive notice of the proposal, addressed to the Secretary at Zoran's principal executive offices prior to the close of business on                  , 2004.

WHERE YOU CAN FIND MORE INFORMATION

        Zoran and Oak each file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549
(202) 942-8090

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at l-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Zoran and Oak. The address of the SEC website is http://www.sec.gov.

        Zoran has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the Zoran stock to be issued in the merger. This joint proxy statement/prospectus, which is part of Form S-4 registration statement, constitutes the prospectus of Zoran for the Zoran 2003 annual meeting as well as a proxy statement for the special meeting of the Oak stockholders. The registration statement and its exhibits are available for inspection and copying as set forth above.

        If you have any questions about the merger, please call either Zoran Investor Relations at 415-388-1635 Oak Investor Relations at 408-328-6899.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in Zoran's or Oak's affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Zoran was provided by Zoran and the information contained in this joint proxy statement/prospectus with respect to Oak was provided by Oak.

INDEX TO FINANCIAL STATEMENTS

PAGE
Zoran Corporation Unaudited Pro Forma Combined Financial Statements:
Introduction	F-3
Unaudited Pro Forma Combined Balance Sheet as of March 31, 2003	F-4
Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 2003	F-5
Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2002	F-6
Notes to Unaudited Pro Forma Combined Financial Statements	F-7
Oak Technology, Inc. and Subsidiaries Unaudited Pro Forma Combined Consolidated Financial Statements:
Introduction	F-10
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at March 31, 2003	F-11
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended March 31, 2003	F-12
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the twelve months ended December 31, 2002	F-13
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-14
Oak Technology, Inc. and Subsidiaries:
Report of Independent Accountants	F-17
Independent Auditors' Report	F-18
Consolidated Balance Sheets as of June 30, 2002 and 2001	F-19
Consolidated Statements of Operations for each of the three fiscal years in the period ended June 30, 2002	F-20
Consolidated Statements of Stockholders' Equity for each of the three fiscal years in the period ended June 30, 2002	F-21
Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended June 30, 2002	F-22
Notes to Consolidated Financial Statements	F-23
Condensed Consolidated Balance Sheets as of March 31, 2003 (unaudited) and June 30, 2002	F-50
Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 and 2002 (unaudited) and the nine months ended March 31, 2003 and 2002 (unaudited)	F-51
Condensed Consolidated Statements of Cash Flows for the nine months ended March 31, 2003 and 2002 (unaudited)	F-52
Notes to Condensed Consolidated Financial Statements	F-53
TeraLogic, Inc.:
Report of Independent Accountants	F-73
Consolidated Balance Sheets as of December 31, 2000 and 2001 and September 30, 2002 (unaudited)	F-74
Consolidated Statements of Operations for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 and 2002 (unaudited)	F-75
Consolidated Statements of Stockholders' Deficit for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002 (unaudited)	F-76
Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 and 2002 (unaudited)	F-77
Notes to Consolidated Financial Statements	F-78

Oak Technology Inc. and Subsidiaries Unaudited Pro Forma Combined Condensed Financial Statements:
Introduction	F-90
Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2003	F-91
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the nine months ended March 31, 2003	F-92
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 2002	F-93
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-94

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF ZORAN CORPORATION

Introduction:

        The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Zoran and Oak been combined during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of Zoran, incorporated by reference in this joint proxy statement/prospectus, and the historical consolidated financial statements and unaudited pro forma combined financial statements, including the notes to each thereto, of Oak, included elsewhere in this joint proxy statement/prospectus.

        The following unaudited pro forma combined financial statements give effect to the proposed merger of Zoran and Oak using the purchase method of accounting based on estimates and assumptions set forth in the notes to these statements. The pro forma adjustments related to the merger of Zoran and Oak are preliminary. Zoran's cost to acquire Oak will be allocated to the assets received and liabilities assumed based on their estimated fair values as of the date of consummation of the acquisition.

        Based on the timing of the closing of the transaction and the finalization of the valuation of the assets received and liabilities assumed as of the date of closing, the final pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets. The effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see Note 2 to the unaudited pro forma combined financial statements).

ZORAN CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2003

(In Thousands)

	Zoran	Pro Forma Combined Oak*	Pro Forma Adjustments		Pro Forma Amounts
ASSETS
Current assets:
Cash & equivalents	$27,449	$25,259	$(21,202	)(1)	$31,506
Short-term investments	109,448	54,313	(80,235	)(1)	83,526
Accounts receivable	46,082	10,098	—		56,180
Inventories	7,703	1,237	—		8,940
Prepaid expenses & other current assets	7,759	25,468	—		33,227

Total current assets	198,441	116,375	(101,437)		213,379
Property & equipment, net	5,945	12,280	—		18,225
Other assets	73,860	4,162	—		78,022
Goodwill	59,131	25,460	56,841	(2)	141,432
Intangible assets	7,217	31,008	174,292	(2)	212,517

	$344,594	$189,285	$129,696		$663,575

LIABILITIES & EQUITY
Current liabilities:
Accounts payable	$13,222	$7,023	$—		$20,245
Accrued expenses and other liabilities	19,924	34,126	4,367	(3)	58,417

Total current liabilities	33,146	41,149	4,367		78,662

Other long-term liabilities	—	898	300	(3)	1,198
Stockholder's equity:
Common Stock	27	61	207	(4)	295
Additional paid-in capital	399,160	252,142	88,057	(4)	739,359
Treasury Stock	—	(24,902)	24,902	(4)	—
Deferred stock-based compensation	(73)	(1,852)	(16,348	)(5)	(18,273)
Accumulated other comprehensive income	633	705	(705	)(4)	633
Accumulated deficit	(88,299)	(78,916)	28,916	(6)	(138,299)

Total stockholders' equity	311,448	147,238	125,029		583,715

	$344,594	$189,285	$129,696		$663,575

*
See Oak's unaudited pro forma combined consolidated financial statements and the notes thereto beginning on page F-10

ZORAN CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(In Thousands Except Per Share Data)

	Zoran	Pro Forma Combined Oak*	Pro Forma Adjustments		Pro Forma Amounts
Revenues:
Product sales	$37,097	$9,405	$—		$46,502
Software, licensing and development	736	8,012	—		8,748

Total revenues	37,833	17,417	—		55,250

Costs and expenses:
Cost of revenues	26,710	5,560	120	(8)	32,390
Research and development	4,479	11,001	1,508	(8)	16,988
Selling, general and administrative	6,942	8,044	1,102	(8)	16,088
Amortization of intangibles assets	953	2,468	15,057	(7)	18,478
Restructuring and other charges	—	1,982	—		1,982

Total costs and expenses	39,084	29,055	17,787		85,926

Operating loss	(1,251)	(11,638)	(17,787)		(30,676)
Interest and other income, net	1,571	508	(753	)(1)	1,326

Income (loss) before income taxes	320	(11,130)	(18,540)		(29,350)
Provision for income taxes	127	366	—		493

Net income (loss)	$193	$(11,496)	$(18,540)		$(29,843)

Basic net income (loss) per share	$0.01				$(0.74)

Diluted net income (loss) per share	$0.01				$(0.74)

Shares used to compute basic net income (loss) per share	27,396		13,097		40,493

Shares used to compute diluted net income (loss) per share	28,096		12,397		40,493

* See Oak's unaudited pro forma combined consolidated financial statements and the notes thereto beginning on page F-10

ZORAN CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In Thousands Except Per Share Data)

	Zoran	Pro Forma Combined Oak*	Pro Forma Adjustments		Pro Forma Amounts
Revenues:
Product sales	$141,314	$36,002	$—		$177,316
Software, licensing and development	7,803	30,347	—		38,150

Total revenues	149,117	66,349	—		215,466

Costs and expenses:
Cost of revenues	86,904	20,161	2,048	(8)	109,113
Research and development	22,083	47,199	5,083	(8)	74,365
Selling, general and administrative	24,856	33,499	3,607	(8)	61,962
Amortization of intangibles assets	8,443	16,134	53,966	(7)	78,543
Restructuring and other charges	—	10,191	—		10,191

Total costs and expenses	142,286	127,184	64,704		334,174

Operating income (loss)	6,831	(60,835)	(64,704)		(118,708)
Impairment loss	—	(1,581)	—		(1,581)
Interest and other income, net	439	3,710	(3,445	)(1)	704

Income (loss) before income taxes	7,270	(58,706)	(68,149)		(119,585)
Provision for income taxes	1,572	2,310	—		3,882

Net income (loss)	$5,698	$(61,016)	$(68,149)		$(123,467)

Basic net income (loss) per share	$0.21				$(3.07)

Diluted net income (loss) per share	$0.20				$(3.07)

Shares used to compute basic net income (loss) per share	27,095		13,097		40,192

Shares used to compute diluted net income (loss) per share	28,629		11,563		40,192

* See Oak's unaudited pro forma combined consolidated financial statements and the notes thereto beginning on page F-10

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

        The pro forma combined balance sheet assumes that the merger between Zoran and Oak took place on March 31, 2003 and combines Zoran's March 31, 2003 unaudited consolidated balance sheet and Oak's March 31, 2003 unaudited pro forma combined consolidated balance sheet. Oak's March 31, 2003 unaudited pro forma combined consolidated balance sheet gives effect to the sale of Oak's optical storage assets consummated on April 3, 2003 as if the disposition was consummated on March 31, 2003. The pro forma combined statements of operations assume the merger of Zoran and Oak took place as of the beginning of 2002.

        The pro forma combined statements of operations for the year ended December 31, 2002 combines Zoran's consolidated statement of operations for the year ended December 31, 2002 with Oak's unaudited pro forma combined consolidated statement of operations for the twelve months ended December 31, 2002. The pro forma combined statement of operations for the three month period ended March 31, 2003 combines Zoran's consolidated statements of operations for the three month period ended March 31, 2003 and Oak's unaudited pro forma combined consolidated statement of operations for the three month period ended March 31, 2003.

        Oak's unaudited pro forma combined consolidated statement of operations for the three month period ended March 31, 2003 gives effect to the sale of Oak's optical storage assets consummated on April 3, 2003 as if the disposition had taken place on January 1, 2002. Oak's unaudited pro forma combined consolidated statement of operations for the twelve month period ended December 31, 2002 gives effect to the sale of Oak's optical storage assets referred to above and Oak's acquisition of Teralogic consummated on October 25, 2002 as if both the disposition and acquisition had taken place on January 1, 2002. For further information, see Oak's unaudited pro forma combined consolidated financial statements and the notes thereto beginning at F-10.

        On a combined basis, there were no material transactions between Zoran and Oak during the periods presented.

        There are no material differences between the accounting policies of Zoran and Oak.

        The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Zoran and Oak filed consolidated income tax returns during the periods presented.

NOTE 2—PRO FORMA ADJUSTMENTS

OAK MERGER

        Under the merger agreement, each share of Oak common stock outstanding on the date of consummation will be exchanged for 0.2323 of a share of Zoran common stock plus $1.78 in cash. In addition, the merger agreement provides that outstanding options to purchase Oak common stock will be assumed by Zoran and converted into options to purchase 0.3333 of a share of Zoran common stock for each share of Oak common stock underlying the Oak option. Neither the final number of Zoran shares to be issued, nor the value of such shares, will be known until the date of consummation of the merger. In addition, the final purchase price is dependent on the actual number of options assumed and the determination of actual direct merger costs.

        The unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $446.3 million. Using the number of outstanding shares of Oak common stock on June 3, 2003, the estimated total purchase price consists of 13,097,195 shares of Zoran common stock, with a fair value of $268.3 million, cash of $100.3 million, the assumption of stock options to purchase 4,558,464 shares of Zoran common stock with a fair value of $72.2 million and $5.5 million in estimated expenses of the transaction. For purposes of the unaudited pro forma combined financial statements, the fair value of the Zoran common stock issued was estimated, based on the reported sale price of the Zoran common stock for a period two days before and the date of the assumed date of consummation, June 3, 2003. The preliminary fair value of Zoran options issued was determined using the Black-Scholes model and the current number of outstanding Oak options. The following assumptions were used in the model: expected life of 48 months, risk-free interest rate of 3.65%, expected volatility of 93% and no expected dividend yield.

        The estimated purchase price outlined above was determined using the current number of outstanding shares of Oak common stock at the current market value of Zoran common stock. Under the merger agreement, Oak cannot issue additional shares of common stock without Zoran's permission, except for issuance for stock options exercises and issuances under Oak's employee stock purchase plan. The actual purchase price will be determined on the basis of the number of shares outstanding at the date of consummation of the merger, the market value of Zoran common on that date, the actual number of shares of Zoran common stock issuable upon the assumption of Oak options and the actual amount of direct merger costs. An increase in the fair market value of Zoran's common stock by 10% would increase the purchase price to approximately $481.6 million from the estimated $446.3 used in the preparation of the unaudited pro forma combined financial statements. An increase in the purchase price due to an increase in the fair market value of Zoran's common stock would result in additional consideration being allocated to goodwill and deferred stock-based compensation.

        Under the purchase method of accounting, the total estimated purchase price is allocated to Oak's net tangible and intangible assets based upon their estimated fair value as of the date of consummation of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Zoran's final analysis, is as follows (in thousands):

Net tangible assets	$90,530
Deferred stock based compensation	18,200
Identifiable intangible assets:
Core technology (estimated life of 3 years)	160,000
Patents (estimated life of 3 years)	27,000
Customer Relationships (estimated life of 3 years)	14,500
Customer Service Contracts (estimated life of 1 year)	2,500
Trademarks (estimated life of 3 years)	1,300
Goodwill	82,301
In-process research and development	50,000

$446,331

        A preliminary estimate of $82.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill will not be amortized and will be tested for impairment at least annually.

        The estimated purchase price of $50.0 million allocated to in-process research and development relates to Management's estimates of the value of the in-process research and development based upon various factors, including a preliminary independent appraisal. The estimate for in-process research and development used a discounted cash flow method and factors including projected financial results, relative risk of successful development, time value of money and level of completion. Projected financial results were based on a number of estimates including market growth rates, the company's competitive position, the product roadmap, the company's cost structure, development timelines, resource requirements and the long-term effective tax rate.

        The preliminary purchase price allocation for Oak is subject to revision once the merger has been consummated and additional information on the fair values of Oak's assets and liabilities becomes available. Any change in the fair value of the net assets of Oak will also change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

        The following describe the pro forma adjustments:

          (1)   To reflect the estimated cash merger consideration of $100,357,000 and estimated severance payment to Mr. Sohn to be paid immediately prior to merger of $1,080,000 and the resulting decrease in interest income in the periods presented

          (2)   To reflect the goodwill of $82,301,000 and identifiable intangible assets of $205,300,000 from the acquisition of Oak offset by the elimination of Oak's goodwill and intangible assets

          (3)   To reflect the accrual of $5,507,000 of costs expected to be incurred in connection with the acquisition of Oak, the accrual of short and long term portions of the $660,000 severance liability due to Mr. Sohn subsequent to the consummation of the merger and the reduction of deferred revenue by $1,500,000 to state deferred revenue at its fair value

          (4)   To reflect the estimated fair market value of common stock of $268,275,000 and options of $72,192,000 to be issued by Zoran in connection with the acquisition of Oak, offset by the elimination of Oak's common stock and additional paid-in capital and the elimination of Oak's treasury stock and accumulated other comprehensive income

          (5)   To reflect the deferred stock-based compensation computed for Zoran's assumption of Oak's unvested options outstanding of $18,200,000 offset by the elimination of Oak's deferred stock-based compensation

          (6)   To reflect the write-off of the estimated acquired in-process research and development of $50,000,000 to be recorded by Zoran in connection with the acquisition of Oak offset by the elimination of Oak's Accumulated deficit

          (7)   To reflect amortization of post-acquisition intangibles assets of $17,525,000 for the three months ended March 31, 2003 and $70,100,000 for the year ended December 31, 2002 offset by the elimination of amortization of Oak's intangible assets

          (8)   To reflect the amortization of deferred stock-based compensation under the multiple option method prescribed by Financial Accounting Standards Board Interpretation No. 28

          (9)   Basic and Diluted unaudited pro forma net loss per share is computed using the weighted average number of shares outstanding after the issuance of 13,097,195 shares related to the Oak acquisition. It excludes any options of Zoran and any options issued in conjunction with the Oak acquisitions since such options are antidilutive

UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL STATEMENTS
OF OAK TECHNOLOGY, INC. AND ITS SUBSIDIARIES

Introduction:

        The following unaudited pro forma combined consolidated financial statements have been prepared to give effect to (1) the acquisition of TeraLogic, Inc. ("TeraLogic") by Oak Technology, Inc. ("Oak") which was concluded on October 25, 2002 and (2) the sale of Oak's optical storage business and certain assets to Sunplus Technology Co., Ltd. ("Sunplus"), which was concluded on April 3, 2003. The following unaudited pro forma condensed consolidated statement of operations for the twelve-month period ended December 31, 2002 and three month period ended March 31, 2003 assume the two transactions had occurred on January 1, 2002. The unaudited pro forma condensed combined consolidated balance sheet assumes that the sale of the optical storage business and certain assets to Sunplus had occurred on March 31, 2003.

        These unaudited pro forma combined financial statements should be read in conjunction with the interim historical consolidated financial statements of Oak as of March 31, 2003 and for the nine months ended March 31, 2003 and 2002 included elsewhere in this joint proxy statement/prospectus, and the historical annual financial statements of Oak for the year ended June 30, 2002 and of TeraLogic for the year ended December 31, 2001 included elsewhere in this joint proxy statement/prospectus.

        The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred had the sale or acquisition been effected for the periods indicated nor is it indicative of the future operating results or financial position of the Company. The pro forma adjustments relating to the sale of the optical storage business and certain assets to Sunplus may differ materially based upon final adjustments.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2003

(in thousands, except per share data)

	As Reported	Pro Forma Sale of Optical Storage Group			ProForma Amounts
ASSETS
Current Assets:
Cash and cash equivalents	$13,562	$16,000 (3,000 (1,303	) )	(2a) (2b) (2h)	$25,259
Short-term investments	54,313	—			54,313
Trade accounts receivable	10,098	—			10,098
Inventory	1,986	(749)		(2c)	1,237
Prepaid expenses and other current assets	10,165	14,000 1,303		(2a) (2h)	25,468

Total current assets	90,124	26,251			116,375
Property and equipment, net	15,481	(3,201)		(2c)	12,280
Intangible assets, net	31,008	—			31,008
Goodwill	27,084	(1,624)		(2d)	25,460
Other assets	1,162	3,000		(2b)	4,162

	$164,859	$24,426			$189,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,023	$—			$7,023
Accrued expenses	30,148	325		(2e)	30,473
Deferred revenues	3,653	—			3,653

Total current liabilities	40,824	325			41,149
Other long-term liabilities	898	—			898
Stockholders' equity:
Preferred stock, $0.001 par value	—	—			—
Common stock	61	—			61
Additional paid-in capital	252,142	—			252,142
Treasury stock	(24,902)	—			(24,902)
Accumulated other comprehensive income	705	—			705
Deferred stock compensation	(1,852)	—			(1,852)
Accumulated deficit	(103,017)	24,101		(2f)	(78,916)

Total stockholders' equity	123,137	24,101			147,238

	$164,859	$24,426			$189,285

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(in thousands, except per share data)

	As Reported	Pro Forma Sale of Optical Storage Group		ProForma Amounts
Revenues:
Product revenues	$17,250	$(7,845)	(2g)	$9,405
Software and other revenues	8,615	(603)	(2g)	8,012

Total revenues	25,865	(8,448)		17,417

Cost of revenues and operating expenses:
Cost of product revenues	8,785	(4,917)	(2g)	3,868
Cost of software and other revenues	1,699	(7)	(2g)	1,692
Research and development expenses	15,755	(4,754)	(2g)	11,001
Selling, general, and administrative expenses	9,439	(1,395)	(2g)	8,044
Amortization of intangible assets	2,468	—		2,468
Acquisition related expenses	1,667	—		1,667
Deferred stock compensation	124	—		124
Restructuring and other charges	4,046	(3,855)	(2g)	191

Total cost of revenues and operating expenses	43,983	(14,928)		29,055

Operating income (loss)	(18,118)	6,480		(11,638)
Nonoperating income	508	—		508

Income (loss) before income taxes	(17,610)	6,480		(11,130)
Provision for income taxes	366	—		366

Net income (loss)	$(17,976)	$6,480		$(11,496)

Basic and diluted net loss per share	$(0.32)			$(0.21)

Shares used in computing basic and diluted net loss per share	55,977			55,977

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE-MONTHS ENDED DECEMBER 31, 2002

(in thousands, except per share data)

	As Reported	Pro Forma Acquisition TeraLogic		Pro Forma Sale of Optical Storage Group		ProForma Amounts
Revenues:
Product revenues	$103,910	$11,826	(3a)	$(79,734)	(2g)	$36,002
Software and other revenues	31,743	1,117	(3a)	(2,513)	(2g)	30,347

Total revenues	135,653	12,943		(82,247)		66,349

Cost of revenues and operating expenses:
Cost of product revenues	59,166	7,099	(3a)	(51,598)	(2g)	14,667
Cost of software and other revenues	6,445	—	(3a)	(951)	(2g)	5,494
Research and development expenses	57,882	14,682	(3a)	(25,365)	(2g)	47,199
Selling, general, and administrative expenses	34,641	7,653	(3a)	(8,795)	(2g)	33,499
Amortization of intangible assets	10,602	5,989	(3b)	(457)	(2g)	16,134
Acquisition related expenses	7,672	—		—		7,672
Deferred stock compensation	82	412	(3c)	—		494
Restructuring and other charges	4,346	—		(2,321)	(2g)	2,025

Total cost of revenues and operating expenses	180,836	35,835		(89,487)		127,184

Operating income (loss)	(45,183)	(22,892)		7,240		(60,835)
Impairment loss	(1,581)	—		—		(1,581)
Nonoperating income	5,907	(490)	(3a)	—		3,710
	—	(1,707)	(3d)	—		—

Income (loss) before income taxes	(40,857)	(25,089)		7,240		(58,706)
Provision for income taxes	2,210	100	(3a)	—		2,310

Net income (loss)	$(43,067)	$(25,189)		$7,240		$(61,016)

Basic and diluted net loss per share	$(0.77)					$(1.10)

Shares used in computing basic and diluted net loss per share	55,634					55,634

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

        Zoran and Oak have different year-ends for reporting purposes. Oak's fiscal year end is June 30, whereas Zoran's fiscal year end is December 31. The unaudited pro forma condensed combined consolidated statements of operations for Oak have been revised to present the twelve month period ended December 31, 2002 and three month period ended March 31, 2003 and give effect to the acquisition of TeraLogic and the sale of the optical storage business and certain assets to Sunplus as if they had occurred on January 1, 2002. The unaudited pro forma condensed combined consolidated balance sheet assumes that the sale of the optical storage business and certain assets to Sunplus had occurred on March 31, 2003.

        The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2002 includes the results of Teralogic from January 1, 2002 through October 25, 2002, the date of acquisiton. No pro forma adjustments have been made in the unaudited pro forma condensed combined statement of operations for the three month ended March 31, 2003 or the unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2003 related to the acquisition of TeraLogic as these results are already included in the historical information.

        These unaudited pro forma combined financial statements should be read in conjunction with the interim historical consolidated financial statements of Oak as of March 31, 2003 and the nine months ended March 31, 2003 and 2002 included elsewhere in this joint proxy statement/prospectus

2.    Sale of Optical Storage Group

        On April 3, 2003, pursuant to the definitive agreement signed by Sunplus and Oak, Oak transferred its Optical Storage business and certain assets to Sunplus in return for approximately $30 million comprised of $16 million in cash payable on the transaction date and $14 million in shares of Sunplus common stock. Sunplus shares are traded on the Taiwan Stock Exchange. In addition, Oak and Sunplus entered into a number of ancillary agreements, including a license agreement relating to the use by Sunplus of certain Oak patents. In conjunction with the transaction, Oak may, at its option, make a minority investment of approximately $3 million, or 10%, in a new private company created by Sunplus, Sunext Technology Co., Ltd. ("Sunext"). Sunext will focus on chip development for digital video disc and compact disc drives and players using assets acquired from Oak by Sunplus. Sunext is based in Taiwan.

        A summary of the transaction is as follows (in thousands):

Cash due from Sunplus	$16,000
Stock due from Sunplus	14,000
Less: Net assets transferred	(3,950)
Estimated transaction expenses	(325)
Allocated Optical Storage goodwill	(1,624)

Estimated net gain on sale	$24,101

        Transaction expenses primarily include expected costs of $325,000 related to legal and accounting costs.

        Allocated Optical Storage Group goodwill represents the pro rata portion of goodwill included in the Optical Storage Group operating segment that was deemed to be sold with the sale to Sunplus. The amount of goodwill included in the sale is based on the estimated relative fair values of the business sold to Sunplus compared to the remaining portion of the Optical Storage Group that has been retained. The fair value of the portion of the retained Optical Storage Group has been determined upon preliminary management estimates that may be subject to change based upon finalization of a fair value evaluation.

        Oak currently estimates that it will not pay income taxes as a result of the sale of the Optical Storage group due to current year operating losses.

        The following pro forma adjustments have been prepared to reflect the following adjustments related to the Optical Storage Group:

  a.
  Oak transferred its optical storage business and certain assets to Sunplus for approximately $30 million, comprised of $16 million in cash and the equivalent of $14 million in shares of Sunplus common stock to be issued by Sunplus.

  b.
  In conjunction with the transaction, Oak will also become a minority investor in Sunext Technology Co., Ltd., a new company created by Sunplus. The consideration of $3 million to be paid by Oak was determined as a result of arms-length negotiations between the parties.

  c.
  As part of the transaction, Oak transferred certain Optical Storage assets to Sunplus including fixed assets with a net book value of approximately $3.2 million and Optical Storage inventory with a net book value of approximately $0.7 million. These values are based as of March 31, 2003, the pro forma balance sheet date.

  d.
  The pro forma condensed balance sheet reflects the write-down of goodwill attributable to the Optical Storage Group of $1.6 million.

  e.
  Transaction expenses primarily include expected costs of $325,000 related to legal and accounting costs.

  f.
  The estimated gain on the transaction included in the pro forma condensed consolidated balance sheet assumes the sale of the Optical Storage group had been consummated on March 31, 2003.

  g.
  The pro forma condensed consolidated statements of operations for the twelve month period ended December 31, 2002, and for the three-month period ended March 31, 2003 assumes the sale of the Optical Storage group had been consummated on January 1, 2002. No adjustment has been made for interest that may have been received on the cash proceeds. The Company will no longer have product revenues attributable to Optical Storage products following the close of the sale of the Optical Storage business. The pro forma condensed statements of operations have been adjusted to eliminate the net revenues and expenses which the Company believes (i) are directly attributable to the Optical Storage product lines and (ii) will not continue after the completion of the sale of the Optical Storage.

  h.
  Represents Taiwanese withholding tax related to the payment received by Oak. The Company is in the process of filing an exemption for the return of the withholding tax.

3.    Acquisition of TeraLogic

        On October 25, 2002, Oak concluded the acquisition of TeraLogic pursuant to an acquisition agreement entered into on October 7, 2002. The acquisition is comprised of a cash payment of approximately $38 million, the repayment of a debt obligation of approximately $5 million, the assumption of approximately $4 million of TeraLogic's debt and obligations by Oak. In addition, Oak reserved 2.3 million shares of the Company's common stock for future issuance to the employees of TeraLogic pursuant to options granted to them upon closing the transaction. The transaction is accounted for under SFAS No. 141, "Business Combinations," using the purchase method of accounting.

        The following pro forma adjustments have been prepared to reflect the following adjustments related to the acquisition of TeraLogic, Inc.:

  a.
  To record the historical TeraLogic statements of operations for the period January 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's financial information for the twelve-month period ended December 31, 2002.

  b.
  To record the amortization of intangibles resulting from the acquisition of TeraLogic on a straight-line basis for the period January 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's financial information for the twelve-month period ended December 31, 2002.

  c.
  To record the amortization of deferred compensation resulting from the acquisition of TeraLogic for the period January 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's financial information for the twelve-month period ended December 31, 2002.

  d.
  To reduce estimated interest income for the period January 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's reported financial information for the twelve-month period ended December 31, 2002. This reflects the estimated interest income that would not have been earned had the acquisition of TeraLogic occurred on January 1, 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
Oak Technology, Inc:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oak Technology, Inc. and its subsidiaries at June 30, 2002 and 2001, and the results of their operations and their cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for the two-years in the period ended June 30, 2002 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Jose, California
July 23, 2002, except for Note 18 which is as of July 29, 2002

INDEPENDENT AUDITORS' REPORT

         The Board of Directors and Stockholders
Oak Technology, Inc.:

        We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Oak Technology, Inc. and subsidiaries (the Company) for the year ended June 30, 2000. In connection with our audit of the consolidated financial statements, we have also audited the consolidated financial statement schedule II "Valuation and Qualifying Accounts", insofar as it relates to the year ended June 30, 2000. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Oak Technology, Inc. and subsidiaries for the year ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  KPMG LLP

Mountain View, California
July 24, 2000

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

	June 30,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$38,252	$25,141
Short-term investments	104,414	98,887
Accounts receivable, net of allowance for doubtful accounts of $3,604 and $3,198, respectively	10,096	18,347
Inventories	4,929	6,626
Prepaid expenses and other current assets	5,535	6,884

Total current assets	163,226	155,885
Property and equipment, net	18,961	18,448
Intangible assets, net	19,886	29,337
Other assets	803	569

Total assets	$202,876	$204,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	14,065	8,161
Accrued expenses	16,951	13,680
Deferred revenue	2,970	4,337

Total current liabilities	33,986	26,178
Other long-term liabilities	899	318

Total liabilities	34,885	26,496

Commitments and contingencies (Notes 13 and 14)
Stockholders' equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized; none issued and outstanding as of June 30, 2002 and 2001	—	—
Common stock, $0.001 par value; 130,000,000 shares authorized at June 30, 2002 and 2001; 60,285,392 shares issued and 55,987,912 shares outstanding as of June 30, 2002; and 58,628,451 shares issued and 54,330,971 shares outstanding as of June 30, 2001	60	59
Additional paid-in capital	246,587	229,280
Treasury stock	(23,273)	(23,273)
Retained deficit	(56,411)	(29,461)
Accumulated other comprehensive income	1,028	1,138

Total stockholders' equity	167,991	177,743

Total liabilities and stockholders' equity	$202,876	$204,239

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended June 30,
	2002	2001	2000
Revenues:
Product revenues	$115,638	$141,294	$65,348
Software and other revenues	30,995	34,889	21,107

Total revenues	146,633	176,183	86,455
Cost of revenues and operating expenses:
Cost of product revenues	71,252	85,706	34,577
Cost of software and other revenues	4,710	6,401	6,343
Research and development expenses	53,207	50,628	49,151
Selling, general, and administrative expenses.	31,543	36,607	33,159
Amortization of intangibles	12,566	14,716	10,516
Restructuring charges	3,213	1,765	3,285
Acquired in-process research and development	—	—	10,533

Operating loss	(29,858)	(19,640)	(61,109)
Gain on sale of business unit	—	—	22,075
Impairment loss	(1,581)	(17,371)	—
Other non-operating income, net	6,619	8,429	6,172

Loss before income taxes	(24,820)	(28,582)	(32,862)
Income tax expense	2,130	2,050	—

Net loss	$(26,950)	$(30,632)	$(32,862)

Net loss per share—basic and diluted	$(0.49)	$(0.56)	$(0.71)

Weighted average common and potential common shares used in computing basic and diluted net loss per share	55,254	54,274	46,057

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock			Treasury Stock
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	$.001 Par Value	Additional Paid-In Capital	Number of Shares	Cost	Retained Earnings (Deficit)		Total Stockholders' Equity	Comprehensive Loss
Balances, Ju1y 1, 1999	42,917	$42	$164,784	(2,001)	$(9,437)	$34,033	$—	$189,422
Net loss	—	—	—	—	—	(32,862)	—	(32,862)	$(32,862)
Other comprehensive loss— change in net unrealized loss on investments	—	—	—	—	—	—	(6,016)	(6,016)	(6,016)

Comprehensive loss									$(38,878)

Repurchase of common stock	—	—	—	(381)	(1,820)	—	—	(1,820)
Issuance of common stock in connection with purchase of Xionics Document Technologies	9,483	10	45,163	—	—	—	—	45,173
Exercise of stock options	2,216	2	6,057	—	—	—	—	6,059
Employee stock purchase plan	444	1	1,353	—	—	—	—	1,354

Balances, June 30, 2000	55,060	55	217,357	(2,382)	(11,257)	1,171	(6,016)	201,310
Net loss	—	—	—	—	—	(30,632)	—	(30,632)	$(30,632)
Other comprehensive income—change in net unrealized gain on investments, net of realized losses	—	—	—	—	—	—	7,154	7,154	7,154

Comprehensive loss									$(23,478)

Repurchase of common stock	—	—	—	(1,915)	(12,016)	—	—	(12,016)
Exercise of stock options	3,379	3	10,206	—	—	—	—	10,209
Employee stock purchase plan	189	1	1,717	—	—	—	—	1,718

Balances, June 30, 2001	58,628	59	229,280	(4,297)	(23,273)	(29,461)	1,138	177,743
Net loss	—	—	—	—	—	(26,950)	—	(26,950)	$(26,950)
Other comprehensive income—change in net unrealized gain on investments, net of realized losses	—	—	—	—	—	—	(110)	(110)	(110)

Comprehensive loss									$(27,060)

Income tax benefit for employee stock option transactions	—	—	9,719	—	—	—	—	9,719
Exercise of stock options	1,460	1	6,090	—	—	—	—	6,091
Employee stock purchase plan	197	—	1,498	—	—	—	—	1,498

Balances, June 30, 2002	60,285	$60	$246,587	(4,297)	$(23,273)	$(56,411)	$1,028	$167,991

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(26,950)	$(30,632)	$(32,862)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,694	22,557	17,459
Gain on sale of business	—	—	(22,075)
Acquired in-process technology	—	—	10,533
Loss on equity method investments, net	—	—	1,863
Impairment loss on equity securities	1,581	17,371	—
Restructuring charges	—	—	1,270
Foundry deposit reserve adjustments	—	—	700
Loss on disposal of fixed assets	82	31	1,381
Deferred income taxes	389	(1,086)	(741)
Changes in operating assets and liabilities:
Accounts receivable	8,523	(53)	(5,247)
Inventories	1,822	13,511	(18,318)
Foundry deposits	—	—	9,061
Prepaid expenses, other current assets and other assets	1,049	6,310	1,606
Income tax receivable	14,719	—	—
Accounts payable and accrued expenses	3,471	(9,578)	19,306
Income taxes payable, deferred revenue and other liabilities	(810)	1,688	(2,487)

Net cash provided by (used in) operating activities	23,570	20,119	(18,551)

Cash flows from investing activities:
Purchases of short-term investments	(122,899)	(126,495)	(193,870)
Proceeds from matured short-term investments	115,681	119,095	219,853
Additions to property and equipment, net	(7,592)	(6,582)	(4,566)
Other acquisitions and equity investments	—	—	(4,281)
Proceeds from sale of business unit	—	—	4,900
Acquisition of Xionics, net of cash acquired	—	—	(9,453)
Acquisition of Accel, net of cash acquired	(3,238)	—	—

Net cash provided by (used in) investing activities	(18,048)	(13,982)	12,583

Cash flows from financing activities:
Repayment of debt	—	(7)	(23)
Treasury stock acquisition	—	(12,016)	(1,820)
Issuance of common stock	7,589	11,927	7,411

Net cash provided by (used in) financing activities	7,589	(96)	5,568

Net increase (decrease) in cash and cash equivalents	13,111	6,041	(400)
Cash and cash equivalents, beginning of period.	$25,141	$19,100	$19,500

Cash and cash equivalents, end of period	$38,252	$25,141	$19,100

Supplemental information:
Cash paid during the period:
Interest	$—	$59	$—

Income taxes	$3,917	$1,792	$—

Equity securities received in sale of business.	$—	$—	$20,000

Fair value of stock options assumed in Xionics acquisition	$—	$—	$8,380

Fair value of stock issued for Xionics acquisition	$—	$—	$36,793

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    THE COMPANY

        Oak Technology, Inc. and subsidiaries ("Oak" or the "Company") designs, develops and markets high performance integrated semiconductors, software and platform solutions to original equipment manufacturers ("OEMs") worldwide that serve the optical storage, and digital imaging equipment markets. The Company's products consist primarily of integrated circuits and supporting software and firmware, all designed to store and distribute digital content, thereby enabling its OEM customers to deliver cost-effective, powerful systems to the end user for the home and enterprise. The Company contracts with independent foundries to manufacture all of its products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. The Company's mission is to be a leading solution provider for the storage and distribution of digital content.

        The Company's operations are organized along its two market-focused groups: the Optical Storage Group and the Imaging Group. The Imaging Group comprises the combination of the Company's earlier acquisition of Xionics Document Technologies, Inc. and its Pixel Magic subsidiary, serving the digital imaging equipment market.

        The Company was originally incorporated in California in 1987 and was reincorporated in Delaware in 1994. The Company has facilities in: Woburn, Massachusetts; San Diego, California; Austin, Texas; Tucson, Arizona; Taipei, Taiwan; Yokohama City, Kanagawa and Osaka Japan; Seoul, Korea; Manchester, England; and Dortmund, Germany.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Preparation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents and Investments

        The Company's policy is to invest cash in excess of operating requirements in interest-bearing investments. Securities purchased with remaining maturities of three months or less at the date of acquisition are considered to be cash equivalents. Securities purchased with remaining maturities greater than three months at the date of acquisition are included in short-term investments.

        The Company accounts for its investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. The Company has classified all securities held at June 30, 2002 and June 30, 2001 as available-for-sale securities. Such securities are reported at fair value with unrealized gains or losses, if material, included in other comprehensive income and reported as a separate component of stockholders' equity. Realized gains and losses are reported as a component of other non-operating income or loss.

  Fair Value of Financial Instruments

        The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable and foreign currency forward exchange contracts approximates fair value. Cash and cash equivalents and accounts receivable approximate fair value due to their short-term nature.

  Derivative Instruments and Hedging Activities

        The Company periodically enters into economic hedges by purchasing foreign exchange contracts as a hedge against foreign currency denominated accounts receivables or fixed sales commitments. The Company does not enter into foreign exchange contracts for speculative or trading purposes. As of June 30, 2002, the Company had short-term foreign currency exchange contracts with face values of approximately $2.2 million to purchase U.S. Dollars with Japanese Yen for accounts receivables and sales commitments denominated in Japanese Yen. The impact of recording the fair values of the forward contracts and unrealized gains or losses in the accounts receivable was not material for the periods presented.

  Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents and short-term investments are primarily in money market accounts, certificates of deposit, corporate notes and US government obligations. The Company's short- term investments have maturities ranging from 2002 through 2004. Also included in cash and cash equivalents as of June 30, 2002 and 2001, are approximately $8,030,000 and $7,213,000, respectively, in accounts with foreign banks and financial institutions primarily in Taiwan and Japan. The Company periodically discounts notes receivable with recourse due from some customers with banks in Japan. As of June 30, 2002 and 2001, the Company had no discounted notes receivable outstanding.

        Generally, the Company requires no collateral on trade receivables, although a substantial portion of export sales are guaranteed by letters of credit. The Company believes that credit risks are substantially mitigated by its credit evaluation process and its maintenance of reserves for estimated credit losses.

  Inventories

        Inventories are stated at the lower of cost (first in, first out) or market. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate.

  Depreciation and Amortization

        Property and equipment is stated at cost. Depreciation is computed using the straight-line method. Useful lives of three to five years are used for computer equipment, purchased software and furniture and fixtures; useful lives of up to five years are used for leasehold improvements and a useful life of 60 years is used for a building.

  Amortization of Intangible Assets

        Goodwill, purchased technology and other intangible assets are amortized on a straight-line basis over periods of 3 to 5 years. In accordance with SFAS No. 142, beginning July 1, 2002, the Company will no longer amortize goodwill and assembled workforce and will periodically assess these assets for impairment.

  Equity Investments

        Where the Company has investments in which it has the ability to exercise significant influence over operating and financial policies, these investments are accounted for using the equity method. Accordingly, the Company's share of the income/(loss) in these investments is included in other operating income.

  Long-Lived Assets

        The Company reviews its long-lived assets, including its intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by such asset. If the carrying amount is in excess of the future undiscounted net cash flows of such assets, an impairment is recognized and is measured by the amount by which the carrying value of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

        In assessing the recoverability of the Company's goodwill and other intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded. The Company will adopt SFAS No. 142, "Goodwill and Other Intangible Assets" for its fiscal year beginning July 1, 2002 and will be required to analyze its goodwill for impairment issues within the first six months of fiscal 2003 and then on a periodic basis thereafter. At this time, management does not expect the adoption of SFAS 142 to have a material effect on the Company's financial position or results of operations.

  Revenue Recognition

        The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured. Under these criteria, product revenue is generally recognized upon shipment of product to customers, net of accruals for estimated sales returns and allowances.

        Software and other revenues include software license fees, services, software maintenance and royalty revenues. Software and other revenues originate primarily from the business operations which were acquired from Xionics on January 11, 2000.

        Revenue from transactions involving the Company's software products is accounted for in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition" and SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements". SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on relative fair values of the elements. The determination of the fair value is based on evidence that is specific to the vendor. When the Company does not have evidence of the fair value for one or more of the delivered elements in a multiple-element arrangement, the residual method is applied to recognize revenue. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. When the Company does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered.

        Revenue from software is recognized upon shipment of software and related documentation, based upon fixed price purchase orders from customers provided there are no obligations remaining and collectibility of the receivable is reasonably assured. Revenue from software maintenance contracts is deferred and recognized ratably as it is earned over the term of the contract, generally one year. Unearned software maintenance revenue is included in deferred revenue. In addition, deferred revenue includes certain prepaid royalties and advance billings under software development contracts for services not yet performed. Service revenue is recognized as the service is performed. Royalty revenue is the amount that is contractually due and collectible. The Company recognizes revenue under agreements for non-recurring engineering services based upon time and materials or by using the percentage of completion method of accounting based on the ratio of actual labor hours incurred to total estimated labor hours for individual fixed price contracts. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses become evident or estimatable.

  Foreign Currency Translation and Transactions

        The majority of the Company's purchasing and sales transactions are denominated in US dollars, which is considered to be the functional currency of the Company and its subsidiaries. Certain sales to customers in Japan and Taiwan are invoiced in local currencies. Monetary assets and liabilities of the Company's foreign subsidiaries are remeasured into U.S. dollars from the local currency at rates in effect at period-end and non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are remeasured at average rates during the period. Gains and losses arising from the remeasurement of local currency financial statements are included in other non-operating income.

  Stock-Based Compensation

        The Company accounts for stock option grants, as permitted by SFAS No. 123, Accounting For Stock-Based Compensation, in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting For Stock Issued To Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. In accordance with SFAS No. 123, the Company discloses pro forma loss and pro forma loss per share amounts assuming the Company had accounted for employee stock option grants using the fair value-based method defined in SFAS No. 123. In March 2000, the FASB issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25. FIN 44 clarifies certain elements of APB Opinion No. 25.

Among other issues, this interpretation clarifies: the definition of employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as non-compensatory, the accounting consequences of various modifications to the terms of a previously fixed stock option award, and the accounting for an exchange of stock compensation in a business combination. The Company adopted this interpretation during fiscal 2001, effective as of the beginning of the year. The adoption of this interpretation did not have a material impact on the Company's consolidated financial position or results of operations.

  Income Taxes

        The Company records income taxes using an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized differently in the Company's consolidated financial statements and tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in tax laws or rates are considered. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company's net operating loss and tax credit carryforwards may be subject to limitation if it should be determined that there has been a change in ownership of more than 50% of the value of the Company's stock. Such determination could limit the utilization of net operating loss and tax credit carryforwards.

  Net Loss Per Share

        Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants. The computation of diluted net loss per share excludes common equivalent shares since they are anti-dilutive in a loss period.

        The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the periods presented (in thousands except per share amounts):

	Year Ended June 30,
	2002	2001	2000
Net loss	$(26,950)	$(30,632)	$(32,862)
Shares:
Weighted average common shares	55,254	54,274	46,057
Dilutive stock options and other common stock equivalents	—	—	—

Dilutive potential common shares	55,254	54,274	46,057

Loss per share:
Basic	$(0.49)	$(0.56)	$(0.71)

Diluted	$(0.49)	$(0.56)	$(0.71)

        All outstanding options and warrants were excluded from dilutive earnings per share calculation because of their anti-dilutive impact on the Company's loss per share.

  Comprehensive Loss

        The components of comprehensive loss, as required by SFAS 130 in fiscal 2002, 2001 and 2000 were due entirely to net unrealized losses on short-term investments (see Note 3) and as presented in the Statement of Stockholder's Equity.

  Reclassifications

        Certain prior year items have been reclassified to be consistent with current year presentation. The reclassifications have no effect on previously disclosed net loss or stockholders' equity.

  Recently Issued Accounting Standards

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Oak will adopt SFAS No. 142 for its fiscal year beginning July 1, 2002. Upon adoption of SFAS No. 142, the Company will no longer amortize goodwill, and assembled workforce with a net carrying value of approximately $13.3 million at June 30, 2002. In lieu of amortization the Company will be required to periodically perform an impairment review of its goodwill balance beginning with the initial adoption. The Company currently does not expect to record any material impairment charges upon completion of the initial review. There are approximately $7 million of net intangible assets remaining on the balance sheet at June 30, 2002 that will continue to amortize, approximately $5 million of which will amortize in fiscal 2003.

        On October 3, 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." The primary objectives of SFAS 144 are to develop one accounting model based on the framework established in SFAS 121 for long-lived assets to be disposed of by sale, and to address significant implementation issues. The Company will adopt SFAS 144 for its fiscal year beginning July 1, 2002. At this time, management does not expect the adoption of SFAS 144 to have a material effect on the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. We will adopt SFAS 146 for our third fiscal quarter beginning January 1, 2003 and do not expect that the adoption will have a material impact on our financial position, results of operations, or cash flows.

(3)    CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

        As of June 30, 2002, all investments were considered available-for-sale securities and consisted of the following (in thousands):

	Amortized Cost	Unrealized Gain	Estimated Fair Value
Money market funds	$38,252	$—	$38,252
Certificates of deposit	2,513	—	2,513
Corporate notes	40,113	300	40,413
US government obligations	59,712	728	60,440
Equity securities	1,048	—	1,048

	$141,638	$1,028	$142,666

        As of June 30, 2002, approximately $87.8 million of these investments had contractual maturities within one year and approximately $54.9 million had contractual maturities between one and two years. These investments were classified on the consolidated balance sheet as follows (in thousands):

Cash and cash equivalents	$38,252
Short-term investments	104,414

$142,666

        Due to the divestiture of the Broadband business in January 2000, the Company has an investment in 293,794 shares of Conexant Systems Inc. common stock which had an original book value of $68.05 per share. During fiscal 2001, the Company reduced the basis of this investment to a book value of $8.95 per share as a result of an impairment in the market value of the common stock which the Company believes was other than temporary. This resulted in a charge to non-operating expenses of $17.4 million during fiscal 2001.

        On June 25, 2002, a stock dividend was declared to Conexant shareholders in connection with the merger between Alpha Industries, Inc. and the wireless communications business of Conexant to create and form Skyworks Solutions, Inc. For each Conexant share, the Company received 0.351 shares of Skyworks Solutions Inc., or a total of 103,121 shares, and will continue to hold their existing Conexant shares. For fiscal 2002, the Company reduced the combined basis in these two investments to a book value of $1.62 per share for Conexant shares and $5.55 per share for Skyworks shares due to a further decline in the market value of the common stock which the Company believes to be other than temporary. This resulted in an additional charge to non-operating expenses of $1.6 million during fiscal 2002.

        As of June 30, 2002, the Company had outstanding, an irrevocable $1.2 million standby letter of credit in connection with its real estate lease on the Sunnyvale, California facility and an irrevocable

$2.0 million standby letter of credit in connection with its real estate lease on the Woburn, Massachusetts facility. In both cases, these were required under the terms of the real estate leases. The financial institution issuing the letters of credit requires collateral to be pledged against these outstanding letters of credit. As of June 30, 2002, the Company had pledged $3.7 million of US government obligations as collateral at the issuing financial institution.

        As of June 30, 2001, all investments were considered available-for-sale securities and consisted of the following (in thousands):

	Amortized Cost	Unrealized Gain	Estimated Fair Value
Money market funds	$25,141	$—	$25,141
Certificates of deposit	517	—	517
Corporate notes	46,119	447	46,566
US government obligations	48,484	691	49,175
Equity securities	2,629	—	2,629

	$122,890	$1,138	$124,028

        As of June 30, 2001, approximately $31.6 million of these investments had contractual maturities within one year and approximately $92.4 million had contractual maturities between one and two years. These investments were classified on the consolidated balance sheet as follows (in thousands):

Cash and cash equivalents	$25,141
Short-term investments	98,887

$124,028

        As of June 30, 2001, the Company had an outstanding irrevocable $2.0 million standby letter of credit in connection with its real estate lease on the Woburn, Massachusetts facility. This letter of credit was required under the terms of the real estate lease. The financial institution issuing the letter of credit requires collateral to be pledged against the outstanding letter of credit. As of June 30, 2001, the Company had pledged $2.2 million of US government obligations as collateral at the issuing financial institution.

(4)    INVENTORIES

        Inventories consisted of the following (in thousands):

	June 30,
	2002	2001
Purchased materials and work in process	$1,056	$3,724
Finished goods	3,873	2,902

	$4,929	$6,626

(5) PROPERTY AND EQUIPMENT, NET

        Property and equipment consisted of the following (in thousands):

	June 30,
	2002	2001
Land	$3,487	$3,487
Building, vehicles and leasehold improvements	4,922	3,017
Computers, equipment and purchased software	43,209	38,155
Furniture and fixtures	1,921	2,723

	53,539	47,382
Less accumulated depreciation and amortization	(34,578)	(28,934)

	$18,961	$18,448

(6) INTANGIBLE ASSETS, NET

        Intangible assets consisted of the following (in thousands):

	June 30,
	2002	2001
Purchased technology	$29,094	$29,094
Goodwill	23,443	20,328
Other intangibles	6,309	6,309

	58,846	55,731
Accumulated amortization	(38,960)	(26,394)

	$19,886	$29,337

        At June 30, 2002 and 2001, intangible assets consisted of purchased technology, goodwill and other miscellaneous intangibles acquired via a series of acquisitions including Accel, Xionics, Viewpoint, XLI and ODEUM. Purchased technology and other specific intangibles such as acquired workforce, patents, tradename and other miscellaneous acquisition expenses have been identified via independent fair value appraisals. Goodwill represents the excess purchase price over the fair value of assets acquired. See Note 10 for a more in-depth discussion of each acquisition. All intangible assets are being amortized over a period of three to five years from the respective dates of acquisition. Upon adoption of SFAS No. 142 for the fiscal year starting July 1, 2002, the Company will no longer amortize goodwill, and assembled workforce with a net carrying value of approximately $13.3 million at June 30, 2002. At June 30, 2002, there are approximately $7 million of net intangible assets remaining on the balance sheet that will continue to amortize, approximately $5 million of which will amortize in fiscal 2003.

(7) ACCRUED EXPENSES

        Accrued expenses consisted of the following (in thousands):

	June 30,
	2002	2001
Compensation and benefits related items	$4,520	$5,366
Accrued legal and other fees	521	365
Taxes payable	6,502	1,503
Royalties	—	139
Restructuring (see Note 17)	2,057	831
Other	3,351	5,476

	$16,951	$13,680

(8) REVOLVING LINE OF CREDIT

        The Company has established a revolving credit line with two Taiwanese financial institutions. Under these arrangements, the Company may borrow up to an aggregate amount of approximately $7.7 million subject to annual renewal without collateral. As of June 30, 2002 and 2001, there were no borrowings outstanding at any financial institution.

(9) OTHER NON-OPERATING INCOME

        Non-operating income, net consisted of the following (in thousands):

	Year Ended June 30,
	2002	2001	2000
Interest income	$5,838	$8,009	$6,555
Interest expense	—	(59)	(32)
Foreign currency gain (loss)	242	(207)	760
Loss on equity method investments	—	—	(1,863)
Other income	539	686	752

	$6,619	$8,429	$6,172

(10) ACQUISITIONS, DIVESTITURES AND INVESTMENTS

  Acquisitions

        On July 5, 2001, the Company acquired privately held Accel Technology, K.K. ("Accel") a company based in Osaka, Japan which develops the mechanical construction and design of computers and relevant equipment, such as CD-R/RW drives and DVD players. This acquisition allows Oak to move more quickly into the consumer space by providing turnkey platforms to consumer electronics customers to minimize their development efforts. The Company paid approximately $3.2 million in cash for all the outstanding common shares and stock options of Accel. The transaction has been accounted for under SFAS No. 141, "Business Combinations," using the purchase method of accounting. The results of operations of Accel have been included in the results of Oak's consolidated financial statements from July 12, 2001. The historical operations of Accel are not material to the financial position or results of operations of the Company; therefore, no pro forma information is presented. The acquisition resulted in goodwill of approximately $3.1 million which is not being amortized in accordance with the provisions of SFAS 141 and 142.

        On April 24, 2000 the Company signed an Asset Purchase Agreement by and between Oak, TCD Labs and the shareholders of TCD Labs. Under the agreement, the Company paid $1.5 million in cash for the net assets of TCD and may be liable for an additional $1.5 million in contingent payments for the achievement of specific milestones, as well as a percentage of the direct contribution margins, both of which may be earned over the next three years. The acquisition was accounted for using the purchase method of accounting.

        On January 11, 2000, the shareholders of both the Company and Xionics Document Technologies, Inc. (Xionics) approved a definitive acquisition agreement. Xionics designs, develops and markets innovative software and silicon solutions for printing, scanning, copying, processing and transmitting digital documents to computer peripheral devices that perform document imaging functions. Such devices include printers, copiers, scanners and multifunction peripherals that perform a combination of these imaging functions. Under the terms of the acquisition agreement, Oak issued approximately 9.5 million shares of its common stock and paid approximately $34.7 million in cash to acquire all of the common stock of Xionics. The Company recorded a charge of approximately $9.9 million against earnings in the third fiscal quarter of 2000 in order to write off the cost of in-process research and development acquired in the merger.

        At the acquisition date, Xionics had several in-process research and development projects in each of its product groups: languages, drivers, MFP's and its new complementary product for a Tandem copy/print engine. In each product group there were projects that had not yet achieved technological feasibility. As image processing represents a very specialized market, it is unlikely that Xionics' in process technology could be successfully deployed in alternative market applications. Further, it was determined that there was significant technological risk and substantial development expenses relating to each of the products under development. As a result, the Company took a $9.9 million charge against earnings in fiscal 2000 in order to reflect an allocation of the purchase price associated with the value of the in process research and development which, due to its uncertain future value at the date of acquisition, could not be considered an investment in an asset.

        The valuation of the acquired in-process research and development used by the Company was supported by independent fair valuation studies. The estimated value of in-process research and development was derived using the "Income Approach", which values an asset based on future cash flows that could potentially be generated by the asset over its estimated useful life. The future cash flows were discounted to their present value utilizing a discount rate of 14%. The amounts of the purchase price technology assigned to the fair values of in-process research and development and purchased technology represent management's best estimate. The Company did not anticipate any material changes from historical pricing, margins and expense levels in its valuation assumptions.

        In addition to the $9.9 million charge taken, approximately $45.8 million (representing the fair value of net intangible assets acquired in the merger) has been recorded as intangible assets on the Company's balance sheet and is being amortized over three to five years. The $45.8 million is made up of $18.6 million in purchased technology, $18.9 million in Goodwill and $8.3 million in other miscellaneous intangible assets including Acquired Workforce, Patents, Tradename and certain acquisition costs. The transaction has been accounted for under the purchase method of accounting, and accordingly, the financial statements include the results of operations of Xionics from the date of acquisition.

        The amounts and components of the purchase price and the allocation of the purchase price to assets purchased are as follows (in thousands):

Cash	$34,715
Common stock	36,793
Fair value of Xionics stock options assumed	8,380

Total purchase price	$79,888

Fair value of net tangible assets of Xionics	$24,187
Intangible assets and goodwill	45,843
Purchase of in-process research and development	9,858

Total net tangible and intangible assets acquired	$79,888

        The following unaudited pro forma financial information presents the combined results of operations of Oak and Xionics as if the acquisition had occurred as of the beginning of fiscal 2000 after giving effect to certain adjustments, including amortization of intangibles. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combined companies constituted a single entity during such periods, and is not necessarily indicative of results which may be obtained in the future.

June 30, 2000
In thousands except for per share data:
Pro forma revenues	$104,721
Pro forma net loss	$(35,682)
Pro forma basic and diluted loss per share	$(0.68)

  Equity Investments

        During the second quarter of fiscal 2000 the Company made an equity investment in a start-up venture, Earjam.com, with a first payment of approximately $1.0 million for a minority equity position. The Company recorded a charge of $0.2 million against earnings in the second fiscal quarter of 2000 to write-off the amount of the investment allocated to in-process research and development. In January 2000, the Company made an additional $2.0 million payment in Earjam.com during the third quarter of fiscal 2000 and recorded an additional special charge of $0.3 million in the third fiscal quarter of 2000 to write-off the remaining amount of the investment allocated to in-process research and development. The amounts allocated to the in-process research and development charges during the second and third quarters of fiscal 2000 were determined through an established valuation technique used in the high technology industry. The amount allocated to in-process research and development was expensed upon acquisition, because technological feasibility had not been established and no alternative uses exist. The investment has been accounted for under the equity method of accounting. Although the companies are continuing to work together, as of June 30, 2000, due to a shift in the sentiment of the equity markets with respect to financing internet based start-up ventures and concerns about Earjam.com's ability to finance ongoing operations, the Company decided to write-down the remaining book value of this investment as the decline was other than temporary.

  Divestiture

        On June 21, 2000, the Company received notice that a company in which it held a small equity investment had been sold. The Company had indirectly acquired this equity interest through the acquisition of Xionics and valued it at fair market value on the date of acquisition. Subsequent to the acquisition, significant economic events occurred that resulted in an increase in the fair value of the investment. Under the terms of the sales agreement, Oak recorded a receivable for $2.6 million in other current assets which was subsequently received and a gain in other income of $1.2 million.

        On January 19, 2000, the Company announced the sale of its broadband business group located in the United Kingdom and associated intellectual property in the United States to Conexant Systems, Inc. Under the terms of the agreement, Oak received $24.9 million in cash and 293,794 shares of Conexant Systems Inc. common stock which had an original book value of $68.05 per share. The Company realized a gain of $22.1 million from the sale. During fiscal 2001, the Company reduced the basis of the shares of Conexant Systens Inc. common stock to a book value of $8.95 as a result of an impairment in the market value of the common stock which the Company believes is other than temporary resulting in a charge to non-operating expenses of $17.4 million.

        On June 25, 2002, a stock dividend was declared to Conexant shareholders in connection with the merger between Alpha Industries, Inc. and the wireless communications business of Conexant to create and form Skyworks Solutions, Inc. For each Conexant share, the Company received 0.351 shares of Skyworks Solutions Inc., or a total of 103,121 shares, and will continue to hold their existing Conexant shares. For fiscal 2002, the Company reduced the combined basis in these two investments to a book value of $1.62 per share for Conexant shares and $5.55 per share for Skyworks shares due to a further decline in the market value of the common stock which the Company believes to be other than temporary resulting in an additional charge to non-operating expenses of $1.6 million.

(11) INCOME TAXES

        The components of the income tax expense are as follows (in thousands):

	Year Ended June 30,
	2002	2001	2000
Current:
Federal	$—	$120	$—
State	—	—	2
Foreign	1,741	3,016	739
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	389	(1,086)	(741)

Total income tax expense	$2,130	$2,050	$—

        The domestic and foreign components of the net loss before income taxes are as follows (in thousands):

	Year Ended June 30,
	2002	2001	2000
US net loss before income taxes	$(27,062)	$(32,313)	$(31,102)
Foreign net income (loss) before income taxes	2,242	3,731	(1,760)

Net loss before income taxes	$(24,820)	$(28,582)	$(32,862)

        A reconciliation between the income tax expense (benefit) computed at the federal statutory rate and the effective tax rate is as follows (in thousands):

	Year Ended June 30,
	2002	2001	2000
Benefit at federal statutory tax rate	$(8,687)	$(10,003)	$(11,502)
State income tax, net of federal benefit	—	—	2
Rate differential on foreign income including withholding taxes	2,043	662	(2)
Goodwill amortization	1,490	1,603	797
Utilization of prior year net operating loss	—	(2,580)	—
Valuation allowance	7,284	12,368	10,705

Total income tax expense	$2,130	$2,050	$—

        The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows (in thousands):

	June 30,
	2002	2001
Deferred Tax Assets:
Net operating loss carryforwards	$34,271	$44,920
Tax credits	16,301	18,482
Various reserves and accruals	6,250	7,620
Acquired intangibles	1,257	—
Other	508	651
Capitalized research and development	1,244	—

Total gross deferred tax assets	59,831	71,673
Less valuation allowance	(59,031)	(68,781)

Gross deferred tax assets, net of valuation allowance	800	2,892
Deferred Tax Liabilities:
Acquired intangibles	—	(1,108)
Fixed assets depreciation differences	(800)	(1,395)

Total gross deferred tax liabilities	(800)	(2,503)

Net deferred tax assets	$—	$389

        The Company has set up a valuation allowance of $59,031,000 as of June 30, 2002. Given the recent operating results of the Company, management believes a full valuation is warranted. Included in the valuation allowance as of June 30, 2002 is tax benefits attributable to non-compensatory stock options of $16,433,000 which, when realized, will be a credit to additional paid-in-capital.

        As of June 30, 2002 and 2001, the Company has federal and state net operating loss ("NOL") carryforwards of approximately $91,387,000 and $109,521,000, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will begin to expire in fiscal year 2019. As of June 30, 2002 and 2001, the Company has state net operating loss carryforwards of approximately $54,080,000 and $73,240,000, respectively. State net operating loss carryforwards expire in fiscal years 2004 through 2006.

        As of June 30, 2002 and 2001, the Company has federal research and experimentation credit carryforwards of approximately $9,250,000 and $7,442,000, respectively, which expire from 2011 to 2021. The Company also has state research and experimentation tax credit carryforwards of approximately $8,654,000 and $6,334,000, respectively, which will be carried forward indefinitely.

        As of June 30, 2002 and 2001, the cumulative amount of unremitted earnings of non-US subsidiaries which the Company had not provided US taxes is approximately $5,410,000 and $13,171,000, respectively. The additional taxes that could arise if those earnings were to be remitted to the US would not be material after consideration of existing foreign tax credits. It is management's intent that these earnings will remain indefinitely invested outside the US.

(12) COMMITMENTS

  Leases

        The Company leases its US headquarters and certain facilities and equipment under non-cancelable operating leases. The Company is responsible for its share of expenses under the terms of certain of the leases.

        Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Year Ending June 30,
2003	$6,536
2004	6,308
2005	6,316
2006	6,602
2007	4,149
Thereafter	295

$30,206

        Rent expense was approximately $4,193,000, $3,103,000 and $2,602,000 for the years ended June 30, 2002, 2001 and 2000, respectively.

  Inventory Purchase Commitments

        The Company subcontracts all of its manufacturing to independent foundries. As of June 30, 2002 and 2001, the Company had approximately $5.3 million and $4.4 million, respectively, in outstanding non-cancelable purchase commitments with various wafer fabrication subcontractors.

(13) CONTINGENCIES

        The Company and various of its directors and former officers are parties to a consolidated class action lawsuit filed on behalf of all persons who purchased or acquired the Company's common stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. This state court proceeding, designated IN RE OAK TECHNOLOGY SECURITIES LITIGATION, Master File No. CV758510 was filed in Santa Clara County Superior Court in Santa Clara, California. The plaintiffs alleged violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. The plaintiffs sought unspecified monetary damages. The court dismissed all claims except the California Corporations Code Sections 25400/25500 cause of action against the Company, four officers and the Company's investment bankers and securities analysts.

        On July 16, 1998, the court provisionally certified a national class of all persons who purchased the Company's stock during the class period. On August 5, 2000 the court granted Company's motion for summary judgment and entered judgment in favor of the Company. The plaintiffs have appealed the court's decision which is currently under review by the Sixth District Court of Appeal. Based on its current information, the Company believes this suit to be without merit and will continue to defend its position vigorously. Although it is reasonably possible the court's ruling may be overturned on appeal and the Company may incur a loss upon an adverse conclusion of these claims, an estimate of any such loss cannot be made.

        Additionally, various of the Company's directors and former officers are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled IN RE OAK TECHNOLOGY DERIVATIVE ACTION, Master File No. CV758510. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and directors' trading in securities of the Company, has been stayed pending resolution of the above described class actions. The plaintiffs are seeking monetary damages, equitable relief and an accounting for the defendants' sales of shares of the Company's common stock. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any such loss cannot be made.

        If any of the above pending actions are decided adversely to the Company, it would likely have a material adverse affect on the Company's financial condition, cash flows and results of operations.

        On October 27, 1997, the Company filed a complaint in the United States District Court, Northern District of California against UMC for breach of contract, breach of the covenant of good faith and fair dealing and fraud based on UMC's breach of a settlement agreement entered into by Oak and UMC as a means to resolve an ITC action filed by Oak based on the Company's belief that UMC was violating U.S. trade laws by the unlicensed importing or selling of certain CD-ROM controllers that infringed one or more of the Company's United States patents. Under the terms of the settlement agreement, effective July 31, 1997, UMC agreed to cease and desist the manufacture and/or importation into the United States of its specified CD-ROM controllers, except under certain limited conditions which expired on January 31, 1998. The settlement agreement additionally provided for the withdrawal of the Company's ITC complaint against UMC.

        On December 24, 1997, UMC answered the Company's complaint and counterclaimed by asserting causes of action for rescission, restitution, fraudulent concealment, mistake, lack of mutuality, interference and declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the ITC action filed against UMC.

        In a related action to the lawsuit that was commenced by the Company against UMC, on December 19, 1997, MediaTek, a UMC affiliated, Taiwanese entity, filed a complaint in the United States District Court, Northern District of California, against the Company for declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the original ITC action against UMC, and intentional interference with prospective economic advantage. The Company filed its answer on January 8, 1998, denying all the allegations. The Company believes UMC's counterclaims and Mediatek's claims to be without merit.

        On June 11, 1998, the cases were consolidated for all purposes and stayed under 28 U.S.C. Section 1659, based on the judge's conclusion that the civil action involves the same issues before the International Trade Commission, initiated by Oak a second time as a result of the alleged breach of the settlement agreement. The stay was lifted due to the final resolution of the second ITC investigation and the decision of the Federal Circuit Court of Appeals on May 2, 2001 affirming the Commission's determination that there was no infringement of the Company's U.S. Patent No. 5,581,715. The Federal Circuit Court of Appeals did not review the Commission's determination that the Company's U.S.

Patent No. 5,581,715 was valid and enforceable. As a result of the decision rendered by the Federal Circuit Court of Appeals, and the lifting of the stay on the consolidated action pending in the United States District Court, Northern District of California, the parties are proceeding with the litigation. The trial in is scheduled to commence in January 2003.

        If any of the above pending actions with respect to UMC and MediaTek are decided adversely to the Company, it would likely have a material adverse affect on the Company's financial condition, cash flows and results of operations.

        On January 4, 2001 Samsung Electronics, a customer of the Company's Imaging Group, received a notification from Pitney Bowes alleging that the resolution enhancement technology (iRET) Samsung acquired from Xerographic Laser Images Corporation, Inc. ("XLI") in 1996 infringes Pitney Bowes U.S. Patent No. 4,386,272 ("272 patent"). XLI is a subsidiary of the Company as a result of an acquisition in the first quarter of Fiscal Year 1999. The terms of the agreement for the licensing of the iRET technology to Samsung require the Company, as successor in interest to XLI's assets and liabilities, to defend and indemnify Samsung from claims alleging the iRET technology supplied to Samsung infringes the intellectual property rights of a third party. On June 18, 2001 Pitney Bowes filed a complaint in the District Court of Connecticut, naming Samsung and others, claiming infringement of the '272 patent. On June 28, 2001 Samsung formally requested the Company to defend Samsung and the Company agreed to do so. Other XLI customers are also subject to Pitney Bowes allegation of infringement of the '272 patent. On September 7, 2001, the Company filed a motion to intervene on behalf of itself and for the benefit of any of its customers who may be subject to the Pitney Bowes allegations, in the District Court of Connecticut. The motion to intervene was granted on December 12, 2001. On February 5, 2002, this action was transferred to the United States District Court, District of Kentucky. The parties are proceeding with this litigation.

        If the above pending action, with respect to the Company's indemnification obligation in such action, is decided adversely, it would likely have a material adverse affect on the Company's financial condition, cash flows and results of operations.

        In January of 2002, the Company received a notice letter of infringement from Syndia Corporation, an assignee of U.S. Patent No. 4,702,808 ("808 patent") and U.S. Patent No. 5,131,941("941 patent") issued to Mr. Jerome Lemelson. The '808 and '941 patents claim certain plasma enhanced chemical vapor deposition etch processes that are use in the manufacture of semiconductor chips. The notice letter asserts that the Company's use and sale of semiconductor chips manufactured using processes claimed by the '808 and '941 patents constitutes an infringement The Company uses TSMC to manufacture its semiconductor products, and has notified TSMC of the claims made by Syndia. The terms of an indemnification agreement between the Company and TSMC require TSMC to indemnify Oak from claims alleging the manufacturing processes used by TSMC infringes the intellectual property rights of a third party. Pursuant to the terms of the indemnification agreement between the parties, TSMC has agreed to indemnify and hold the Company harmless against the claims made by Syndia.

        If TSMC fails to indemnify and hold the Company harmless, and Syndia is successful in its claim for infringement, it would likely have a material adverse affect on the Company's financial condition, cash flows and results of operations.

(14) STOCKHOLDERS' EQUITY

        The Company is authorized to issue two classes of stock, preferred stock and common stock, each with a par value of $0.001 per share. The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business.

  Preferred Stock

        The Company's Board of Directors has authorized 2,000,000 undesignated shares of preferred stock; none of these preferred shares have been issued. The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the powers, preferences and rights of the shares.

  Stock Repurchase Plan

        On January 22, 1998, the Company announced that its board of directors had authorized the repurchase of up to 2.0 million shares of its common stock either in the open market or in private transactions. As of June 30, 1999 the Company had repurchased all 2.0 million shares for approximately $9.4 million. On July 29, 1999 the Company announced that its Board of Directors had approved a stock repurchase plan authorizing up to an additional four million shares of the Company. Repurchase was to be made from time to time at certain price thresholds over a one-year period. In fiscal 2000, the Company repurchased an additional 381,000 of its common stock for $1.8 million at $4.78 per share. As of June 30, 2000, the Company was holding approximately 2.4 million shares in treasury stock for approximately $11.3 million. On January 23, 2001, the Company's Board of Directors approved a stock repurchase authorizing the repurchase of up to four million shares of Oak Technology common stock in the open market or privately negotiated transactions over a one year period, unless further extended by the Board. The plan authorized but does not require the Company to repurchase all four million shares. During fiscal 2001, the Company repurchased 1,915,000 of its common stock for approximately $12.0 million at an average price of $6.275 per share. As of June 30, 2002, the Company has approximately 4.3 million shares of treasury stock at a book value of approximately $23.3 million.

  Stock Options

        Upon the re-incorporation of the Company in Delaware in February 1995, the Company assumed the obligations of its predecessor under the 1988 Stock Option Plan (the "1988 Plan"), as amended and restated. The Company does not intend to issue any additional options under the 1988 Plan.

        In December 1994, the Board of Directors approved the 1994 Stock Option Plan (the "1994 Plan") under which 6,000,000 shares of Common Stock, determined after the effect of a two for one stock split, were reserved for issuance. 6,000,000 additional shares were approved in November 1998, 1,900,000 shares were approved in December 2000 and 1,900,000 shares were approved in February 2002. Under the 1994 Plan, either incentive or non-qualified options to purchase the Company's common stock may be granted to employees as determined by the Board of Directors at prices generally at market value at the date of grant (110% in certain cases of non-qualified options). Non-qualified options may be granted to employees, other non-employee directors and consultants as determined by the Board of Directors at prices not lower than 85% of market value at the date of grant. The Board of Directors also has the authority to set exercise dates (generally no longer than five years from date of grant), payment terms and other provisions for each grant.

        In December 1994 the Board of Directors also approved the 1994 Outside Directors' Stock Option Plan (the "Directors Plan"), under which 500,000 shares of Common Stock, determined after the effect of a two for one stock split, were reserved for issuance. The Directors Plan provides for the automatic grant of options to purchase shares of Common Stock to non-employee Directors of the Company.

        On July 17, 2001, the Company's Board of Directors authorized a stock option exchange program in which employees who held Oak options at a grant price of $15.00 or above had the option to exchange their existing options for new options to be issued at a later date (at least 6 months from date of cancellation) or to continue to hold the options they presently hold. In accordance with the exchange program, 776,480 existing options were cancelled on September 14, 2001 and were replaced with new grants on March 18, 2002.

        Stock options are subject to vesting, generally over 50 months, and typically have a ten-year life. Under the 1988 Plan, shares are exercisable prior to vesting and are held in escrow until vested; however, unvested shares are subject to a right of repurchase by the Company at their original purchase price upon termination of employment. Unexercised options expire 90 days after termination of employment with the Company.

        A summary of all the Company's stock option plans is set forth below:

	Options Outstanding	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Balances, June 30, 1999	10,351,164	$3.44	2,417,486	$3.90
Granted	7,509,503	$7.29
Exercised	(2,216,406)	$2.64
Canceled	(2,397,369)	$3.76

Balances, June 30, 2000	13,246,892	$5.70	5,005,923	$3.25
Granted	3,968,580	$10.67
Exercised	(3,378,678)	$3.00
Canceled	(2,949,868)	$8.02

Balances, June 30, 2001	10,886,926	$7.72	4,076,770	$5.32
Granted	5,164,980	$8.51
Exercised	(1,460,132)	$4.17
Canceled	(1,943,392)	$13.41

Balances, June 30, 2002	12,648,382	$7.58	4,565,006	$6.75

        In connection with the Company's acquisition during fiscal 2000 of Xionics, the Company assumed all outstanding options granted by Xionics prior to the acquisition date which converted into 3.3 million Company options.

        The weighted average fair market values of options granted in fiscal years 2002, 2001 and 2000 were $6.36, $7.71 and $5.19, respectively.

        The following table provides information regarding the Company's outstanding stock options in plans approved by stockholders compared to those stock options issued outside of stockholder-approved plans as of June 30, 2002:

			(c)
			Number of Security Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)
	Number of Securities to be Issued Upon Exercise of Options	Weighted Average Exercise Price of Outstanding Options
Equity compensation plans approved by stockholders	11,343,382	$8.10	1,344,759
Equity compensation plans not approved by stockholders	1,305,000	$3.00	—

Total	12,648,382	$7.58	1,344,759

        The following table summarizes information about the stock options outstanding as of June 30, 2002:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Exercise Prices	Options at June 30, 2002		Weighted Average Exercise Price	Shares at June 30, 2002	Weighted Average Exercise Price
$ 0.00 to $ 3.00	2,345,952	6.51	$2.79	2,045,122	$2.79
$ 3.01 to $ 4.00	522,402	6.59	$3.30	333,259	$3.28
$ 4.01 to $ 8.00	5,252,150	9.05	$5.89	630,458	$6.24
$ 8.01 to $12.00	1,529,697	8.83	$10.58	286,443	$11.32
$12.01 to $14.00	2,308,185	8.14	$13.03	1,226,782	$13.07
$14.01 to $26.00	689,996	9.43	$15.03	42,942	$18.35

$ 0.00 to $26.00	12,648,382	8.30	$7.58	4,565,006	$6.75

        At June 30, 2002, options to purchase 1,344,759 shares were available for future grants under the Company's stock option plans.

  Stock Purchase Plan

        In December 1994, the Board of Directors approved the 1994 Stock Purchase Plan (the "Stock Purchase Plan") under which 600,000 shares of common stock were reserved for issuance with the stock split; 1,000,000 additional shares were approved in November 1998, 700,000 shares were approved in December 2000, and 500,000 shares were approved in July 2002. The Stock Purchase Plan permits eligible employees to purchase shares at a price equal to 85% of the market value at certain pre-defined dates. Under the Stock Purchase Plan, 197,679, 189,520, and 444,012 shares were issued in fiscal years 2002, 2001 and 2000 at weighted average prices of $7.58, $9.06 and $3.05 and weighted average fair values of $3.61, $6.86 and $1.51, respectively. At June 30, 2002, 719,283 shares were available for future issuance under the Stock Purchase Plan.

  Stockholders Rights Plan

        On August 19, 1997 the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.001 per share (the "Common Stock") of the Company. The dividend was payable on August 29, 1997 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.001 per share of the Company at a price of $60.00 per Unit subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 19, 1997 between the Company and BankBoston, N.A., as Rights Agent. The Rights expire on August 19, 2007.

  Fair Value Information

        The Company applies APB Opinion 25 and related Interpretations in accounting for its stock options plans. As the fair value of the options at the date of grant were equivalent to the exercise price, no compensation cost has been recognized for its stock option plans or its Stock Purchase Plan. Had compensation cost for the Company's option plans been determined consistent with FASB Statement No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended June 30,
	2002	2001	2000
Net loss:
As reported	$(26,950)	$(30,632)	$(32,862)
Pro forma	$(42,627)	$(43,156)	$(44,009)
Basic and diluted net loss per share:
As reported	$(0.49)	$(0.56)	$(0.71)
Pro forma	$(0.77)	$(0.80)	$(0.96)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with a dividend yield of zero percent and the following weighted average assumptions:

	Stock Option Plans			Stock Purchase Plan
	2002	2001	2000	2002	2001	2000
Expected life (years)	5.40	5.25	3.76	0.50	0.50	0.50
Expected volatility	92%	88%	79%	92%	88%	79%
Risk-free interest rate	4.37%	5.31%	6.11%	2.55%	5.27%	6.11%

(15) EMPLOYEE BENEFIT PLAN

        In July 1990, the Company adopted a 401(k) Profit Sharing Plan ("401(k) Plan") which is intended to qualify under section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers substantially all of the Company's US employees. Participants may elect to contribute a percentage of their compensation to this plan, up to the statutory maximum amount. The Company makes contributions to the 401(k) Plan based on 25% of an employee's contribution up to a maximum of 1.25% of total compensation. Approximately $412,000, $408,000 and $326,000 in matching contributions were recorded during fiscal years 2002, 2001 and 2000, respectively.

(16) RESTRUCTURING

        During fiscal 2002, the Company recorded restructuring charges of $3.2 million related to the reduction in force of approximately 70 employees company wide due to the restructuring of the overall business as well as additional probable losses on a sublease where the tenant experienced financial difficulty and abandoned the facility with approximately five years remaining on the sublease. The Company expects that the remaining amounts payable under the terms of the sublease will be paid in cash by the end of fiscal 2003. All severance related amounts are expected to be paid in cash prior to December 31, 2002.

        During fiscal 2001, the Company recorded restructuring charges of $2.6 million related to the reduction in force due to the restructuring of the overall business and the planned sublease of the resulting excess office space offset by a recovery of $0.8 million related to fiscal 2000 restructuring. Approximately 30 employees were included in the reduction in force. During fiscal 2000, the Company had accrued $3.3 million as restructuring charges, primarily related to the abandonment of its leased facility in Andover, Massachusetts. The Company was able to negotiate a new sublease of the previously abandoned facility. This recovery resulted in a net restructuring charge of $1.8 million to the fiscal 2001 income statement.

        The expenses relating to the fiscal 2001 and 2002 restructuring charges are summarized as follows (in thousands):

	Severance	Facilities	Other	Total
Balance, June 30, 2000	$—	$1,270	$—	$1,270
Provision recorded	1,631	—	134	1,765
Provision utilized	(1,631)	(538)	(35)	(2,204)

Balance, June 30, 2001	—	732	99	831
Provision Recorded	2,124	1,089	—	3,213
Provision Utilized	(1,740)	(164)	(83)	(1,987)

Balance, June 30, 2002	$384	$1,657	$16	$2,057

(17) SEGMENT INFORMATION

        SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision-maker is considered to be the chief executive officer ("CEO").

        For the first two quarters of fiscal year 2000, Oak Technology had three reportable segments offering different product lines to each of its target markets: Optical Storage, Imaging and Consumer. The Optical Storage Group provides high-performance controllers for CD-ROM and CD-RW to OEM's who serve the optical storage market. The Imaging Group provides high-performance imaging systems for the digital imaging environment, including products used in digital laser copiers and printers as well as multifunction peripherals. The Consumer Group targeted its products for the digital entertainment system market, with focus on integrated circuits for video disk player systems (DVD and VCD) and digital broadcast applications. With the sale of the broadband business to Conexant in early January 2000, the Company has two remaining reportable segments: Optical Storage and Imaging. The Company evaluates operating segment performance based on net revenues and direct operating expenses of these segments. The accounting policies of the operating segments are the same as those described in the summary of accounting policies. Imaging segment information reported for the fiscal year ended June 30, 2001 and 2000 includes the effects of the Xionics acquisition completed on January 11, 2000. The Company does not allocate assets to its individual operating segments. No reportable segments have been aggregated.

        Information about reported segment income or loss is as follows for the years ended June 30, 2002, 2001 and 2000 (in thousands):

	2002	2001	2000
Net revenues:
Optical Storage	$98,743	$116,864	$36,035
Imaging	47,890	59,319	46,156
Consumer	—	—	4,264

	$146,633	$176,183	$86,455

Cost of goods sold and direct operating expenses:
Optical Storage	$96,145	$104,346	$43,764
Imaging	31,055	38,162	37,118
Consumer	—	—	9,843

	$127,200	$142,508	$90,725

Contribution Margin:
Optical Storage	$2,598	$12,518	$(7,729)
Imaging	16,835	21,157	9,038
Consumer	—	—	(5,579)

	$19,433	$33,675	$(4,270)

        A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements for the fiscal years ended June 30, 2002, 2001 and 2000 is as follows (in thousands):

	2002	2001	2000
Contribution margin from operating segments	$19,433	$33,675	$(4,270)
Indirect costs of goods sold and expenses	26,384	28,993	25,562
Amortization of intangibles	12,566	14,716	10,516
Depreciation expense	7,128	7,841	6,943
Acquired in-process research and development.	—	—	10,533
Restructuring expenses	3,213	1,765	3,285

Total operating loss	(29,858)	(19,640)	(61,109)
Gain on sale of business	—	—	22,075
Other income (loss)	(5,038)	(8,942)	6,172

Loss before taxes	$(24,820)	$(28,582)	$(32,862)

        Indirect costs of goods sold and operating expenses includes all costs and expenses not specifically charged to the operating segments in the financial information reviewed by Oak's chief decision making officer. These include inventory reserve provisions and adjustments; operating overhead included in consolidated cost of goods sold; corporate research and development expenses; and most of the Oak's selling, general and administrative expenses.

        Oak maintains operations in the United States, Taiwan, Japan, United Kingdom, Korea and Germany. Activities in the United States consist of corporate administration, product development, logistics and worldwide sales management. Foreign operations consist of regional sales and limited board-level manufacturing.

        The following distribution of net revenues for the years ended June 30, 2002, 2001 and 2000 are as follows (in thousands):

	Year Ended June 30,
	2002	2001	2000
Revenue from unaffiliated customers originating from:
North America	$16,488	$28,775	$21,881
Japan	56,819	70,485	27,856
Korea	32,473	64,629	29,428
Taiwan	21,060	9,438	932
Europe	2,571	2,173	2,933
Philippines	16,178	—	—
Other	1,044	683	3,425

	$146,633	$176,183	$86,455

        The following distribution of identifiable assets by geographic areas and property and equipment as of June 30, 2002, 2001 and 2000 are as follows (in thousands):

	Year Ended June 30,
	2002	2001	2000
Identifiable assets:
United States	$183,935	$181,669	$208,562
Japan	8,555	10,644	9,544
Taiwan	8,974	7,491	12,036
Korea	284	368	—
Europe	1,128	4,067	6,258

	$202,876	$204,239	$236,400

Property and equipment, net:
United States	$12,764	$11,765	$13,820
Japan	577	363	430
Taiwan	4,845	4,955	5,089
Korea	135	178	—
Europe	640	1,187	399

	$18,961	$18,448	$19,738

        The following table summarizes the annual percentage contribution to net revenues by customers when sales to such customers exceeded 10% of net revenues and the associated percentage of total accounts receivable due from these customers. Customers included herein were primarily from the Optical Storage business segment.

	Percentage Of Net Revenues Year Ended June 30,
	2002	2001	2000
A	20%	31%	26%
B	11%	—	—
C	11%	—	—
D	—	—	16%

	Percentage of Net Accounts Receivable As of June 30,
	2002	2001	2000
F	34%	21%	—
C	24%	—	—
G	14%	—	—
H	12%	—	—
I	—	19%	—
E	—	15%	—
A	—	10%	17%
D	—	—	11%
J	—	—	11%

(18) SUBSEQUENT EVENTS

        On July 29, 2002, the Company's Board of Directors approved a stock repurchase authorizing the repurchase of up to four million shares of Oak Technology common stock in the open market or privately negotiated transactions over a two-year period, unless further extended by the Board. The plan authorized but does not require the Company to repurchase all four million shares.

(19) QUARTERLY RESULTS—UNAUDITED

	Three Months Ended
	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002
	(In Thousands, Except Per Share Data)
Total revenues	$50,988	$60,633	$27,730	$36,832	$33,301	$36,288	$42,096	$34,948
Gross profit	$25,963	$28,292	$11,400	$18,421	$16,243	$18,344	$21,158	$14,926
Operating income (loss)	$(940)	$1,200	$(14,129)	$(5,771)	$(7,647)	$(7,368)	$(2,868)	$(11,975)
Net income (loss)	$1,284	$2,825	$(12,661)	$(22,080)	$(6,249)	$(6,264)	$(1,740)	$(12,697)
Basic net income (loss) per share(1)	$0.02	$0.05	$(0.23)	$(0.41)	$(0.11)	$(0.11)	$(0.03)	$(0.23)
Diluted net income (loss) per share(1)	$0.02	$0.05	$(0.23)	$(0.41)	$(0.11)	$(0.11)	$(0.03)	$(0.23)
Shares used in basic per share calculations(1)	53,472	54,726	54,884	54,034	54,540	55,027	55,567	55,890
Shares used in diluted per share calculations(1)	63,130	62,014	54,884	54,034	54,540	55,027	55,567	55,890

(1)
Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2003	June 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$13,562	$38,252
Short-term investments	54,313	104,414
Accounts receivable, net of allowance for doubtful accounts of $3,772 and $3,604, respectively	10,098	10,096
Inventories	1,986	4,929
Prepaid expenses and other current assets	10,165	5,535

Total current assets	90,124	163,226
Property and equipment, net	15,481	18,961
Intangible assets, net	31,008	6,611
Goodwill	27,084	13,275
Other assets	1,162	803

Total assets	$164,859	$202,876

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,023	$14,065
Accrued expenses	30,148	16,951
Deferred revenue	3,653	2,970

Total current liabilities	40,824	33,986
Other long-term liabilities	898	899

Total liabilities	41,722	34,885

Contingencies (Note 5)
Stockholders' equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized; none issued and outstanding as March 31, 2003 and June 30, 2002	—	—
Common stock, $0.001 par value; 130,000,000 shares authorized at March 31, 2003 and June 30, 2002; 60,764,038 shares issued and 56,051,558 shares outstanding as of March 31, 2003; and 60,285,392 shares issued and 55,987,912 shares outstanding as of June 30, 2002	61	60
Additional paid-in capital	252,142	246,587
Treasury stock	(24,902)	(23,273)
Accumulated other comprehensive income	705	1,028
Deferred stock compensation	(1,852)	—
Accumulated deficit	(103,017)	(56,411)

Total stockholders' equity	123,137	167,991

Total liabilities and stockholders' equity	$164,859	$202,876

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Revenues:
Product revenues	$17,250	$35,122	$59,407	$89,007
Software and other revenues	8,615	6,974	25,067	22,678

Total revenues	25,865	42,096	84,474	111,685

Cost of revenues and operating expenses:
Cost of product revenues	8,785	19,957	29,604	52,862
Cost of software and other revenues	1,699	981	5,531	3,078
Research and development expenses	15,755	13,161	46,436	39,167
Selling, general and administrative expenses	9,439	7,423	27,631	22,517
Amortization of intangibles	2,468	3,046	6,978	9,520
Acquisition related expenses (see note 6)	1,667	—	9,339	—
Deferred stock compensation (see note 6)	124	—	206	—
Restructuring charge	4,046	396	7,207	2,424

Total cost of revenues and operating expenses	43,983	44,964	132,932	129,568
Operating loss	(18,118)	(2,868)	(48,458)	(17,883)
Non-operating income, net	508	1,573	3,429	5,206

Loss before income taxes	(17,610)	(1,295)	(45,029)	(12,677)
Income taxes	366	445	1,577	1,576

Net loss	$(17,976)	$(1,740)	$(46,606)	$(14,253)

Net loss per basic and diluted share	$(0.32)	$(0.03)	$(0.83)	$(0.26)

Shares used in computing basic and diluted net loss per share	55,977	55,567	55,953	55,042

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(46,606)	$(14,253)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,894	14,757
Amortization of deferred stock compensation	206	—
In-process research and development	6,960	—
Other	109	82
Changes in operating assets and liabilities:
Accounts receivable	2,169	5,052
Inventories	4,717	1,954
Prepaid expenses, other current assets and other assets	4,584	1,790
Accounts payable and accrued expenses	(10,997)	3,514
Deferred income taxes, deferred revenue and other liabilities	532	1,332

Net cash provided by (used in) operating activities	(24,432)	14,228

Cash flows from investing activities:
Purchases of short-term investments	(95,370)	(86,983)
Proceeds from matured short-term investments	145,148	81,135
Additions to property and equipment, net	(5,281)	(6,288)
Acquisition of TeraLogic, net of cash acquired	(44,959)	—
Acquisition of Accel, net of cash acquired	—	(3,238)

Net cash used in investing activities	(462)	(15,374)

Cash flows from financing activities:
Issuance of common stock, net	1,833	6,735
Treasury stock acquisitions	(1,629)	—

Net cash provided by financing activities	204	6,735

Net increase (decrease) in cash and cash equivalents	(24,690)	5,589
Cash and cash equivalents, beginning of period	38,252	25,141

Cash and cash equivalents, end of period	$13,562	$30,730

Supplemental information:
Cash paid during the period:
Interest	$—	$—

Income taxes	$1,628	$3,404

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Preparation

        The accompanying unaudited condensed consolidated financial statements of Oak Technology, Inc. and subsidiaries ("Oak" or the "Company") have been prepared in conformity with accounting principles generally accepted in the United States of America. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). In the opinion of management, the condensed consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or in any future period. This quarterly report on Form 10-Q should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended June 30, 2002, included in the Oak Technology, Inc. 2002 Annual Report on Form 10-K filed with the Commission.

Reclassifications

        Certain prior period amounts have been reclassified to conform to the current period presentation.

Derivative Instruments and Hedging Activities

        The Company periodically enters into economic hedges by purchasing foreign exchange contracts as a hedge against foreign currency denominated accounts receivables or fixed sales commitments. The Company does not enter into foreign exchange contracts for speculative or trading purposes. As March 31, 2003, the Company did not have any foreign currency exchange contracts outstanding.

Recently Issued Accounting Standards

        The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", or SFAS 142, in the first quarter of fiscal 2003. SFAS 142 supersedes Accounting Principles Board Opinion No. 17, Intangible Assets, and discontinues the amortization of goodwill. In addition, SFAS 142 includes provisions regarding: 1) the reclassification between goodwill and identifiable intangible assets in accordance with the new definition of intangible assets set forth in Statement of Financial Accounting Standards No. 141, Business Combinations; 2) the reassessment of the useful lives of existing recognized intangibles; and 3) the testing for impairment of goodwill and other intangibles.

        Based on criteria set out in SFAS 142, as of July 1, 2002, the Company reclassified $0.7 million of net assets previously classified as acquired workforce to goodwill resulting in total goodwill of $13.3 million. In accordance with SFAS 142, beginning July 1, 2002, goodwill is no longer amortized, but is reviewed periodically for impairment on at least an annual basis and upon the initial adoption of SFAS No. 142. This impairment review involves a two-step process as follows:

        Step 1—The Company compares the fair value of its reporting units to the carrying value, including goodwill of each of those units. If a unit's fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary. For each reporting unit where the fair value is less than the carrying value, including goodwill, the Company must perform Step 2.

        Step 2—The Company performs an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This derives an implied fair value for the reporting unit's goodwill. The Company then compares the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill is greater than the implied fair value of its goodwill, an impairment charge would be recognized for the excess.

        The Company performed Step 1 of the goodwill impairment analysis required by SFAS 142 as of July 1, 2002 during the quarter ended December 31, 2002 and concluded that goodwill was not impaired, as the fair value of each reporting unit exceeded its carrying value, including goodwill. Accordingly, Step 2 was not performed. For purposes of this analysis, the Company defines reporting units as its operating segments, or where the Company so measures, a lower level unit or component that more discretely measures the results of an acquired business within an operating segment. For instance the Company measures the Imaging Business Segment in two discrete components, the Hardware group and the Software group. The Company's other operating segments do not have subcomponents. The fair value of the reporting units was estimated using the average of the expected present value of future cash flows and of the market multiple value. The Company will continue to test for impairment on an annual basis and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company's reporting units below their carrying amounts.

        Intangible assets subject to amortization are being amortized using the straight-line method over the following useful lives: purchased technology, three to five years; patents, five years; and tradenames and others, one to five years. No changes were made to the useful lives of amortizable intangible assets in connection with the adoption of SFAS 142.

        Goodwill and intangible assets are comprised of the following (in thousands):

	March 31, 2003			June 30, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Balance	Gross Carrying Amount	Accumulated Amortization	Net Balance
Amortized intangible assets:
Purchased technology	$50,369	$(22,663)	$27,706	$21,989	$(16,444)	$5,545
Patents	1,448	(941)	507	1,448	(724)	724
Tradename and others	3,679	(884)	2,795	684	(342)	342
Unamortized intangible assets:
Goodwill(*)	27,084	—	27,084	13,275	—	13,275

Total	$82,580	$(24,488)	$58,092	$37,396	$(17,510)	$19,886

(*)
Goodwill is net of accumulated amortization immediately prior to the adoption of SFAS No. 142

        Reconciliation of net loss excluding amortization of goodwill is as follows (in thousands, except per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net loss as reported	$(17,976)	$(1,740)	$(46,606)	$(14,253)
Add back amortization of goodwill	—	1,295	—	3,988

Total adjusted net loss	$(17,976)	$(445)	$(46,606)	$(10,265)

Basic and diluted earnings per share:
As reported	$(0.32)	$(0.03)	$(0.83)	$(0.26)

As adjusted	$(0.32)	$(0.01)	$(0.83)	$(0.19)

	Fiscal Year Ended June 30,
	2002	2001	2000
Net loss as reported	$(26,950)	$(30,632)	$(32,862)
Add back amortization of goodwill	5,179	5,179	2,589

Total adjusted net loss	$(21,771)	$(25,453)	$(30,273)

Basic and diluted earnings per share:
As reported	$(0.49)	$(0.56)	$(0.71)

As adjusted	$(0.39)	$(0.47)	$(0.66)

        Estimated future intangible amortization expense, based on current balances, as of March 31, 2003 is as follows (in thousands):

Fiscal Year	Amount
2003 (remaining three months)	$2,467
2004	8,161
2005	6,263
2006	6,050
2007	6,050
2008	2,017

Total	$31,008

        The changes in the carrying amount of goodwill for the nine months ended March 31, 2003 are as follows (in thousands):

	Optical Storage	Imaging	TeraLogic	Total
Balance at June 30, 2002	$3,113	$10,162	$—	$13,275
Acquisition	—	—	13,809	13,809

Balance at March 31, 2003	$3,113	$10,162	$13,809	$27,084

        On October 3, 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144") SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." The primary objectives of SFAS 144 are to develop one accounting model based on the framework established in SFAS 121 for long-lived assets to be disposed of by sale, and to address significant implementation issues. The Company has adopted SFAS 144 for its fiscal year beginning July 1, 2002. The adoption of SFAS 144 did not have a material effect on the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The Company has adopted SFAS 146 for the third fiscal quarter beginning January 1, 2003 and does not expect that the adoption will have a material impact on its financial position, results of operations, or cash flows.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company believes that the adoption of this standard will have no material impact on its financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard did not have a material impact on our financial statements.

        The Company enters into standard indemnification agreements with its customers in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party, generally business partners or customers, for losses suffered or incurred in connection with patent, copyright or other intellectual property infringement claims by any third party with respect to the Company's products. The term of these indemnification agreements is generally perpetual, effective after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally limited to the fees incurred but in some cases can be unlimited. However, to date, the Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements except for one instance which has been adequately covered by its accruals.

        Through the normal course of business, the Company replaces parts that do not meet certain agreed upon specifications. Any returns are typically a result of exchanging a small number of defective parts with the same non-defective product. Such exchanges have historically represented less than 1% of total shipments. The warranty periods generally range less than one year. The Company has not incurred significant expenses under its product or service warranties. As a result, the Company believes the potential claims related to such agreements are minimal and that the warranty liability recorded as of March 31, 2003 is sufficient to cover such claims.

        The following represents the activity in the warranty accrual for the nine-month period ended March 31, 2003 (in thousands):

Warranty accrual at June 30, 2002	$250
Increase due to acquisition	75
Charges to cost of sales	56
Utilization of reserve due to exchange of defective products	(56)

Warranty accrual at March 31, 2003	$325

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The adoption of this standard during the quarter ended March 31, 2003 did not have a material impact on the Company's financial statements. (See Note 7)

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company believes that the adoption of this standard will not have a material impact on its financial statements.

2. Inventories

        Inventories are stated at the lower of cost (first in, first out) or market and consisted of the following (in thousands):

	March 31, 2003	June 30, 2002
Purchased parts and work in process	$839	$1,056
Finished goods	1,147	3,873

	$1,986	$4,929

3. Net Loss Per Share

        Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock and dilutive common equivalent shares from stock options and warrants outstanding during the period in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." As the Company was in a loss position for all periods presented, there were no differences between basic and dilutive loss per share. The following table provides a reconciliation of the components of the basic and diluted net loss per share computations (in thousands, except per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net loss from continuing operations	$(17,976)	$(1,740)	$(46,606)	$(14,253)

Basic common shares	55,977	55,567	55,953	55,042
Effect of dilutive securities:
Common stock options	—	—	—	—

Dilutive weighted average shares	55,977	55,567	55,953	55,042

Net loss per share from continuing operations:
Basic	$(0.32)	$(0.03)	$(0.83)	$(0.26)

Diluted	$(0.32)	$(0.03)	$(0.83)	$(0.26)

        For the three and nine month periods ended March 31, 2003, there were approximately 9,660,000 and 9,915,000 weighted average options outstanding, respectively, which were excluded from the calculation of diluted weighted average shares outstanding as inclusion of these options would have had an anti-dilutive effect.

        Similarily, for the three and nine month periods ended March 31, 2002, there were approximately 238,000 and 2,331,000 weighted average options outstanding, respectively, which were excluded from the calculation of diluted weighted average shares outstanding as inclusion of these options would have had an anti-dilutive effect.

4. Acquisitions

        On October 25, 2002, Oak concluded the acquisition of TeraLogic, Inc. ("TeraLogic") pursuant to an acquisition agreement entered into on October 7, 2002. The acquisition is comprised of a cash payment of approximately $38 million, the repayment of a debt obligation of approximately $5 million, and the assumption of approximately $4 million of TeraLogic's debt and obligations by Oak. In addition, Oak reserved approximately 2.3 million shares of the Company's common stock for future issuance to the employees of TeraLogic pursuant to options granted to them upon closing the transaction. The transaction is accounted for under SFAS No. 141, "Business Combinations," using the purchase method of accounting and accordingly the results of operations of TeraLogic have been included in the Company's financial statements since the date of acquisition.

        Oak's primary objective in acquiring Teralogic was to acquire an established base of qualified HDTV technology along with the associated business, revenue stream and design wins with significant customers, coupled with an assembled engineering workforce and body of knowledge that would enable the Company to continue to develop commercial HDTV technology and participate in a growing market. Based on these factors, the purchase price exceeded the net assets acquired resulting in the recognition of goodwill and other intangible assets.

        The unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $49.2 million, as follows (in thousands):

Cash payments	$43,045
Fair value of stock options granted	3,723
Acquisition costs	2,473

Total consideration	$49,241

        Non-qualified options to purchase approximately 2.3 million shares of Oak common stock with a term of ten years were granted to TeraLogic employees as part of the acquisition and the corresponding fair value of these options of $3.7 million was included in the purchase price. The fair value of stock options was determined using the Black-Scholes option pricing model, applying a weighted average expected life of 5.4 years, a weighted average risk-free rate of 4.37%, an expected dividend yield of zero percent, a volatility of 92% and a fair value of $2.04 per share. The intrinsic value of these unvested options, totaling approximately $2.1 million, has been recorded as Deferred Stock Compensation and will be amortized over the vesting period of 50 months on a straight line basis.

        Acquisition costs include $1.1 million of payments to certain shareholders of TeraLogic for covenants not to compete, $1.0 million of investment banker fees and $0.4 million of legal and accounting fees.

        The purchase price allocation was as follows (in thousands):

Net liabilities acquired	$(961)
Customer advance assumed	(4,000)
Deferred stock compensation	2,058
In-process research and development	6,960
Intangible assets	31,375
Goodwill	13,809

$49,241

        The following table summarizes the estimated fair value of the tangible assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and short-term investments	$559
Other current assets	4,187
Inventory	2,523
Property, plant and equipment	3,909
Other assets	125
Current liabilities	(12,264)

Net liabilities acquired	$(961)

        Tangible assets were valued at their respective carrying amounts as the Company believes that these amounts approximate their current fair values. The valuation of the acquired intangible assets which was based on management's estimates and considered various factors including appraisals, resulted in a value of purchased technology of approximately $28.4 million, trademarks and others of approximately $1.9 million and covenants not to compete of approximately $1.1 million. Purchased technology and trademarks and others are being amortized over their estimated useful lives of 5 years and the covenants not to compete is being amortized over their useful lives of 12 to 18 months. In accordance with SFAS 142, goodwill of approximately $13.8 million is not amortized and will be tested for impairment at least annually.

        As a result of the acquisition of TeraLogic, the Company incurred acquisition related charges of approximately $7.8 million during the quarter ended December 31, 2002 which includes an in-process research and development charge of $7.0 million and amortization of deferred stock compensation and other deferred compensation attributable to the acquisition of TeraLogic of $0.8 million.

        Approximately $7.0 million of the purchase price represents the estimated fair value of an acquired in-process research and development project that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed upon the acquisition date. The Company expects that the technology will be successfully completed by the fourth quarter of fiscal 2003 with approximately $4 million in remaining costs. At the time of acquisition, TeraLogic had one material project in process, Generation 9, an integrated System on a Chip that integrates a previous generation of the technology with a new Audio DSP Core as well as a MIPS 64 bit processor and certain other video processing features. The value of in-process research and development was determined using the multi-period excess earnings method by estimating the expected net cash flows from the Generation 9 project once commercially viable, discounting the net cash flows back to their present value using a discount rate of 23%. This rate was based on the industry segment for the technology, nature of the products to be developed, length of time to complete the project and overall maturity and history of the development team. The net cash flows from the identified project were based on estimates of revenue, cost of revenue, research and development expenses, selling general and administrative expenses, and applicable income taxes. These estimates did not take into account any potential synergies that could be realized as a result of the acquisition. Revenues for Generation 9 and the incremental core technology developed are expected to commence in the fourth quarter of fiscal 2003 and extend through 2009. We based our revenue projections on estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

        As of March 31, 2003, the Company has incurred approximately $1.6 million of the estimated $4 million in remaining costs to complete the development of the Generation 9 project. As of March 31, 2003, there have been no material variations from the underlying assumptions that were used in the original computation of the acquired in-process research and development amount.

        The following unaudited pro forma financial information presents the combined results of operations of Oak and TeraLogic as if the acquisition had occurred as of the beginning of fiscal 2002 and 2003, after giving effect to certain adjustments, including amortization of intangibles. The in-process research and development charge of $7.0 million is not reflected in the unaudited pro forma combined condensed statement of operations. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combined companies constituted a single entity during such periods, and is not necessarily indicative of results which may be obtained in the future.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
In thousands except for per share data:
Pro forma revenues	$25,865	$45,385	$90,508	$120,589

Pro forma net loss	$(17,976)	$(8,638)	$(55,582)	$(37,021)

Pro forma basic and diluted loss per share	$(0.32)	$(0.16)	$(1.00)	$(0.68)

        On July 5, 2001, the Company acquired privately held Accel Technology, K.K. ("Accel") a company based in Osaka, Japan which develops the mechanical construction and design of computers and relevant equipment, such as CD-R/RW drives and DVD players. This acquisition allows Oak to move more quickly into the consumer space by providing turnkey platforms to consumer electronics customers to minimize their development efforts. The Company paid approximately $3.2 million in cash for all the outstanding common shares and stock options of Accel. The transaction has been accounted for under SFAS No. 141, "Business Combinations," using the purchase method of accounting. The results of operations of Accel have been included in the results of Oak's consolidated financial statements from July 12, 2001. The historical operations of Accel are not material to the financial position or results of operations of the Company; therefore, no pro forma information is presented. The acquisition resulted in goodwill of approximately $3.1 million, which will not be amortized in accordance with the provisions of SFAS 142.

5. Contingencies

        Oak and various of its directors and former officers are parties to a consolidated class action lawsuit filed on behalf of all persons who purchased or acquired Oak common stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. This state court proceeding, designated IN RE OAK TECHNOLOGY SECURITIES LITIGATION, Master File No. CV758510 was filed in Santa Clara County Superior Court in Santa Clara, California. The plaintiffs alleged violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. The plaintiffs sought unspecified monetary damages. The court dismissed all claims except the California Corporations Code Sections 25400/25500 cause of action against Oak and four former officers. On August 5, 2000 the court granted defendant's motion for summary judgment and entered judgment in favor of Oak and the former officers. The plaintiffs appealed the court's decisions. On February 3, 2003, the Sixth District Court of Appeals affirmed the trail court's dismissal. Based on its current information, Oak believes this suit to be without merit and will continue to defend its position vigorously. Although it is a remote possibility, the rulings may be overturned by the California Supreme Court and Oak may incur a loss upon an adverse conclusion of these claims, an estimate of any such loss cannot be made.

        Additionally, various Oak's directors and former officers are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled IN RE OAK TECHNOLOGY DERIVATIVE ACTION, Master File No. CV758510. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and directors' trading in securities of Oak during the period July 27, 1995 through May 22, 1996, has been stayed pending resolution of the above described class actions. The plaintiffs are seeking monetary damages, equitable relief and an accounting for the defendants' sales of shares of Oak common stock. Based on its current information, Oak believes the suits to be without merit and will defend its position vigorously. Although it is reasonably possible Oak may incur a loss upon conclusion of these claims, an estimate of any such loss cannot be made.

        If any of the above pending actions are decided adversely to Oak, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        On October 27, 1997, Oak filed a complaint in the United States District Court, Northern District of California against UMC for breach of contract, breach of the covenant of good faith and fair dealing and fraud based on UMC's breach of a settlement agreement entered into by Oak and UMC as a means to resolve an ITC action filed by Oak based on Oak's belief that UMC was violating U.S. trade laws by the unlicensed importing or selling of certain CD-ROM controllers that infringed one or more of Oak's United States patents. Under the terms of the settlement agreement, effective July 31, 1997, UMC agreed to cease and desist the manufacture and/or importation into the United States of its specified CD-ROM controllers, except under certain limited conditions which expired on January 31, 1998. The settlement agreement additionally provided for the withdrawal of Oak's ITC complaint against UMC.

        On December 24, 1997, UMC answered Oak's complaint and counterclaimed by asserting causes of action for rescission, restitution, fraudulent concealment, mistake, lack of mutuality, interference and declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the ITC action filed against UMC.

        In a related action to the lawsuit that was commenced by Oak against UMC, on December 19, 1997, MediaTek, a UMC affiliated, Taiwanese entity, filed a complaint in the United States District Court, Northern District of California, against Oak for declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the original ITC action against UMC, and intentional interference with prospective economic advantage. Oak filed its answer on January 8, 1998, denying all the allegations. Oak believes UMC's counterclaims and Mediatek's claims to be without merit.

        On June 11, 1998, the cases were consolidated for all purposes and stayed under 28 U.S.C. Section 1659, based on the judge's conclusion that the civil action involves the same issues before the International Trade Commission, initiated by Oak a second time as a result of the alleged breach of the settlement agreement. The stay was lifted due to the final resolution of the second ITC investigation and the decision of the Federal Circuit Court of Appeals on May 2, 2001 affirming the Commission's determination that there was no infringement of Oak's U.S. Patent No. 5,581,715. The Federal Circuit Court of Appeals did not review the Commission's determination that Oak's U.S. Patent No. 5,581,715 was valid and enforceable. As a result of the decision rendered by the Federal Circuit Court of Appeals, and the lifting of the stay on the consolidated action pending in the United States District Court, Northern District of California, the parties are proceeding with the litigation. The trial was scheduled to commence in February 2003; based on the complex technical issues in the case the judge postponed the February trial in order to secure a Court appointed technical expert to assist the judge in understanding the technical merits of the case. Currently, no new trial date has been set.

        If any of the above pending actions with respect to UMC and MediaTek are decided adversely to Oak, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        On January 4, 2001 Samsung Electronics, a customer of Oak's Imaging Group, received a notification from Pitney Bowes alleging that the resolution enhancement technology (iRET) Samsung acquired from Xerographic Laser Images Corporation, Inc. ("XLI") in 1996 infringes Pitney Bowes U.S. Patent No. 4,386,272 ("272 patent"). XLI is a subsidiary of Oak as a result of an acquisition in the first quarter of fiscal year 1999. The terms of the agreement for the licensing of the iRET technology to Samsung require Oak, as successor in interest to XLI's assets and liabilities, to defend and indemnify Samsung from claims alleging the iRET technology supplied to Samsung infringes the intellectual property rights of a third party. On June 18, 2001 Pitney Bowes filed a complaint in the District Court of Connecticut, naming Samsung and others, claiming infringement of the '272 patent. On June 28, 2001 Samsung formally requested Oak to defend Samsung and Oak agreed to do so. Other XLI customers are also subject to Pitney Bowes allegation of infringement of the '272 patent. On September 7, 2001, Oak filed a motion to intervene on behalf of ourselves and for the benefit of any of our customers who may be subject to the Pitney Bowes allegations, in the District Court of Connecticut. The motion to intervene was granted on December 12, 2001. On February 5, 2002, this action was transferred to the United States District Court, District of Kentucky. The parties are proceeding with this litigation.

        If the above pending action, with respect to Oak's indemnification obligation in such action, is decided adversely, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

        In January of 2002, Oak received a notice letter of infringement from Syndia Corporation, an assignee of U.S. Patent No. 4,702,808 ("808 patent") and U.S. Patent No. 5,131,941("941 patent") issued to Mr. Jerome Lemelson. The '808 and '941 patents claim certain plasma enhanced chemical vapor deposition etch processes that are used in the manufacture of semiconductor chips. The notice letter asserts that Oak's use and sale of semiconductor chips manufactured using processes claimed by the '808 and '941 patents constitutes an infringement. Oak uses TSMC to manufacture its semiconductor products, and has notified TSMC of the claims made by Syndia. The terms of an indemnification agreement between Oak and TSMC require TSMC to indemnify Oak from claims alleging the manufacturing processes used by TSMC infringes the intellectual property rights of a third party. Pursuant to the terms of the indemnification agreement between the parties, TSMC has agreed to indemnify and hold Oak harmless against the claims made by Syndia.

        If TSMC fails to indemnify and hold Oak harmless, and Syndia is successful in its claim for infringement, it would likely have a material adverse affect on Oak's financial condition, cash flows and results of operations.

6. Acquisition Related Charges and Deferred Stock Compensation

        Acquisition related expenses include an in-process research and development charge and certain other cash payments which were committed as part of the acquisition of TeraLogic. Deferred stock compensation reflects the charge related to stock options granted to TeraLogic employees as part of the acquisition. These commitments were made to ensure the transfer of employee knowledge during the integration of the two companies. Some of these payments were obligations made by TeraLogic's shareholders prior to the acquisition and later assumed by Oak to ensure employee stability during the period leading up to the announcement of the acquisition and for a period of six months after the acquisition. The remaining amount relates to unique compensation incentives designed and negotiated for this particular acquisition to ensure continuity and complete delivery of the knowledge-based assets acquired from TeraLogic. As neither obligation is part of Oak's normal operating compensation practices, they are shown separately in the Company's financial statements.

        The following table summarizes the acquisition related expenses and deferred stock compensation (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Acquisition related expenses related to:
Cost of product revenues	$127	$—	$180	$—
Research and development expenses	554	—	657	—
Selling, general and administrative expenses	986	—	1,542	—
In process research and development expense	—	—	6,960	—

Total acquisition related expenses	$1,667	$—	$9,339	$—

Deferred stock compensation related to:
Cost of product revenues	$9	$—	$15	$—
Research and development expenses	50	—	83	—
Selling, general and administrative expenses	65	—	108	—

Total deferred stock compensation expenses	$124	$—	$206	$—

7. Stock Based Compensation

        Oak applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock plans. Stock options are generally granted with exercise prices equivalent to fair market value, and no compensation cost is recognized. In connection with stock options granted through the acquisition of TeraLogic during the quarter ended December 31, 2002, the Company recorded deferred stock-based compensation totaling $2.1 million which is being amortized over the vesting period of the options. Deferred stock compensation expense recognized as a result of the amortization of these options during the quarter ended March 31, 2003 and for the nine-month period ended March 31, 2003 was approximately $124,000 and $206,000, respectively.

        The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based

Compensation", to stock-based employee compensation. The following table presents the pro forma information (in thousands, except per share amounts):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net loss as reported	$(17,976)	$(1,740)	$(46,606)	$(14,253)

Adjustments:
Stock-based employee compensation expense included in net loss	124	—	206	—
Stock-based employee compensation expense determined under the fair value method	(6,765)	(3,919)	(16,182)	(11,758)

Pro forma net loss	$(24,617)	$(5,659)	$(62,582)	$(26,011)

Pro forma basic and diluted loss per share	$(0.44)	$(0.10)	$(1.12)	$(0.47)

Basic and diluted loss per share as reported	$(0.32)	$(0.03)	$(0.83)	$(0.26)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with a dividend yield of zero percent and the following weighted average assumptions:

	Stock Option Plans		Stock Purchase Plan
	Quarter and Nine Month Period Ended March 31,		Quarter and Nine Month Period Ended March 31,
	2003	2002	2003	2002
Expected life (years)	5.40	5.40	0.50	0.50
Expected volatility	97%	92%	97%	92%
Risk-free interest rate	3.65%	4.37%	1.55%	2.55%

8. Restructuring

        During the quarter ended March 31, 2003, the Company recorded restructuring charges of $4.0 million for reduction in force of approximately 110 employees due to the continued reorganization of the Optical Storage group. This charge included approximately $700,000 of unrealized loss on the sale of the development group in Osaka, Japan which was completed on April 1, 2003. These activities are part of the continued reorganization of the Optical Storage group which originated during the quarter ended December 31, 2002.

        During the quarter ended December 31, 2002, Company recorded restructuring expenses of $3.2 million related to the reduction in force of approximately 20 employees, an adjustment of a loss on lease of a previously abandoned leased office space, and the impairment of two additional existing facilities owned and held for sale by the Company. The impairment charge of $1.4 million attributable to facilities owned and held for sale by the Company is a result of a decline in fair market value compared to the net book value. The adjustment of a loss on lease of a previously abandoned leased office space was updated during the quarter ended December 2002 due to a change in circumstances, specifically the continued slow down of the economy after a one year period which resulted in a more likely outcome of a significant reduction of potential sublease rental rates during the remaining lease term of 42 months. This resulted in a charge of $1.2 million during the second quarter of fiscal 2003 which is expected to reduce the remaining loss on lease net of any expected sub-lease income.

        During the nine month period ended March 31, 2003, Oak recorded restructuring charges of $2.4 million related to the reduction in force due to the restructuring of the overall business and the planned abandonment of an existing office space. This represented the reduction in force of approximately 30 employees.

        The expenses relating to the restructuring charges are summarized as follows (in thousands):

	Severance	Facilities	Other	Total
Balance, June 30, 2002	$384	$1,657	$16	$2,057
Provision recorded during the nine month period ended March 31, 2003	3,934	3,273	—	7,207
Provision utilized during the nine month period ended March 31, 2003	(1,789)	(3,027)	(16)	(4,832)

Balance, March 31, 2003	$2,529	$1,903	$—	$4,432

        All remaining balances at March 31, 2003 are expected to be paid out in cash. Amounts related to facilities will be paid over the lease terms through June 2006 and the remaining amounts are expected to be paid by the end of the first quarter of fiscal 2004.

9. Segment Information

        SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision-maker is considered to be the Chief Executive Officer ("CEO").

        For fiscal year 2002 and 2001, the Company had two reportable segments which offer different product lines to each of its target markets: Optical Storage Group and Imaging Group. The Optical Storage Group provides high-performance controllers for CD-ROM, CD-RW, and DVD based technologies to OEM's who serve the optical storage market. The Imaging Group provides high-performance imaging systems for the digital imaging environment, including products used in digital laser copiers and printers as well as multifunction peripherals. As a result of the acquisition of TeraLogic on October 25, 2002, the Company has added a third reportable segment starting in the second quarter of fiscal 2003, the TeraLogic Group. The TeraLogic Group provides products used in advanced video/audio and display processing technology for digital TV, HDTV, and personal digital video recorders (PVR). The Company evaluates operating segment performance based on net revenues and direct operating expenses of the segment. The accounting policies of the operating segments are the same as those described in the summary of accounting policies. No segments have been aggregated. The Company does not allocate assets to its individual operating segments.

        Information about reported segment income or loss is as follows for the three and nine months ended March 31, 2003 and 2002 (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net revenues:
Optical Storage	$8,448	$30,601	$37,777	$76,427
Imaging	12,623	11,495	37,623	35,258
TeraLogic	4,794	—	9,074	—

	$25,865	$42,096	$84,474	$111,685

Cost of goods sold and direct operating expenses:
Optical Storage	$10,947	$26,430	$44,896	$71,040
Imaging	7,985	7,496	23,890	22,469
TeraLogic	7,492	—	12,404	—

	$26,424	$33,926	$81,190	$93,509

Contribution margin:
Optical Storage	$(2,499)	$4,171	$(7,119)	$5,387
Imaging	4,638	3,999	13,733	12,789
TeraLogic	(2,698)	—	(3,330)	—

	$(559)	$8,170	$3,284	$18,176

        A reconciliation of the totals reported for the operating segments to the applicable line items in the condensed consolidated financial statements for the three and nine months ended March 31, 2003 and 2002, is as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Contribution margin from operating segments	$(559)	$8,170	$3,284	$18,176
Indirect operating expenses	6,664	5,715	21,096	18,878
Depreciation expense	2,591	1,881	6,916	5,237
Amortization of intangibles	2,467	3,046	6,978	9,520
Acquisition related expenses	1,667	—	9,339	—
Deferred stock compensation	124	—	206	—
Restructuring charge	4,046	396	7,207	2,424

Total operating loss	(18,118)	(2,868)	(48,458)	(17,883)
Non-operating income, net	508	1,573	3,429	5,206

Loss before income taxes	$(17,610)	$(1,295)	$(45,029)	$(12,677)

        Indirect operating expenses include all costs and expenses not specifically charged to the operating segments in the financial information reviewed by the Company's chief operating decision-maker. These include various overhead and indirect sales expenses as well as corporate marketing and general and administrative expenses.

        The Company maintains significant operations in the United States, United Kingdom, Taiwan and Japan. Activities in the United States consist of corporate administration, product development, logistics and worldwide sales management. Foreign operations consist of regional sales and limited board-level manufacturing and engineering support services.

        The distribution of net revenues for the three and nine months ended March 31, 2003 and 2002 are as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Revenue from unaffiliated customers originating from:
North America	$5,998	$3,906	$15,551	$14,294
Japan	9,830	13,350	31,774	41,077
Korea	1,824	13,812	5,237	28,808
Taiwan	6,984	4,301	26,521	12,115
Philippines	336	5,792	2,091	11,251
Europe	713	778	2,878	1,764
Other	180	157	422	2,376

	$25,865	$42,096	$84,474	$111,685

        For the three months ended March 31, 2003, two customers accounted for 15% and 11% of total revenues, respectively. For the same period of the prior fiscal year, three customers accounted for 32%, 14% and 11% of total revenues, respectively. All of these customers are attributable to the optical storage group.

        For the nine months ended March 31, 2003, two customers of the optical storage group accounted for 14% and 11% of total revenues, respectively. For the same period of the prior fiscal year, two customers of the optical storage group accounted for 25% and 11% of total revenues, respectively, and one customer of the imaging group accounted for 11% of total revenues.

        As of March 31, 2003, three customers accounted for 34%, 21% and 18% of total net accounts receivable, respectively, and as of June 30, 2002, four customers accounted for 34%, 24%, 14% and 12% of total net accounts receivable, respectively.

10. Comprehensive Loss

        The following table presents the calculation of comprehensive loss as required by SFAS 130. The components of comprehensive loss, net of tax, are as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net loss	$(17,976)	$(1,740)	$(46,606)	$(14,253)
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments, net	(194)	(1,813)	(323)	332

Total comprehensive loss	$(18,170)	$(3,553)	$(46,929)	$(13,921)

11. Income Taxes

        For the three and nine months ended March 31, 2003 and March 31, 2002, the Company recorded tax expense based on actual taxes incurred.

12. Subsequent Events

Sale of Development Group in Osaka, Japan

        On April 1, 2003, Oak completed the sale of a development group in Osaka, Japan which focused on the development and design of computers and relevant equipment, such as CD-R/RW drives and DVD players. This group was a result of the acquisition of Accel Technology, K.K. ("Accel") which was completed on July 5, 2001. The assets and liabilities of this group was sold for proceeds of approximately $300,000 resulting in an accrued loss of approximately $700,000 which is included in the financial statements as of March 31, 2003 as part of restructuring expense. The assets of Accel of approximately $1,063,000 net of unrealized loss of $700,000 is included in prepaid expenses and other current assets as of March 31, 2003 as they are considered to be assets held for sale. The liabilities of Accel of approximately $63,000 is included in accrued expenses as of March 31, 2003 as they are considered to be liabilities held for sale.

Sale of Optical Storage Assets to Sunplus Technology Co., Ltd.

        On April 3, 2003, Oak completed the sale of certain optical storage assets to Sunplus Technology Co., Ltd. ("Sunplus"), a Taiwan-based publicly held, fabless integrated circuit design house focused on the consumer market.

        The sale was made pursuant to an Asset Purchase Agreement, dated as of February 5, 2003 (as amended, on April 3, 2003) by and between Oak and Sunplus. In the transaction, Oak transferred its Optical Storage business and certain assets to Sunplus for approximately $30 million, comprised of $16 million in cash and the equivalent of $14 million in shares of Sunplus common stock to be issued by Sunplus. Sunplus shares are traded on the Taiwan Stock Exchange. Sunplus has established an escrow by contributing $14 million in cash in conjunction with its obligation to issue Sunplus common stock with a fair market value based on the average closing price for ten trading days ending two business days prior to the delivery of shares. The escrow account was established to (i) compensate Sunplus for any unknown liabilities incurred in conjunction with the transaction and (ii) serve as a guaranty for Sunplus' obligation to Oak to issue shares. If regulatory approval for the issuance of shares is not obtained by Sunplus within nine months of closing, Oak will receive the net cash held in escrow in lieu of Sunplus common stock. The agreement also calls for the Company to indemnify Sunplus for claims made against the assets sold for a period of two years limited by the purchase price.

        Under the asset purchase agreement, Oak has the right to make a minority investment in Sunext Technology Co., Ltd., a new company created by Sunplus. Oak and Sunplus also entered into a number of ancillary agreements, including a license agreement relating to the use by Sunplus of certain Oak patents and a license by Sunplus granting back to Oak certain rights to continue to use the Optical Storage technology sold to Sunplus under the Asset Purchase Agreement.

        An estimated summary of the transaction is as follows (in thousands):

Cash due from Sunplus	$16,000
Stock due from Sunplus	14,000
Less: Net assets transferred	(3,950)
Estimated transaction expenses	(325)
Allocated Optical Storage goodwill	(1,624)

Estimated net gain on sale	$24,101

        Net assets transferred represents the net book value of the Optical Storage inventory and fixed assets transferred to Sunplus as of March 31, 2003. These assets have been recorded as assets held for sale and included as prepaid expenses and other current assets as of March 31, 2003. Transaction expenses primarily include estimated costs of $325,000 related to legal and accounting costs. Allocated Optical Storage Group goodwill represents the pro rata portion of goodwill included in the Optical Storage Group operating segment associated with the sale to Sunplus. The amount of goodwill included in the disposition is based on the estimated relative fair values of the business sold to Sunplus and the remaining portion of the Optical Storage Group that has been retained. The fair value of the portion of the retained Optical Storage Group has been determined upon preliminary management estimates that may be subject to change based upon finalization of a fair value evaluation.

        The following table sets forth the net revenues and the directly attributable cost of revenues and operating expenses of the Optical Storage products for the three and nine month periods ended March 31, 2003 (in thousands):

	Three Months Ended March 31, 2003	Nine Months Ended March 31, 2003
Net revenues	$8,448	$37,778
Cost of revenues and operating expenses:
Cost of revenues	4,924	20,816
Research and development expenses	4,754	17,682
Selling, general and administrative expenses	1,395	5,147
Amortization of intangibles	—	229
Restructuring charge	3,855	5,845

Net loss	$(6,480)	$(11,941)

Proposed Merger with Zoran Corporation

        On May 4, 2003, the Company entered into an Agreement and Plan of Reorganization with Zoran Corporation ("Zoran") and Zinc Acquisition Corporation, a wholly-owned subsidiary of Zoran ("Merger Sub"). Under the terms of the merger agreement, the Company will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of Zoran. As a result of the merger, each outstanding share of the Company's common stock will be exchanged for 0.2323 of a share of Zoran's common stock and $1.78 in cash. The merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the merger is subject to the approvals of the stockholders of the Company and Zoran, expiration of the waiting period under United States antitrust laws, SEC clearance and other customary closing conditions. A Form 8-K filed on May 7, 2003 disclosed this merger and also included as exhibits, the Agreement and Plan of Reorganization and a joint press release of the Company and Zoran dated May 5, 2003 describing the merger. In connection with the merger agreement, the Company entered into Amendment No. 2 to its Rights Agreement, which excluded the proposed merger.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of TeraLogic, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of TeraLogic, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 27, 2002

TeraLogic, Inc.

Consolidated Balance Sheets

	December 31,
			September 30, 2002
	2000	2001
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,532,000	$8,519,000	$3,553,000
Restricted cash	65,000	65,000	147,000
Trade accounts receivable, net of allowances for doubtful accounts of $120,000, $72,000 and $100,000 as of December 31, 2000 and 2001 and September 30, 2002, respectively	1,093,000	1,782,000	2,738,000
Inventories	1,568,000	636,000	2,424,000
Prepaid expenses and other current assets	1,347,000	845,000	1,001,000

Total current assets	21,605,000	11,847,000	9,863,000
Property and equipment, net	5,477,000	4,040,000	3,221,000
Intangible assets, net	1,786,000	1,449,000	1,105,000
Long-term restricted cash	128,000	64,000	—
Other assets	148,000	290,000	125,000

Total assets	$29,144,000	$17,690,000	$14,314,000

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$5,357,000	$2,391,000	$3,656,000
Accrued liabilities	2,559,000	2,458,000	2,942,000
Term loan and equipment line of credit, current	3,677,000	—	—
Capital lease obligations, current	20,000	—	—
Other current liabilities	59,000	47,000	169,000
Convertible notes	—	—	6,840,000

Total current liabilities	11,672,000	4,896,000	13,607,000
Other long-term liabilities	—	75,000	75,000
Advance from customer	—	4,000,000	4,000,000

Total liabilities	11,672,000	8,971,000	17,682,000

Commitments (Notes 8 and 10)
Convertible Preferred Stock: $0.001 par value; 40,000,000, 60,000,000 and 60,000,000 (unaudited) shares authorized; 20,978,997, 25,450,603 and 25,450,603 (unaudited) shares issued and outstanding at December 31, 2000 and 2001 and September 30, 2002, respectively	79,045,000	92,826,000	93,259,000
Stockholders' deficit:
Common Stock: $0.001 par value; 65,000,000, 100,000,000 and 100,000,000 (unaudited) shares authorized; 6,779,504, 8,336,705 and 8,339,775 (unaudited) shares issued and outstanding at December 31, 2000 and 2001 and September 30, 2002, respectively	7,000	9,000	9,000
Additional paid-in capital	1,166,000	1,726,000	1,730,000
Accumulated deficit	(62,746,000)	(85,842,000)	(98,366,000)

Total stockholders' deficit	(61,573,000)	(84,107,000)	(96,627,000)

Total liabilities and stockholders' deficit	$29,144,000	$17,690,000	$14,314,000

The accompanying notes are an integral part of these consolidated financial statements.

TeraLogic, Inc.

Consolidated Statements of Operations

	Year Ended December 31,		Nine Months Ended September 30,
	2000	2001	2001	2002
			(unaudited)
Revenues:
Component and platforms	$8,581,000	$8,728,000	$6,054,000	$10,916,000
Non-recurring engineering services and software	460,000	1,798,000	1,399,000	1,094,000

Total revenues	9,041,000	10,526,000	7,453,000	12,010,000

Cost and operating expenses:
Cost of revenues, components and platforms	4,986,000	5,749,000	3,839,000	6,359,000
Research and development	17,378,000	19,961,000	15,540,000	11,982,000
Selling, general and administrative	9,955,000	8,011,000	6,351,000	5,836,000

Total operating expense	32,319,000	33,721,000	25,730,000	24,177,000

Loss from operations:	(23,278,000)	(23,195,000)	(18,277,000)	(12,167,000)
Other income (expense), net	(45,000)	(45,000)	(8,000)	21,000
Interest income	1,006,000	463,000	393,000	55,000
Interest expense	(398,000)	(243,000)	(192,000)	(374,000)

Net loss before income taxes	(22,715,000)	(23,020,000)	(18,084,000)	(12,465,000)
Income taxes	(23,000)	(76,000)	(39,000)	(59,000)

Net Loss	$(22,738,000)	$(23,096,000)	$(18,123,000)	$(12,524,000)

The accompanying notes are an integral part of these consolidated financial statements.

TeraLogic, Inc.

Consolidated Statements of Stockholders' Deficit

Years Ended December 31, 2000 and 2001 and
nine months ended September 30, 2002

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balance at December 31, 1999	6,064,327	$6,000	$658,000	$(40,008,000)	$(39,344,000)
Repurchase of stock options	(38,091)	—	(44,000)	—	(44,000)
Exercise of stock options	753,268	1,000	552,000	—	553,000
Net loss for the year	—	—	—	(22,738,000)	(22,738,000)

Balance at December 31, 2000	6,779,504	7,000	1,166,000	(62,746,000)	(61,573,000)
Exercise of stock options	1,580,289	2,000	596,000	—	598,000
Repurchase of stock options	(23,088)	—	(36,000)	—	(36,000)
Net loss for the year	—	—	—	(23,096,000)	(23,096,000)

Balance at December 31, 2001	8,336,705	9,000	1,726,000	(85,842,000)	(84,107,000)
Exercise of stock options (unaudited)	3,070	—	4,000	—	4,000
Exercise of Common Stock options (unaudited)	—	—	—	—	—
Net loss for the nine months ended September 30, 2002 (unaudited)	—	—	—	(12,524,000)	(12,524,000)

Balance at September 30, 2002 (unaudited)	8,339,775	$9,000	$1,730,000	$(98,366,000)	(96,627,000)

The accompanying notes are an integral part of these consolidated financial statements.

TeraLogic, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,		Nine Months Ended September 30,
	2000	2001	2001	2002
			(unaudited)
Cash flows from operating activities:
Net loss	$(22,738,000)	$(23,096,000)	$(18,123,000)	$(12,524,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,450,000	3,512,000	2,630,000	2,262,000
Amortization of discount on convertible notes	—	—	—	273,000
Loss on disposal of fixed assets	—	9,000	—	—
Provision (credit) for excess and obsolete inventories	—	539,000	407,000	(500,000)
Changes in current assets and liabilities:
Trade accounts receivable	1,205,000	(689,000)	(534,000)	(956,000)
Prepaid expenses and other current assets	(557,000)	360,000	319,000	9,000
Restricted cash	—	64,000	64,000	(18,000)
Inventories	(1,283,000)	393,000	(69,000)	(1,288,000)
Accounts payable	4,155,000	(2,966,000)	(2,639,000)	1,265,000
Accrued liabilities	764,000	(101,000)	112,000	484,000
Other liabilities	24,000	63,000	(28,000)	122,000

Net cash used in operating activities	(14,980,000)	(21,912,000)	(17,861,000)	(10,871,000)

Cash flows from investing activities:
Purchase of property and equipment, net of equipment disposal	(3,220,000)	(1,627,000)	(1,488,000)	(1,099,000)
Purchases of intangible assets	(1,612,000)	(120,000)	—	—

Net cash used in investing activities	(4,832,000)	(1,747,000)	(1,488,000)	(1,099,000)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	22,857,000	13,781,000	13,781,000	—
Proceeds from issuance of common stock	553,000	598,000	580,000	4,000
Repurchase of stock options	(44,000)	(36,000)	(36,000)	—
Principal payments on capital lease obligation	(45,000)	(20,000)	(20,000)	—
Proceeds from convertible notes and related warrants	—	—	—	7,000,000
Advanced received from customer	—	4,000,000	4,000,000	—
Proceeds (payments) from term loan and equipment line of credit, net	34,000	(3,677,000)	(1,675,000)	—

Net cash provided by financing activities	23,355,000	14,646,000	16,630,000	7,004,000

Net decrease in cash and cash equivalents	3,543,000	(9,013,000)	(2,719,000)	(4,966,000)
Cash and cash equivalents at beginning of period	13,989,000	17,532,000	17,532,000	8,519,000

Cash and cash equivalents at end of period	$17,532,000	$8,519,000	$14,813,000	$3,553,000

Noncash flow items
Warrants issued in connection with convertible notes	$—	$—	$—	$433,000

Supplemental information:
Cash paid for interest	$397,000	$196,000	$192,000	$—

Cash paid for taxes	$—	$—	$79,000	$10,000

Equipment acquired under capital lease	$35,000	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1—THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

        TeraLogic, Inc. (the "Company" or "TeraLogic") was incorporated in California on June 24, 1996 and reincorporated in Delaware on February 8, 1999. The Company is a provider of silicon and software solutions for broadband digital television platforms. The Company's products are incorporated into customer systems such as digital televisions, digital set-top boxes, personal video recorders and other consumer information and internet devices.

        The Company has been successful in completing several rounds of private equity (convertible preferred stock) financing with investors and raised $13.8 million of net proceeds in 2001. However, the Company has incurred substantial losses and negative operating cash flows, mainly as a result of its research and development programs. At December 31, 2001 the Company had an accumulated deficit of $85.8 million. The Company had negative operating cash flows for the year ended December 31, 2001 of $21.9 million. Management expects operating losses and negative operating cash flows to continue for the next fiscal year because of additional costs and expenses related to development, marketing and expansion of its products, which are expected to be partially offset by increased revenues. Management plans to raise additional financing through private equity financing or bank financing, however, there can be no assurance that management will be successful at raising needed funds. Failure to raise additional capital required to fund research and development initiatives or sufficient revenues could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Unaudited interim results

        The accompanying consolidated balance sheet as of September 30, 2002 and the consolidated statements of operations and cash flows for the nine months ended September 30, 2001 and 2002, and the consolidated statement of stockholders' deficit as of and for the nine months ended September 30, 2002 and related note disclosures herein are unaudited.

        In the opinion of management, as of and for the nine months ended September 30, 2002 and 2001 these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Results for the interim periods presented are not necessarily indicative of the results expected for the full year. For the first nine months of 2002, the Company raised $7.0 million of bridge financing. At September 30, 2002 the Company had an accumulated deficit of $98.4 million and negative cash flows for the nine months ending September 30, 2002 of $10.9 million.

Principles of consolidation and basis of presentation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

Cash and cash equivalents

        The Company considers all highly liquid investments with an original maturity at purchase of three months or less to be cash equivalents. At December 31, 2000 and 2001 and September 30, 2002, $16,157,000, $8,519,000 and $3,533,000, respectively, of money market mutual funds were included as part of cash and cash equivalents, the fair value of which approximates cost. A book overdraft of $377,000 is included in accounts payable at September 30, 2002.

Restricted cash

        At December 31, 2000, and 2001 and September 30, 2002, the Company had $65,000, $65,000 and $147,000, respectively, invested in a certificate of deposit as security for a letter of credit issued in respect of the Company's office lease and credit card facility.

Revenue recognition

        The Company's sales activities involve the sale of products and services to provide a complete solution to its customers. Products include the sale of integrated circuits and reference designs. The Company also derives revenue from software services and by providing consulting, non-recurring engineering ("NRE") services and maintenance support.

        The Company recognizes revenue from the sale of integrated circuits and reference designs upon shipment if there is a signed purchase order, the price is fixed and determinable, collection is probable and product returns are reasonably estimable. Revenue from sales to the Company's distributor in Japan under an agreement allowing certain rights of return is deferred until the distributor sells the product to a third party.

        Software service revenue is generally recognized when a signed agreement or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the software service fee is fixed and determinable and collection of resulting receivables is reasonably assured. In instances where significant customization and modifications are made to software delivered to customers, the Company accounts for such arrangements as construction type contracts.

        For contracts with multiple elements (e.g., NRE products, maintenance and other services), the Company allocates revenue to each element based on objective evidence of its fair value. The Company recognizes revenue allocated to each element when the criteria for revenue set forth above are met.

        The Company recognizes revenue from maintenance support ratably over the period of the maintenance contract. Payments for maintenance fees are generally received in advance and are non-refundable.

Property and equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

Intangible assets

        The Company has classified as intangibles the costs associated with technology licenses acquired from third parties. Intangibles are amortized on a straight-line basis over the estimated useful lives of the assets, which are three or five years. The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

Research and development costs

        Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release of the product are capitalized and amortized on a straight-line basis over the estimated useful life of the related products, generally twenty-four months. To date, all software development costs incurred subsequent to technological feasibility and prior to general release, have been immaterial. Software development costs incurred prior to the establishment of technological feasibility are included in research and development. Research and development costs are charged to operations as incurred.

Stock-based compensation

        The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's policy is to grant options with an exercise price equal to the fair market value of the Company's stock on the grant date as determined by the Board of Directors. The Company has provided additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation."

Inventories

        Inventories are stated at the lower of cost or market with cost being determined under the first-in, first-out method. The Company records inventory at standard costs, which approximate actual cost determined under the first-in, first-out, method. Write-downs, when required, are made to reduce excess inventories to their net realizable values. Inventory purchases are based on forecasts from customers that can result in an over build of product which may result in subsequent write-downs of inventory to net realizable value. During the first nine months of 2002, the Company sold inventories considered to be excessive at the end of 2000. A credit of $500,000 was recognized in cost of revenues for components and platforms related to the sale of this previously written down inventory.

Concentrations of credit risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with a high quality US financial institution.

        The Company performs ongoing credit evaluations of its customers financial condition and its risk of loss with respect to its accounts receivables is further mitigated by the fact that the Company's customer base is comprised of large and well established companies. Customers which comprise a significant percentage of total revenue are presented in the following table:

	Year Ended December 31,		Nine Months Ended September 30,
	2000	2001	2001	2002
			(unaudited)
Customer A	16%	27%	33%	29%
Customer B	14%	22%	13%	27%
Customer C	14%	19%	27%	4%

        Customers, which comprise a significant percentage of accounts receivable, are presented in the following table:

	December 31,
			September 30, 2001
	2000	2001
			(unaudited)
Customer A	21%	34%	1%
Customer B	13%	27%	33%
Customer C	12%	13%	12%
Customer D	—	—	23%
Customer E	—	—	11%

        Customer C is a distributor in 2000, 2001 and for the nine months ended September 30, 2002.

Comprehensive income

        The Company follows the provision of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. Comprehensive loss has equaled net loss for all periods presented.

Fair value of financial instruments

        Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, accrued expenses and other liabilities are carried at cost which approximates their fair value due to the relatively short maturities of these instruments. (See note 6 regarding convertible notes.)

Foreign currency

        The functional currency of the Company's wholly owned Japanese subsidiary is the U.S. dollar. Foreign currency transaction gains (losses) are included in other expenses, in the consolidated statements of operations, and amounted to $25,000, ($43,000) and ($19,000) for the years ended December 31, 2000 and 2001 and for the nine months ended September 30, 2002, respectively.

Advance from customer

        On April 20, 2001, the Company entered into a development and support agreement with a customer. Under the terms of the agreement, the customer advanced the Company $4,000,000 to fund development activities of the Company's next generation product. The non-interest bearing advance is to be utilized as credits over future shipments of this next generation product with any balance remaining at February 29, 2004, to be repaid to the customer. The Company will recognize components and platform revenue as credits are received, provided that all other criteria are met to recognize revenue for qualifying shipments of the next generation product.

Recent accounting pronouncements

        In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not expect the adoption of SFAS No. 141 to have a material impact on its financial statements.

        In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB No. 30, "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001 as well as interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 144 to have a material impact on its financial statements.

        In May 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 145 amends FASB Statement No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions are accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB's goal of requiring similar accounting treatment for transactions that have similar economic effects. In addition, SFAS No. 145 makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13 although early adoption is permitted. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The effect on adoption of SFAS No. 146 will change, on a prospective basis, the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

        In August 2002, the EITF issued EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities, and when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company does not expect the adoption of this EITF to have a material impact on its financial statements.

NOTE 2—BALANCE SHEET COMPONENTS

	December 31,
			September 30, 2002
	2000	2001
			(unaudited)
Inventories:
Raw materials	$221,000	$389,000	$1,594,000
Finished goods	1,347,000	247,000	830,000

	$1,568,000	$636,000	$2,424,000

Property and equipment, net:
Computer and office equipment	$5,384,000	$5,890,000	$6,595,000
Computer software	6,222,000	6,958,000	7,330,000
Furniture and fixtures	735,000	744,000	758,000
Leasehold improvements	426,000	565,000	575,000

	12,767,000	14,157,000	15,258,000
Less: Accumulated depreciation and amortization	(7,290,000)	(10,117,000)	(12,037,000)

	$5,477,000	$4,040,000	$3,221,000

Accrued liabilities:
Accrual for payroll and related expenses	$908,000	$866,000	$1,276,000
Accrual for assets and maintenance contracts	661,000	808,000	597,000
Accrued commission and fees	114,000	95,000	73,000
Deferred revenue	164,000	47,000	105,000
Professional fees	330,000	213,000	287,000
Other	382,000	429,000	604,000

	$2,559,000	$2,458,000	$2,942,000

        Depreciation expense was $3.4 million, $3.0 million, $2.5 million, and $1.9 million, respectively, for the years ended December 31, 2000 and 2001, and for the nine months ending September 30, 2001 and 2002, respectively.

NOTE 3—INCOME TAXES

        During 2000 and 2001, the Company recognized $23,000 and $76,000, respectively, for an income tax provision for a foreign subsidiary in Japan. No provision or benefit for income taxes has been recognized by the U.S. entity, since the Company has incurred losses since inception through December 31, 2001.

        Deferred tax assets consist of the following:

	December 31,
	2000	2001
Net operating loss carryforwards	$21,291,000	$29,096,000
Research and development credit carryforwards	2,180,000	2,980,000
Inventory and accounts receivable valuation	470,000	274,000
Depreciation and amortization	1,314,000	1,014,000
Other	251,000	366,000

Net deferred tax assets	25,506,000	33,730,000
Deferred tax asset valuation allowance	(25,506,000)	(33,730,000)

	$—	$—

        The Company has provided a valuation allowance for the full amount of its net deferred tax assets since management considers that the realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 2001.

        At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $80,817,000 and $42,019,000, respectively, available to reduce future taxable income which expire at various dates between 2009 and 2021 if not utilized. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited as the Company has incurred a cumulative ownership change of more than 50%, as defined, over a three year period.

        At December 31, 2001, the Company had federal and state research and development tax credits of $2,174,000 and $806,000, respectively. The federal research and development tax credits will begin to expire in 2019, while the California research tax credits may be carried forward indefinitely. Under the provisions of the Internal Revenue Code, changes in the Company's ownership cause limitations on the amount of research and development credit carryforwards which can be used in future years.

NOTE 4—INTANGIBLE ASSETS

        In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles using the discounted cash flows method. The Company did not have any goodwill that was amortized prior to the adoption of SFAS No. 142.

        Intangible assets consist of the following:

	December 31,
			September 30, 2002
	2000	2001
			(unaudited)
Purchased technologies and licenses	$1,927,000	$2,047,000	$2,052,000
Less: Accumulated amortization	(141,000)	(598,000)	(947,000)

	$1,786,000	$1,449,000	$1,105,000

        At September 30, 2002, amortization expense was expected to be as follows:

Year Ending December 31,	Amortization
2002 (October 1, 2002 through December 31, 2002)	$123,000
2003	372,000
2004	305,000
2005	282,000
2006	23,000
Thereafter	—

$1,105,000

        Amortization expense was $26,000, $0.5 million, $0.1 million, and $0.3 million for the years ended December 31, 2000 and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.

NOTE 5—CONVERTIBLE PREFERRED STOCK

        The articles of incorporation of the Company as amended, authorize 60,000,000 shares of Convertible Preferred Stock. At December 31, 2001, the terms and amounts of the Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series E-3, Series E-4, Series E-5 and Series E-6 Convertible Preferred Stock are as follows:

Series	Shares Authorized	Shares Issued and Outstanding	Par Value	Additional Paid-In Capital
A	1,026,714	1,026,714	$1,000	$2,939,000
B	3,509,175	3,509,175	4,000	9,471,000
C	12,000,000	8,509,761	9,000	25,245,000
D	2,000,000	1,983,237	2,000	8,906,000
E-1	1,375,000	1,000,000	1,000	4,083,000
E-2	1,000,000	1,000,000	1,000	4,996,000
E-3	2,500,000	1,377,645	1,000	7,886,000
E-4	1,739,131	1,739,131	2,000	9,988,000
E-5	833,334	833,334	1,000	4,979,000
E-6	8,064,517	4,471,606	4,000	13,777,000
Warrants	—	—	—	530,000

	34,047,871	25,450,603	$26,000	$92,800,000

        The remaining shares of preferred stock may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions with respect to the Company's Convertible Preferred Stock are summarized as follows:

Dividends

        Holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series E-3 voting, Series E-3 non-voting, Series E-4, Series E-5 and Series E-6 Convertible Preferred Stock shall be entitled to receive non-cumulative dividends at the annual rate of $0.08, $0.27, $0.31, $0.45, $0.475, $0.50, $0.575, $0.575, $0.575, $0.60, and $0.31 per share, respectively, if and when declared by the Board of Directors. Such dividends are payable in preference to any dividend of Common Stock declared by the Board of Directors.

Conversion

        Each issued share of the Preferred Series is convertible, at the option of the holder, into one share of Common Stock, which will be adjusted in accordance with anti-dilution provisions when future rounds of preferred stock are issued at lower prices than prior rounds. As a result of the anti-dilution provisions, 25,451,000 shares of preferred stock are convertible into 26,062,000 shares of common stock. The preferred series will be automatically converted upon the earlier of (i) the date specified by vote or written consent of the holders of a majority of the outstanding shares of the Preferred Series or (ii) immediately upon the closing of an initial public offering of the Company's Common Stock with a per share price of at least $7.00 and gross proceeds of at least $20,000,000, net of related expenses.

Voting

        The holders of the Preferred Series that have not been designated as non-voting have one vote for each share of Common Stock into which shares may be converted.

Liquidation

        In the event of liquidation, dissolution or winding up of the Company, and including a merger, acquisition or sales of assets, the holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series E-3 voting, Series E-3 non-voting, Series E-4, Series E-5 and Series E-6 Preferred Stock shall be entitled to receive, prior and in preference to any distribution to holders of Common Stock, an amount equal to $0.7938, $2.70, $3.10, $4.50, $4.75, $5.00, $5.75, $5.75, $5.75, $6.00 and $3.10, respectively, plus any declared but unpaid dividends. After the above distribution has been paid, the remaining assets of the Company, if any, shall be distributed ratably among the holders of the Company's Common Stock and the Preferred Series convertible preferred stock holders on an as-if-converted basis. However, total distribution shall not exceed $1.5876, $5.40, $6.20, $9.00, $9.50, $10.00, $11.50, $11.50, $11.50, $12.00, and $6.20 per share for holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series E-3 voting, Series E-3 non-voting, Series E-4, Series E-5, and Series E-6, respectively.

Warrants

        On August 1998, the Company granted warrants to purchase 241,933 shares of Series C Preferred Stock, which were in connection with a bridge loan financing agreement granted on December 31, 1997. The warrants must be exercised on or before the earlier to occur of (a) August 6, 2003, (b) twelve months after the successful completion of an initial public offering, or (c) any "Change of Control" as defined in the warrant agreement.

        In September 1999, in connection with the receipt of certain commitments for the purchase of the Company's products and coincident with the purchase by a manufacturer of Series E-1 Preferred Stock, TeraLogic granted a warrant to purchase 375,000 shares of Series E-1 Preferred Stock at an exercise price of $5.00 per share. The warrant is immediately exercisable and expires the earlier of July 31, 2002 or six months after the initial public offering of the company. All gains realizable from exercise of the warrant up to January 31, 2001, is refundable to the Company unless the manufacturer purchased certain quantities of the Company's products during the period September 1999 through January 2001. The manufacturer may elect to forfeit the warrant if it does not wish to refund the gain. The manufacturer has not met the purchase obligations defined in the warrant agreement, neither has it elected to refund the gain in the underlying stock value or return the warrants.

NOTE 6—CONVERTIBLE NOTES AND WARRANTS (UNAUDITED)

        On June 6, 2002, the Company entered into a bridge financing arrangement with a customer (the "lenders") for $5.0 million to finance the Company's operations. In connection with the financing arrangement, the Company raised additional funds of $2.0 million from Oak Technology, Inc. ("Oak") on September 23, 2002. The Company issued notes and warrants in exchange for the financing. The notes bear interest at 6% per annum, accrued monthly, and are convertible into Series E-7 preferred stock based on the price at which Series E-7 will be issued and is repayable on demand if the Series E-7 financing is not raised by October 31, 2002. The warrants are to purchase $700,000 of shares of Series E-7 preferred stock upon issuance for a term that expires on June 5, 2007. The fair value of the warrants at the date of grant were $433,000 using the relative fair value calculation stipulated in APB 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" and the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.38%; expected volatility of 80%; expected life of approximately 5 years and no dividend yield. As of September 30, 2002, none of the warrants have been exercised. In connection with the warrants, the Company amortized interest expense of $273,000 for the nine months ended September 30, 2002.

NOTE 7—COMMON STOCK

        The Company has authorized 100,000,000 shares of Common Stock of which 8,339,775 shares have been issued as of September 30, 2002. A total of 8,339,775 shares of Common Stock have been issued to the founders and employees of the Company as of September 30, 2002, of which 2,000 shares are subject to a right of repurchase (the "repurchase right") by the Company at the original purchase price. The repurchase right generally lapses over a four-year period.

1996 Stock Plan

        The Company's Stock Option and Stock Purchase Plan (the "Plan") authorizes the Board of Directors to grant up to 12,330,000 incentive stock options, nonstatutory stock options and directly award or sell shares to employees, directors and consultants. The plan provides that incentive stock options may only be granted to employees of the Company and must be granted at an exercise price not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Board of Directors. Nonstatutory stock options and directly awarded or sold shares may be granted to employees and consultants at a price not less than 85% of the estimated fair value of the Common Stock as determined by the Board. Options generally vest over a four year period and are exercisable for a maximum period of ten years from the date of grant. Shares awarded or sold are subject to a repurchase right by the Company with such repurchase right lapsing ratably over a four year period. Options granted or shares sold to a stockholder owning more than 10% of the outstanding stock of the Company at the time of grant must be issued at a price not less than 110% of the estimated fair value of the stock on the date of grant and such incentive stock options are not exercisable after five years.

        A summary of all option activity under the Plan is as follows:

	Shares Available for Grant	Options Outstanding	Weighted Average Price Per Shares
Balance at December 31, 1999	1,471,000	5,853,000	$1.00
Additional shares authorized by Board of Directors and stockholders	3,000,000	—	$—
Options granted	(2,434,000)	2,434,000	$2.46
Shares repurchased	38,000	—	$1.15
Options exercised	—	(753,000)	$0.73
Options canceled	615,000	(615,000)	$1.47

Balance at December 31, 2000	2,690,000	6,919,000	$1.50
Additional shares authorized by Board of Directors and stockholders	2,000,000	—	$—
Options granted	(4,324,000)	4,324,000	$2.05
Shares repurchased	23,000	—	$1.55
Options exercised	—	(1,580,000)	$0.39
Options canceled	2,334,000	(2,334,000)	$2.04

Balance at December 31, 2001	2,723,000	7,329,000	$1.92

        The following table summarizes information about employee stock options outstanding:

Exercise Price	Options Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life (in Years)	Options Exercisable at December 31, 2001	Weighted Average Exercise Price
$0.27	422,000	5.65	422,000	$0.27
$0.34	125,000	6.50	110,000	$0.34
$0.50	109,000	6.88	60,000	$0.50
$1.00	50,000	7.12	35,000	$1.00
$1.30	1,622,000	9.82	331,000	$1.30
$1.55	144,000	7.32	94,000	$1.55
$1.80	1,177,000	7.57	800,000	$1.80
$1.90	42,000	8.08	21,000	$1.90
$2.50	2,988,000	8.14	794,000	$2.50
$2.75	650,000	9.12	197,000	$2.75

	7,329,000	7.25	2,864,000	$1.92

        All options were granted at an exercise price equal to the fair market value of the Company's common stock as determined by the board of directors at the date of grant. The weighted average fair value at the date of grant of options granted during 2000 and 2001 were approximately $2.46 and $0.45, respectively. The fair value of options was calculated using the Black-Scholes model with the following assumptions:

	Fiscal Year Ended
	2000	2001
Expected life (in years)	4	4
Risk free interest rate	5.31%	4.44%
Volatility	0%	0%
Dividend yield	0%	0%

        The Company accounts for the Plan in accordance with the provisions of Accounting Principles Board Opinion No. 25. Had compensation cost for the Company's stock option plan been determined based on the minimum value at the grant dates, as prescribed in SFAS No. 123, the Company's pro forma net loss for 2000 and 2001 would have been $23,215,000 and $23,792,000, respectively.

NOTE 8—COMMITMENTS

        In December 1998, the Company leased its office facilities under two noncancelable operating leases which expire in December 2004 and August 2005. Rent expense was $1,087,000 and $1,297,000 for the years ended December 31, 2000 and 2001, respectively. Future minimum payments under all the noncancelable leases at December 31, 2001 are as follows:

Year Ending December 31,	Operating Leases	Sublease Income
2002	$348,000	$99,000
2003	1,392,000	395,000
2004	1,330,000	367,000
2005	684,000	—

Minimum lease payments	$3,754,000	$861,000

        Net assets acquired under capital lease obligations are included in property and equipment and totaled $0 and $35,000 with related accumulated amortization of $6,000 and $20,000 at December 31, 2000 and 2001, respectively.

NOTE 9—401(K) PLAN

        In October 1998, the Company established a savings plan under Section 401(k) of the Internal Revenue Code. This savings plan allows eligible employees to contribute up to 25 percent of the total compensations of a pre-tax basis that would otherwise be paid to the participants, not to exceed the amount allowed by applicable statutory prescribed limit. The Company pays the administrative costs of the plan. The plan provides the Company the option to make matching contributions. During 2001 the Company did not make any matching contributions into the plan.

NOTE 10—CONTINGENCIES

        On February 27, 2002, the Company received a notice from Hitachi America, Ltd. alleging infringement of certain Hitachi patents. The Company is conducting an investigation of this matter, and has not yet formed any conclusion regarding the substance of the allegations. Due to the early stages of the investigation of the allegations, management can not estimate the possible loss, if any, or range of loss that may ultimately be incurred in connection with the allegations. However, based on the facts currently known, management does not believe that these matters will have a material adverse effect on the financial position or results of operations of the Company.

NOTE 11—SUBSEQUENT EVENTS (UNAUDITED)

        On April 11, 2002, the Company received notice from Philips alleging infringement of certain patents. The Company is conducting an investigation of this matter and accrued $86,000 as an estimate of the royalty that may become due to Philips. Based on the facts currently known, management believe that the provision is adequate and that this matter will not have a material adverse effect on the financial position or results of operations of the Company.

        On October 25, 2002, the Company signed a merger agreement with Oak Technology, Inc. ("Oak") under which preferred stock shareholders of the Company received a cash payment of $37.9 million.

        In accordance with the merger agreement, each share of preferred stock was cancelled in exchange for its corresponding share of the purchase price and each share of common stock was cancelled for no consideration, as no portion of cash remained available for distribution to the common stockholders. In addition, with the exception of the warrants issued in connection with the convertible notes (Note 6), all outstanding options and warrants to purchase capital stock of the Company were cancelled. The Company has been advised by certain common stockholders that they intend to pursue their dissenter's rights. The Company believes that any such pursuit would not have any merit due to the Company's certificate of incorporation.

OAK TECHNOLOGY, INC.
UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements have been prepared to give effect to the sale of certain optical storage assets to Sunplus Technology Co., Ltd. ("Sunplus") by Oak Technology, Inc. ("Oak") which was concluded on April 3, 2003.

        The following unaudited pro forma condensed combined consolidated balance sheet assumes that the sale of the Optical Storage business had occurred on March 31, 2003. The following unaudited pro forma condensed consolidated statements of operations for the nine-month period ended March 31, 2003 and fiscal year ended June 30, 2002 assume that the sale occurred on July 1, 2001. In addition, the pro forma condensed consolidated statement of operations for the nine-month period ended March 31, 2003 and the fiscal year ended June 30, 2002 assume the purchase of TeraLogic, Inc. had occurred on July 1, 2001.

        The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred had the sale been effected for the periods indicated nor is it indicative of the future operating results or financial position of the Company.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT MARCH 31, 2003

(in thousands, except share and per share data)

	As Reported	Pro Forma Sale of Optical Storage Group			ProForma Amounts
ASSETS
Current Assets:
Cash and cash equivalents	$13,562	$16,000 (3,000 (1,303	) )	(2a) (2b) (2h)	$25,259
Short term investments	54,313	—			54,313
Trade accounts receivable	10,098	—			10,098
Inventory	1,986	(749)		(2c)	1,237
Prepaid expenses and other current assets	10,165	14,000 1,303		(2a) (2h)	25,468

Total current assets	90,124	26,251			116,375
Property and equipment, net	15,481	(3,201)		(2c)	12,280
Intangible assets, net	31,008	—			31,008
Goodwill	27,084	(1,624)		(2d)	25,460
Other assets	1,162	3,000		(2b)	4,162

	$164,859	$24,426			$189,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,023	$—			$7,023
Accrued expenses	30,148	325		(2e)	30,473
Deferred revenues	3,653	—			3,653

Total current liabilities	40,824	325			41,149
Other long-term liabilities	898	—			898
Stockholders' equity:
Preferred Stock, $0.001 par value	—	—			—
Common Stock	61	—			61
Additional paid-in capital	252,142	—			252,142
Treasury stock	(24,902)	—			(24,902)
Accumulated other comprehensive income	705	—			705
Deferred stock compensation	(1,852)	—			(1,852)
Accumulated deficit	(103,017)	24,101		(2f)	(78,916)

Total stockholders' equity	123,137	24,101			147,238

	$164,859	$24,426			$189,285

See accompanying notes to consolidated financial statements.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2003

(in thousands, except per share amounts)

	As Reported	Pro Forma Acquisition of TeraLogic		Pro Forma Sale of Optical Storage Group		Pro Forma Amounts
Revenues:
Product revenues	$59,407	5,679	(3a)	$(35,364)	(2g)	$29,722
Software and other revenues	25,067	356	(3a)	(2,414)	(2g)	23,009

Total revenues	84,474	6,035		(37,778)		52,731

Cost of revenues and operating expenses:
Cost of product revenues	29,604	3,406	(3a)	(20,174)	(2g)	12,836
Cost of software and other revenues	5,531	—		(642)	(2g)	4,889
Research and development expenses	46,436	6,568	(3a)	(17,682)	(2g)	35,322
Selling, general and administrative expenses	27,631	3,710	(3a)	(5,147)	(2g)	26,194
Amortization of intangibles	6,978	2,017	(3b)	(229)	(2g)	8,766
Acquisition related expenses	9,339	—		—		9,339
Deferred stock compensation	206	165	(3c)	—		371
Restructuring and other charges	7,207	—		(5,845)		1,362

Operating income (loss)	(48,458)	(9,831)		11,941		(46,348)
Non-operating income, net	3,429	(485)	(3a)	—		2,261
		(683)	(3d)

Income loss before income taxes	(45,029)	(10,999)		11,941		(44,087)
Provision for income taxes	1,577	66	(3a)	—		1,643

Net income loss	$(46,606)	$(11,065)		$11,941		$(45,730)

Basic and diluted net loss per share	$(0.83)					$(0.82)

Shares used in computing basic and diluted loss per share	55,953					55,953

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2002

(in thousands, except per share amounts)

	As Reported	Pro Forma Acquisition of TeraLogic		Pro Forma Sale of Optical Storage Group		Pro Forma Amounts
Revenues:
Product revenues	$115,638	$10,362	(3a)	$(97,580)	(2g)	$28,420
Software and other revenues	30,995	2,162	(3a)	(1,163)	(2g)	31,994

Total revenues	146,633	12,524		(98,743)		60,414
Cost of revenues and operating expenses:
Cost of product revenues	71,252	7,003	(3a)	(62,956)	(2g)	15,299
Cost of software and other revenues	4,710	—	(3a)	(326)	(2g)	4,384
Research and development expenses	53,207	16,877	(3a)	(25,023)	(2g)	45,061
Selling, general, and administrative expenses	31,543	7,501	(3a)	(9,775)	(2g)	29,269
Amortization of intangibles	12,566	6,050	(3b)	(457)	(2g)	18,159
Restructuring charges	3,213	—		(2,177)	(2g)	1,036
Deferred compensation	—	494	(3c)	—		494

Operating loss	(29,858)	(25,401)		1,971		(53,288)
Impairment loss	(1,581)	—		—		(1,581)
Other non-operating income, net	6,619	101	(3a)	—		4,672
		(2,048)	(3d)

Loss before income taxes	(24,820)	(27,348)		1,971		(50,197)
Income tax expense	2,130	84	(3a)	—		2,214

Net loss	$(26,950)	$(27,432)		$1,971		$(52,411)

Net loss per share—basic and diluted	$(0.49)					$(0.95)

Weighted average shares used in computing basic and diluted net loss per share	55,254					55,254

See accompanying notes to condensed consolidated financial statements.

OAK TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONDENSED

FINANCIAL STATEMENTS

        1.     On April 3, 2003, pursuant to the definitive agreement signed by Sunplus and Oak, Oak transferred its Optical Storage business and certain assets to Sunplus in return for approximately $30 million comprised of $16 million in cash payable on the transaction date and $14 million in shares of Sunplus common stock. Sunplus shares are traded on the Taiwan Stock Exchange. In addition, Oak and Sunplus entered into a number of ancillary agreements, including a license agreement relating to the use by Sunplus of certain Oak patents. In conjunction with the transaction, Oak may, at its option, make a minority investment of approximately $3 million, or 10%, in a new private company created by Sunplus, Sunext Technology Co., Ltd. ("Sunext"). Sunext will focus on chip development for digital video disc and compact disc drives and players using assets acquired from Oak by Sunplus. Sunext is based in Taiwan.

        A summary of the transaction is as follows (in thousands):

Cash due from Sunplus	$16,000
Stock due from Sunplus	14,000
Less: Net assets transferred	(3,950)
Estimated transaction expenses	(325)
Allocated Optical Storage goodwill	(1,624)

Estimated net gain on sale	$24,101

        Transaction expenses primarily include expected costs of $325,000 related to legal and accounting costs.

        Allocated Optical Storage Group goodwill represents the pro rata portion of goodwill included in the Optical Storage Group operating segment associated with the sale to Sunplus. The amount of goodwill included in the disposition is based on the estimated relative fair values of the business sold to Sunplus and the remaining portion of the Optical Storage Group that has been retained. The fair value of the portion of the retained Optical Storage Group has been determined upon preliminary management estimates that may be subject to change based upon finalization of a fair value evaluation.

        Oak currently estimates that it will not pay income taxes as a result of the sale of the Optical Storage group due to current year operating losses.

        2.     The following pro forma adjustments have been prepared to reflect the following adjustments related to the Optical Storage Group:

  a.
  Oak transferred its optical storage business and certain assets to Sunplus for approximately $30 million, comprised of $16 million in cash and the equivalent of $14 million in shares of Sunplus common stock to be issued by Sunplus.

  b.
  In conjunction with the transaction, Oak may, at its option, also become a minority investor in Sunext Technology Co., Ltd., a new company created by Sunplus. The consideration of $3 million to be paid by Oak was determined as a result of arms-length negotiations between the parties.

  c.
  As part of the transaction, Oak transferred certain Optical Storage assets to Sunplus including fixed assets with a net book value of approximately $3.2 million and Optical Storage inventory with a net book value of approximately $0.7 million. These values are based as of March 31, 2003, the pro forma balance sheet date.

  d.
  The pro forma condensed balance sheet reflects the write-down of goodwill attributable to the Optical Storage Group of $1.6 million.

  e.
  Transaction expenses primarily include expected costs of $325,000 related to legal and accounting costs.

  f.
  The estimated gain on the transaction included in the pro forma condensed consolidated balance sheet assumes the sale of the Optical Storage group had been consummated on March 31, 2003.

  g.
  The pro forma condensed statements of operations for the fiscal year ended June 30, 2002, and for the nine-month period ended March 31, 2003 assumes the sale of the Optical Storage group had been consummated on July 1, 2001. No adjustment has been made for interest that may have been received on the cash proceeds. The Company will no longer have product revenues attributable to Optical Storage products following the close of the sale of the Optical Storage business. The pro forma condensed statements of operations have been adjusted to eliminate the net revenues and expenses which the Company believes (i) are directly attributable to the Optical Storage product lines and (ii) will not continue after the completion of the sale of the Optical Storage.

  h.
  Represents Taiwanese withholding tax related to the payment received by Oak. The Company is in the process of filing an exemption for the return of the withholding tax.

        3.     On October 25, 2002, Oak concluded the acquisition of TeraLogic pursuant to an acquisition agreement entered into on October 7, 2002. The acquisition is comprised of a cash payment of approximately $38 million, the repayment of a debt obligation of approximately $5 million, the assumption of approximately $4 million of TeraLogic's debt and obligations by Oak. In addition, Oak reserved 2.3 million shares of the Company's common stock for future issuance to the employees of TeraLogic pursuant to options granted to them upon closing the transaction. The transaction is accounted for under SFAS No. 141, "Business Combinations," using the purchase method of accounting.

        The unaudited pro forma combined statements of operations for the year ended June 30, 2002 and for the nine-month period ended March 31, 2003 give effect to the acquisition as if it had occurred on July 1, 2001. The unaudited pro forma combined statement of operations for the twelve months ended June 30, 2002 combines the results of operations of Oak for the fiscal year ended June 30, 2002 and TeraLogic for the twelve-month period ended June 30, 2002. The unaudited pro forma combined statement of operations for the nine-month period ended March 31, 2003 combines the results of operations of Oak for the nine-month period ended March 31, 2003 and TeraLogic for the period between July 1, 2002 and October 24, 2002 which represents the period prior to the acquisition not included in Oak's nine-month period ended March 31, 2003. No adjustment was required for the balance sheet at March 31, 2003 as the acquisition of TeraLogic was completed on October 25, 2002 and is included in the balance sheet at March 31, 2003. The following pro forma adjustments have been prepared to reflect the following adjustments related to the acquisition of TeraLogic, Inc.:

  a.
  To record the historical TeraLogic statements of operations for the fiscal year ended June 30, 2002, and for the period July 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's reported financial information for the nine-month period ended March 31, 2003.

  b.
  To record the amortization of intangibles resulting from the acquisition of TeraLogic on a straight-line basis for the fiscal year ended June 30, 2002 and for the period July 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's reported financial information for the nine-month period ended March 31, 2003.

  c.
  To record the amortization of deferred compensation resulting from the acquisition of TeraLogic for the fiscal year ended June 30, 2002 and for the period July 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's reported financial information for the nine-month period ended March 31, 2003.

  d.
  To reduce estimated interest income for the fiscal year ended June 30, 2002 and for the period July 1, 2002 to October 24, 2002 which represents the period prior to the acquisition not included in Oak's reported financial information for the nine-month period ended March 31, 2003. This reflects the estimated interest income that would not have been earned had the acquisition of TeraLogic occurred on July 1, 2001.

SCHEDULE II

OAK TECHNOLOGY, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Allowance For Doubtful Accounts	Beginning Balance	Additions Charged To Costs and Expenses	Deductions Write-offs	Ending Balance
Year ended June 30, 2002	$3,198	$1,659	$(1,253)	$3,604

Year ended June 30, 2001	$671	$2,739	$(212)	$3,198

Year ended June 30, 2000	$555	$155	$(39)	$671

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

among

ZORAN CORPORATION,
a Delaware corporation
("Zoran"),

ZINC ACQUISITION CORPORATION,
a Delaware corporation and wholly-owned
subsidiary of Zinc,

and

OAK TECHNOLOGY, INC.,
a Delaware corporation

Dated May 4, 2003

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 4, 2003 by and among Zoran Corporation, a Delaware corporation ("Zoran"), Zinc Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Zoran ("Sub"), and Oak Technology, Inc., a Delaware corporation ("Oak").

RECITALS

        A.    The Boards of Directors of Zoran, Sub and Oak deem it advisable and in the best interests of each corporation and its respective stockholders that Zoran and Oak combine in order to advance the long-term business interests of Zoran and Oak;

        B.    The combination of Zoran and Oak shall be effected by the terms of this Agreement through a transaction in which Oak will merge with and into Sub (the "Merger");

        C.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Zoran's willingness to enter into this Agreement, certain stockholders of Oak have entered into Voting Agreements in the form attached hereto as Exhibit A pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the Merger (the "Oak Voting Agreements");

        D.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Oak's willingness to enter into this Agreement, certain stockholders of Zoran have entered into Voting Agreements in the form attached hereto as Exhibit B pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the Merger (the "Zoran Voting Agreements"); and

        E.    For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        Section 1.2    Closing.    The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Zoran and Oak, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing (the

"Closing Date"), at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1825, unless another date or place is agreed to in writing by Zoran and Oak.

        Section 1.3    Effects of the Merger.

          (a)   At the Effective Time (i) Oak shall be merged with and into Sub, the separate existence of Oak shall cease and Sub shall continue as the surviving corporation (Sub and Oak are sometimes referred to below as the "Constituent Corporations" and Sub is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read as set forth on Exhibit C hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law and such Certificate of Incorporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (b)   At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Oak and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Oak and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Directors and Officers.    The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $.001 par value, of Oak ("Oak Common Stock") or capital stock of Sub:

          (a)    Cancellation of Treasury Stock and Zoran-Owned Stock.    Any shares of Oak Common Stock that are owned by Oak as treasury stock and any shares of Oak Common Stock that are owned by Zoran, Sub or any other wholly-owned Subsidiary (as defined in Section 9.3) of Zoran shall be cancelled and retired and shall cease to exist, and no stock of Zoran or other consideration shall be delivered in exchange therefor. Any shares of Common Stock, $.001 par value, of Zoran ("Zoran Common Stock") owned by Oak shall remain unaffected by the Merger.

          (b)    Conversion of Oak Common Stock.    Subject to Section 2.2, each issued and outstanding share of Oak Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and Dissenting Shares, as defined in Section 2.3) shall be converted into the right to receive:

            (i)    0.2323 of a share of Zoran Common Stock (the "Per Share Stock Consideration"); and

            (ii)   cash in an amount equal to $1.78 (the "Per Share Cash Consideration");

The Per Share Stock Consideration and the Per Share Cash Consideration are referred to, collectively, as the "Merger Consideration." The Merger Consideration shall be adjusted, as appropriate, to reflect any stock split, stock dividend or similar transaction effected between the date hereof and the Effective Time. All such shares of Oak Common Stock, when so converted, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Zoran Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (c)    Sub Common Stock.    Each issued and outstanding share of the common stock, $.001 par value, of Sub ("Sub Common Stock") shall remain a share of Sub Common Stock and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (d)    Oak Stock Options and Employee Stock Purchase Plan.    At the Effective Time, all then outstanding options to purchase Oak Common Stock (each an "Oak Option") issued under Oak's 1988 Stock Option Plan, as amended, 1994 Stock Option Plan, as amended, Amended and Restated 1994 Outside Directors Stock Option Plan, Executive Stock Option Plan and the 2002 Stock Option Plan for the Teralogic Group (collectively, the "Oak Option Plans"), not exercised as of the Effective Time will be assumed by Zoran in accordance with Section 6.13. On or before the last trading day prior to the Effective Time, all then outstanding rights to acquire shares of Oak Common Stock under Oak's Amended and Restated 1994 Employee Stock Purchase Plan, as amended (the "Oak Purchase Plan") will be exercised for the purchase of shares of Oak Common Stock, as provided in Section 6.13.

        Section 2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Oak Common Stock for the Merger Consideration pursuant to the Merger are as follows:

          (a)    Exchange Agent.    Promptly after the Effective Time, Zoran shall deposit with a bank or trust company designated by Zoran (the "Exchange Agent"), for the benefit of the holders of shares of Oak Common Stock, for exchange for their shares of Oak Common Stock in accordance with this Section 2.2, through the Exchange Agent, (i) certificates evidencing the shares of Zoran Common Stock issuable pursuant to Section 2.1(b)(i), (ii) cash in an amount sufficient to pay the aggregate Per Share Cash Consideration pursuant to Section 2.1(b)(ii), and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(f), together with any dividends or distributions with respect thereto (collectively, the "Exchange Fund").

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Oak Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Zoran and Oak may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Zoran, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Zoran Common Stock to which the holder is entitled pursuant to Section 2.1(b)(i), (B) the aggregate Per Share Cash Consideration to which the holder is entitled pursuant to Section 2.1(b)(ii), and (C) cash (without interest) in lieu of fractional shares as provided in Section 2.2(f). The Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Oak Common Stock which is not registered in the transfer records of Oak, cash and a certificate representing the proper number of shares of Zoran Common Stock to which the registered holder is entitled may be issued to a transferee if the Certificate representing such Oak Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender cash and the certificate representing shares of Zoran Common Stock (and cash in lieu of any fractional shares of Zoran Common Stock as contemplated by this Section 2.2).

          (c)    Lost or Stolen Certificates.    The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive cash and a certificate representing shares of Zoran Common Stock as set forth in Section 2.2(B) that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Zoran, signed exactly as the name or names of the registered holder or holders appeared on the books of Zoran immediately prior to the Effective Time, together with a customary bond and such other documents as Zoran or the Exchange Agent may reasonably require in connection therewith.

          (d)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Zoran Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Zoran Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) of this Section 2.2 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Zoran Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Zoran Common Stock to which such holder is entitled pursuant to subsection (f) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Zoran Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Zoran Common Stock.

          (e)    No Further Ownership Rights in Oak Common Stock.    The cash and shares of Zoran Common Stock issued upon the surrender for exchange of shares of Oak Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (d) or (f) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Oak Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Oak on such shares of Oak Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Oak Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (f)    No Fractional Shares.    No certificate or scrip representing fractional shares of Zoran Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Zoran. Notwithstanding any other provision of this Agreement, each holder of shares of Oak Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Zoran Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Zoran Common Stock multiplied by the last reported sale prices of

  Zoran Common Stock, as reported on the Nasdaq National Market, on the last trading day immediately preceding the date of the Effective Time.

          (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders of Oak one (1) year after the Effective Time shall be delivered to Zoran, upon demand, and any stockholders of Oak who have not previously complied with this Section 2.2 shall thereafter look only to Zoran for payment of their claim for Merger Consideration (including cash in lieu of any fractional shares of Zoran Common Stock), and any dividends or distributions with respect to Zoran Common Stock.

          (h)    No Liability.    To the fullest extent permitted by applicable law, neither Zoran nor the Surviving Corporation shall be liable to any holder of shares of Oak Common Stock or Zoran Common Stock, as the case may be, for Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.3    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Oak Common Stock issued and outstanding immediately prior the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with the relevant provisions of Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 2.1(b) and instead such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder would have been entitled but for the prior status of such shares as Dissenting Shares, without interest or dividends thereon, upon the surrender in the manner provided in Section 2.2 of the Certificate(s) which formerly represented such shares. Oak shall give Zoran prompt written notice of any demands and any other instruments served pursuant to the DGCL and received by Oak relating to stockholders' rights of appraisal and, prior to the Effective Time, Zoran shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Oak shall not, except with the prior written consent of Zoran, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 2.4    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(G) and 1.368-3(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OAK

        Oak represents and warrants to Zoran and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Oak to Zoran on or before the date of this Agreement (the "Oak Disclosure Schedule"). The Oak Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections of this Article III; provided, however, that a matter disclosed in reference to any particular Section or subsection will be deemed to be disclosed for purposes of any other Sections or subsections of this Agreement, even if there is no express cross-reference, if the matter is disclosed in such a way to make its relevance to such other Sections or subsections readily apparent.

        Section 3.1    Organization and Good Standing.

          (a)   Oak and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted. Oak and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Oak.

          (b)   The Oak Disclosure Schedule contains a list of each of Oak's Subsidiaries and the jurisdiction of its organization. Except for their interest in such Oak Subsidiaries, neither Oak nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        Section 3.2    Oak Capital Structure.

          (a)   The authorized capital stock of Oak consists of 130,000,000 shares of Oak Common Stock and 2,000,000 shares of Oak Preferred Stock, $0.001 par value ("Oak Preferred Stock"). As of the date of this Agreement, (i) 56,134,000 shares of Oak Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Oak Preferred Stock were issued or outstanding; (iii) no shares of Oak Common Stock were held in the treasury of Oak or by Subsidiaries of Oak; (iv) 13,918,717 shares of Oak Common Stock were reserved for issuance under the Oak 1994 Stock Option Plan, 11,678,417 of which were subject to outstanding options and 2,240,300 of which were reserved for future option grants; (v) 494,840 shares of Oak Common Stock were reserved for issuance under the 1994 Outside Directors' Plan, 253,040 of which were subject to outstanding options and 241,800 of which were reserved for future options grants; (vi) 1,205,000 shares of Oak Common Stock were reserved for issuance under the Executive Stock Option Plan, all of which were subject to outstanding options; (vii) 1,472,200 shares of Oak Common Stock were reserved for future issuance pursuant to the Oak Purchase Plan; (viii) 1,981,682 shares of Oak Common Stock were reserved for issuance under the 2002 Stock Option Plan for the Teralogic Group, all of which were subject to outstanding options; and (ix) 400,000 shares of Series A Junior Participating Preferred Stock were reserved for future issuance pursuant to the Rights Agreement dated as of August 19, 1997, as amended October 15, 2001, between Oak and Equiserve Trust Company, N.A., (as successor to Bank Boston, N.A.), as rights agent (the "Oak Rights Agreement"). Of the shares subject to outstanding Oak Options, an aggregate of 963,277 shares are subject to options held by employees who have been notified that their employment will be terminated, which options will remain unvested as of the termination date and will, therefore, be canceled. All shares of Oak Common Stock and Oak Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Oak or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Oak Common Stock or the capital stock of any Oak Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business.

          (b)   All of the outstanding shares of capital stock of each of Oak's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Oak and/or one or more Oak Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations on Oak's voting rights, charges or other encumbrances of any nature.

          (c)   Except as set forth in this Section 3.2, there are (i) no equity securities of any class of Oak or any of its Subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) no outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Oak or any of its Subsidiaries is a party or by which any of them are bound obligating Oak or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Oak or any of its Subsidiaries or obligating Oak or any of its Subsidiaries to grant, extend, accelerate the vesting of or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Oak (a) between or among Oak and any of its stockholders or (b) to Oak's knowledge, among any of Oak's stockholders, except for the Oak Voting Agreements.

          (d)   All outstanding shares of Oak Common Stock and all outstanding options under the Oak Option Plans have been issued and granted in compliance with (i) all applicable federal and state securities laws and regulations and (ii) all requirements set forth in any contracts or agreements providing for the issuance or grant of such securities.

        Section 3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Oak has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Oak and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Oak, subject only to the approval of the Merger by Oak's stockholders as required by the DGCL. This Agreement has been duly executed and delivered by Oak and constitutes the valid and binding obligation of Oak, enforceable against Oak in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (b)   The execution and delivery of this Agreement by Oak does not, and the consummation by it of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Oak, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Oak or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Oak or any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Oak or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required to be obtained or made by or with respect to Oak or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Oak or the consummation by Oak of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by Zoran of the Registration Statement (as defined in

  Section 3.18) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Oak or any of its Subsidiaries conduct business or owns assets, (iv) the filing of the Joint Proxy Statement (as defined in Section 3.18) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Oak or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        Section 3.4    SEC Filings; Financial Statements; Internal Controls.

          (a)   Oak has timely filed and made available to Zoran all forms, reports and documents required to be filed by Oak with the SEC since June 30, 1999, other than registration statements on Form S-8 (collectively, the "Oak SEC Reports"). Each of the Oak SEC Reports and any forms, reports or documents filed by Oak with the SEC after the date of this Agreement until the Closing (i) at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not or will not at the time of its filing was filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Oak SEC Report or necessary in order to make the statements in such Oak SEC Report, in the light of the circumstances under which they were made, not misleading. None of Oak's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)   Oak has timely filed and made available to Zoran all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Oak SEC Report. Oak has made available to Zoran all comment letters received by Oak from the Staff of the SEC since June 31, 1999 and all responses to such comment letters filed by or on behalf of Oak. Oak maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Oak and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Oak's SEC filings and other public disclosure documents. The Oak Disclosure Schedule lists, and Oak has made available to Zoran, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Oak's knowledge, each director and executive officer of Oak has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since June 31, 2002. As used in this Section 3.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

          (c)   Each of the consolidated financial statements (including, in each case, any related notes) included or incorporated by reference in any of the Oak SEC Reports, and in any forms, reports or documents filed by Oak with the SEC after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted for quarterly reports on

  Form 10-Q) and fairly present, or will fairly present, the consolidated financial position of Oak and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or will not be expected to be material in amount. The unaudited consolidated balance sheet of Oak as of December 31, 2002, as contained in the Oak SEC Reports, is referred to herein as the "Oak Balance Sheet." The Oak Disclosure Schedule lists, and Oak has made available to Zoran true and correct copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(C) of Regulation S-K) effected by Oak or any of its Subsidiaries since June 30, 2002. The Oak Disclosure Schedule lists all non-audit services performed by PricewaterhouseCoopers LLP for Oak and its Subsidiaries since June 30, 2002.

          (d)   Oak maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Oak and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Oak Disclosure Schedule lists, and Oak has made available to Zoran complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

          (e)   All accounts receivable of Oak and its Subsidiaries reflected on the Oak Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. Oak's reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Oak Balance Sheet, neither Oak nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which Oak or any of its Subsidiaries sell goods, fill orders or record sales.

          (f)    All accounts payable of Oak and its Subsidiaries reflected on the Oak Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Oak Balance Sheet, Oak and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

        Section 3.5    Absence of Undisclosed Liabilities.    Except as disclosed in the Oak SEC Reports, Oak and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Oak other than (i) liabilities reflected in the Oak Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Oak Disclosure Schedule, or incurred in connection with the transactions contemplated hereby, and (iii) normal or recurring liabilities incurred since the date of the Oak Balance Sheet in the ordinary course of business consistent with past practices.

        Section 3.6    Absence of Certain Changes or Events.    Since the date of the Oak Balance Sheet, Oak and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Oak or any of its Subsidiaries which has had or is reasonably expected to have a Material Adverse Effect on Oak; (ii) any material change by Oak in its accounting methods, principles or practices; (iii) any material revaluation by Oak of any of its assets, including, without limitation, writing down the value of intangible assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other action or event that has had or could reasonably be expected to have a Material Adverse Effect on Oak; or (v) any other action or event that would have required the consent of Zoran pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

        Section 3.7    Taxes.

          (a)   For purposes of this Agreement, a "Tax" or, collectively, "Taxes," refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Oak and each of its Subsidiaries has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed with any taxing authority at or before the Effective Time relating to any and all Taxes concerning or attributable to Oak or any of its Subsidiaries or to their operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (c)   As of the Effective Time, Oak and each of its Subsidiaries: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (d)   There is no Tax deficiency outstanding, proposed or assessed against Oak or any of its Subsidiaries that is not reflected as a liability on the Oak Balance Sheet nor has Oak or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)   Oak does not have any material liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued for or reserved on the Oak Balance Sheet, whether asserted or unasserted, contingent or otherwise (other than Taxes that have accrued subsequent to the date of the Oak Balance Sheet in the ordinary course and consistent with past practices).

          (f)    Oak is not a party to any income tax-sharing agreement or similar arrangement with any other party, and Oak has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (g)   No Returns of Oak or any of its Subsidiaries have been audited by a government or taxing authority during the five (5) years preceding the date of this Agreement, nor is any such audit in process or pending, and Oak has not been notified of any request for such an audit or other examination.

          (h)   Neither Oak nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or (ii) has any liability for the Taxes of any person (other than Oak and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (i)    Oak has made available to Zoran copies of all Returns filed for all periods since its inception.

          (j)    Neither Oak nor any of its Subsidiaries has filed any consent agreement under Section 341(F) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of assets owned by Oak or any of its Subsidiaries.

          (k)   Neither Oak nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Oak or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (l)    Neither Oak nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (m)  Neither Oak nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

          (n)   None of Oak's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

          (o)   Oak is not a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

          (p)   Neither Oak nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (q)   There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively "Liens") on the assets of Oak relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

          (r)   Oak has not received any notice from any taxing authority in a jurisdiction where either Oak or a Subsidiary of Oak has not filed Returns that Oak or any of its Subsidiaries may be subject to taxation in such jurisdiction.

        Section 3.8    Tangible Assets and Real Property.

          (a)   Oak and each of its Subsidiaries own or lease all tangible assets and properties which are material to the conduct of their respective business as currently conducted (the "Oak Material Tangible Assets"). Oak and each of its Subsidiaries has good and marketable title to all Oak Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Oak Balance Sheet in the ordinary course of business), free and clear of all Liens, except for Liens for current Taxes not yet due and payable. All leases of Oak Material Tangible Assets to which Oak or any of its Subsidiaries is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b)   The Oak Disclosure Schedule sets forth a true and complete list of all real property owned, leased, subleased or otherwise occupied by Oak or any of its Subsidiaries (collectively, the "Oak Facilities"). Oak and each of its Subsidiaries has good and marketable fee simple title to all real property that it owns, free and clear of all Liens, except for Liens for current Taxes not yet due or payable. The Oak Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Oak or prevent any continued use of any of the Oak Facilities in the usual and normal conduct of Oak's business. There are no governmental or other restrictions which would prevent Zoran or Oak from conducting business operations in Oak Facilities in the manner currently conducted. There are not pending or, to Oak's knowledge, threatened condemnation proceedings relating to any of the Oak Facilities. Neither Oak nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Oak or any of its Subsidiaries under, or breach or violation by Oak or any of its Subsidiaries of, any such lease. To Oak's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such real property leases for Oak Facilities currently occupied or leased by Oak or any of its Subsidiaries are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. The Oak Disclosure Schedule sets forth a list of all such leases, and complete and correct copies all such leases for Oak Facilities currently occupied by Oak, any of its Subsidiaries or any of their subtenants have been provided to Zoran.

        Section 3.9    Intellectual Property.

          (a)   Oak and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, without future payment to any person, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are material to the conduct of the businesses of Oak and its Subsidiaries, as currently conducted or currently planned to be conducted (all of which are referred to as the "Oak Intellectual Property Rights"), free and clear of all Liens.

          (b)   The Oak Disclosure Schedule contains a complete and accurate list of (i) all patents and patent applications, all trademarks, trade names and service marks and all registered copyrights and applications therefor included in the Oak Intellectual Property Rights, including the jurisdictions in which each such Oak Intellectual Property Right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all material licenses, sublicenses, distribution agreements and other agreements to which Oak or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Oak Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Oak or any of its Subsidiaries (an "Oak Product") or any adaptation, translation or derivative work based on any Oak Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Oak or any of its Subsidiaries is a party and pursuant to which Oak or any of its Subsidiaries is authorized to use any patents, trademarks, copyrights, trade secrets or other proprietary technology including software (other than standard end-user licenses for "off the shelf" software) of any third party ("Oak Licensed Intellectual Property") which is material to the manufacture of, incorporated in, or forms a part of any Oak Product, (iv) all joint development agreements to which Oak or any of its Subsidiaries is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Oak has obtained or may obtain funding for any research and development activities.

          (c)   The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right or license relating to any Oak Intellectual Property Rights, or any right of termination, cancellation or acceleration of any Oak Intellectual Property Rights, or the loss or encumbrance of any Oak Intellectual Property Rights or any material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Oak Intellectual Property Rights or otherwise impair the right of Oak or any of its Subsidiaries or any of their customers to use the Oak Intellectual Property Rights in the same manner as such Oak Intellectual Property Rights are currently being used them.

          (d)   All patents and all registered trademarks, service marks and copyrights issued to Oak or any of its Subsidiaries are valid and subsisting. None of the Oak Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party, and neither the manufacturing, marketing, licensing or sale of any Oak Product infringes any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Oak (i) has not received notice that Oak or any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Oak Intellectual Property Rights or Oak Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding any patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Oak Intellectual Property Rights to which Oak or any of its Subsidiaries is a party or by which any of them are bound.

          (e)   All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Oak Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Oak or one of its Subsidiaries without the assistance of any third party, (ii) employees of Oak or one of its Subsidiaries with the assistance of third parties who assigned ownership of their rights with respect thereto to Oak or such Subsidiary by means of valid and enforceable agreements which are listed and described in the Oak Disclosure Schedule and copies of which have been provided to Zoran, or (iii) third parties who assigned ownership of their rights with respect thereto to Oak or one of its Subsidiaries by means of valid and enforceable agreements.

          (f)    Neither Oak, nor any of its Subsidiaries nor, to the knowledge of Oak, any other party to any licensing, sublicensing, distributorship or other similar arrangements with Oak or any of its Subsidiaries relating to the Oak Intellectual Property Rights is in breach of or default under any material obligations under such arrangements.

          (g)   To the knowledge of Oak, no person is infringing on or otherwise violating any right of Oak or any of its Subsidiaries with respect to any Oak Intellectual Property Rights.

          (h)   Neither Oak, nor any of its Subsidiaries, nor any of their current or former officers, employees or consultants has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Oak or any of its Subsidiaries in the furtherance of its business operations as currently being conducted, which patents or applications have not been assigned to Oak or one of its Subsidiaries with such assignment duly recorded in the United States Patent Office or with the appropriate foreign Governmental Entity. No current or former employee, officer, director, stockholder, consultant or independent contractor of Oak or any of its Subsidiaries has any right, claim or interest in or with respect to any Oak Intellectual Property Rights.

          (i)    Oak and each of its Subsidiaries has taken all reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Oak Intellectual Property Rights (except Oak Intellectual Property Rights whose value would not be impaired by disclosure). Oak has and enforces a policy requiring each employee and independent contractor developing intellectual property or having access to confidential information regarding Oak Intellectual Property Rights to execute a proprietary information/ confidentiality agreement substantially in the form provided to Zoran and all such current and former employees and contractors of Oak and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Oak.

        Section 3.10    Agreements, Contracts and Commitments.    Neither Oak nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which Oak or any of its Subsidiaries is a party or by which any of them or their assets are bound ("Oak Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or permit any other party to collect material damages from Oak or any of its Subsidiaries thereunder. To Oak's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any Oak Material Contract. All Oak Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. The Oak Disclosure Schedule sets forth a list of all Oak Material Contracts, and complete and correct copies of all such Oak Material Contracts have been provided to Zoran, except to the extent that full, unredacted copies thereof have been filed by Oak as any exhibit to an Oak SEC Report.

        Section 3.11    Litigation.    Except as described in the Oak SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Oak or any of its Subsidiaries pending or as to which Oak has received any written notice of assertion, which could be reasonably be expected to have a Material Adverse Effect on Oak, or a material adverse effect on the ability of Oak to consummate the transactions contemplated by this Agreement.

        Section 3.12    Environmental Claims.

          (a)   As used in this Agreement:

            (i)    "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Oak or any of its Subsidiaries; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

            (ii)   "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

            (iii)  "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, which is regulated under any Environmental Law in a jurisdiction in which Oak or any of its Subsidiaries operate.

            (iv)  "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          (b)   As of the date hereof, no Hazardous Material is present, as a result of the actions or omissions of Oak, any of its Subsidiaries or any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Oak or any of its Subsidiaries has at any time owned, operated, occupied or leased. No underground storage tanks are or were present under any such property at such time as Oak or any of its Subsidiaries owned, operated, occupied or leased such property. Neither Oak nor any of its Subsidiaries has notified any Governmental Entity or third party, or been required under any law, rule, regulation, order or agreement to notify any Governmental Entity or third party, of any Release of any Hazardous Material.

          (c)   At all times, Oak and each of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in material compliance with all Environmental Laws.

          (d)   Oak and each of its Subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. The Oak Disclosure Schedule contains a list of all environmental reports, audits, assessments or studies performed or prepared by or for Oak within the last five (5) years with respect to the Facilities, and complete and correct copies of all such documents have been provided to Zoran. No environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (e)   No Environmental Claim is pending or, to the knowledge of Oak, threatened. Oak is not aware of any fact or circumstance, including any Release, which could reasonably be expected to involve Oak or any of its Subsidiaries in any Environmental Claim or impose upon Oak or any of its Subsidiaries any liability concerning Hazardous Materials Activities.

        Section 3.13    Employee Benefit Plans.

          (a)   The Oak Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former United States employee of Oak or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Oak within the meaning of Section 414 of the Code (an "Oak ERISA Affiliate") (together, the "Oak U.S. Employee Plans").

          (b)   With respect to each Oak U.S. Employee Plan, Oak has made available to Zoran, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to a Oak U.S. Employee Plan subject to such filing requirement, (ii) such Oak U.S. Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Oak U.S. Employee Plan and (iv) the most recent actuarial report or valuation relating to a Oak U.S. Employee Plan subject to Title IV of ERISA.

          (c)   With respect to the Oak U.S. Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Oak, there exists no condition or set of circumstances in connection with which Oak could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d)   With respect to the Oak U.S. Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of Oak that could reasonably be expected to have a Material Adverse Effect on Zoran.

          (e)   Neither Oak, nor any Oak ERISA Affiliate, has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Oak U.S. Employee Plan has promised or provided, or currently promises or provides, retiree medical or other retiree welfare benefits to any person other than as required by law.

          (f)    Except as disclosed in Oak SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Oak nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Oak or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Oak of the nature contemplated by this Agreement, (iii) agreement with any officer of Oak or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (g)   The Oak Disclosure Schedule sets forth a complete and accurate list of all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Oak or any of its Subsidiaries outside the United States (together, the "Oak International Employee Plans"). Each Oak

  International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements of all applicable statutes and regulations. No Oak International Employee Plan has unfunded liabilities that, as of the Effective Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Oak or any of its Subsidiaries (or Zoran following the Merger) from terminating or amending any Oak International Employee Plan at any time for any reason.

        Section 3.14    Compliance with Laws.    Oak and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on Oak and its Subsidiaries, taken as a whole.

        Section 3.15    Interested Party Transactions.    Except as set forth in the Oak SEC Reports, no event has occurred that would be required to be reported by Oak as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC. Oak has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Oak, or (ii) materially modified any term of any such extension or maintenance of credit. The Oak Disclosure Schedule identifies any extension of credit maintained by Oak or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 3.16    Insurance.    Oak and its Subsidiaries are covered by insurance policies of the type and in amounts customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and Oak and its Subsidiaries have complied with the provisions of such policies. Oak and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Oak or its Subsidiaries under or in connection with any of their insurance policies. Neither Oak nor any of its Subsidiaries have received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Oak or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Oak or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        Section 3.17    Rights Plan; DGCL Section 203.    Oak has made available to Zoran a complete and correct copy of the Oak Rights Agreement as currently in effect. Oak has amended the Oak Rights Agreement to provide that (i) neither Zoran nor Sub nor any of their respective affiliates shall be deemed to an Acquiring Person (as such term is defined in the Oak Rights Agreement), (ii) neither a Distribution Date nor a Share Acquisition Date (as each such term is defined in the Oak Rights Agreement) shall be deemed to occur, and the Rights will not detach from the Oak Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement, and (iii) the Rights shall terminate immediately prior to the Effective Time. Oak has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Zoran or Sub or with respect to or as a result of the transactions contemplated by this Agreement.

        Section 3.18    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied or to be supplied by Oak for inclusion in the registration statement on Form S-4 pursuant to which shares of Zoran Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Oak for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the stockholders of Oak in connection with the meeting of Oak' stockholders to consider this Agreement and the Merger (the "Oak Stockholders' Meeting") and in connection with the meeting of Zoran's stockholders to consider the issuance of shares of Zoran Common Stock pursuant to the Merger (the "Zoran Stockholders' Meeting") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Oak or Zoran, at the time of the Oak Stockholders' Meeting, at the time of the Zoran Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Oak Stockholders' Meeting or the Zoran Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Oak or any of its Affiliates, officers or directors should be discovered by Oak which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Oak shall promptly inform Zoran.

        Section 3.19    Opinion of Financial Advisor.    Oak has received the written opinion of its financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), dated the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Oak Common Stock pursuant to the Merger is fair to such holders from a financial point of view and such opinion has not been withdrawn or modified by Morgan Stanley. A complete and correct copy of such opinion has been delivered to Zoran. Oak has been authorized by Morgan Stanley to permit the inclusion of such opinion in its entirety in the Registration Statement and the Joint Proxy Statement, if required, so long as such inclusion is in form and substance satisfactory to Morgan Stanley and its independent counsel.

        Section 3.20    Corporate Documents.    Oak has furnished to Zoran, or its representatives, for its examination complete and correct copies of (i) the certificate of incorporation and bylaws (or comparable documents for any non-corporate entity) of Oak and each of its Subsidiaries, (ii) the minute books of Oak containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (iii) the charters of each committee of Oak's Board of Directors and any code of conduct or similar policy adopted by Oak. The corporate minute books and other corporate records of Oak are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. Oak has delivered or made available to Zoran or its representatives complete and correct copies of all documents which are referred to in this Article III or in the Oak Disclosure Schedule.

        Section 3.21    Full Disclosure.    This Agreement (including the Oak Disclosure Schedule) does not, and the certificate referred to in Section 7.2(a) will not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ZORAN AND SUB

        Zoran and Sub represent and warrant to Oak that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Zoran to Oak on or before the date of this Agreement (the "Zoran Disclosure Schedule"). The Zoran Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections of this Article IV; provided, however, that a matter disclosed in reference to any particular Section or subsection will be deemed to be disclosed for purposes of any other Sections or subsections of this Agreement, even if there is no express cross-reference, if the matter is and 2, disclosed in such a way to make its relevance to such other Sections or subsections readily apparent.

        Section 4.1    Organization and Good Standing.    Each of Zoran and Sub and Zoran's other Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted. Each of Zoran and Sub and Zoran's other Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Zoran.

        Section 4.2    Zoran Capital Structure.

          (a)   The authorized capital stock of Zoran consists of 55,000,000 shares of Zoran Common Stock and 3,000,000 shares of Zoran Preferred Stock, $0.001 par value ("Zoran Preferred Stock"). As of the date of this Agreement, (i) 27,459,698 shares of Zoran Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Zoran Preferred Stock are issued or outstanding; (iii) 382,500 shares of Zoran Common Stock are held in the treasury of Zoran; (iv) 2,947,404 shares of Zoran Common Stock are reserved for issuance under Zoran's stock option plans (the "Zoran Option Plans"); and (iv) 146,417 shares of Zoran Common Stock are reserved for future issuance pursuant to Zoran's employee stock purchase plan (the "Zoran Purchase Plan"). All shares of Zoran Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Zoran or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Zoran Common Stock or the capital stock of any Zoran Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business.

          (b)   All of the outstanding shares of capital stock of each of Zoran's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Zoran and/or one or more Zoran Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations on Zoran's voting rights, charges or other encumbrances of any nature.

          (c)   Except as set forth in this Section 4.2, there are (i) no equity securities of any class of Zoran or any of its Subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) no outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Zoran or any of its Subsidiaries is a party or by which any of them are bound obligating Zoran or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Zoran or any of its Subsidiaries or obligating Zoran or any of its Subsidiaries to grant, extend, accelerate the vesting of or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Zoran (A) between or among Zoran and any of its stockholders or (B) to Zoran's knowledge, among any of Zoran's stockholders, except for the Zoran Voting Agreements.

          (d)   All outstanding shares of Zoran Common Stock and all outstanding options under the Zoran Option Plans have been issued and granted in compliance with (i) all applicable federal and state securities laws and regulations and (ii) all requirements set forth in any contracts or agreements providing for the issuance or grant of such securities.

        Section 4.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Zoran and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Zoran and Sub and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Zoran and Sub, subject only to the approval of the issuance of Zoran Common Stock in the Merger by Zoran's stockholders as required by the DGCL. This Agreement has been duly executed and delivered by Zoran and Sub and constitutes the valid and binding obligation of Zoran and Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (b)   The execution and delivery of this Agreement by Zoran and Sub does not, and the consummation by them of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Zoran or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Zoran or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Zoran or any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Zoran or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Zoran or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Zoran or Sub or the consummation by Zoran or Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Zoran or any of its Subsidiaries conduct business or owns assets, (iv) the filing of the Joint Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Zoran or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        Section 4.4    SEC Filings; Financial Statements; Internal Controls.

          (a)   Zoran has timely filed and made available to Oak all forms, reports and documents required to be filed by Zoran with the SEC since December 31, 1999, other than registration statements on Form S-8 (collectively, the "Zoran SEC Reports"). Each of the Zoran SEC Reports and any forms, reports or documents filed by Zoran with the SEC after the date of this Agreement until the Closing (i) at the time of it filing, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not or will not at the time of its filing was filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Zoran SEC Report or necessary in order to make the statements in such Zoran SEC Report, in the light of the circumstances under which they were made, not misleading. None of Zoran's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)   Zoran has timely filed and made available to Oak all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Zoran SEC Report. Zoran has made available to Oak all comment letters received by Zoran from the Staff of the SEC since December 31, 1999 and all responses to such comment letters filed by or on behalf of Zoran. Zoran maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Zoran and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Zoran's SEC filings and other public disclosure documents. To Zoran's knowledge, each director and executive officer of Zoran has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2002. As used in this Section 4.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

          (c)   Each of the consolidated financial statements (including, in each case, any related notes) included or incorporated by reference in any of the Zoran SEC Reports, and in any forms, reports or documents filed by Zoran with the SEC after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted for quarterly reports on Form 10-Q) and fairly present, or will fairly present, the consolidated financial position of Zoran and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or will not be expected to be material in amount. The unaudited consolidated balance sheet of Zoran as of December 31, 2002, as contained in the Zoran SEC Reports, is referred to herein as the "Zoran Balance Sheet." The Zoran Disclosure Schedule lists, and Zoran has made available to Oak true and correct copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K) effected by Zoran or any of its Subsidiaries since December 31, 2002. The Zoran Disclosure Schedule lists all non-audit services performed by PricewaterhouseCoopers LLP for Zoran and its Subsidiaries since December 31, 2002.

          (d)   Zoran maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Zoran and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)   All accounts receivable of Zoran and its Subsidiaries reflected on the Zoran Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. Zoran's reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Zoran Balance Sheet, neither Zoran nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which Zoran or any of its Subsidiaries sell goods, fill orders or record sales.

          (f)    All accounts payable of Zoran and its Subsidiaries are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Zoran Balance Sheet, Zoran and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

        Section 4.5    Absence of Undisclosed Liabilities.    Except as disclosed in the Zoran SEC Reports, Zoran and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Zoran other than (i) liabilities reflected in the Zoran Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Zoran Disclosure Schedule, or incurred in connection with the transactions contemplated hereby, and (iii) normal or recurring liabilities incurred since the date of the Zoran Balance Sheet in the ordinary course of business consistent with past practices.

        Section 4.6    Absence of Certain Changes or Events.    Since the date of the Zoran Balance Sheet, Zoran and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Zoran or any of its Subsidiaries which has had or is reasonably expected to have a Material Adverse Effect on Zoran; (ii) any material change by Zoran in its accounting methods, principles or practices; (iii) any material revaluation by Zoran of any of its assets, including, without limitation, writing down the value of intangible assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other action or event that has had or could reasonably be expected to have a Material Adverse Effect on Zoran; or (v) any other action or event that would have required the consent of Oak pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

        Section 4.7    Taxes.

          (a)   Zoran and each of its Subsidiaries has prepared and timely filed all Returns required to be filed with any taxing authority at or before the Effective Time relating to any and all Taxes concerning or attributable to Zoran or any of its Subsidiaries or to their operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (b)   As of the Effective Time, Zoran and each of its Subsidiaries: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (c)   There is no Tax deficiency outstanding, proposed or assessed against Zoran or any of its Subsidiaries that is not reflected as a liability on the Zoran Balance Sheet nor has Zoran or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d)   Zoran does not have any material liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued for or reserved on the Zoran Balance Sheet, whether asserted or unasserted, contingent or otherwise (other than Taxes that have accrued subsequent to the date of the Zoran Balance Sheet in the ordinary course and consistent with past practices).

          (e)   No Returns of Zoran or any of its Subsidiaries have been audited by a government or taxing authority during the five (5) years preceding the date of this Agreement, nor is any such audit in process or pending, and Zoran has not been notified of any request for such an audit or other examination.

          (f)    Zoran has made available to Oak copies of all Returns filed for all periods since its inception.

          (g)   Neither Zoran nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement that could be treated as a partnership of Tax purposes.

          (h)   There are no Liens on the assets of Zoran relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

          (i)    Zoran has not received any notice from any taxing authority in a jurisdiction where either Zoran or a Subsidiary of Zoran has not filed Returns that Zoran or any of its Subsidiaries may be subject to taxation in such jurisdiction.

        Section 4.8    Tangible Assets and Real Property.

          (a)   Zoran and each of its Subsidiaries own or lease all tangible assets and properties which are material to the conduct of their respective business as currently conducted (the "Zoran Material Tangible Assets"). Zoran and each of its Subsidiaries has good and marketable title to all Zoran Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Zoran Balance Sheet in the ordinary course of business), free and clear of all Liens, except for Liens for current Taxes not yet due and payable. All leases of Zoran Material Tangible Assets to which Zoran or any of its Subsidiaries is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b)   Neither Zoran nor any of its Subsidiaries owns any real property. The real property leased, subleased or otherwise occupied by Zoran or any of its Subsidiaries (collectively, the "Zoran Facilities") are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Zoran and its Subsidiaries or prevent any continued use of any of the Zoran Facilities in the usual and normal conduct of Zoran's business. There are no governmental or other restrictions which would prevent Zoran from conducting business operations in Zoran Facilities in the manner currently conducted. There are not pending or, to Zoran's knowledge, threatened condemnation proceedings relating to any of the Zoran Facilities. Neither Zoran nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Zoran or any of its Subsidiaries under, or breach or violation by Zoran or any of its Subsidiaries of, any such lease. To Zoran's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such real property leases for Facilities currently occupied or leased by Zoran or any of its Subsidiaries are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 4.9    Intellectual Property.

          (a)   Zoran and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, without future payment to any person, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are material to the conduct of the businesses of Zoran and its Subsidiaries, as currently conducted or currently planned to be conducted (all of which are referred to as the "Zoran Intellectual Property Rights"), free and clear of all Liens.

          (b)   The Zoran Disclosure Schedule contains a complete and accurate list of all patents and patent applications, all trademarks, trade names and service marks and all registered copyrights and applications therefor included in the Zoran Intellectual Property Rights, including the jurisdictions in which each such Zoran Intellectual Property Right has been issued or registered or in which any application for such issuance or registration has been filed.

          (c)   The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right or license relating to any Zoran Intellectual Property Rights, or any right of termination, cancellation or acceleration of any Zoran Intellectual Property Rights, or the loss or encumbrance of any Zoran Intellectual Property Rights or any material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Zoran Intellectual Property Rights or otherwise impair the right of Zoran or any of its Subsidiaries or any of their customers to use the Zoran Intellectual Property Rights in the same manner as such Zoran Intellectual Property Rights are currently being used them.

          (d)   All patents and all registered trademarks, service marks and copyrights issued to Zoran or any of its Subsidiaries are valid and subsisting. None of the Zoran Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party, and neither the manufacturing, marketing, licensing or sale of any product of Zoran or any of its Subsidiaries (a "Zoran Product") infringes any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Zoran (i) has not received notice that Zoran or any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Zoran Intellectual Property Rights. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding any patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Zoran Intellectual Property Rights to which Zoran or any of its Subsidiaries is a party or by which any of them are bound.

          (e)   All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Zoran Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Zoran or one of its Subsidiaries without the assistance of any third party, (ii) employees of Zoran or one of its Subsidiaries with the assistance of third parties who assigned ownership of their rights with respect thereto to Zoran or such Subsidiary by means of valid and enforceable agreements, or (iii) third parties who assigned ownership of their rights with respect thereto to Zoran or one of its Subsidiaries by means of valid and enforceable agreements.

          (f)    Neither Zoran, nor any of its Subsidiaries nor, to the knowledge of Zoran, any other party to any licensing, sublicensing, distributorship or other similar arrangements with Zoran or any of its Subsidiaries relating to the Zoran Intellectual Property Rights is in breach of or default under any material obligations under such arrangements.

          (g)   To the knowledge of Zoran, no person is infringing on or otherwise violating any right of Zoran or any of its Subsidiaries with respect to any Zoran Intellectual Property Rights.

          (h)   Neither Zoran, nor any of its Subsidiaries, nor any of their current or former officers, employees or consultants has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Zoran or any of its Subsidiaries in the furtherance of its business operations as currently being conducted, which patents or applications have not been assigned to Zoran or one of its Subsidiaries with such assignment duly recorded in the United States Patent Office or with the appropriate foreign Governmental Entity. No current or former employee, officer, director, stockholder, consultant or independent contractor of Zoran or any of its Subsidiaries has any right, claim or interest in or with respect to any Zoran Intellectual Property Rights.

          (i)    Zoran and each of its Subsidiaries has taken all reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Zoran Intellectual Property Rights (except Zoran Intellectual Property Rights whose value would not be impaired by disclosure). Zoran has and enforces a policy requiring each employee and independent contractor developing intellectual property or having access to confidential information regarding Zoran Intellectual Property Rights to execute a proprietary information/confidentiality agreement substantially in the form provided to Oak and all such current and former employees and contractors of Zoran and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Zoran.

        Section 4.10    Agreements, Contracts and Commitments.    Neither Zoran nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which Zoran or any of its Subsidiaries is a party or by which any of them or their assets are bound ("Zoran Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or permit any other party to collect material damages from Zoran or any of its Subsidiaries thereunder. To Zoran's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any Zoran Material Contract. All Zoran Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 4.11    Litigation.    Except as described in the Zoran SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Zoran or any of its Subsidiaries pending or as to which Zoran has received any written notice of assertion, which could be reasonably be expected to have a Material Adverse Effect on Zoran, or a material adverse effect on the ability of Zoran to consummate the transactions contemplated by this Agreement.

        Section 4.12    Environmental Claims.

          (a)   As of the date hereof, no Hazardous Material is present, as a result of the actions or omissions of Zoran, any of its Subsidiaries or any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Zoran or any of its Subsidiaries has at any time owned, operated, occupied or leased. No underground storage tanks are or were present under any such property at such time as Zoran or any of its Subsidiaries owned, operated, occupied or leased such property. Neither Zoran nor any of its Subsidiaries has notified any Governmental Entity or third party, or been required under any law, rule, regulation, order or agreement to notify any Governmental Entity or third party, of any Release of any Hazardous Material.

          (b)   At all times, Zoran and each of its Subsidiaries has conducted all Hazardous Materials Activities in material compliance with all Environmental Laws.

          (c)   Zoran and each of its Subsidiaries currently holds all Environmental Permits necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. No environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (d)   No Environmental Claim is pending or, to the knowledge of Zoran, threatened. Zoran is not aware of any fact or circumstance, including any Release, which could reasonably be expected to involve Zoran or any of its Subsidiaries in any Environmental Claim or impose upon Zoran or any of its Subsidiaries any liability concerning Hazardous Materials Activities.

        Section 4.13    Employee Benefit Plans.

          (a)   No event has occurred with respect to any employee benefit plan (as defined in Section 3(3) of the ERISA) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or any unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former United States employee of Zoran or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Zoran within the meaning of Section 414 of the Code (a "Zoran ERISA Affiliate") (together, the "Zoran U.S. Employee Plans"), and to the knowledge of Zoran, there exists no condition or set of circumstances in connection with which Zoran could be subject to any liability under ERISA, the Code or any other applicable law with respect to any Zoran U.S. Employee Plan that could reasonably be expected to have a Material Adverse Effect on Zoran.

          (b)   With respect to the Zoran U.S. Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of Zoran that could reasonably be expected to have a Material Adverse Effect on Zoran.

          (c)   With respect to the Zoran U.S. Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Zoran, there exists no condition or set of circumstances in connection with which Zoran could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d)   Neither Zoran, nor any Zoran ERISA Affiliate, has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Zoran U.S. Employee Plan has promised or provided, or currently promises or provides, retiree medical or other retiree welfare benefits to any person other than as required by law.

          (e)   Except as disclosed in Zoran SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Zoran nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Zoran or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Zoran of the nature contemplated by this Agreement, (iii) agreement with any officer of Zoran or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f)    Each bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Zoran or any of its Subsidiaries outside the United States (together, the "Zoran International Employee Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements of all applicable statutes and regulations.

        Section 4.14    Compliance with Laws.    Zoran and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on Zoran and its Subsidiaries, taken as a whole.

        Section 4.15    Interested Party Transactions.    Except as set forth in the Zoran SEC Reports, no event has occurred that would be required to be reported by Zoran as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC. Zoran has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Zoran, or (ii) materially modified any term of any such extension or maintenance of credit. The Zoran Disclosure Schedule identifies any extension of credit maintained by Zoran or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 4.16    Insurance.    Zoran and its Subsidiaries are covered by insurance policies of the type and in amounts customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and Zoran and its Subsidiaries have complied with the provisions of such policies. Zoran and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Zoran or its Subsidiaries under or in connection with any of their insurance policies. Neither Zoran nor any of its Subsidiaries have received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Zoran or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Zoran or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        Section 4.17    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied or to be supplied by Zoran for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Zoran for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Zoran or Oak, at the time of the Zoran Stockholders' Meeting, at the time of the Oak Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Zoran Stockholders' Meeting or the Oak Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Zoran or any of its Affiliates, officers or directors should be discovered by Zoran which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Zoran shall promptly inform Oak.

        Section 4.18    Opinion of Financial Advisor.    Zoran has received the written opinion of its financial advisor, Merrill Lynch Pierce Fenner & Smith Incorporated ("Merrill Lynch"), dated the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration to be issued to the holders of Oak Common Stock pursuant to the Merger is fair to Zoran from a financial point of view, and such opinion has not been withdrawn or modified by Merrill Lynch. A complete and correct copy of such opinion has been delivered to Oak. Merrill Lynch has agreed that if reference to such opinion is required by law or regulation to be made in the Registration Statement and Joint Proxy Statement, it will not unreasonably withhold its consent to the inclusion of such opinion, so long as the full text of such opinion is reproduced therein and it approves in advance the text of any accompanying disclosure.

        Section 4.19    Corporate Documents.    Zoran has delivered or made available to Oak or its representatives complete and correct copies of all documents which are referred to in this Article IV or in the Zoran Disclosure Schedule.

        Section 4.20    Full Disclosure.    This Agreement (including the Zoran Disclosure Schedule) does not, and the certificate referred to in Section 7.3(a) will not (i) contain any representation, warranty or information that is filed or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE V

CONDUCT OF BUSINESS

        Section 5.1    Covenants of Oak.    During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Oak agrees as to itself and its Subsidiaries (except to the extent that Zoran shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Oak shall promptly notify Zoran of any event or occurrence not in the ordinary course of business of Oak where such event or occurrence would result in a breach of any covenant of Oak set forth in this Agreement or cause any representation or warranty of Oak set forth in this Agreement to be inaccurate in any material respect as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, subject to Section 6.1, Oak shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Zoran:

          (a)   Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Oak or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, or as specifically contemplated by Section 6.13;

          (b)   Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Oak Intellectual Property Rights other than grants pursuant to obligations existing as of the date of this Agreement and the grant of non-exclusive licenses in the ordinary course of business consistent with past practices;

          (c)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, equity securities or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (e)   Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase up to an aggregate of 400,000 shares of Oak Common Stock, consistent with past practices, in connection with the hiring of new employees in the ordinary course of business and consistent with existing written grant guidelines, copies of which have been provided to Zoran; (ii) the issuance of (A) rights to purchase shares of Oak Common Stock under the Oak Purchase Plan, or (B) shares of Oak Common Stock issuable upon the exercise of options granted under the Oak Option Plans or pursuant to rights under the Oak Purchase Plan; or (iii) as specifically contemplated by Section 6.13;

          (f)    Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

          (g)   Sell, lease, license or encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Oak and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business consistent with past practices;

          (h)   Take any action to: (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with the salary adjustment program previously approved by Oak's Board of Directors and announced to its employees, as described in the Oak Disclosure Schedule, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with any officer, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (i)    Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

          (j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (k)   Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (l)    Incur or commit to incur any individual capital expenditure (other than for the acquisition of rights to intellectual property) in excess of $100,000 or aggregate capital expenditures in excess of $500,000;

          (m)  Incur or commit to incur any individual capital expenditure for the acquisition of rights to intellectual property in excess of $500,000 or aggregate capital expenditures for such purpose in excess of $1,000,000;

          (n)   Enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any Oak product;

          (o)   Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (p)   Waive or release any material right or claim, except in the ordinary course of business;

          (q)   Initiate any litigation or arbitration proceeding; provided, however, that Zoran shall not unreasonably withhold its consent with respect to litigation that Oak is contractually obligated to initiate;

          (r)   Take any action, other than as contemplated by this Agreement, that would require the approval of Oak's stockholders or which could reasonably be expected to result in a delay in the preparation, filing or review by the SEC of the Registration Statement;

          (s)   Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t)    Agree in writing or otherwise to take, any of the actions described in subsections (a) through (s) above; or

          (u)   Take any other action which could reasonably be expected to make any of Oak's representations or warranties contained in this Agreement untrue or incorrect where the failure to be true and correct would be reasonably likely to have a Material Adverse Effect on Oak.

        Section 5.2    Covenants of Zoran.    During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Zoran agrees as to itself and its Subsidiaries (except to the extent that Oak shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Zoran shall promptly notify Oak of any event or occurrence not in the ordinary course of business of Zoran where such event or occurrence would result in a breach of any covenant of Zoran set forth in this Agreement or cause any representation or warranty of Zoran set forth in this Agreement to be inaccurate as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, subject to Section 6.2, Zoran shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Oak:

          (a)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, equity securities or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of its Common Stock or stock dividends payable in shares of Common Stock);

          (b)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (c)   Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase shares of Zoran Common Stock, consistent with past practices; (ii) the issuance of (A) rights to purchase shares of Zoran Common Stock under the Zoran Purchase Plan, or (B) shares of Zoran Common Stock issuable upon the exercise of options granted under the Zoran Option Plans or pursuant to rights under the Zoran Purchase Plan; or (iii) the issuance of securities in one or more financing transactions where the net proceeds to Zoran do not exceed an aggregate of $50,000,000;

          (d)   Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $50,000,000;

          (e)   Incur any indebtedness for borrowed money other than indebtedness incurred under outstanding lines of credit consistent with past practices and up to an aggregate of $50,000,000 of additional indebtedness;

          (f)    Sell, lease, license or encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Zoran and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business consistent with past practices;

          (g)   Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (h)   Take any action, other than as contemplated by this Agreement, that would require the approval of Zoran's stockholders or which could reasonably be expected to result in a delay in the preparation, filing or review by the SEC of the Registration Statement;

          (i)    Agree in writing or otherwise to take, any of the actions described in subsections (a) through (h) above; or

          (j)    Take any other action which could reasonably be expected to make any of Zoran's representations or warranties contained in this Agreement untrue or incorrect where the failure to be true and correct would be reasonably likely to have a Material Adverse Effect on Zoran.

        Section 5.3    Cooperation.    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Zoran and Oak shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    No Solicitation by Oak

          (a)   From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Oak shall not, directly or indirectly, through any officer, director, employee, affiliate, representative or agent, (i) solicit, initiate, seek, entertain, or knowingly encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a material number of shares of capital stock of Oak (including without limitation by way of a tender offer) or similar transactions involving Oak, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Oak Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Oak Acquisition Proposal, or (iii) agree to, approve or recommend any Oak Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Oak or its Board of Directors from (A) providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Oak Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Oak Acquisition Proposal to the stockholders of Oak, if and only to the extent that (1) the Board of Directors of Oak determines in good faith that such Oak Acquisition Proposal, if accepted, is reasonably likely to be consummated taking in account all financial, legal, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with an independent, nationally recognized financial advisor, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Oak stockholders from a financial point of view than the Merger (any such more favorable Oak Acquisition Proposal being referred to herein as an "Oak Superior Proposal"), (2) the Board of Directors of Oak determines in good faith (after consultation with and based upon the advice of outside legal counsel) that such action is necessary in order to comply with its fiduciary duties to the Oak stockholders under applicable law and (3) prior to providing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Oak than those contained in the Mutual Non-Disclosure Agreement dated as of January 24, 2003 between Zoran and Oak (the "Confidentiality

  Agreement"); or (B) complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Oak Acquisition Proposal.

          (b)   Oak shall notify Zoran no later than twenty-four (24) hours after receipt by Oak (or its advisors) of any Oak Acquisition Proposal or any request for nonpublic information in connection with an Oak Acquisition Proposal or for access to the properties, books or records of Oak by any person or entity that informs Oak that it is considering making, or has made, an Oak Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        Section 6.2    No Solicitation by Zoran

          (a)   From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Zoran shall not, directly or indirectly, through any officer, director, employee, affiliate, representative or agent, (i) solicit, initiate, seek, entertain, or knowingly encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a material number of shares of capital stock of Zoran (including without limitation by way of a tender offer) or similar transactions involving Zoran, excluding transactions permitted by the provisions of Section 5.2 (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Zoran Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Zoran Acquisition Proposal, or (iii) agree to, approve or recommend any Zoran Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Zoran or its Board of Directors from (A) providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Zoran Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Zoran Acquisition Proposal to the stockholders of Zoran, if and only to the extent that (1) the Board of Directors of Zoran determines in good faith (after consultation with and based upon the advice of outside legal counsel) that such action is necessary in order to comply with its fiduciary duties to the Zoran stockholders under applicable law (any such Zoran Acquisition Proposal being referred to herein as a "Zoran Superior Proposal"), and (2) prior to providing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Zoran than those contained in the Confidentiality Agreement; or (B) complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to a Zoran Acquisition Proposal.

          (b)   Zoran shall notify Oak no later than twenty-four (24) hours after receipt by Zoran (or its advisors) of any Zoran Acquisition Proposal or any request for nonpublic information in connection with a Zoran Acquisition Proposal or for access to the properties, books or records of Zoran by any person or entity that informs Zoran that it is considering making, or has made, a Zoran Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonably detail the identity of the offeror and the terms and conditions or such proposal, inquiry or contact.

        Section 6.3    Joint Proxy Statement/Prospectus; Registration Statement

          (a)   As promptly as practicable after the execution of this Agreement, Zoran and Oak shall prepare and file with the SEC the Joint Proxy Statement, and Zoran shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Zoran and Oak shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

          (b)   Each of Zoran and Oak shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

        Section 6.4    Consents.    Each of Zoran and Oak shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Zoran's or Oak's material agreements, contracts, licenses or leases as may be necessary to consummate the Merger and the other transactions contemplated by this Agreement.

        Section 6.5    Current Nasdaq Quotation.    Each of Zoran and Oak agrees to continue the quotation of Zoran Common Stock and Oak Common Stock, respectively, on the Nasdaq National Market during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time.

        Section 6.6    Access to Information.    Upon reasonable notice, Oak and Zoran shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time or until the termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, each of Oak and Zoran shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.7    Stockholders' Meetings.    Oak and Zoran each shall use its best efforts to cause a meeting of its respective stockholders (the "Stockholders' Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose, in the case of Oak, of obtaining the requisite stockholder approval of this Agreement and the Merger, and, in the case of Zoran, the issuance of shares of Zoran Common Stock pursuant to the Merger (the "Stockholder Proposals"). In the case of Zoran, the Stockholders' Meeting may be Zoran's annual meeting of stockholders. Each of the Boards of Directors of Oak and Zoran shall use its best efforts to obtain from its respective stockholders the vote required by the DGCL or the Nasdaq Stock Market, as the case may be, in favor of the approval of the Stockholder Proposals and shall recommend to the stockholders of Oak and Zoran that they so vote at the Stockholders' Meeting or any adjournment or postponement thereof; provided, however, that neither Board of Directors shall be required to use such best efforts to obtain the vote in favor of the approval of the Stockholder Proposals or to make or continue to make such recommendation (and may change any recommendation previously made) if such Board of Directors, after having consulted with and considered the advice of its financial advisors and outside legal counsel, has determined that using such best efforts or making or continuing to make such recommendation would result in a breach of their fiduciary duties under applicable law. Notwithstanding anything to the contrary in this Agreement, if this Agreement is earlier terminated in accordance with its terms, neither Oak nor Zoran shall be required to submit its respective Stockholder Proposal for approval by its stockholders at its Stockholders' Meeting.

        Section 6.8    Legal Conditions to Merger.    Each of Zoran and Oak will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with applicable approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Zoran and Oak will, and will cause its Subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Zoran, Oak or any of their Subsidiaries in connection with the Merger (any of the foregoing an "Approval") or the taking of any action contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or, except as permitted by Sections 6.1 and 6.2, to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Oak nor Zoran shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any Subsidiary, division or business unit which is material to the business of such party and its Subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on such party or a material adverse effect on the benefits intended to be derived as a result of the Merger.

        Section 6.9    Public Disclosure.    Zoran and Oak shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the Nasdaq National Market.

        Section 6.10    Tax-Free Organization.    Each of Zoran and Oak shall use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.11    Affiliate Agreements.    Zoran and Oak have provided each other with a list of those persons who are, in Zoran's or Oak's respective reasonable judgment, "affiliates" of Zoran or Oak, respectively, within the meaning of Rule 145 under the Securities Act. Each such person who is an "affiliate" of Zoran or Oak within the meaning of Rule 145 is referred to herein as an "Affiliate." Zoran and Oak shall provide each other such information and documents as Oak or Zoran shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Oak shall use its best efforts to deliver or cause to be delivered to Zoran at least 30 days prior to the Closing Date from each of the Affiliates of Oak, an executed agreement, in form and substance reasonably satisfactory to Zoran and Oak, by which such Affiliate of Oak agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreements"). Zoran shall be entitled to place appropriate legends on the certificates evidencing any Zoran Common Stock to be received by such Affiliates of Oak pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Zoran Common Stock, consistent with the terms of the Affiliate Agreements.

        Section 6.12    Nasdaq Quotation.    Zoran shall cause the shares of Zoran Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

        Section 6.13    Stock Plans, Options, Other Incentive Awards.

          (a)   At the Effective Time, each outstanding Oak Option, whether vested or unvested, shall be assumed by Zoran and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Oak Option, a number of shares of Zoran Common Stock (rounded down to the nearest whole number) equal to the product of (A) the number of shares of Oak Common Stock purchasable pursuant to such Oak Option (without regard to vesting) immediately prior to the Effective Time and (B) a number equal to the sum of (1) the Per

  Share Stock Consideration and (2) an amount equal to the Per Share Cash Consideration divided by the closing sale price of a share of Zoran Common Stock on the last trading day prior to the date of this Agreement, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Oak Common Stock otherwise purchasable pursuant to such Oak Option (without regard to vesting) immediately prior to the Effective Time divided by (ii) the number of full shares of Zoran Common Stock deemed purchasable pursuant to such Oak Option in accordance with the foregoing; provided, however, that in the case of any Oak Options to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be calculated differently, if necessary, in order to comply with Section 424(a) of the Code.

          (b)   In connection with the Merger, Zoran agrees, including for purposes of Section 5.1, that Oak may commence and complete, prior to the Effective Time, a Stock Option Exchange Program substantially in the manner described in Proposal 4 set forth in the Proxy Statement filed by Oak with the SEC in connection with the annual meeting of the stockholders of Oak held on December 18, 2002 (the "Exchange Program"), provided that the date on which new options shall be granted pursuant to the Exchange Program shall not be a date which is at least six months and one day after the date of cancellation of options tendered for exchange as contemplated by the Exchange Program, but rather shall be a date occurring prior to the Closing Date, and provided further that recognition of such vesting shall commence on the date of grant of such option rather than on the date six months following such grant.

          (c)   In the event that Oak determines, for any reason, that it will not complete the Exchange Program prior to the Closing Date, then the assumption of Oak Options by Zoran pursuant to Section 6.13(a) shall apply only to those Oak Options outstanding at the Effective Time having an exercise price that is equal to or less than the closing sale price of a share of Oak Common Stock on the last trading day prior to the Effective Time, and any Oak Options outstanding and held by Oak employees, including Oak officers, at the Effective Time having an exercise price that is greater than the closing sale price of a share of Oak Common Stock on the last trading day prior to the Effective Time (each, an "Underwater Oak Option") shall not be assumed by Zoran but shall instead terminate and cease to be outstanding effective as of the Effective Time in accordance with their terms. In such event, Zoran, shall grant immediately following the Effective Time to each holder of an Underwater Oak Option who remains an employee of the Surviving Corporation immediately following the Effective Time a nonstatutory stock option to purchase a number of shares of Zoran Common Stock determined by multiplying the number of shares of Oak Common Stock subject to the outstanding Underwater Oak Option immediately prior to the Effective Time by the applicable exchange ratio determined in accordance with the Exchange Program and by further multiplying such product by an exchange ratio determined in accordance with Section 6.13(a). The exercise price per share of each such newly granted option shall be an amount equal to the closing sale price of a share of Zoran Common Stock on the Closing Date. Each such option shall vest and become exercisable on the same basis as would have applied had such option been granted as a new option pursuant to the Exchange Program. Except as otherwise provided herein, each new option granted by Zoran with respect to an Underwater Oak Option shall be subject to the terms and conditions of the Zoran stock option plan pursuant to which it is granted and the standard form of stock option agreement used in connection with such plan.

          (d)   In the event that Oak completes the Exchange Program prior to the Closing Date, Underwater Oak Options held by current Oak officers (who are ineligible to participate in the Exchange Program) shall nevertheless not be assumed by Zoran, but shall terminate and be replaced by new options to purchase Zoran Common Stock in the manner described in Section 6.13(c).

          (e)   As soon as reasonably practicable after the Effective Time, Zoran shall deliver to each holder of an Oak Option immediately prior to the Effective Time an appropriate notice evidencing the foregoing assumption of the option by Zoran. Zoran shall comply with the terms of the Oak Option Plans and the agreements evidencing the Oak Options, subject to the adjustments pursuant to this Section, and ensure, to the extent required by, and subject to the provisions of each such plan and agreement, that Oak Options which qualified as incentive stock options immediately prior to the Effective Time will continue to qualify as incentive stock options after the Effective Time to the maximum extent permitted by Section 422 of the Code.

          (f)    Zoran shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Zoran Common Stock for delivery upon the exercise of the Oak Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Zoran shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Zoran Common Stock subject to the Oak Options assumed pursuant to this Section 6.13 and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Oak Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Zoran shall administer Oak Options assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Oak Options complied with such rule prior to the Merger.

          (g)   Oak shall take such action as is necessary to (i) terminate the Oak Purchase Plan as of the Effective Time and (ii) cause the ending date of the then current Purchase Period of the Oak Purchase Plan (as such term is defined therein) on or before the last trading day on which the Oak Common Stock is traded on the Nasdaq National Market prior to the Effective Time (the "Final Oak Purchase Date"). On the Final Oak Purchase Date, Oak shall apply the funds credited as of such date under the Oak Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Oak Common Stock in accordance with the terms of the Oak Purchase Plan, which shares shall be treated in the manner described in Section 2.1(d).

          (h)   Employees of Oak as of the Effective Time shall be permitted to participate in the Zoran Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Oak or Zoran).

          (i)    Except to the extent necessary to avoid duplication of benefits, to the extent that any employee of Oak or any of Oak' Subsidiaries becomes eligible to participate in any employee benefit plan of Zoran after the Effective Time, Zoran, the Surviving Corporation and their Subsidiaries, to the extent such employee benefit plan permits, shall credit such employee's service with Oak or its Subsidiaries for purposes of determining such employee's eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan. Zoran, the Surviving Corporation and their Subsidiaries will (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to any employee of Oak or any of Oak's Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent permitted by such plan, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee with credit for any credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plan that such employees are eligible to participate in after the Effective Time, to the extent permitted by such plan.

        Section 6.14    Brokers or Finders.    Each of Zoran and Oak represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley, whose fees and expenses will be paid by Oak in accordance with Oak's agreement with such firm, and Merrill Lynch, whose fees and expenses will be paid by Zoran in accordance with Zoran's agreement with such firm, and each of Zoran and Oak agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

        Section 6.15    Indemnification of Directors and Officers.

          (a)   From and after the Effective Time, Zoran and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Oak or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each, a "Proceeding") based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Oak or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby and, to the extent permitted by applicable law, shall pay, in advance of the final disposition of any such Proceeding, all reasonable expenses (including attorneys' fees) incurred by such persons in connection with any such Proceeding. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Oak, Zoran or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.15 except to the extent such failure prejudices such party), and, in connection with any request for an advancement of expenses, shall deliver to Oak (or after the Effective Time, Zoran and the Surviving Corporation) an undertaking of the type contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b)   From and after the Effective Time, the Surviving Corporation and Zoran will fulfill and honor in all respects the obligations of Oak pursuant to Oak's Bylaws, as in effect as of the date hereof, and any indemnification agreement between Oak and any of Oak' directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to the Oak SEC Reports.

          (c)   Zoran shall obtain prior to the Closing and shall thereafter maintain, or cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of the date of this Agreement (copies of which have been provided to Zoran) covering the directors and officers of Oak as of the date of this Agreement for a period of not less than six (6) years following the Effective Time; provided, however, that should such comparable coverage be unavailable for an aggregate premium of less than 250% of the aggregate annual premiums currently paid by Oak for such insurance, Zoran and/or the Surviving Corporation shall only be required to obtain such lesser coverage as may be obtained for such amount.

          (d)   The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

        Section 6.16    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        Section 6.17    Termination of 401(k) Plans.    Effective no later than the day immediately preceding the Closing Date, Oak and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (collectively, the "401(k) Plans") unless Zoran provides written notice to Oak that any 401(k) Plan shall not be so terminated. Unless Zoran provides such written notice to Oak, no later than five (5) business days prior to the Closing Date, Oak shall provide to Zoran (i) copies of duly adopted resolutions by Oak's Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Zoran.

        Section 6.18    Zoran Board of Directors.    As soon as reasonably practicable following the date of this Agreement, the Zoran Board of Directors shall designate three (3) non-employee members of the Oak Board of Directors to be elected as members of the Zoran Board of Directors, effective as of the Effective Time (the "Oak Board Designees"). Should the Zoran Board of Directors fail, for any reason, to designate all three Oak Board Designees by the date which is five (5) days prior to the date the final Joint Proxy Statement is expected to be printed for mailing to the Oak and Zoran stockholders, the Oak Board of Directors shall have the right (but not the obligation), by written notice to Zoran, to designate any remaining Oak Board Designees prior to the mailing of the Joint Proxy Statement, such that the total number of Oak Board Designees is three (3). Zoran will use its best efforts, subject to the fiduciary duties of its Board of Directors, to cause the Oak Board Designees, so designated, to be elected as members of the Zoran Board of Directors, effective as of the Effective Time.

ARTICLE VII

CONDITIONS TO MERGER

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)   This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Oak Common Stock, and the issuance of the shares of Zoran Common Stock pursuant to the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Zoran Common Stock entitled to vote thereon.

          (b)   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)   Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a Material Adverse Effect on Zoran or Oak shall have been filed, occurred or been obtained.

          (d)   The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Zoran's conduct or operation of the business of Zoran or Oak after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (f)    The shares of Zoran Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

        Section 7.2    Additional Conditions to Obligations of Zoran and Sub.    The obligations of Zoran and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Zoran and Sub:

          (a)   The representations and warranties of Oak set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Oak or a material adverse effect upon the consummation of the transactions contemplated hereby; and Zoran shall have received a certificate signed on behalf of Oak by the chief executive officer and the chief financial officer of Oak to such effect.

          (b)   Oak shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Zoran shall have received a certificate signed on behalf of Oak by the chief executive officer and the chief financial officer of Oak to such effect.

          (c)   Zoran shall have received a written opinion from Gray Cary Ware & Freidenrich LLP, counsel to Zoran, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

          (d)   Zoran shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Zoran Common Stock pursuant to the Merger.

        Section 7.3    Additional Conditions to Obligations of Oak.    The obligation of Oak to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Oak:

          (a)   The representations and warranties of Zoran and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Zoran or a material adverse effect upon the consummation of the transactions contemplated hereby; and Oak shall have received a certificate signed on behalf of Zoran by the chief executive officer and the chief financial officer of Zoran to such effect.

          (b)   Zoran and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Oak shall have received a certificate signed on behalf of Zoran by the chief executive officer and the chief financial officer of Zoran to such effect.

          (c)   Oak shall have received the opinion of Wildman, Harrold, Allen, & Dixon, counsel to Oak, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

          (d)   The authorized number of directors on Zoran's Board of Directors at the Effective Time shall be not more than nine (9), and the Oak Board Designees, designated in accordance with Section 6.18, shall have been duly elected as members of the Zoran Board of Directors, effective as of the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Oak or Zoran:

          (a)   by the mutual written consent of Zoran and Oak;

          (b)   by either Zoran or Oak if the Merger shall not have been consummated by December 4, 2003; provided, however that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further, that this Agreement may be extended up to ninety (90) days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required Approvals or third-party consents, and such Approval(s) or consent(s) can reasonably be expected to be obtained within such 90-day period;

          (c)   by either Zoran or Oak if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has failed to comply in any material respect with its obligations under Section 6.8;

          (d)   (i) by Zoran, if at the Oak Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Oak in favor of approval of this Agreement and the Merger shall not have been obtained, or (ii) by Oak if, at the Zoran Stockholders' Meeting, the requisite vote of the stockholders of Zoran in favor of approval of the issuance of the Zoran Common Stock pursuant to the Merger shall not have been obtained;

          (e)   by Zoran, if (i) the Board of Directors of Oak shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Zoran or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing; (ii) an Alternative Transaction (as defined in Section 8.3(d)) shall have been consummated or the Board of Directors of Oak shall have recommended to the stockholders of Oak an Alternative Transaction or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Oak Common Stock is commenced (other than by Zoran or an Affiliate of Zoran) and the Board of Directors of Oak shall have (A) recommended that the stockholders of Oak tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

          (f)    by Oak, if the Board of Directors of Oak shall have determined to recommend an Alternative Transaction to its stockholders after determining, pursuant to Section 6.1, that such Alternative Transaction constitutes an Oak Superior Proposal;

          (g)   by Oak, if (i) the Board of Directors of Zoran shall have withdrawn or modified its recommendation of the issuance of the shares of Zoran Common Stock pursuant to the Merger in a manner adverse to Oak or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; (ii) an Alternative Transaction shall have been consummated or the Board of Directors of Zoran shall have recommended to the stockholders of Zoran an Alternative Transaction or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Zoran Common Stock is commenced and the Board of Directors of Oak shall have (A) recommended that the stockholders of Zoran tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

          (h)   by Zoran, if the Board of Directors of Zoran shall have determined to recommend an Alternative Transaction to its stockholders after determining, pursuant to Section 6.2, that such Alternative Transaction constitutes a Zoran Superior Proposal;

          (i)    by Zoran or Oak, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Zoran) or 7.3(a) or (b) (in the case of termination by Oak) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Zoran, Oak, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 6.14 and 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        Section 8.3    Fees and Expenses.

          (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Zoran and Oak shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b)   If this Agreement is terminated (i) by Zoran pursuant to Section 8.1(d)(i) (and at the time of the stockholder vote giving rise to such termination, an Alternative Transaction with respect to Oak has been publicly announced and not abandoned) or Section 8.1(e), or (ii) by Oak pursuant to Section 8.1(f), Oak shall pay to Zoran a termination fee of $10,740,000 in cash, within two business days after such termination.

          (c)   If this Agreement is terminated (i) by Oak pursuant to Section 8.1(d)(ii) (and at the time of the stockholder vote giving rise to such termination, an Alternative Transaction with respect to Zoran has been publicly announced and not abandoned) or Section 8.1(g), or (ii) by Zoran pursuant to Section 8.1(h), Zoran shall pay to Oak a termination fee of $10,740,000 in cash, within two business days after such termination.

          (d)   As used in this Agreement, an "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than either party or affiliate thereof (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than 20% of the outstanding shares of Oak Common Stock or Zoran Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation or share exchange involving Oak or Zoran if, upon consummation of such merger, consolidation or share exchange such Third Party owns or would own more than 20% of the outstanding equity securities of Oak or Zoran, as the case may be, or the entity surviving such merger or resulting from such consolidation (where Oak or Zoran either disappears into such entity in such merger or consolidation or becomes a direct or indirect Subsidiary of such entity), or (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transaction) control of assets of Oak or Zoran and its respective Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than 20% of the fair market value of all the consolidated assets of Oak or Zoran and its respective Subsidiaries immediately prior to such transaction or series of transactions.

        Section 8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Oak, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

        Section 9.1     Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3, 1.4, 2.1, 2.2, 2.3, 6.13, 6.15, 6.16, the last sentence of Section 8.4 and Article IX, and the agreements of the Affiliates of Oak delivered pursuant to Section 6.11. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Zoran or Sub, to
Zoran Corporation 3112 Scott Boulevard Santa Clara, California 95054 Attention: President Facsimile No.: (408) 918-4122
with a copy to:
Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, California 94301 Attention: Dennis C. Sullivan, Esq. Facsimile No.: (650) 833-2001
(b)	if to Oak, to
Oak Technology, Inc. 1390 Kifer Road Sunnyvale, California 94086 Attention: President Facsimile No.: (408) 774-5337
with a copy to:
Wildman, Harrold, Allen & Dixon 225 West Wacker Drive Chicago, Illinois 60606-1229 Attention: John L. Eisel, Esq. Facsimile No.: (312) 201-2555

        Section 9.3    Interpretation.

          (a)   For purposes of this Agreement:

            (i)    When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

            (ii)   The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

            (iii)  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

            (iv)  The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 4, 2003;

            (v)   The term "knowledge" of any party means, with respect to any matter, the actual knowledge of an of such party's executive officers after due inquiry of the party's employees having primary responsibility for such matter;

            (vi)  The term "Material Adverse Effect" means, with respect to any party, any change, result, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate with any such other change, result, effect, event, occurrence or state of facts, is or would reasonably be expected to be, materially adverse (whether or not (i) covered by insurance or (ii) constituting a breach of a representation, warranty or covenant set forth herein) to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such party to perform on a timely basis any of its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of such party after the date hereof, (ii) changes, events or occurrences in the United States securities markets which are not specific to such party, (iii) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions or the general conditions of the industry in which such party participates which are not specific to such party and its Subsidiaries and which do not affect such party in a materially disproportionate manner, (iv) any adverse change, result, event, development or effect arising from or relating to any change in GAAP, (v) any adverse changes, events, developments or effects reasonably attributable to the execution or announcement of this Agreement and (vi) the effect on such party of out-of-pocket fees or expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with the transactions contemplated by this Agreement.

            (vii) The term "Subsidiary" means, as to any party, any corporation or other legal entity of which (i) such party controls (either alone or through or together with any other Subsidiary) or owns, directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or Subsidiary does not have a majority of the voting interest in such partnership).

            (viii) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b)   This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

        Section 9.4    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.5    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.15, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, U.S.A. without regard to any applicable conflicts of law.

        Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Zoran, Sub and Oak have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OAK TECHNOLOGY, INC.		ZORAN CORPORATION
By:	/s/ YOUNG SOHN	By:	/s/ LEVY GERZBERG
Title: Chief Executive Officer and President		Title: President and Chief Executive Officer
ZINC ACQUISITION CORPORATION
		By:	/s/ LEVY GERZBERG
Title: President and Chief Executive Officer

AMENDMENT TO AGREEMENT
AND PLAN OF REORGANIZATION

        THIS AMENDMENT is made and entered into as of June 6, 2003 by and among Zoran Corporation, a Delaware corporation ("Zoran"), Zinc Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Zoran ("Sub"), and Oak Technology, Inc., a Delaware corporation ("Oak").

RECITALS

        A.    Zoran, Sub and Oak have entered into an Agreement and Plan of Reorganization dated as of May 4, 2003 (the "Agreement") pursuant to which the parties have agreed that Oak will merge with and into Sub; and

        B.    The parties desire to amend certain provisions of the Agreement, as hereinafter set forth;

        NOW, THEREFORE, the parties agree as follows:

        1.     Section 2.1(d) of the Agreement shall be amended to read in full as follows:

    "(d)  Oak Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase Oak Common Stock (each an "Oak Option") issued under Oak's 1988 Stock Option Plan, as amended, 1994 Stock Option Plan, as amended, Amended and Restated 1994 Outside Directors Stock Option Plan, Executive Stock Option Plan and the 2002 Stock Option Plan for the Teralogic Group (collectively, the "Oak Option Plans"), not exercised as of the Effective Time will, in accordance with Section 6.13, either be assumed by Zoran or terminate and cease to be outstanding in accordance with their terms. On or before the last trading day prior to the Effective Time, all then outstanding rights to acquire shares of Oak Common Stock under Oak's Amended and Restated 1994 Employee Stock Purchase Plan, as amended (the "Oak Purchase Plan") will be exercised for the purchase of shares of Oak Common Stock, as provided in Section 6.13."

        2.     Sections 6.13(a) through 6.13(g) of the Agreement shall be amended to read in full as follows:

    "(a)  At the Effective Time, each outstanding Oak Option that is not an Underwater Oak Option (as defined in Section 6.13(b)), whether vested or unvested, shall be assumed by Zoran and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Oak Option, a number of shares of Zoran Common Stock (rounded down to the nearest whole number) equal to the product of (A) the number of shares of Oak Common Stock purchasable pursuant to such Oak Option (without regard to vesting) immediately prior to the Effective Time and (B) a decimal fraction (the "Option Exchange Ratio") equal to 0.3333, which fraction the parties agree is the value of the sum of (1) the Per Share Stock Consideration and (2) the Per Share Cash Consideration on the last trading day prior to the date of this Agreement, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Oak Common Stock otherwise purchasable pursuant to such Oak Option (without regard to vesting) immediately prior to the Effective Time divided by (ii) the number of full shares of Zoran Common Stock deemed purchasable pursuant to such Oak Option in accordance with the foregoing; provided, however, that in the case of any Oak Options to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be calculated differently, if necessary, in order to comply with Section 424(a) of the Code.

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    (b)  The assumption of Oak Options by Zoran pursuant to Section 6.13(a) shall apply only to those Oak Options outstanding at the Effective Time that, upon such assumption and conversion into options to acquire shares of Zoran Common Stock, would have an exercise price per share determined in accordance with Section 6.13(a) which does not exceed an amount (the "Assumption Threshold") equal to one hundred five percent (105%) of the closing sale price of a share of Zoran Common Stock on the last trading day prior to the Effective Time. Any Oak Options outstanding and held by Oak employees, including Oak officers, at the Effective Time that, if assumed and converted into options to acquire shares of Zoran Common Stock pursuant to Section 6.13(a), would have an exercise price per share determined in accordance with Section 6.13(a) that would exceed the Assumption Threshold (each, an "Underwater Oak Option") shall not be assumed by Zoran but shall instead terminate and cease to be outstanding effective as of the Effective Time in accordance with their terms. Zoran, shall grant immediately following the Effective Time to each holder of an Underwater Oak Option who remains an employee of the Surviving Corporation immediately following the Effective Time a nonstatutory stock option (a "New Zoran Option") to purchase a number of shares of Zoran Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Oak Common Stock subject to the outstanding Underwater Oak Option immediately prior to the Effective Time by the applicable Valuation Ratio (as defined below) and by further multiplying such product by the Option Exchange Ratio. A "Valuation Ratio" shall be established with respect to each of one or more groups of Underwater Oak Options having exercise prices falling within such ranges of exercise prices as the parties shall agree. Each such Valuation Ratio with respect to a given Underwater Oak Option exercise price range shall be a fraction by which a hypothetical Oak option for one share of Oak Common Stock having an exercise price equal to the closing sale price of a share of Oak Common Stock on the last trading day prior to the Effective Time would have to be multiplied to approximate the value per share of an Underwater Oak Option having the average exercise price within such exercise price range, and such fraction shall be determined substantially in the manner described in Proposal 4 set forth in the Proxy Statement filed by Oak with the SEC in connection with the annual meeting of the stockholders of Oak held on December 18, 2002 (the "Exchange Program"). The exercise price per share of each New Zoran Option shall be an amount equal to the closing sale price of a share of Zoran Common Stock on the Closing Date. Each New Zoran Option shall vest and become exercisable on the same basis as would have applied had such option been granted as a new option pursuant to the Exchange Program, provided that recognition of the vesting of New Zoran Options in accordance with the Exchange Program shall commence on the date of grant of such option rather than on the date six months following such grant. Except as otherwise provided herein, each New Zoran Option shall be subject to the terms and conditions of the Zoran stock option plan pursuant to which it is granted and the standard form of stock option agreement used in connection with such plan.

    (c)  As soon as reasonably practicable after the Effective Time, Zoran shall deliver to each holder of an Oak Option assumed pursuant to Section 6.13(a) an appropriate notice evidencing the foregoing assumption of the option by Zoran. Zoran shall comply with the terms of the Oak Option Plans and the agreements evidencing the assumed Oak Options, subject to the adjustments pursuant to this Section, and ensure, to the extent required by, and subject to the provisions of each such plan and agreement, that any such assumed Oak Options which qualified as incentive stock options immediately prior to the Effective Time will continue to qualify as incentive stock options after the Effective Time to the maximum extent permitted by Section 422 of the Code.

    (d)  Zoran shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Zoran Common Stock for delivery upon the exercise of the Oak Options assumed

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    in accordance with this Section 6.13, and the exercise of New Zoran Options granted in accordance with Section 6.13(b). As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Zoran shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Zoran Common Stock subject to the Oak Options assumed pursuant to this Section 6.13 and such previously unregistered shares, if any, as are subject to New Zoran Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the assumed Oak Options and New Zoran Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Zoran shall administer Oak Options assumed pursuant to this Section 6.13 and New Zoran Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Oak Options complied with such rule prior to the Merger.

    (e)  Oak shall take such action as is necessary to (i) cause the ending date of the then current Purchase Period of the Oak Purchase Plan (as such term is defined therein) to occur on or before the last trading day on which the Oak Common Stock is traded on the Nasdaq National Market prior to the Effective Time (the "Final Oak Purchase Date"), (ii) cause all then existing offerings under the Oak Purchase Plan to terminate immediately following the purchase on the Final Oak Purchase Date, (iii) suspend all future offerings that would otherwise commence under the Oak Purchase Plan following the Final Oak Purchase Date and (iv) cease all further payroll deductions under the Oak Purchase Plan effective as of the Final Oak Purchase Date. On the Final Oak Purchase Date, Oak shall apply the funds credited as of such date under the Oak Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Oak Common Stock in accordance with the terms of the Oak Purchase Plan, which shares shall be treated in the manner described in Section 2.1(d).

    (f)  Employees of Oak as of the Effective Time shall be permitted to participate in the Zoran Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Oak or Zoran).

    (g)  At the Effective Time, Zoran shall assume each of the Oak Option Plans and the Oak Purchase Plan pursuant to which shares of Oak Common Stock that were previously authorized for issuance thereunder by the Oak stockholders remain, immediately prior to the Effective Time, available for the future grant of awards pursuant to such plans (the "Available Oak Shares"). It is the intention of Zoran in assuming such plans to make the Available Shares (after appropriate adjustment of the number of such shares to reflect the Merger) available following the Effective Time for the grant of awards pursuant to the Zoran 2000 Nonstatutory Stock Option Plan to individuals who were not employed by Zoran immediately prior to the Effective Time, to the extent that such plan assumption and future grant are contemplated by the proposed amended rules of the Nasdaq National Market as set forth in SEC Release No. 34-46649 published on October 17, 2002 in the Federal Register (Vol. 67, No. 201), including any subsequent amendment or successor thereto, in such form as such rules shall finally be adopted; provided, however, the parties acknowledge and agree that Zoran's obligations under Sections 6.13(a) through the first sentence of this Section 6.13(g) shall not be contingent upon the adoption of the proposed rule identified above."

        3.     Section 6.13(h) of the Agreement shall be deleted.

        4.     Section 6.13(i) of the Agreement shall be re-designated Section 6.13(h).

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        5.     Section 6.18 of the Agreement shall be amended to read in full as follows:

    "Section 6.18  Zoran Board of Directors. Zoran will use its best efforts, subject to the fiduciary duties of its Board of Directors, to cause David Rynne, Peter Simone and Young K. Sohn (the "Oak Board Designees") to be elected as members of the Zoran Board of Directors, effective as of the Effective Time."

        6.     Except as provided in this Amendment, the Agreement shall remain in full force and effect.

        7.     This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        IN WITNESS WHEREOF, Zoran, Sub and Oak have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OAK TECHNOLOGY, INC.		ZORAN CORPORATION
By:	/s/ DAVID J. POWER	By:	/s/ LEVY GERZBERG
Title:	Vice President, General Counsel and Secretary	Title:	President and Chief Executive Officer
ZINC ACQUISITION CORPORATION
		By:	/s/ LEVY GERZBERG
		Title:	President and Chief Executive Officer

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ANNEX B

VOTING AGREEMENT

(Zoran Stockholder)

        THIS VOTING AGREEMENT is made and entered into as of May 4, 2003 by and between Oak Technology, Inc., a Delaware corporation ("Oak"), and the undersigned stockholder (the "Stockholder") of Zoran Corporation, a Delaware corporation ("Zoran").

RECITALS

        A.    Concurrently with the execution of this Agreement, Zinc Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Zoran ("Sub"), and Oak have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), providing for the merger of Oak with and into Sub (the "Merger"), pursuant to which Oak will become a wholly-owned subsidiary of Zoran;

        B.    The Stockholder is the holder of record or beneficial owner of the number of shares of the outstanding Common Stock of Zoran indicated on the final page of this Agreement (the "Shares"); and

        C.    In consideration of and to induce the execution of the Reorganization Agreement by Oak, the Stockholder agrees not to sell or otherwise dispose of any shares of Zoran stock held by the Stockholder and to vote the Shares so as to facilitate consummation of the Merger, as more fully described below.

        NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

        1.    Agreement to Retain Shares.    The Stockholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares at any time prior to the Expiration Date, as defined herein. The "Expiration Date" shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement or (ii) the date on which the Reorganization Agreement shall be terminated pursuant to its terms.

        2.    Agreement to Vote Shares.    At any meeting of the Zoran stockholders called with respect to any of the following, and at any adjournment thereof, and with respect to any written consent solicited with respect to any of the following, the Stockholder agrees to vote the Shares: (i) in favor of approval of the issuance of shares of Zoran Common Stock pursuant to the Merger and any matter which would, or could reasonably be expected to, facilitate the Merger and (ii) against (A) approval of any proposal made in opposition to or in competition with consummation of the Merger and the Reorganization Agreement, (B) any merger, consolidation, sale of assets, reorganization or recapitalization involving Zoran (other than the Merger and related matters and other transactions specifically permitted by the Reorganization Agreement), (C) any liquidation, dissolution or winding up of Zoran and (D) any other matter which would, or could reasonably be expected to, prohibit, delay or discourage the Merger (each of the foregoing being referred to as an "Opposing Proposal"). The Stockholder, as the holder of voting stock of Zoran agrees to be present, in person or by proxy, at all meetings of stockholders of Zoran so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Stockholder only with respect to the specific matters set forth herein, and shall not prohibit the Stockholder from acting in accordance with his fiduciary duties as an officer or director of Zoran.

        3.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Oak a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable to the extent provided therein; provided that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms.

        4.    Additional Purchases.    For purposes of this Agreement, the term "Shares" shall include any shares of Zoran capital stock which the Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date.

        5.    Representations, Warranties and Covenants of the Stockholder.    The Stockholder hereby represents, warrants and covenants to Oak as follows:

          5.1    Ownership of Shares.    Except as specifically described on Annex B to this Agreement, the Stockholder (i) is the holder and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of Zoran other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.

          5.2    Validity; No Conflict.    This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity. Neither the execution of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Stockholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Stockholder.

          5.3    No Voting Trusts or Agreements.    Between the date of this Agreement and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder's control to, deposit any shares of Zoran capital stock held by the Stockholder or such entity in a voting trust or subject any shares of Zoran capital stock held by the Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with Oak, unless the trustee of such trust agrees in writing to be bound by the terms of this Agreement.

          5.4    No Proxy Solicitations.    Between the date hereof and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder's control to, (a) solicit proxies or become a participant in a "solicitation" (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Reorganization Agreement, (b) initiate a stockholders' vote or action by written consent of Zoran stockholders with respect to an Opposing Proposal or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Zoran with respect to an Opposing Proposal.

        6.    Representations, Warranties and Covenants of Oak.    Oak represents, warrants and covenants to the Stockholder as follows:

          6.1    Due Authorization.    This Agreement has been authorized by all necessary corporate action on the part of Oak and has been duly executed by a duly authorized officer of Oak.

          6.2    Validity; No Conflict.    This Agreement constitutes the legal, valid and binding obligation of Oak, enforceable against Oak in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity. Neither the execution of this Agreement by Oak nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Oak is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Oak.

        7.    Additional Documents.    The Stockholder and Oak hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Oak's legal counsel or the Stockholder, as the case may be, to carry out the intent of this Agreement.

        8.    Consent and Waiver.    The Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any other rights the Stockholder may have.

        9.    Miscellaneous.

          9.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.2    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

          9.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          9.4    Specific Performance: Injunctive Relief.    The parties hereto acknowledge that Oak will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Oak upon such violation, Oak shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

          9.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service or by confirmed telecopy to the respective parties as follows:

If to Oak:	Oak Technology, Inc. 1390 Kifer Road Sunnyvale, CA 94086 Attn: Chief Executive Officer Telephone: (408) 523-6500 Fax: (408) 774-5337
With a copy to:	Wildman, Harrold, Allen & Dixon 225 West Wacker Drive Chicago, IL 60606-1224 Attn: John L. Eisel, Esq. Telephone: (312) 201-2613 Fax: (312) 201-2555
If to Stockholder:	To the address for notice set forth on the last page hereof

With a copy to:	Zoran Corporation 3112 Scott Boulevard Santa Clara, CA 95054 Attn: Chief Executive Officer Telephone: (408) 919-4111 Fax: (408) 919-4122
With a copy to:	Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301-1833 Attn: Dennis C. Sullivan, Esq. Telephone: (650) 833-2243 Fax: (650) 833-2001

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          9.6    Governing Law.    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

          9.7    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          9.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.9    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          9.10    Termination.    Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Stockholder under either of them, shall automatically terminate as of the Expiration Date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

OAK TECHNOLOGY, INC.
By:
Title:
STOCKHOLDER
(Signature)
(Printed Name)
Address:

Shares Beneficially Owned:

[Signature Page to Zoran Voting Agreement]

ANNEX A

IRREVOCABLE PROXY

        The undersigned stockholder of Zoran Corporation, a Delaware corporation ("Zoran"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Oak Technology, Inc., a Delaware corporation ("Oak"), and each of them (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Zoran beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows:

          The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Zoran stockholders, and in every written consent in lieu of such a meeting, or otherwise,

          1.     In favor of (i) approval of the Merger (as defined in the Voting Agreement dated as of May 4, 2003 between the Stockholder and Oak (the "Voting Agreement")) and that certain Agreement and Plan of Reorganization dated as of May 4, 2003 by and among Zoran, Oak and Zinc Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Zoran (the "Reorganization Agreement"), and (ii) any matter that could reasonably be expected to facilitate the Merger, and

          2.     Against (i) approval of any proposal made in opposition to or in competition with consummation of the Merger and the Reorganization Agreement, (ii) any merger, consolidation, sale of assets, reorganization or recapitalization involving Zoran (other than the Merger and related matters), (iii) any liquidation, dissolution or winding up of Zoran and (iv) any other matter which would, or could reasonably be expected to, prohibit, delay or discourage the Merger.

        The Proxyholders may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all such other matters.

        The proxy granted by the stockholder to the Proxyholders hereby is granted as of the date of this Agreement in order to secure the obligations of the stockholder set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Zoran to be purchased and sold pursuant to the Reorganization Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.

        Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Zoran and with any Inspector of Elections at any meeting of the stockholders of Zoran.

        This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated: May 4, 2003	STOCKHOLDER
(Signature)
(Printed Name)
Shares Beneficially Owned:

ANNEX C

VOTING AGREEMENT

(Oak Stockholder)

        THIS VOTING AGREEMENT is made and entered into as of May 4, 2003 by and between Zoran Corporation, a Delaware corporation ("Zoran"), and the undersigned stockholder (the "Stockholder") of Oak Technology, Inc., a Delaware corporation ("Oak").

RECITALS

        A.    Concurrently with the execution of this Agreement, Zinc Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Zoran ("Sub"), and Oak have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), providing for the merger of Oak with and into Sub (the "Merger"), pursuant to which Oak will become a wholly-owned subsidiary of Zoran;

        B.    The Stockholder is the holder of record or beneficial owner of the number of shares of the outstanding Common Stock of Oak indicated on the final page of this Agreement (the "Shares");

        C.    In connection with the Merger, Zoran will acquire the Stockholder's entire equity interest in Oak and the Stockholder will receive in exchange an equity interest in Zoran and a cash payment; and

        D.    In consideration of and to induce the execution of the Reorganization Agreement by Zoran, the Stockholder agrees not to sell or otherwise dispose of any shares of Oak stock held by the Stockholder and to vote the Shares so as to facilitate consummation of the Merger, as more fully described below.

        NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

        1.    Agreement to Retain Shares.    The Stockholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares at any time prior to the Expiration Date, as defined herein. The "Expiration Date" shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement or (ii) the date on which the Reorganization Agreement shall be terminated pursuant to its terms.

        2.    Agreement to Vote Shares.    At any meeting of the Oak stockholders called with respect to any of the following, and at any adjournment thereof, and with respect to any written consent solicited with respect to any of the following, the Stockholder agrees to vote the Shares: (i) in favor of approval of the Reorganization Agreement and the Merger and any matter which would, or could reasonably be expected to, facilitate the Merger and (ii) against (A) approval of any proposal made in opposition to or in competition with consummation of the Merger and the Reorganization Agreement, (B) any merger, consolidation, sale of assets, reorganization or recapitalization involving Oak (other than the Merger and related matters), (C) any liquidation, dissolution or winding up of Oak and (D) any other matter which would, or could reasonably be expected to, prohibit, delay or discourage the Merger (each of the foregoing being referred to as an "Opposing Proposal"). The Stockholder, as the holder of voting stock of Oak agrees to be present, in person or by proxy, at all meetings of stockholders of Oak so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Stockholder only with respect to the specific matters set forth herein, and shall not prohibit the Stockholder from acting in accordance with his fiduciary duties as an officer or director of Oak.

        3.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Zoran a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable to the extent provided therein; provided that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms.

        4.    Additional Purchases.    For purposes of this Agreement, the term "Shares" shall include any shares of Oak capital stock which the Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date.

        5.    Representations, Warranties and Covenants of the Stockholder.    The Stockholder hereby represents, warrants and covenants to Zoran as follows:

          5.1    Ownership of Shares.    Except as specifically described on Annex B to this Agreement, the Stockholder (i) is the holder and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of Oak other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.

          5.2    Validity; No Conflict.    This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity. Neither the execution of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Stockholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Stockholder.

          5.3    No Voting Trusts or Agreements.    Between the date of this Agreement and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder's control to, deposit any shares of Oak capital stock held by the Stockholder or such entity in a voting trust or subject any shares of Oak capital stock held by the Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with Zoran, unless the trustee of such trust agrees in writing to be bound by the terms of this Agreement.

          5.4    No Proxy Solicitations.    Between the date hereof and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder's control to, (a) solicit proxies or become a participant in a "solicitation" (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Reorganization Agreement, (b) initiate a stockholders' vote or action by written consent of Oak stockholders with respect to an Opposing Proposal or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Oak with respect to an Opposing Proposal.

        6.    Representations, Warranties and Covenants of Zoran.    Zoran represents, warrants and covenants to the Stockholder as follows:

          6.1    Due Authorization.    This Agreement has been authorized by all necessary corporate action on the part of Zoran and has been duly executed by a duly authorized officer of Zoran.

          6.2    Validity; No Conflict.    This Agreement constitutes the legal, valid and binding obligation of Zoran, enforceable against Zoran in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity. Neither the execution of this Agreement by Zoran nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Zoran is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Zoran.

        7.    Additional Documents.    The Stockholder and Zoran hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Zoran's legal counsel or the Stockholder, as the case may be, to carry out the intent of this Agreement.

        8.    Consent and Waiver.    The Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any other rights the Stockholder may have.

        9.    Miscellaneous.

          9.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.2    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

          9.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          9.4    Specific Performance: Injunctive Relief.    The parties hereto acknowledge that Zoran will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Zoran upon such violation, Zoran shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

          9.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service or by confirmed telecopy to the respective parties as follows:

If to Zoran:	Zoran Corporation 3112 Scott Boulevard Santa Clara, CA 95054 Attn: Chief Executive Officer Telephone: (408) 919-4111 Fax: (408) 919-4122
With a copy to:	Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301-1833 Attn: Dennis C. Sullivan, Esq. Telephone: (650) 833-2243 Fax: (650) 833-2001

If to Stockholder:	To the address for notice set forth on the last page hereof
With a copy to:	Oak Technology, Inc. 1390 Kifer Road Sunnyvale, CA 94086 Attn: Chief Executive Officer Telephone: (408) 523-6500 Fax: (408) 774-5337
With a copy to:	Wildman, Harrold, Allen & Dixon 225 West Wacker Drive Chicago, IL 60606-1224 Attn: John L. Eisel, Esq. Telephone: (312) 201-2613 Fax: (312) 201-2555

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          9.6    Governing Law.    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

          9.7    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          9.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.9    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          9.10    Termination.    Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Stockholder under either of them, shall automatically terminate as of the Expiration Date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

ZORAN CORPORATION
By:
Title:
STOCKHOLDER
(Signature)
(Printed Name)
Address:

Shares Beneficially Owned:

[Signature Page to Oak Voting Agreement]

ANNEX A

IRREVOCABLE PROXY

        The undersigned stockholder of Oak Technology, Inc., a Delaware corporation ("Oak"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Zoran Corporation, a Delaware corporation ("Zoran"), and each of them (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Oak beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows:

          The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Oak stockholders, and in every written consent in lieu of such a meeting, or otherwise,

          1.     In favor of (i) approval of the Merger (as defined in the Voting Agreement dated as of May 4, 2003 between the Stockholder and Zoran (the "Voting Agreement")) and that certain Agreement and Plan of Reorganization dated as of May 4, 2003 by and among Zoran, Oak and Zinc Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Zoran (the "Reorganization Agreement"), and (ii) any matter that could reasonably be expected to facilitate the Merger, and

          2.     Against (i) approval of any proposal made in opposition to or in competition with consummation of the Merger and the Reorganization Agreement, (ii) any merger, consolidation, sale of assets, reorganization or recapitalization involving Oak (other than the Merger and related matters), (iii) any liquidation, dissolution or winding up of Oak and (iv) any other matter which would, or could reasonably be expected to, prohibit, delay or discourage the Merger.

        The Proxyholders may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all such other matters.

        The proxy granted by the stockholder to the Proxyholders hereby is granted as of the date of this Agreement in order to secure the obligations of the stockholder set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Oak to be purchased and sold pursuant to the Reorganization Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.

        Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Oak and with any Inspector of Elections at any meeting of the stockholders of Oak.

        This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated: May 4, 2003	STOCKHOLDER
(Signature)
(Printed Name)
Shares Beneficially Owned:

ANNEX D

May 4, 2003

Board of Directors
Zoran Corporation
3112 Scott Boulevard
Santa Clara, CA 95054

Members of the Board of Directors:

        Oak Technology, Inc. (the "Company"), Zoran Corporation (the "Acquiror") and Zinc Acquisition Corporation, a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into the Agreement and Plan of Reorganization, dated as of May 4, 2003, among the Acquiror, Acquisition Sub and the Company (the "Agreement"), pursuant to which the Company will be merged with and into the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.001 per share (the "Company Shares"), will be converted into the right to receive the following: (i) 0.2323 of a share of common stock, par value $0.001 per share (the "Acquiror Shares"), of Acquiror (the "Per Share Stock Consideration"); and (ii) cash in an amount equal to $1.78 (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Merger Consideration").

        You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the Acquiror.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2)
  Reviewed certain information, including publicly available financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us or discussed with us by the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Acquiror;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Merger;

  (9)
  Reviewed a draft dated May 4, 2003 of the Agreement; and

D-1

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the publicly available financial forecast information discussed with us by the Company and the Acquiror, the managements of the Company and the Acquiror have advised us, and we have assumed, that such financial forecast information represent reasonable estimates and judgments as to the future financial performance of the Company and the Acquiror, respectively. With respect to the Expected Synergies furnished to and discussed with us by the Acquiror, management of the Acquiror has advised us, and we have assumed, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's management as to the Expected Synergies. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the Acquiror.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

D-2

ANNEX E

                      May 4, 2003

Board of Directors
Oak Technology, Inc.
1390 Kifer Road
Sunnyvale, CA 94086

Members of the Board:

We understand that Oak Technology, Inc. ("Oak" or the "Company"), Zoran Corporation ("Zoran") and Zinc Acquisition Corporation, a wholly-owned subsidiary of Zoran ("Sub"), propose to enter into an Agreement and Plan of Reorganization, substantially in the form of the draft dated May 4, 2003 (the "Agreement"), which provides, among other things, for the merger of Oak with and into Sub (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, par value $0.001 (the "Oak Common Stock"), of Oak, other than shares held in treasury or held by Zoran, Sub or any other affiliate of Zoran, shall be converted into the right to receive 0.2323 shares of common stock, par value $0.001 per share (the "Zoran Common Stock"), of Zoran and cash in an amount equal to $1.78 (collectively, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Oak Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other information of Oak and Zoran, respectively;

  (ii)
  reviewed certain internal financial statements and other financial and operating data concerning Oak and Zoran, prepared by the managements of Oak and Zoran, respectively;

  (iii)
  reviewed certain financial projections for Oak and Zoran, prepared by the managements of Oak and Zoran, respectively;

  (iv)
  discussed certain strategic, financial and operational benefits anticipated from the Merger with the managements of Oak and Zoran and reviewed estimates of such benefits prepared by the managements of Oak and Zoran;

  (v)
  reviewed the pro forma impact of the Merger on the earnings per share and certain other financial metrics of Zoran;

  (vi)
  reviewed information relating to the relative financial contributions of Oak and Zoran to the combined company as a result of the Merger;

  (vii)
  discussed the past and current operations and financial condition and the prospects of Oak and Zoran with senior executives of Oak and Zoran, respectively;

  (viii)
  reviewed the reported prices and trading activity for Oak Common Stock and Zoran Common Stock;

  (ix)
  compared the financial performance of Oak and Zoran and the prices and trading activity of the Oak Common Stock and Zoran Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (x)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (xi)
  participated in discussions and negotiations among representatives of Oak, Zoran and their financial and legal advisors;

  (xii)
  reviewed the draft Agreement dated May 4, 2003, and certain related documents; and

  (xiii)
  performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and information relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Oak and Zoran, respectively. We relied upon the assessment by the management of Oak and Zoran of their ability to retain key employees. We have also relied upon, without independent verification, the assessment by the managements of Oak and Zoran of Oak's and Zoran's technologies and products, the timing and risks associated with the integration of Oak and Zoran and the validity of, and risks associated with, Oak and Zoran's existing and future products and technologies.

We have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Oak and Zoran, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of Oak in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley is a full services securities firm engaged in securities trading, investment management and brokerage activities. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of Oak or Zoran for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Oak and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing made by Oak in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Oak Common Stock or the Zoran Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Oak or Zoran should vote at the stockholders' meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Oak Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ NICHOLAS DEJ. OSBORNE Nicholas DeJ. Osborne Managing Director

ANNEX F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262. APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if

F-2

  such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take

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into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

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ANNEX G

ZORAN CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

        I.    Purpose

        This Charter specifies the scope of the responsibilities of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Zoran Corporation (the "Company") and the manner in which those responsibilities shall be performed, including the Committee structure, processes and membership requirements.

        The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company's compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement, of the Company's independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission. Consistent with these functions, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's financial policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  •
  Retain the Company's independent auditor, evaluate their independence, qualifications and performance, and approve the terms of engagement for audit service and non-audit services.

  •
  Review with management and the Company's independent auditor, as appropriate, the Company's financial reports and other financial information provided by the Company to any governmental body or the public, and the Company's compliance with legal and regulatory requirements.

  •
  Regularly communicate with the independent auditor and financial and senior management and regularly report to the Board.

  •
  Establish and observe complaint procedures regarding financial reporting, accounting, practices, internal auditing controls and auditing matters.

  •
  Prepare any reports required by the Securities and Exchange Commission.

        The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations, and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

        II.    Organization and Membership Requirements

        The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of Nasdaq. In addition, the Committee shall not include any member who:

  •
  accepts any consulting, advisory, or other compensatory fee from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board, or

  •
  is an affiliated person of the Company or any subsidiary of the Company.

        Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated. Such experience may include being, or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities. At least one member shall be a financial expert as determined in accordance with the rules and regulations of the Securities and Exchange Commission.

        The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman of the Committee is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

        III.    Meetings

        The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet with management, and the independent auditor in separate executive sessions as appropriate, but at least quarterly. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company's financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

        IV.    Committee Authority and Responsibilities

          A.    Oversight of the Company's Independent Auditor

          The Committee shall be directly and solely responsible for the engagement of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work and shall be directly involved in the oversight of such engagement. Each independent auditor shall report directly to the Committee. The Committee shall:

  1.
  Obtain periodically from the independent auditor a formal written statement of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, in particular, describing all relationships between the auditor and the Company, and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence.

  2.
  Obtain and review annually a report from the independent auditor describing (i) the auditor's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

  3.
  Evaluate annually the qualifications, performance and independence of the independent auditor, including whether the independent auditor's quality-control procedures are adequate, the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company's internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

  4.
  Assure the rotation, as required by law, of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

  5.
  Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may form and delegate to subcommittees of one or more members the authority to grant preapprovals for audit and permitted non-audit services; provided further that the decisions of such subcommittees to grant any such preapprovals shall be presented to the Audit Committee at its next scheduled meeting.

  6.
  Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

  7.
  Approve as necessary the termination of the engagement of the independent auditor and the selection of a replacement independent auditor.

  8.
  Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

  9.
  Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were "passed" (as immaterial or otherwise) any communications between the audit team and the auditor's national office respecting auditing or accounting issues presented by the engagement and any "management" or "internal control" letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company.

  10.
  Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

          B.    Review of Financial Reporting, Policies and Processes

          To fulfill its responsibilities and duties the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

  1.
  Review and discuss with management and the independent auditor the Company's annual audited financial statements, any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

  2.
  Review and discuss with management and the independent auditor the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in connection with the Company's annual report on Form 10-K.

  3.
  Review and discuss with management and the independent auditor the Company's quarterly financial statements and the Company's disclosure under "Management's Discussion and Analysis of Results of Operation".

  4.
  Review and discuss press releases regarding the Company's financial results and other information provided to securities analysts and rating agencies, including any "pro forma" or adjusted financial information.

  5.
  At least quarterly, meet separately with management and with the independent auditor.

  6.
  Review with management and the independent auditor any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  7.
  Review annually with management its assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting ("Internal Controls"), and review annually with the independent auditor the attestation to and report on, the assessment made by management, and consider whether any changes to the Internal Controls are appropriate in light of management's assessment or the independent auditor's report.

  8.
  Review quarterly with management its evaluation of the Company's procedures and controls ("Disclosure Controls") designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the Securities and Exchange Commission for the filing of such reports, and consider whether any changes are appropriate in light of management's evaluation of the effectiveness of such Disclosure Controls.

  9.
  Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company's financial results and operations, as well as the disclosure regarding such transactions and structures in the Company's public filings.

  10.
  Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

  11.
  Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

  12.
  Review analyses prepared by management and/or the independent or internal auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements including the effects of alternative GAAP methods on the financial statements.

          C.    Risk Management, Related Party Transactions, Legal Compliance and Ethics

          To further fulfill its responsibilities and duties, the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

  1.
  Review with the Chief Executive Officer and Chief Financial Officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls which could adversely affect the Company's ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls.

  2.
  Consider and approve related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

  3.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

  4.
  Adopt a Code of Ethics for senior financial officers and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Review conduct alleged to be in violation of such Code of Ethics and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. Take such actions, including review of conduct alleged to be in violation of the Company's Code of Business Conduct and Ethics, and adoption of remedial, disciplinary, or other measures with regard to such actions, as may be necessary or appropriate under the Code of Business Conduct and Ethics.

  5.
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company's financial statements or accounting policies.

  6.
  Review management's monitoring of compliance with the Foreign Corrupt Practices Act.

  7.
  Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  8.
  Prepare the Committee's report required by the rules of the Securities Exchange Commission to be included in the Company's annual proxy statement.

  9.
  Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

  10.
  Regularly report to the Board on the Committee's activities, recommendations and conclusions.

  11.
  Review and reassess the Charter's adequacy as appropriate.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that Zoran may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Zoran) by reason of the fact that the person is or was a director, officer, agent or employee of Zoran or is or was serving at Zoran's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Zoran, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Zoran as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Zoran, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, any avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

        Zoran's restated certificate of incorporation includes a provision that eliminates the personal liability of its directors, to the fullest extent permitted by Delaware law, for monetary damages for breach of a fiduciary duty as a director. This provision is permitted under Delaware law:

  •
  for any breach of the director's duty of loyalty to Zoran or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

  •
  for any transaction from which the director derived an improper personal benefit.

        Zoran's bylaws provide that:

  •
  it must indemnify directors to the fullest extent permitted by Delaware law;

  •
  it may indemnify its officers, employees and agents to the same extent that it indemnifies directors; and

  •
  it must advance expenses, as incurred, to directors in connection with a legal proceeding to the fullest extent permitted by Delaware law.

        The indemnification provisions contained in Zoran's restated certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Zoran maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

        Zoran has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the bylaws. These agreements, among other things, provide for indemnification of directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at Zoran's request. Zoran believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number		Exhibit Title
2.1	(12)	Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Registrant, Zinc Acquisition Corporation and Oak Technology, Inc., and amendment thereto (attached as Annex A to the proxy statement/prospectus).
3.1	(1)	Form of Restated Certificate of Incorporation of the Registrant.
3.2	(2)	Amended and Restated Bylaws of the Registrant.
4.1	(3)	Amended and Restated Stock Rights Agreement dated July 30, 1993 among the Registrant and certain of its stockholders.
*8.1		Tax Opinion of Gary Cary Ware & Freidenrich LLP
*8.2		Tax Opinion of Wildman, Harrold, Allen & Dixon
**10.1	(4)	1993 Stock Option Plan, as amended.
**10.2	(4)	1995 Outside Directors Stock Option Plan.
**10.3	(4)	Amended and Restated 1995 Employee Stock Purchase Plan.
**10.4	(3)	Form of Indemnity Agreement for officers and directors.
10.7	(3)	Letter Agreement dated December 16, 1991 between the Registrant and Dolby Laboratories Licensing Corporation, as amended.
10.11	(3)	Lease Agreement dated October 1, 1992 between the Registrant's subsidiary, Zoran Microelectronics Ltd. ("ZML"), and Matam-Haifa Scientific Industries Center Ltd. ("Matam").
†10.12	(3)	License Agreement for ZR33891 Digital Filter Processor dated June 8, 1995 between the Registrant and Atmel Corporation ("Atmel").
†10.13	(3)	License Agreement for ZR34325 Vector Signal Processor dated June 8, 1995 between the Registrant and Atmel.
†10.14	(3)	Cooperation and Project Funding Agreement dated June 16, 1991 between ZML and the Israel-United States Binational Industrial Research and Development Foundation ("BIRDF").

†10.15	(3)	Cooperation and Project Funding Agreement dated June 9, 1992 between ZML and BIRDF.
10.16	(3)
		Note of Approval No. 17391 dated September 5, 1994 issued to ZML by the Office of Chief Scientist, Head of the Industrial Research and Development Administration of the Israeli Ministry of Industry and Trade (the "Chief Scientist"), together with ZML's Letter of Undertaking dated September 4, 1994.
10.17	(3)	Note of Approval No. 17337 dated September 5, 1994 issued to ZML by the Chief Scientist, together with ZML's Letter of Undertaking dated September 4, 1994.
10.18	(3)	Loan Agreements dated July 25, 1995, August 1, 1995, August 15, 1995, August 31, 1995 and November 1, 1995 between ZML and the Israel Discount Bank.
10.29	(5)	Summary of Discussion dated April 23, 1996 between ZML and Matam regarding Lease Agreement dated October 1, 1992 between ZML and Matam.
10.30	(6)	Memorandum of Understanding Dated April 23, 1996 between ZML and IBM Israel Ltd. regarding Lease Agreement dated October 1, 1992 between ZML and Matam.
10.33	(7)	Sub-Sublease dated April 1, 1997 between the Registrant and Integrated Silicon Solutions, Inc.
10.35	(8)	Agreement for Purchase and Sale of Assets between the Registrant and MGI Software Corp. dated June 15, 1999.
10.36	(9)	Unprotected Tenancy Agreement dated September 16, 1997 between ZML and Matam, together with Appendix Addendum to Unprotected Tenancy Agreement of 16.9.97.
10.37	(1)	Addendum to sub-sublease dated April 1, 1997 between the Registrant Integrated Silicon Solution, Inc.
**10.38	(10)	Form of Amendment of Nonstatutory Stock Option Agreement for Outside Directors.
**10.39	(11)	2000 Nonstatutory Stock Option Plan.
**10.40	(11)	Executive Retention and Severance Plan.
10.41		Employment Agreement, dated as of May 4, 2003, by and between Registrant and Young K. Sohn.
21.1	(11)	List of subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP for Registrant.
23.2		Consent of PricewaterhouseCoopers LLP for Oak Technology, Inc.
23.3		Consent of KPMG LLP for Oak Technology, Inc.
23.4		Consent of PricewaterhouseCoopers LLP for TeraLogic, Inc.
*23.5		Consent of Gray Cary Ware & Freidenrich LLP (included in 8.1)
*23.6		Consent of Wildman, Harrold, Allen & Dixon (included in 8.2)
24.1		Powers of Attorney (see signature page)
*99.1		Form of Proxy Card of Zoran Corporation
*99.2		Form of Proxy Card of Oak Technology, Inc.

99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4	Consent of Morgan Stanley & Co. Incorporated
*99.5	Consent of David Rynne
*99.6	Consent of Peter Simone
*99.7	Consent of Young Sohn

*
To be filed by amendment.

**
Constitutes a management contract or compensatory plan required to be filed.

†
Confidential treatment has been granted as to a portion of this Exhibit.

(1)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 2000.

(2)
Incorporated by reference to Exhibit 3.3 to Registrant's Form 10-Q Quarterly Report for the quarter ended September 30, 1998.

(3)
Incorporated by reference to identically numbered exhibit to the 1995 Registration Statement.

(4)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2002.

(5)
Incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1996 (the "June 1996 Form 10-Q").

(6)
Incorporated by reference to Exhibit 10.2 to the June 1996 Form 10-Q.

(7)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1997.

(8)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1999.

(9)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 1999.

(10)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2001.

(11)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 2002.

(12)
Incorporated by reference to identically numbered exhibit to Registrant's Form 8-K Current Report filed on May 7, 2003.

ITEM 22.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   that every prospectus: (i) that is filed pursuant to paragraph (1)( a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effec tive amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (3)   to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (4)   to supply by means of a post-effec tive amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, California, on June 10, 2003.

ZORAN CORPORATION
By:	/s/ LEVY GERZBERG

Name:	Levy Gerzberg
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Levy Gerzberg and Karl Schneider, and each of them individually (with full power to each of them to act alone), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the SEC in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) thereto, and to file such registration statement and any and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of June 10, 2003.

Name	Title

/s/ LEVY GERZBERG Levy Gerzberg, Ph.D	President, Chief Executive Officer, Director
/s/ UZIA GALIL Uzia Galil	Chairman of the Board, Director
/s/ KARL SCHNEIDER Karl Schneider	Vice President of Finance and Chief Financial Officer
/s/ JAMES D. MEINDL James D. Meindl	Director
/s/ ARTHUR B. STABENOW Arthur B. Stabenow	Director
/s/ PHILIP M. YOUNG Philip M. Young	Director
/s/ JAMES B. OWENS, JR. James B. Owens, Jr.	Director

INDEX TO EXHIBITS

Exhibit Number		Exhibit Title
2.1	(12)	Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Registrant, Zinc Acquisition Corporation and Oak Technology, Inc., and amendment thereto (attached as Annex A to the proxy statement/prospectus).
3.1	(1)	Form of Restated Certificate of Incorporation of the Registrant.
3.2	(2)	Amended and Restated Bylaws of the Registrant.
4.1	(3)	Amended and Restated Stock Rights Agreement dated July 30, 1993 among the Registrant and certain of its stockholders.
*8.1		Tax Opinion of Gary Cary Ware & Freidenrich LLP
*8.2		Tax Opinion of Wildman, Harrold, Allen & Dixon
**10.1	(4)	1993 Stock Option Plan, as amended.
**10.2	(4)	1995 Outside Directors Stock Option Plan.
**10.3	(4)	Amended and Restated 1995 Employee Stock Purchase Plan.
**10.4	(3)	Form of Indemnity Agreement for officers and directors.
10.7	(3)	Letter Agreement dated December 16, 1991 between the Registrant and Dolby Laboratories Licensing Corporation, as amended.
10.11	(3)	Lease Agreement dated October 1, 1992 between the Registrant's subsidiary, Zoran Microelectronics Ltd. ("ZML"), and Matam-Haifa Scientific Industries Center Ltd. ("Matam").
†10.12	(3)	License Agreement for ZR33891 Digital Filter Processor dated June 8, 1995 between the Registrant and Atmel Corporation ("Atmel").
†10.13	(3)	License Agreement for ZR34325 Vector Signal Processor dated June 8, 1995 between the Registrant and Atmel.
†10.14	(3)	Cooperation and Project Funding Agreement dated June 16, 1991 between ZML and the Israel-United States Binational Industrial Research and Development Foundation ("BIRDF").
†10.15	(3)	Cooperation and Project Funding Agreement dated June 9, 1992 between ZML and BIRDF.
10.16	(3)
		Note of Approval No. 17391 dated September 5, 1994 issued to ZML by the Office of Chief Scientist, Head of the Industrial Research and Development Administration of the Israeli Ministry of Industry and Trade (the "Chief Scientist"), together with ZML's Letter of Undertaking dated September 4, 1994.
10.17	(3)	Note of Approval No. 17337 dated September 5, 1994 issued to ZML by the Chief Scientist, together with ZML's Letter of Undertaking dated September 4, 1994.
10.18	(3)	Loan Agreements dated July 25, 1995, August 1, 1995, August 15, 1995, August 31, 1995 and November 1, 1995 between ZML and the Israel Discount Bank.
10.29	(5)	Summary of Discussion dated April 23, 1996 between ZML and Matam regarding Lease Agreement dated October 1, 1992 between ZML and Matam.
10.30	(6)	Memorandum of Understanding Dated April 23, 1996 between ZML and IBM Israel Ltd. regarding Lease Agreement dated October 1, 1992 between ZML and Matam.

10.33	(7)	Sub-Sublease dated April 1, 1997 between the Registrant and Integrated Silicon Solutions, Inc.
10.35	(8)	Agreement for Purchase and Sale of Assets between the Registrant and MGI Software Corp. dated June 15, 1999.
10.36	(9)	Unprotected Tenancy Agreement dated September 16, 1997 between ZML and Matam, together with Appendix Addendum to Unprotected Tenancy Agreement of 16.9.97.
10.37	(1)	Addendum to sub-sublease dated April 1, 1997 between the Registrant Integrated Silicon Solution, Inc.
**10.38	(10)	Form of Amendment of Nonstatutory Stock Option Agreement for Outside Directors.
**10.39	(11)	2000 Nonstatutory Stock Option Plan.
**10.40	(11)	Executive Retention and Severance Plan.
10.41		Employment Agreement, dated as of May 4, 2003, by and between Registrant and Young K. Sohn.
21.1	(11)	List of subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP for Registrant.
23.2		Consent of PricewaterhouseCoopers LLP for Oak Technology, Inc.
23.3		Consent of KPMG LLP for Oak Technology, Inc.
23.4		Consent of PricewaterhouseCoopers LLP for TeraLogic, Inc.
*23.5		Consent of Gray Cary Ware & Freidenrich LLP (included in 8.1)
*23.6		Consent of Wildman, Harrold, Allen & Dixon (included in 8.2)
24.1		Powers of Attorney (see signature page)
*99.1		Form of Proxy Card of Zoran Corporation
*99.2		Form of Proxy Card of Oak Technology, Inc.
99.3		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4		Consent of Morgan Stanley & Co. Incorporated
*99.5		Consent of David Rynne
*99.6		Consent of Peter Simone
*99.7		Consent of Young Sohn

*
To be filed by amendment.

**
Constitutes a management contract or compensatory plan required to be filed.

†
Confidential treatment has been granted as to a portion of this Exhibit.

(1)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 2000.

(2)
Incorporated by reference to Exhibit 3.3 to Registrant's Form 10-Q Quarterly Report for the quarter ended September 30, 1998.

(3)
Incorporated by reference to identically numbered exhibit to the 1995 Registration Statement.

(4)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2002.

(5)
Incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1996 (the "June 1996 Form 10-Q").

(6)
Incorporated by reference to Exhibit 10.2 to the June 1996 Form 10-Q.

(7)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1997.

(8)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1999.

(9)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 1999.

(10)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2001.

(11)
Incorporated by reference to identically numbered exhibit to Registrant's Form 10-K Annual Report for the year ended December 31, 2002.

(12)
Incorporated by reference to identically numbered exhibit to Registrant's Form 8-K Current Report filed on May 7, 2003.

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QUESTIONS AND ANSWERS ABOUT THE ZORAN/OAK MERGER
WHO CAN HELP ANSWER YOUR QUESTIONS
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZORAN
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OAK
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF ZORAN AND OAK
COMPARATIVE PER SHARE DATA
MARKET PRICE DATA AND DIVIDEND INFORMATION
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE STOCKHOLDERS' MEETINGS
PROPOSAL 1 THE MERGER AND RELATED TRANSACTIONS
THE MERGER AGREEMENT AND RELATED AGREEMENTS
ZORAN BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZORAN
ZORAN MANAGEMENT
OAK BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OAK
Payment Obligations by Year (in thousands)
OAK MANAGEMENT
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY OAK MANAGEMENT
DESCRIPTION OF ZORAN CAPITAL STOCK
COMPARISON OF RIGHTS OF ZORAN STOCKHOLDERS AND OAK STOCKHOLDERS
PROPOSAL 2 ELECTION OF DIRECTORS OF ZORAN
PROPOSAL 3 APPROVAL OF AMENDMENT TO ZORAN'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 4 APPROVAL OF AMENDMENT TO ZORAN'S 1995 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR ZORAN CORPORATION
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY ZORAN MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ZORAN EXECUTIVE COMPENSATION
ZORAN EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE ZORAN COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE ZORAN AUDIT COMMITTEE
ZORAN STOCK PRICE PERFORMANCE
OTHER BUSINESS
EXPERTS
LEGAL MATTERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF ZORAN CORPORATION
ZORAN CORPORATION UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2003 (In Thousands)
ZORAN CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 (In Thousands Except Per Share Data)
ZORAN CORPORATION UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (In Thousands Except Per Share Data)
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF OAK TECHNOLOGY, INC. AND ITS SUBSIDIARIES
OAK TECHNOLOGY, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AT MARCH 31, 2003 (in thousands, except per share data)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 (in thousands, except per share data)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE TWELVE-MONTHS ENDED DECEMBER 31, 2002 (in thousands, except per share data)
OAK TECHNOLOGY, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
INDEPENDENT AUDITORS' REPORT
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share and share data)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data) (Unaudited)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)
OAK TECHNOLOGY, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
REPORT OF INDEPENDENT ACCOUNTANTS
TeraLogic, Inc. Consolidated Balance Sheets
TeraLogic, Inc. Consolidated Statements of Operations
TeraLogic, Inc. Consolidated Statements of Stockholders' Deficit Years Ended December 31, 2000 and 2001 and nine months ended September 30, 2002
TeraLogic, Inc. Consolidated Statements of Cash Flows
OAK TECHNOLOGY, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
OAK TECHNOLOGY, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT MARCH 31, 2003 (in thousands, except share and per share data)
OAK TECHNOLOGY, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2003 (in thousands, except per share amounts)
OAK TECHNOLOGY, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2002 (in thousands, except per share amounts)
OAK TECHNOLOGY, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONDENSED FINANCIAL STATEMENTS
  SCHEDULE II
OAK TECHNOLOGY, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS (In thousands)
  ANNEX A
TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF OAK
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ZORAN AND SUB
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
  ANNEX B
VOTING AGREEMENT (Zoran Stockholder)
ANNEX A IRREVOCABLE PROXY
  ANNEX C
VOTING AGREEMENT (Oak Stockholder)
ANNEX A IRREVOCABLE PROXY
  ANNEX D
  ANNEX E
  ANNEX F
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF DISSENTING STOCKHOLDERS
  ANNEX G
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS